As filed with the Securities and Exchange Commission on May 5, 2010

Registration No. 333-165891

Securities and Exchange Commission

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIVERSEY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2840	39-1877511
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8310 16th Street

Sturtevant, Wisconsin 53177-0902

(262) 631-4001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott D. Russell

Senior Vice President, General Counsel

and Secretary

Diversey, Inc.

8310 16th Street, P.O. Box 902

Sturtevant, Wisconsin 53177-0902

(262) 631-4001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Elizabeth C. Kitslaar

Edward B. Winslow

Jones Day

77 West Wacker Drive

Chicago, Illinois 60601

(312) 782-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
8.25% Senior Notes due 2019	$400,000,000	100%	$400,000,000	$28,520 (5)
Guarantees of 8.25% Senior Notes due 2019 (3)	—	—	—	— (4)
Total	$400,000,000	100%	$400,000,000	$28,520 (5)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act.
(2)	The registration fee has been calculated in accordance with Rule 457(f)(2) under the Securities Act.
(3)	See the following page for a table of guarantor registrants.
(4)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

Exact name of guarantor as specified in its charter*	State or other jurisdiction of formation	I.R.S. employer identification number
Auto-C, LLC	Delaware	75-3046725
Integrated Sanitation Management, Inc.	Delaware	39-1607363
JDI CEE Holdings, Inc.	Delaware	30-0094481
Diversey Puerto Rico, Inc.	Delaware	03-0390197
Diversey Shareholdings, Inc.	Delaware	03-0390181
Diversey USA Shareholdings, Inc.	Delaware	03-0390190
Professional Shareholdings, Inc.	Delaware	39-1894355
The Butcher Company	Delaware	04-3528500
JDI Holdings, Inc.	Nevada	20-0581978
DuBois International, Inc.	Ohio	31-1220726
JD Polymer, LLC	Wisconsin	39-1953888
JWP Investments, Inc.	Nevada	88-0470726

*	The address for each of the additional registrants is c/o Diversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902, telephone: (262) 631-4001. The name and address, including zip code, of the agent for service for each additional registrant is Scott D. Russell, Senior Vice President, General Counsel and Corporate Secretary, Diversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902, telephone: (262) 631-4001.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 5, 2010.

PROSPECTUS

Diversey, Inc.
Offer to Exchange $400,000,000 Outstanding 8.25% Senior Notes due 2019 for $400,000,000 Registered 8.25% Senior Notes due 2019

The new notes:

•

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act of 1933, or the Securities Act, and will not be subject to restrictions on transfer or provisions relating to additional interest. The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

An investment in the new notes involves risks. You should carefully review the risk factors beginning on page 17 of this prospectus.

The exchange offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2010, unless extended.

•	No public market currently exists for the old notes or the new notes.

•	Each broker-dealer that receives new notes in the exchange offer acknowledges that it will deliver a prospectus in connection with any resale of such new notes.

•

Each broker-dealer that acquired old notes as a result of market-making activities or other trading activities may use this prospectus, as supplemented or amended, in connection with resales of the new notes.

The guarantees:

•

The new notes will be guaranteed, on an unsecured senior basis, by each of our direct and indirect domestic subsidiaries that guarantee payment by us of any indebtedness under our new senior secured credit facilities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2010.

We have not authorized anyone to give you any information or to make any representations about the exchange offer we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representation about this matter that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In determining whether to participate in the exchange offer, investors must rely on their own examination of the issuer and the terms of the new notes and the exchange offer, including the merits and risks involved. The securities offered by this prospectus have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

You may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in

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this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Diversey, Inc.

8310 16th Street

P.O. Box 902

Sturtevant, Wisconsin 53177-0902

Attention: General Counsel

Telephone: (262) 631-4001

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                     , 2010.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data and forecasts based on market research, consultant surveys, publicly available information, industry publications, analyst reports and surveys and our own estimates based on our management’s knowledge of and experience in the markets and industry in which we operate. We believe these estimates are reasonable as of the date of this prospectus. However, we have not independently verified any of the data from third-party sources and have not ascertained the underlying economic assumptions relied upon therein. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

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CERTAIN TERMS USED IN THIS PROSPECTUS

In this prospectus, unless otherwise indicated or the context otherwise requires:

•	“Diversey,” “our company,” “we,” “our” and “us” refer to Diversey, Inc. (formerly JohnsonDiversey, Inc.) and its consolidated subsidiaries.

•	“Holdings” refers to Diversey Holdings, Inc. (formerly JohnsonDiversey Holdings, Inc.), our parent company.

•	“CMH” refers to Commercial Markets Holdco, Inc.

•	“SCJ” refers to S.C. Johnson & Son, Inc.

•	“SNW” refers to SNW Co., Inc., a wholly-owned subsidiary of SCJ.

•	“CD&R” refers to Clayton, Dubilier & Rice, Inc., or any successor to its investment management business.

•	“CD&R Investor” refers to CDR Jaguar Investor Company, LLC, a Delaware limited liability company organized by Clayton, Dubilier & Rice Fund VIII, L.P., a private investment fund managed by CD&R.

•

“CD&R Investor Parties” refers to CD&R Investor and CDR F&F Jaguar Investor, LLC, a Delaware limited liability company organized by CD&R Friends & Family Fund VIII, L.P., a private investment fund managed by CD&R.

•	“Unilever” refers to Unilever PLC, Unilever N.V. and their subsidiaries.

•	“Marga” refers to Marga B.V., a wholly-owned subsidiary of Unilever.

•	“Conopco” refers to Conopco, Inc., a wholly-owned subsidiary of Unilever.

•

The “old notes” refers to Diversey’s currently outstanding 8.25% senior notes due 2019. The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S and, accordingly, was exempt from registration under the Securities Act.

•

The “new notes” refers to Diversey’s new 8.25% senior notes due 2019 offered in the exchange offer. The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to restrictions on transfer or provisions relating to additional interest.

•	The “notes” refers collectively to the old notes and the new notes.

•

“initial purchasers” refers to Goldman, Sachs & Co., Citigroup Global Markets Inc., Barclays Capital Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Natixis Bleichroeder LLC, Rabo Securities USA, Inc., RBC Capital Markets Corporation and Scotia Capital (USA) Inc., collectively.

•	The “Transactions” refers to the transactions described in the section “Business—History and Recent Transactions.”

Beginning with fiscal year 2008, we changed our fiscal year end date from the Friday nearest December 31 to December 31. Our fiscal year 2008 commenced on December 29, 2007 and ended on December 31, 2008. References to a particular fiscal year prior to fiscal year 2008 are to the fiscal year ending on the Friday closest to December 31 of that year. For example, our fiscal year 2007 commenced on December 30, 2006 and ended on December 28, 2007.

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SUMMARY

This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Diversey, Inc.

We are a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and hand care. In addition, we offer a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management. We serve institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

We believe that our company is differentiated by our dosing, dispensing and concentrating formulas, as well as a global footprint that reaches a diverse customer base. Working in a highly fragmented industry, we have a balance of direct selling capabilities as well as a global and regional distribution network that we believe reaches thousands of end-use customers. We have invested in research that helps us understand our markets, which we believe positions us as an innovator and strong collaborative partner while also deepening our customer relationships and driving growth.

The global sustainability movement is expected to be a long-term driver of growth in our industry, as customers seek products and expertise that reduce their environmental profile while also providing clean, hygienic facilities that reduce the risk of human and food-borne infection. Consistent with this movement, our purpose, which reflects our long-held values, is to protect lives, preserve the earth and transform our industry.

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related solutions is approximately $40 billion, of which we had an approximate 8% share based on 2009 net sales. We have geographically diversified sales and we believe that we hold the #1 or #2 market position in each of the three key geographic regions that we serve. For the year ended December 31, 2009, we had net sales of $3.1 billion, EBITDA of $312.2 million and Credit Agreement EBITDA of $403.2. See footnote (2) under “—Summary Historical and Pro Forma Condensed Consolidated Financial Data” for definitions of EBITDA and Credit Agreement EBITDA, as well as reconciliations of EBITDA and Credit Agreement EBITDA to the most comparable U.S. Generally Accepted Accounting Principles, or U.S. GAAP, measure.

Our business was formed as a result of the 2002 acquisition by S.C. Johnson Commercial Markets, Inc., formerly SCJ’s commercial markets division, of DiverseyLever, formerly Unilever’s industrial cleaning and sanitation business. We are headquartered in Sturtevant, Wisconsin and had approximately 10,400 employees as of March 5, 2010. In connection with the Transactions, on March 1, 2010, we changed our name to “Diversey, Inc.”

The following table summarizes our operations in the three key geographic regions that we serve. Approximately 83% of our net sales for the year ended December 31, 2009 were generated outside the United States.

	Europe	The Americas	Asia Pacific
Description	Consists of 30 operating units across all of Eastern and Western Europe, the Middle East and Africa	Consists of 17 operating units in the United States, Canada, Central and South America and the Caribbean	Consists of 13 operating units, including Japan, China, Australia, New Zealand, India and the countries comprising the ASEAN region
FY 2009 Net Sales	$1.670 billion	$888.5 million	$542.2 million
Percentage of FY 2009 Consolidated Net Sales	53.7%	28.5%	17.4%

Our Industry and Competition

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related services had industry-wide sales of approximately $40 billion in 2009. The market is highly diversified across geographic regions, products and services, end markets and customers. We believe the industry has demonstrated stable growth trends over time due to its broad end-market diversification, the consumable and recurring nature of its products and services and base demand driven by governmental and regulatory requirements and consumer expectations for cleanliness. More recently, market growth has been driven by a number of factors, including increasing food safety regulation and heightened public awareness of health, hygiene and infection risk. Highly publicized food contamination incidents and global health threats, such as the H1N1 virus, serve to accelerate this awareness, which we expect to continue to drive demand in both developing and developed markets.

Our business has two primary types of competitors: a single global competitor and numerous smaller competitors with generally more limited geographic, end-market or product scope. Our primary global competitor is Ecolab, Inc. We believe that the numerous smaller competitors in our industry account for more than 75% of the global market.

Key Products and Services

We offer a wide range of products and services designed primarily for use in five application categories: food service, food and beverage processing, floor care, restroom/other housekeeping and laundry. Many of our products are consumable and require periodic replacement, which generates recurring revenue and helps provide stability in our business.

Application Categories	Food Service	Food and Beverage Processing	Floor Care	Restroom/Other Housekeeping	Laundry
Selected Products	Soil/microbiological contamination removal; chemicals for washing dishes, utensils and kitchen equipment; pre-rinse units; food handling and storage products; safe floor systems and tools; hard-surface sanitizing and disinfection	Detergents, cleaners, sanitizers and lubricants; cleaning-in-place systems for plant equipment; open-plant cleaning; track treatment; water management auditing and treatment	Finishes, burnishable waxes, cleaners, degreasers, polishes, sealers and strippers for all types of flooring surfaces; a wide range of floor care equipment	Products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand care and air deodorizing and freshening; bowl and hard surface cleaners; hand soaps; sanitizers; air care products; general purpose cleaners	Detergents, stain removers, fabric conditioners and softeners in liquid, powder and concentrated forms to clean items such as bed linens, clothing and table linen

Our enduring commitment to sustainable business practices motivates us to find ways to help our customers make their own businesses more sustainable and profitable. Our extensive suite of products, services and solutions improves our customers’ operational efficiency as well as their cleaning, sanitizing and hygiene results, which we believe assists them in protecting their brands. We also help our customers achieve the increasingly prevalent goals of reducing waste and energy and water consumption, and are able to provide documented analysis of the cost and resource savings they can achieve by implementing our solutions.

Competitive Strengths

We believe our competitive position is enhanced by a combination of our breadth of distribution and marketing capabilities, customized products, services and solutions and customer-focused innovation, which are implemented on a global basis across all of our markets. We believe our key strengths include:

Leading Global Market Positions with Differentiated Capabilities—We believe that we are one of the two largest global providers of institutional and industrial cleaning, sanitation and hygiene products and related services and hold either the #1 or #2 market position in each of the three key geographic regions that we serve. We believe our scale and strong market positioning around the world differentiate us from smaller local and regional competitors, enabling us not only to provide end-to-end solutions for the diverse needs of our customers but also to consistently deliver our value-added products, services and solutions to national and international customers with multiple points of contact. Because of our scale and breadth of differentiated capabilities, we are able to invest in research and development aimed at creating next-generation products and services designed to meet the specific needs of our customers. We focus on designing solutions that deliver meaningful labor, energy and water savings, thereby reducing customers’ operating costs while also supporting sustainability and minimizing environmental impact.

Highly Diversified Geographic Presence and End-Market Exposure—We believe that our globally diversified geographic presence and our broad exposure to a variety of end markets mitigate the potential volatility of cyclical downturns in specific industries or regions. We have invested in expanding our global presence and currently have local sales and marketing operations that provide us with the capability of selling into more than 175 countries. We believe our global breadth positions us to take advantage of growth opportunities in markets around the world. In addition, we target key customer groups in attractive and diverse sectors of the economy that we believe exhibit long-term growth potential while also providing us with a hedge against the adverse effects of economic cycles.

Multiple Channels to Market—We employ a balanced marketing strategy with a strong, global direct sales force as well as a broad network of distributors in key locations, whereas the majority of our competitors sell solely through third-party distributors. We believe that this strategy provides us with access to an extensive range of customers and end markets in a cost-effective manner. Our in-house sales force directly manages relationships with our large global and regional customers while our third-party distributor partners enable us to reach end-users that would not be profitable for us to serve directly. We have invested in multi-lingual training for our direct sales force in sales effectiveness as well as the management of our distributor network and are in the process of introducing these capabilities across our company.

Broad Portfolio of Product and Service Offerings—We provide our customers with an extensive range of cleaning, sanitizing and hygiene products and services, many of which are consumable and must therefore be periodically replaced. Further, while they generally represent a small percentage of our customers’ cost structure, our products and services are often viewed as critical to our customers’ operations and brand protection, particularly in an environment of increasing scrutiny of, and concern over, food safety, hygiene and infection control.

Established Long-Term Relationships Across an Attractive Customer Base—Our customers include many of the largest and most well-known companies in their industries, including leading global building service contractors, hotel operators, food and beverage processors, retail and consumer products companies, educational institutions and healthcare facilities. We serve commercial customers in the building, retail, health care and food and beverage sectors, as well as large, public-sector customers such as the National Health Service in the United Kingdom and the State of New York. Among our private-sector customers are The Coca-Cola Company, PepsiCo, pharmaceutical retailer Walgreens and global facilities services provider ISS.

While we service many of the largest companies in their respective sectors, our customer base is highly fragmented, with no single customer representing more than 4% of our 2009 net sales. In addition, we have been able to maintain long-term relationships with many of our top customers, promoting a stable and recurring revenue stream. Our consultative sales and service model often involves either installation of our technologies at customers’ facilities or investments in training our customers’ employees to effectively use our products and operate our cleaning systems. We believe that these investments make us a valuable partner to our customers, providing meaningful incentives for long-term relationships and continued use of our products, services and solutions.

Experienced Management Team with Strong Sponsorship—We are led by a senior management team with significant manufacturing and marketing experience. Our management team is supported by our principal stockholders, including descendants of Samuel Curtis Johnson. Members of the Johnson family have supported their businesses for more than 100 years and have been involved for more than 30 years in the institutional and industrial cleaning, sanitation and hygiene industry. In addition, as part of the Transactions (as described below under “—The Transactions”), CD&R Investor has acquired a significant ownership stake in our business. Throughout its more than 30-year history, CD&R has delivered returns to its investors by driving operational improvements in its portfolio companies, many of which have shared similar characteristics to Diversey.

Strategy

Our objective is to become the global provider of choice for institutional and industrial cleaning, sanitation and hygiene products and related services to customers in our target markets. The principal tenets of our strategy are outlined below.

Capitalize on Favorable Industry Dynamics to Drive Growth—Governmental regulations for food safety and customer focus on hygiene and cleanliness have increased significantly across the world. Climate change, water scarcity and environmental concerns have combined to create further demand for products, services and solutions designed to minimize waste and support broader sustainability. In addition, many of our customers require tailored cleaning solutions that can assist in reducing labor, energy and water use, and the costs related to cleaning, sanitation and hygiene activities. We believe that our value-added customer service approach and proven commitment to providing cost-saving and sustainable solutions position us well to address these and other critical drivers of demand and grow our revenue.

We help our customers realize efficiencies in the operation of their facilities by developing customized solutions that leverage our portfolio of products and services. Some examples include:

•	Reducing the cost, labor and environmental impact of one of the most costly and time-consuming cleaning jobs—scrubbing floors—through our floor care machines.

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Reducing the spread of infection through our registered disinfection portfolio based on accelerated hydrogen peroxide, or AHP. These cleaner-disinfectants deliver fast, effective cleaning and disinfection solutions. Our AHP products also have a favorable environmental profile, since the active ingredient, hydrogen peroxide, biodegrades into oxygen and water. Our AHP products are targeted for use in restaurants, hospitals, nursing homes, schools, child care facilities, cruise ships and other locations where virus outbreaks are most common.

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Providing significant cost and environmental savings to soft drink bottlers by replacing a conventional five-step clean-in-place process using hot water with a three-step clean-in-place process using water at its ambient temperature.

Leverage Our Global Scale to Serve National and Multinational Customers—As a global provider offering a full range of products, services and solutions, we believe we can leverage our scale and expertise to meet our customers’ growing needs as their businesses increase in complexity or as they pursue international expansion. We believe that a significant percentage of the total customer base in our industry is served by smaller local and regional players, many of which we believe lack the breadth of capabilities and scale to compete long-term in an industry driven by increasing regulatory and hygiene standards.

Continue to Achieve Operating Efficiencies to Improve Profitability—We have made several critical changes to our business in connection with the broad, multi-year restructuring program we initiated in 2005. These changes included divesting non-core businesses, simplifying our organizational structure and consolidating our supply chain footprint. Our focus on operating efficiencies has included investments in systems designed to enhance our ability to capture global customer and product data and more effectively manage profitability across our products and markets. We intend to expand the utilization, and enhance the capabilities, of these investments in technology to continue to drive growth and improve profitability across our business.

Maintain Our Leadership Through Research and Development and Product Innovation—We intend to build on our portfolio of customized and value-added products, services and solutions to meet current and future demands of end-users. As part of our broader restructuring efforts, we centralized our research and development functions and believe this reorganization has enhanced our responsiveness to customer needs and time-to-market in product development. We believe we deliver innovative products and solutions. Products we have developed, such as Revoflow™, OptiFill™, Trailblazer™ and ProSpeed™, address our customers’ requirements for more cost efficient and environmentally sensitive cleaning solutions and are important to our ability to maintain loyalty in our existing customer base as well as attract new customers. These innovations and their commercialization are the outgrowth of the insights we developed through in-depth attitudinal, behavioral and ethnographic customer research, applying a new level of market analysis and capabilities to our business.

Our Executive Offices

Our principal executive offices are located at 8310 16th Street, Sturtevant, Wisconsin 53177-0902. Our telephone number is (262) 631-4001.

The Transactions

The following transactions were consummated in connection with the offering of the old notes:

On October 7, 2009, we and Holdings entered into a series of agreements to recapitalize our company. The transactions contemplated by these agreements, which we refer to as the Transactions, are summarized below. Pursuant to the terms of these agreements, the Transactions consisted of the following:

•	the recapitalization of Holdings pursuant to the Investment and Recapitalization Agreement, or the Investment Agreement, by and among Holdings, CD&R Investor, CMH and SNW, pursuant to which:

–	the certificate of incorporation of Holdings was amended and restated at the closing of the Transactions to, among other things, reclassify the common stock of Holdings such that (a) the outstanding class A common stock of Holdings was reclassified as new class A common stock, which has voting rights, and (b) the outstanding class B common stock of Holdings was reclassified as new class B common stock, which does not have voting rights except to the extent required by Delaware law;

–	new class A common stock of Holdings representing approximately 45.9% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant (described below)) was issued to the CD&R Investor Parties in exchange for approximately $477 million in cash;

–	pursuant to the amended and restated certificate of incorporation of Holdings, the shares of outstanding class A common stock of Holdings held by CMH were reclassified, without any action on the part of CMH, as new class A common stock of Holdings representing approximately 49.1% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant); and

–	new class A common stock of Holdings representing approximately 1.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant) was issued to SNW in exchange for approximately $9.9 million in cash;

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the repurchase of all of the common equity ownership interests of Holdings then held by Marga and its affiliates pursuant to the Redemption Agreement, or the Redemption Agreement, by and among Holdings, Diversey, CMH, Unilever, Marga and Conopco, in exchange for:

–	cash equal to $390.5 million and the settlement of certain amounts owing by Unilever and its affiliates to Holdings and its affiliates, including Diversey, and owing to Unilever and its affiliates by Holdings and its affiliates, including Diversey and CMH; and

–	a warrant, which we refer to as the Warrant, issued by Holdings to an affiliate of Unilever to purchase shares of new class A common stock of Holdings representing 4.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant);

•	the termination of the then-existing stockholders’ agreement among Holdings, CMH and Marga and all obligations thereunder, other than confidentiality obligations;

•

the termination of the purchase agreement, dated as of November 20, 2001, as amended, or the Acquisition Agreement, among Holdings, Diversey and Conopco, pursuant to which Diversey acquired the DiverseyLever business, and all obligations thereunder, other than certain tax and environmental indemnification rights and obligations;

•	the entry into a new stockholders agreement, or the Stockholders Agreement, among CMH, Holdings, the CD&R Investor Parties and SNW;

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the entry into a registration rights agreement, or the Holdings Registration Rights Agreement, among CMH, Holdings, the CD&R Investor Parties, SNW, an affiliate of Unilever and the other parties from time to time party thereto;

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following the closing of the Transactions, the entry into new compensation arrangements with the officers and senior management team of Holdings and Diversey that provide for, among other things, the purchase or award of new class B common stock of Holdings and options to purchase new class B common stock of Holdings representing in the aggregate up to approximately 12.0% of the outstanding common stock of Holdings as of November 24, 2009;

•

the amendment and restatement of certain commercial agreements between SCJ and Diversey, including a license to use certain SCJ brand names and technology and a lease with SCJ for our Waxdale manufacturing facility in Sturtevant, Wisconsin, and the amendment of certain commercial agreements between Unilever and Diversey; and

•	the refinancing of certain of Diversey’s and Holdings’ then-outstanding debt obligations, including:

–	the repurchase or redemption by Diversey of both series of its then-outstanding 9.625% senior subordinated notes due 2012, which we refer to as our old senior subordinated notes, and by Holdings of its then-outstanding 10.67% senior discount notes due 2013, which we refer to as the old Holdings senior discount notes;

–	the repayment of all outstanding obligations under our then-existing senior secured credit facilities, which we refer to as our old senior secured credit facilities, and the termination thereof;

–	the entry into new $1.25 billion senior secured credit facilities, which we refer to as our new senior secured credit facilities (see “Description of Other Indebtedness—New Senior Secured Credit Facilities”);

–	the issuance and sale by Diversey of the old notes; and

–	the issuance and sale by Holdings of a new series of 10.50% senior notes due 2020, which we refer to as the new Holdings senior notes, with an initial aggregate principal amount of $250.0 million that will initially be paid-in-kind, or PIK (see “Description of Other Indebtedness—New Holdings Senior Notes”).

The closing of the Transactions occurred on November 24, 2009. On March 1, 2010, as contemplated by the Transactions, we changed our name from “JohnsonDiversey, Inc.” to “Diversey, Inc,” and Holdings changed its name from “JohnsonDiversey Holdings, Inc.” to “Diversey Holdings, Inc.”

At the closing of the Transactions, the equity ownership of Holdings, assuming the full exercise of the Warrant, was as follows: CMH, 49.1%, CD&R Investor Parties, 45.9%, SNW, 1%, and Unilever, 4%. Both SNW and CMH are majority-owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson. In connection with the Transactions, SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings, which, subject to certain limitations, increased CMH’s voting ownership in Holdings from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership in Holdings from approximately 1.0% to 0.0%.

As of March 5, 2010, there were 24,422 shares of our common stock outstanding. Holdings owns all of the outstanding shares of our common stock, except for one share owned by SCJ. Pursuant to an agreement with SCJ, we expect to acquire this share in 2010.

Summary of the Terms of the Exchange Offer

On November 24, 2009, we completed an offering of $400,000,000 aggregate principal amount of old 8.25% senior notes due November 15, 2019. The offering of the old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S and, accordingly, was exempt from registration under the Securities Act.

Notes offered	Up to $400,000,000 aggregate principal amount of new 8.25% senior notes due November 15, 2019, registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to restrictions on transfer or provisions relating to additional interest. The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

The exchange offer	You may exchange old notes for new notes.

Resale of the new notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and the ability to resell the new notes.

Exchange and registration rights agreement	We have undertaken the exchange offer pursuant to the terms of the exchange and registration rights agreement entered into with the initial purchasers in connection with the offer and sale of the old notes. See “The Exchange Offer” and “Description of Notes—Registration Covenant; Exchange Offer.”

Consequences of failure to exchange the old notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

•	you do not tender your old notes; or

•	you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the new notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the exchange offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:

•	at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

•	at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the notes under the Trust Indenture Act of 1939.

See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for tendering old notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed delivery procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of old notes and delivery of new notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Material U.S. federal tax consequences	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange agent	Wilmington Trust FSB is serving as the exchange agent.

The New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes will:

•	be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	not be subject to provisions relating to additional interest;

•	bear a different CUSIP or ISIN number from the old notes;

•	not entitle their holders to registration rights; and

•	be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	Diversey, Inc.

Notes offered	$400,000,000 aggregate principal amount of 8.25% senior notes due November 15, 2019.

Maturity	The notes will mature on November 15, 2019.

Interest payment dates	May 15 and November 15, commencing on May 15, 2010. Interest on the notes accrues from November 24, 2009.

Ranking	The notes are our unsecured senior indebtedness and rank:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated obligations;

•

effectively subordinated to all of our secured indebtedness, including any indebtedness under our new $1.25 billion senior secured credit facilities to the extent of the value of our assets and the assets of our subsidiaries that secure such indebtedness; and

•	structurally subordinated to approximately $1.8 billion of indebtedness and other liabilities of our non-guarantor subsidiaries, including all of our foreign subsidiaries.

Guarantors	The notes are guaranteed, on an unsecured senior basis, by each of our direct and indirect domestic subsidiaries that guarantee payment by us of any indebtedness under our new senior secured credit facilities. These guarantees are subject to release under specified circumstances. See “Description of Notes—Subsidiary Guarantees.” The guarantee of each guarantor is a senior unsecured obligation of that guarantor and ranks:

•	equal in right of payment to all existing and future senior indebtedness of that guarantor;

•	senior in right of payment to all existing and future guarantor subordinated obligations; and

•

effectively subordinated to all secured indebtedness of that guarantor to the extent of the value of the assets securing such indebtedness, including any such guarantor’s guarantee of indebtedness under our new senior secured credit facilities.

As of December 31, 2009, the indebtedness and other liabilities of our non-guarantor subsidiaries were approximately $1.8 billion. The notes are structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 84.7% of our net sales for the fiscal year ended December 31, 2009 and held approximately 81.4% of our assets as of December 31, 2009.

Optional redemption	We may redeem the notes, in whole or in part, at our option, at any time (1) prior to November 15, 2014, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus the applicable make-whole premium described under “Description of Notes—Optional Redemption” and (2) on and after November 15, 2014, at the redemption prices listed under “Description of Notes—Optional Redemption.”

Optional redemption after certain equity offerings	On or prior to November 15, 2012, we may on one or more occasions, at our option, apply funds equal to the offering proceeds from one or more equity offerings to redeem up to 35% of the notes at the redemption price listed under “Description of Notes—Optional Redemption.”

Offer to repurchase	If we experience a change of control, we must offer to repurchase all of the notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Change of Control.”

If we sell assets under certain circumstances, we must use the proceeds to make an offer to purchase notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into certain transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants” and “Description of Notes—Merger and Consolidation.”

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 17 in evaluating the exchange offer and making an investment in the new notes.

SUMMARY HISTORICAL AND PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL DATA

The summary audited historical consolidated financial data below as of and for the fiscal years ended December 28, 2007, December 31, 2008 and December 31, 2009 are derived from our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited pro forma financial data below as of and for the year ended December 31, 2009 reflect adjustments to our historical financial data to give effect to the Transactions, including the sale of the notes, and the application of the net proceeds therefrom. You should read the following summary historical and unaudited pro forma condensed consolidated financial data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information included in this prospectus under “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Historical			Pro Forma
	Fiscal Year Ended (audited)			Year Ended (unaudited)
	As of and for December 28, 2007	As of and for December 31, 2008	As of and for December 31, 2009	As of and for December 31, 2009
	(dollars in thousands)
Selected Income Statement Data:
Net sales (1)	$3,041,740	$3,315,877	$3,110,881	$3,110,881
Cost of sales	1,764,224	1,990,082	1,828,933	1,828,933
Gross profit	1,277,516	1,325,795	1,281,948	1,281,948
Selling, general and administrative expenses	1,117,702	1,067,732	988,095	988,095
Research and development expenses	65,539	67,077	63,328	63,328
Restructuring expenses	27,165	57,291	32,914	32,914
Operating profit (loss)	67,110	133,695	197,611	197,611
Interest expense, net	96,559	97,720	92,381	112,073
Notes redemption and other costs	—	—	25,402	33,640
Other (income) expense, net	(787)	5,671	(4,699)	(4,699)
Income tax provision	65,846	57,531	76,129	67,639
Income (loss) from continuing operations	(94,508)	(27,227)	8,398	(11,042)
Income (loss) from discontinued operations, net of tax	7,877	15,465	(529)	(1,175)
Net income (loss)	(86,631)	(11,762)	7,869	(12,217)

Selected Balance Sheet Data:
Cash and cash equivalents	$97,071	$107,818	$249,440
Total assets	3,436,529	3,197,192	3,512,238
Total debt, including current portion	1,101,530	1,081,826	1,391,103
Stockholders’ equity	958,267	714,496	704,803

Selected Other Financial Data:
EBITDA (unaudited) (2) (3)	$235,551	$278,001	$312,240
Credit Agreement EBITDA (unaudited) (2) (3)	373,557	364,157	403,180
Capital expenditures (4)	111,159	121,211	94,294	$94,294
Depreciation and amortization	156,746	128,236	112,097	112,097
Cash interest expense, net (3)	93,415	92,912	88,780
Ratio of earnings to fixed charges (unaudited) (5)	0.78	1.23	1.69	1.41

Credit Statistics (unaudited):
Total debt, including current portion/Credit Agreement EBITDA (6)			3.45x
Total net debt, including current portion/Credit Agreement EBITDA (7)			2.83x
Credit Agreement EBITDA/Cash interest expense, net (8)			4.54x

(1)	Sales agency termination fees of $3.2 million, $0.7 million, $0.7 million and $0.7 million under our prior sales agency agreement with Unilever were included in net sales for the fiscal years ended December 28, 2007, December 31, 2008 and December 31, 2009 and the pro forma year ended December 31, 2009, respectively.

(2)	EBITDA is a non-U.S. GAAP financial measure, and you should not consider EBITDA as an alternative to U.S. GAAP financial measures such as (a) operating profit or net income as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with U.S. GAAP) as a measure of our ability to meet cash needs.

We present EBITDA because we believe it provides investors with important additional information to evaluate our performance. We believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies will consider EBITDA useful in measuring our ability to meet our debt service obligations. However, EBITDA is not a recognized measure under U.S. GAAP, and when analyzing our financial results, investors should use EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under U.S. GAAP. In addition, because other companies may calculate EBITDA differently, this measure will not be comparable to EBITDA or similarly titled measures reported by other companies. For example, in our definition of EBITDA, we adjust for notes redemption and other costs.

We also present Credit Agreement EBITDA because it is a financial measure that is used in the credit agreement for our new senior secured credit facilities. Credit Agreement EBITDA is not a recognized measure under U.S. GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with U.S. GAAP, such as net income, operating income or operating cash flow. Credit Agreement EBITDA differs from the term EBITDA as it is commonly used. Credit Agreement EBITDA is calculated as set forth below and is defined in accordance with the credit agreement for our new senior secured credit facilities.

Borrowings under our new senior secured credit facilities are a key source of our liquidity. Our ability to borrow under our new senior secured credit facilities depends upon, among other things, compliance with certain representations, warranties and covenants under the credit agreement for our new senior secured credit facilities. The financial covenants in our new senior secured credit facilities include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods. Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our new senior secured credit facilities and, absent a waiver or an amendment from our lenders, would permit the acceleration of all outstanding borrowings under our new senior secured credit facilities. For further information on the terms of our new senior secured credit facilities, see “Description of Other Indebtedness—New Senior Secured Credit Facilities.”

Neither EBITDA nor Credit Agreement EBITDA is used in the indenture governing the notes. The term “Consolidated EBITDA” is used in the indenture as part of the calculation of the term “Consolidated Coverage Ratio,” which is used for a number of purposes, including determining our ability to incur additional indebtedness, and may include certain cost savings or synergies. See “Description of Notes—Certain Definitions.” Consolidated EBITDA is not the same as EBITDA or Credit Agreement EBITDA.

EBITDA should not be construed as a substitute for, and should be considered together with, net cash flows provided by operating activities as determined in accordance with U.S. GAAP. The following table reconciles EBITDA and Credit Agreement EBITDA to net cash flows provided by (used in) operating activities, which is the U.S. GAAP measure most comparable to EBITDA and Credit Agreement EBITDA, for each of the periods for which EBITDA and Credit Agreement EBITDA are presented.

	Historical
	Fiscal Year Ended (audited)
	December 28, 2007	December 31, 2008	December 31, 2009
	(dollars in thousands)
Net cash flows provided by operating activities	$33,296	$49,197	$122,767
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	93,261	9,404	(2,466)
Depreciation and amortization expense	(156,746)	(128,236)	(112,097)
Amortization of debt issuance costs	(4,747)	(4,984)	(15,711)
Interest accrued on long-term receivables–related parties	2,583	2,749	2,551
Changes in deferred income taxes	(41,618)	6,058	(7,474)
Changes in restricted cash and cash equivalent	—	49,463	27,404
Gain (loss) from divestitures	(538)	11,753	(32)
Gain (loss) on property disposals	4,218	(736)	(726)
Compensation costs for long-term incentives	(515)	(400)	(215)
Other	(15,825)	(6,030)	(6,152)

Net income (loss)	(86,631)	(11,762)	7,869
Income tax provision	68,811	63,755	74,425
Interest expense, net	96,625	97,772	92,447
Notes redemption and other costs	—	—	25,402
Depreciation and amortization expense	156,746	128,236	112,097

EBITDA (unaudited)	235,551	278,001	312,240

Adjustments (unaudited):
Restructuring related costs (a)	105,453	94,014	59,607
Acquisition and divestiture adjustment (b)	1,161	(22,624)	2,167
Non-cash and other items, net (c)	18,925	1,635	12,132
Compensation adjustment (d)	12,467	13,131	17,034

Credit Agreement EBITDA (unaudited) (e)	$373,557	$364,157	$403,180

(a)	For a further description of restructuring and other one-time charges relating to the November 2005 Plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	For a further description of adjustments related to businesses divested during the applicable period, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Divestitures.”

(c)	Adjustments primarily related to changes in the allowance for doubtful accounts, changes in the reserve for excess and obsolete inventory and gains and losses on sales of capital assets.

(d)	Expenses related to certain cash-based employee benefits that were converted to an equity plan in connection with the Transactions.

(e)	Credit Agreement EBITDA includes EBITDA of certain operations divested subsequent to the applicable period of $17,637 and $7,918 in the fiscal years ended December 28, 2007 and December 31, 2008, respectively.

(3)	The pro forma adjustments have no impact on EBITDA and Credit Agreement EBITDA for the fiscal year ended December 31, 2009 and would increase cash interest expense, net to $103,446 for the fiscal year ended December 31, 2009.

(4)	Capital expenditures include expenditures for capitalized computer software.

(5)	For purposes of computing our ratio of earnings to fixed charges, (a) “earnings” consist of pre-tax income from continuing operations adjusted for income from equity investments, fixed charges and amortization of capitalized interest, less capitalized interest, and (b) “fixed charges” consist of interest expense, the interest component of rental expense and capitalized interest.

(6)	Total debt, including current portion/Credit Agreement EBITDA of 3.45x reflects total debt, including current portion of $1,391,103 as of December 31, 2009 divided by Credit Agreement EBITDA of $403,180 for the fiscal year ended December 31, 2009.

(7)	Total net debt, including current portion/Credit Agreement EBITDA of 2.83x reflects total debt, including current portion of $1,391,103 less cash and cash equivalents of $249,440 as of December 31, 2009 divided by Credit Agreement EBITDA of $403,180 for the fiscal year ended December 31, 2009.

(8)	Credit Agreement EBITDA/Cash interest expense, net of 4.54x reflects Credit Agreement EBITDA of $403,180 for the year ended December 31, 2009 divided by cash interest expense, net of $88,780 for the fiscal year ended December 31, 2009. The pro forma adjustments would increase cash interest expense, net to $103,446 for the fiscal year ended December 31, 2009 and reduce Credit Agreement EBITDA/Cash interest expense, net to 3.90x for the fiscal year ended December 31, 2009.

RISK FACTORS

An investment in the notes involves significant risks. You should carefully consider the risks and uncertainties described below and the other information included in this prospectus before deciding to invest in the notes. The occurrence of any of the following risks could significantly harm our business, financial condition or operating results or the notes. In that case, you could lose part or all of the value of your investment in the notes.

Risks Relating to the Notes and our Capital Structure

Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes.

We have substantial indebtedness. As of December 31, 2009, we had total indebtedness of approximately $1.41 billion (excluding unaccreted original issue discount of $17.7 million and amortization of principal), including $400.0 million of notes issued on November 24, 2009, $981.1 million of borrowings under our new term loan facilities entered into on November 24, 2009 and approximately $27.7 million in short-term credit lines. In addition, after giving effect to outstanding letters of credit, we would have been able to borrow up to an additional $245.2 million under our new revolving credit facility as of December 31, 2009. We also had approximately $178.1 million in operating lease commitments and approximately $2.3 million in capital lease commitments as of that date.

The degree to which we are leveraged may have important consequences for our company. For example, it may:

•	make it more difficult for us to make payments on our indebtedness;

•	increase our vulnerability to general economic and industry conditions, including recessions and periods of significant inflation and financial market volatility;

•

require us to use a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures, research and development efforts and other expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less indebtedness; and

•	limit our ability to borrow additional funds that may be needed to operate and expand our business.

The indenture governing the notes and the credit agreement for our new senior secured credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Those covenants include restrictions on our ability to, among others, incur more indebtedness, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with our affiliates. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite our indebtedness levels, we and our subsidiaries may be able to incur more indebtedness which may increase the risks created by our indebtedness.

We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. If we and our subsidiaries are in compliance with the financial covenants set forth in the credit agreement for our new senior secured credit facilities and the indenture governing the notes, we and our subsidiaries may be able to incur additional indebtedness, which may increase the risks created by our current indebtedness.

The notes are effectively subordinated to borrowings under our new senior secured credit facilities and to the indebtedness of our non-guarantor subsidiaries.

The indenture governing the notes permits us to incur certain secured indebtedness, including indebtedness under our new senior secured credit facilities. All of the obligations under our new senior secured credit facilities are guaranteed by the same subsidiaries that guarantee the notes, and certain obligations under our new senior secured credit facilities are guaranteed by certain of our foreign subsidiaries that do not guarantee the notes. In addition, our new senior secured credit facilities are secured by substantially all of our assets and by substantially all of the assets of each subsidiary guarantor of our new senior secured credit facilities, including the capital stock of each subsidiary guarantor of our new senior secured credit facilities held by us or any other subsidiary guarantor and a lien on substantially all of our tangible and intangible assets and all of the tangible and intangible assets of each other subsidiary guarantor of our new senior secured credit facilities, subject to certain exceptions. The notes are not secured by any of our assets or those of our subsidiaries and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under our new senior secured credit facilities, the lenders under those facilities will have a superior right to our assets and the assets of the subsidiary guarantors, to the exclusion of the holders of the notes, even if we are in default under the notes. In that event, our assets and the assets of the subsidiary guarantors would first be used to repay in full all indebtedness and other obligations secured by them (including all indebtedness outstanding under our new senior secured credit facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes. Further, if the lenders under our new senior secured credit facilities foreclose and sell the pledged equity interests in any subsidiary guarantor of the notes, then that subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon the sale. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. The covenant described under “Description of Notes—Certain Covenants—Limitation on Liens” does not limit or establish conditions on our ability to secure the indebtedness under our new senior secured credit facilities.

Payments on the notes are required to be made only by us and the subsidiary guarantors. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our non-guarantor subsidiaries, including trade creditors and the holders of certain obligations under our new senior secured credit facilities. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a subsidiary guarantor of the notes. Furthermore, some of the non-guarantor subsidiaries are intended to be bankruptcy remote, and the assets held by them will not be available to our general creditors in a bankruptcy unless and until they are transferred to a non-bankruptcy remote entity.

As of December 31, 2009, the notes and subsidiary guarantees were effectively subordinated to approximately $981.1 million of secured indebtedness under our new senior secured credit facilities, with approximately $245.2 million available for future borrowings, and structurally subordinated to approximately $1.8 billion of indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes are effectively subordinated to any other secured obligations that we and our subsidiaries may have outstanding.

We require a significant amount of cash to service our indebtedness. The ability to generate cash and/or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

Our ability to make payments on our indebtedness, including the notes and our new senior secured credit facilities, and to fund planned capital expenditures, research and development efforts and other corporate expenses depend on our future operating performance and on economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to repay our indebtedness or to fund our other needs. In order to repay our indebtedness and fund our planned capital expenditures, we must continue to execute our business strategy and our restructuring program announced in November 2005, or the November 2005 Plan. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including the notes and our new senior secured credit facilities, on commercially reasonable terms or at all.

The indenture governing the notes, the indenture governing the new Holdings senior notes, the credit agreement for our new senior secured credit facilities and the Stockholders Agreement restrict our ability and the ability of most of our subsidiaries to engage in some business and financial transactions.

Indenture governing the notes. The indenture governing the notes contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into certain transactions with our affiliates.

Indenture governing the new Holdings senior notes. We and all of our subsidiaries that are restricted subsidiaries under the indenture governing the notes are restricted subsidiaries of Holdings under the indenture governing the new Holdings senior notes. The indenture governing the new Holdings senior notes generally contains the same covenants as contained in the indenture governing the notes, and none of the covenants in the indenture governing the new Holdings senior notes are more restrictive with respect to us or any of our restricted subsidiaries than the covenants in the indenture governing the notes. The new Holdings senior notes are direct obligations of Holdings. Neither we nor any of our subsidiaries guarantee the new Holdings senior notes or have any other obligation to make funds available for payment on the new Holdings senior notes.

New senior secured credit facilities. The credit agreement for our new senior secured credit facilities contains a number of covenants that:

•	require us to meet specified financial ratios and financial tests;

•	limit our capital expenditures;

•	restrict our ability to declare dividends;

•	restrict our ability to redeem and repurchase capital stock;

•	limit our ability to incur additional liens;

•	limit our ability to engage in sale-leaseback transactions; and

•	limit our ability to incur additional debt and make investments.

The credit agreement for our new senior secured credit facilities also contains other covenants customary for credit facilities of this nature. Our ability to borrow additional amounts under our new senior secured credit facilities depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants.

Stockholders Agreement. Under the Stockholders Agreement, CD&R Investor and CMH each must approve specified transactions and actions by Holdings and its subsidiaries, including us. These transactions include, subject to specified exceptions, acquisitions and dispositions, the issuance of additional shares of capital stock, the incurrence of additional indebtedness, the entry into any new material line of business unrelated to our business, any other material change in the nature of our business and any mergers, consolidations or reorganizations.

Our failure to comply with obligations under the indenture governing the notes, the indenture governing the new Holdings senior notes and the credit agreement for our new senior secured credit facilities may result in an event of default under those indentures or the credit agreement for our new senior secured credit facilities. A default, if not cured or waived, may permit acceleration of our indebtedness. We cannot be certain that we will have funds available to remedy these defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Although much of our business is conducted through our subsidiaries, none of our subsidiaries, other than our subsidiary guarantors under their guarantees, is obligated to make funds available for payment on the notes. For the fiscal years ended December 31, 2009 and December 31, 2008, approximately 84.7% and 85.1%, respectively, of our net sales were generated by our non-guarantor subsidiaries. Our ability to make payments on the notes is dependent, at least in part, on the earnings and the distribution of funds from our subsidiaries. Furthermore, under the terms of the indenture governing the notes and the credit agreement for our new senior secured credit facilities, our subsidiaries will be permitted to incur additional indebtedness that may restrict or prohibit distributions, dividends or loans from those subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. See “Description of Other Indebtedness.”

A declaration of bankruptcy, liquidation or reorganization by any of our non-guarantor subsidiaries may adversely affect your right to receive payment on the notes.

None of our existing foreign subsidiaries guarantees the notes, and no future foreign subsidiaries of ours will guarantee the notes. Also, those of our domestic subsidiaries that do not guarantee our indebtedness under our new senior secured credit facilities do not guarantee the notes. See “Description of Notes—Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of claims from the assets of that subsidiary before any assets are or could be made available for distribution to us.

As of December 31, 2009, our non-guarantor subsidiaries had approximately $1.8 billion of indebtedness and other liabilities. The notes are structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 84.7% of our net sales for the fiscal year ended December 31, 2009 and held approximately 81.4% of our assets as of December 31, 2009.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control event specified in the indenture governing the notes, we will be required to offer to repurchase all outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. It is possible, however, that we will not have sufficient funds available at the time of the change of control to make the required repurchase of notes. Furthermore, restrictions in the credit agreement for our new senior secured credit facilities will not allow those repurchases unless we have repaid the indebtedness under our new senior secured credit facilities or received the requisite consent of the lenders under our new senior secured credit facilities. We may be unable to repay all of that indebtedness or to obtain such consent. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to repurchase the notes after a change of control in accordance with the terms of the indenture governing the notes would constitute an event of default under such indenture, which in turn would result in a default under the credit agreement for our new senior secured credit facilities, resulting in the acceleration of the indebtedness represented by the notes and under our new senior secured credit facilities.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of our company, a court were to find that, at the time we issued the notes or any subsidiary guarantor incurred a guarantee:

•

our company or the subsidiary guarantor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the notes or incurring the guarantee, as applicable; and

•	our company or the subsidiary guarantor:

•	was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the notes or the guarantee, as applicable,

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied,

the court could avoid (cancel) or subordinate the notes or the applicable guarantee to currently existing and future indebtedness of our company or the subject subsidiary guarantor, and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes or the applicable guarantee.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, our company or a subsidiary guarantor would be considered insolvent if, at the time our company or such subsidiary guarantor incurs the indebtedness constituting the notes or its guarantee, as applicable, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether our company or a subsidiary guarantor was solvent at the relevant time or, regardless what standard was used, whether the notes or the applicable guarantee would not be avoided on another of the grounds described above.

We believe that at the time the notes were initially issued by our company and the guarantees were incurred by the subsidiary guarantors, our company and each subsidiary guarantor:

•	was:

•	neither insolvent nor rendered insolvent thereby,

•	in possession of sufficient capital to run its businesses effectively,

•	incurring debts within its ability to pay as the same mature or become due, and

•	had sufficient assets to satisfy any probable money judgment against it in any pending action.

In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that our company will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions.

If the lenders under our new senior secured credit facilities release the guarantors under the credit agreement for those facilities, those guarantors will be released from their guarantees of the notes.

The lenders under our new senior secured credit facilities have the discretion to release the guarantees under the credit agreement for those facilities. If a subsidiary is no longer a guarantor of obligations under our new senior secured credit facilities or any other successor credit facilities that may be then outstanding, then the guarantee of the notes by such subsidiary will be released automatically without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See “Description of Notes—Subsidiary Guarantees.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

To the extent LIBOR exceeds a certain rate to be set forth in the credit agreement for our new senior secured credit facilities, our indebtedness under our new senior secured credit facilities will bear interest at variable rates. As a result, an increase in interest rates may increase the cost of servicing such debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

There is no established trading market for the notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.

The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to list the notes on any securities exchange.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell your notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes if one develops. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the amount of indebtedness we have outstanding;

•	prevailing interest rates;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.

The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

You may have difficulty selling the old notes that you do not exchange.

If you do not exchange your old notes for the new notes offered in the exchange offer, your old notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indenture governing the notes and arose because we originally issued the old notes under exemptions from the registration requirements of the Securities Act.

The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the old notes under the Securities Act, and we do not intend to do so. If you do not exchange your old notes, your ability to sell those notes will be significantly limited.

If a large number of outstanding old notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged old notes due to the limited amounts of old notes that would remain outstanding following the exchange offer.

If you participate in the exchange offer for the purpose of participating in a distribution of the new notes or are an “affiliate” of Diversey, you may still be subject to various transfer restrictions.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. Also, “affiliates” of Diversey may sell new notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act. See “The Exchange Offer—Terms of the Exchange Offer—General.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions, and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. You will receive new notes in exchange for old notes only if, before the expiration date, you deliver all of the following to the exchange agent:

•

a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, or DTC, Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, or Clearstream, as applicable;

•	a Letter of Transmittal, properly completed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old notes for exchange.

Sales of the new Holdings senior notes or the perception that these sales could occur may depress the price of the notes.

Upon the closing of the Transactions, Holdings issued the new Holdings senior notes in the initial aggregate principal amount of $250.0 million, which are initially PIK. Holdings also entered into an exchange and registration rights agreement relating to the new Holdings senior notes. See “Description of Other Indebtedness—New Holdings Senior Notes.” Subsequent sales of the new Holdings senior notes may adversely affect prevailing market prices of the notes. The perception that these sales may occur could also have the same result.

The interests of CD&R Investor and CMH, our controlling stockholders, may differ from the interests of holders of the notes.

Assuming the full exercise of the Warrant, the CD&R Investor Parties own approximately 45.9% of the outstanding common stock of Holdings, and CMH, together with SNW, own approximately 50.1% of the outstanding common stock of Holdings. Pursuant to the Stockholders Agreement, each of CD&R Investor and CMH is entitled to designate five of Holdings’ eleven directors, CMH is entitled to designate the chairman of Holdings’ board of directors and CD&R Investor is entitled to designate the chairman of Holdings’ executive committee. Each of CD&R Investor and CMH has these rights so long as it, together with its permitted transferees and permitted assignees of equity purchase rights, owns a specified percentage of Holdings’ class A common stock. See “Certain Relationships and Related Transactions, and Director Independence—Stockholders Agreement and Stockholder Consent Rights—Corporate Governance.” As a result, each of CD&R Investor and CMH is able to strongly influence or effectively control our decisions.

Under the amended and restated certificate of incorporation of Holdings and the Stockholders Agreement, CD&R Investor and CMH each must approve specified transactions and actions by Holdings and its subsidiaries, including us, so long as CD&R Investor or CMH owns, as the case may be, a specified percentage of Holdings’ class A common stock. As a result, either CD&R Investor or CMH will be able to prevent our entry into such transactions or our taking such actions, even if such transaction or action is otherwise beneficial to the holders of the notes. The interests of CD&R Investor or CMH may differ from those of holders of the notes in material respects. For example, either CD&R Investor or CMH may have an interest in Holdings or its subsidiaries, including us, pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its investment in Holdings, even though such transactions might involve risks to holders of the notes.

In addition, affiliates of CD&R Investor are in the business of making investments in companies, and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers of our customers, subject to restrictions on competition set forth in the Stockholders Agreement. Also, either CD&R Investor or CMH may determine that the disposition of some or all of its interests in our company would be beneficial to it at a time when such disposition could be detrimental to the holders of the notes.

Further, if we encounter financial difficulties, or we are unable to pay our debts as they become due, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our stockholders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Moreover, CD&R Investor’s and CMH’s ownership of our company may have the effect of discouraging offers to acquire control of our company.

Risks Relating to Our Business

We face significant competition and expect to face more competition in the future.

The market for our products is highly competitive. Our primary global competitor is Ecolab, Inc., which is the largest supplier to the global market for institutional and industrial cleaning, sanitation and hygiene products and related services, mainly as a result of its significant presence in the U.S. health and hospitality market. We also face significant competition from numerous national, regional and local companies within some or all of our product lines in each sector that we serve. Barriers to entry and expansion in the institutional and industrial cleaning, sanitation and hygiene industry are low. Other competitors in the market include 3M, The Procter & Gamble Company and The Clorox Company, which sell into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

To achieve expected profitability levels, we must, among other things, maintain the service levels and competitive pricing necessary to retain existing customers and attract new customers. Our failure to address these challenges adequately could put us at a competitive disadvantage relative to our competitors.

We are subject to risks related to our operations outside of the United States.

We have substantial operations outside of the United States. Approximately 83% of our net sales for the year ended December 31, 2009 were generated outside the United States. We face risks related to our foreign operations such as:

•	foreign currency fluctuations;

•	unstable political, economic, financial and market conditions;

•	import and export license requirements;

•	trade restrictions;

•	increases in tariffs and taxes;

•	high levels of inflation;

•	restrictions on repatriating foreign profits back to the United States;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	less favorable intellectual property laws;

•	unfamiliarity with foreign laws and regulations; and

•	changes in labor conditions and difficulties in staffing and managing international operations.

All of these risks have affected our business in the past and may have a material adverse effect on our business, financial condition, results of operations and cash flows in the future.

The volatility of our raw material costs may adversely affect our operations.

The key raw materials we use in our business are caustic soda, solvents, waxes, phosphates, surfactants, polymers and resins, chelates and fragrances. The prices of many of these raw materials are cyclical, and in 2008, they reached record levels. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of raw material price increases through production efficiency and the use of effective global sourcing strategies. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows.

Our results of operations are reported in U.S. dollars. Outside the United States, however, our sales and costs are denominated in a variety of currencies including the euro, British pound, Japanese yen, Brazilian real, Venezuelan bolivar and Turkish lira. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations.

In addition, we are required to maintain compliance with financial covenants under our new senior secured credit facilities. The covenants are measured in U.S. dollar terms; therefore, an adverse shift in currency exchange rates may cause us to be in breach of these covenants, which, if not cured or waived, may result in the acceleration of some or all of our indebtedness.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may lower our operating profits and cash flows.

Our relationship with SCJ is important to our future operations.

We are party to various agreements with SCJ, including a brand license agreement, which we refer to as the BLA, a technology disclosure and license agreement, which we refer to as the TDLA, supply and manufacturing agreements and several leases. Under the BLA, we are granted a license to sell certain SCJ products and use specified trade names and housemarks incorporating “Johnson” (including “Johnson Wax Professional”), including the right to use “Johnson” in combination with our owned trade name “Diversey,” in the institutional and industrial channels of trade and, subject to certain limitations, in specified channels of trade in which both our business and SCJ’s consumer business operate. In connection with our entry into amendments to the BLA as a part of the Transactions, SCJ is our sole supplier of SCJ products licensed to us under the BLA. Our sales of these products have historically been significant to our business. Under the TDLA, SCJ has granted us the right to use specified technology of SCJ. We lease our principal manufacturing facilities in Sturtevant, Wisconsin from SCJ. In addition, in some countries, we depend on SCJ to produce or sell some of our products. For additional details concerning our relationship with SCJ, see “Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ.” If we default under our agreements with SCJ and the agreements are terminated, SCJ fails to perform its obligations under these agreements, or our relationship with SCJ is otherwise damaged or severed, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our relationship with Unilever is important to our future operations, and we may lose substantial amounts in agency fees or sales revenue if our License Agreement and distribution arrangements with Unilever are terminated.

In connection with our acquisition of the DiverseyLever business from Conopco in May 2002, which acquisition we refer to as the DiverseyLever acquisition, we entered into a master sales agency agreement, which we refer to as the Prior Agency Agreement, with Unilever. The Prior Agency Agreement provided that we and various of our subsidiaries act as Unilever’s sales agents in specified territories for the sale into the institutional and industrial markets of certain of Unilever’s consumer brand cleaning products. With the exception of some transitional arrangements for certain countries, on January 1, 2008, in all territories except the United Kingdom, Ireland, Portugal and Brazil, the Prior Agency Agreement was replaced with a master sub-license agreement, which we refer to as the License Agreement. Pursuant to the License Agreement, Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. In the United Kingdom, Ireland, Portugal and Brazil, a new sales agency agreement with terms similar to the Prior Agency Agreement, which we refer to as the New Agency Agreement, is in place.

If we are unable to comply with our obligations under these agreements, or if Unilever terminates all or any of the agreements for any other reason, including if we are insolvent or our sales drop below 75% of targeted sales for a given year in a region/operating segment, we may lose significant amounts in agency fees or sales revenue. If Unilever fails to observe its commitments under these agreements, we may not be able to operate in accordance with our business plans and we may incur additional costs. Any failure by Unilever to observe its obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows. If any or all of the agreements are terminated prior to their scheduled termination date, or if we and Unilever are unable to agree to mutually acceptable replacement agreements, we may not be able to obtain similar services, intellectual property or products on the same terms from third parties or at all. As a result, we may lose substantial amounts in agency fees or sales revenue, which may have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Transactions, and Director Independence—Relationships with Unilever.”

In addition, as a result of the DiverseyLever acquisition, we own the name “Diversey.” We also hold licenses to use some trademarks and technology of Unilever in the market for institutional and industrial cleaning, sanitation and hygiene products and related services under license agreements with Unilever. We believe that these license agreements are critical to our business and the termination of our rights under any of these agreements may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The current global economic downturn and credit crisis has had and may continue to have an adverse impact on our business, financial condition, results of operations and cash flows.

The global economic downturn has adversely impacted some of our end-users, such as hotels, restaurants, retail establishments and other end-users that are particularly sensitive to business and consumer spending. During economic downturns, these end-users may reduce their volume of purchases of cleaning, hygiene, operational efficiency and appearance enhancing products. Furthermore, as a result of the recent disruption in the credit markets, our customers may face difficulties gaining timely access to sufficient credit, which could impair their ability to make timely payments to us. In addition, the recent economic crisis could also adversely impact our suppliers’ ability to provide us with materials and components.

If the economic downturn is deeper or longer than we expect, we may not be able to comply with the financial covenants in the credit agreement relating to our new senior secured credit facilities. A breach of any of those covenants or failure to maintain a required ratio or meet a required test may result in an event of default under such agreement. This may allow the lenders under our new senior secured credit facilities to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If this occurs, we may not be able to refinance the accelerated indebtedness on favorable terms, or at all, or repay the accelerated indebtedness.

The factors described above have had and may continue to have a negative impact on our business, financial condition, results of operations and cash flows.

If we are unable to retain key employees and other personnel, our operations and growth may be adversely affected.

Our success depends largely on the efforts and abilities of our management team and other key personnel. Their experience and industry contacts significantly benefit us, and we need their expertise to execute ongoing cost saving and growth activities. If any of our senior management or other key personnel ceases to work for us, our business, financial condition, results of operations and cash flows may be materially adversely affected.

We could experience disruptions in operations and/or increased labor costs.

In Europe, the majority of our employees are represented by labor unions and are covered by collective bargaining agreements, which are generally renewable on an annual basis. As is the case with any negotiation, we may not be able to negotiate acceptable new collective bargaining agreements, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. A disruption in operations or higher ongoing labor costs could materially affect our business.

Pricing terms in our multi-year contracts with customers may adversely affect our profitability and cash flows.

From time to time, we enter into multi-year contracts with some of our customers. These contracts may include terms restricting our pricing flexibility. Under these contracts, we bear a significant portion of the risk for cost overruns. Accordingly, we may incur losses under such contracts in the case of unexpected cost increases, operational difficulties or other changes during the contract period. If we were to experience significant unexpected cost increases under our multi-year contracts, the resulting losses could have an adverse impact on our profitability and cash flows.

Proposed future U.S. and Netherlands income tax legislation could result in an increase in our future tax liabilities.

In May 2009, the Obama Administration announced proposed future tax legislation that could substantially modify the rules governing the U.S. taxation of certain non-U.S. subsidiaries. These potential changes include, but are not limited to: (1) limitations on the deferral of U.S. taxation of foreign earnings; (2) limitations on the ability to claim and utilize foreign tax credits; and (3) deferral of various U.S. tax deductions until non-U.S. earnings are repatriated to the United States. Many of these proposals were included in the Obama Administration’s 2011 budget proposal. The Netherlands also published discussion documents that describe proposed future tax legislation that could substantially modify the rules governing income tax deductions for interest expense claimed by a Netherlands entity. Many details of the above proposals remain unknown, although if any of these proposals are enacted into law they could result in an increase in our future tax liabilities.

Future changes of indirect ownership of our company could result in an increase in our future tax liabilities.

Under existing U.S. tax law, if there is an ownership change with respect to a corporation, as defined in Section 382 of the Internal Revenue Code of 1986, which we refer to as the Code, a limitation generally will be imposed on usage of certain U.S. tax attributes of such corporation (such as tax loss and credit carryforwards) at the time of the ownership change. Given the projected U.S. income tax position of our company, we currently do not expect that a limitation under Section 382 of the Code would have a material effect on our future tax liabilities. However, if circumstances change or differ from our projections, then an ownership change with respect to our company could result in an increase in our future tax liabilities.

We are subject to taxation in multiple jurisdictions. As a result, any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of our operations.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to transfer pricing laws with respect to our intercompany transactions, including those relating to the flow of funds among our companies. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of our operations. In addition, the tax authorities in any applicable jurisdiction, including the United States, may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. If any applicable tax authorities, including U.S. tax authorities, were to successfully challenge the tax treatment or characterization of any of our transactions, it could have a material adverse effect on our business, financial condition or results of our operations.

We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.

Our operations are subject to a number of federal, state, local and foreign environmental, health and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water and the use, handling, storage and disposal of these materials. Compliance with these laws is a major consideration for us because we generate, use and dispose of hazardous materials in some of our manufacturing processes. We may become subject to costs associated with the investigation and remediation of sites at which we have disposed of, or arranged for the disposal of, hazardous waste if those sites become contaminated, even if we fully complied with applicable environmental laws at the time of disposal.

We are also subject to various federal, state, local and foreign laws and regulations that govern the manufacture, storage, distribution and labeling of many of our products, and certain jurisdictions require the registration of some of our products. Some of these laws require us to have operating permits for our production and warehouse facilities and operations. We may not have some of these permits, and some of the permits we have may not be current. The violation of any of these laws may result in our being liable for damages and the costs of remedial actions and may also result in the revocation, non-renewal or modification of our operating and discharge permits and product registrations. Any such revocation, non-renewal or modification may require us to cease or limit the manufacture and sale of products at one or more of our facilities, and may have a material adverse effect on our business, financial condition, results of operations and cash flows. Any revocation, non-renewal or modification may also result in an event of default under the indenture governing the notes, the indenture governing the new Holdings senior notes and the credit agreement for our new senior secured credit facilities, which, if not cured or waived, may result in the acceleration of that indebtedness.

The potential cost to us relating to environmental and product registration matters is uncertain because of the unknown magnitude and type of possible contamination and clean-up costs to which we may become subject and the timing and effectiveness of clean-up and compliance methods. Environmental and product registration laws and regulations, including those applicable outside of the United States, may also become more stringent and complicated over time and may impose greater compliance costs and increasing risks and penalties associated with any violation, which may also negatively impact our operating results. Accordingly, we may become subject to additional liabilities and increased operating costs in the future under these laws and regulations, which may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect significant future environmental compliance obligations in our European operations as a result of a European Community Directive “Registration, Evaluation, Authorization, and Restriction of Chemicals” (EU Directive No. 2006/1907) enacted on December 18, 2006. The directive imposes several requirements related to the identification and management of risks related to chemical substances manufactured or marketed in Europe. Our environmental costs and operating expenses will be subject to evolving regulatory requirements and will depend on the scope and timing of the effectiveness of requirements in these various jurisdictions. As a result of the directive, we may be subject to an increased regulatory burden, and we expect significant future environmental compliance obligations in our European operations. This directive may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have tendered various environmental indemnification claims to Unilever pursuant to the Acquisition Agreement.

Under the Acquisition Agreement, Unilever made warranties to us with respect to the DiverseyLever business. In addition, Unilever agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amount of damages meets various dollar thresholds. Unilever will not be liable for any damages resulting from environmental matters, (1) in the case of known environmental matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause

(2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250 million in the aggregate. We were required to notify Unilever of any environmental indemnification claims by May 3, 2008. Any environmental claims pending after this date, for which we have notified Unilever, remain subject to indemnification until completed in accordance with the Acquisition Agreement. As a result, if we incur damages or liabilities that do not meet the indemnity thresholds under the Acquisition Agreement, if we failed to notify Unilever of an environmental indemnity claim within the period specified in the Acquisition Agreement or if the aggregate limits on indemnity payments under the Acquisition Agreement become applicable, we would not be entitled to indemnity from Unilever and would be required to bear the costs ourselves.

Pursuant to the Redemption Agreement, all indemnity obligations under the Acquisition Agreement, other than environmental and tax matters, have been terminated upon closing of the Transactions. The environmental and tax indemnity obligations thereunder of each of us and Unilever will continue to survive in accordance with the terms of the Acquisition Agreement. Thus, environmental claims made by us against Unilever prior to May 3, 2008 will continue to survive. On the other hand, Unilever has not made an environmental claim against us and our environmental indemnity obligations to Unilever under such agreement expired on May 3, 2008. Unilever has not made any tax indemnity claims against us under such agreement.

We have tendered various environmental indemnification claims to Unilever in connection with former DiverseyLever locations. Unilever has not indicated its agreement with our request for indemnification. We may file additional requests for reimbursement in the future in connection with pending indemnification claims. However, there can be no assurance that we will be able to recover any amounts relating to these indemnification claims from Unilever. If we are unable to recover costs relating to the sites for which we seek indemnification, we cannot be certain that we will have sufficient funds to bear these costs relating to environmental matters.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including customer relationships, trademarks and developed technologies. Goodwill and other net identifiable intangible assets were approximately $1.475 billion as of December 31, 2009, or approximately 42.0% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $1.254 billion as of December 31, 2009, or 35.7% of our total assets.

Goodwill and net identifiable intangible assets are recorded at fair value on the date of acquisition and, in accordance with the Financial Accounting Standards Board’s, or the FASB’s, Accounting Standards Codification, or ASC, Topic 350, “Intangibles-Goodwill and Other,” will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. Some of the products and services we sell to our customers are dependent upon laws and regulations, and changes to such laws or regulations could impact the demand for our products and services. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. We did not record any charges for impairment of goodwill in 2009, 2008 or 2007. We did not record any charges for impairment relating to other identifiable intangible assets in 2009 or 2008, and an insignificant amount was recorded in 2007. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would have an adverse effect on our financial condition and results of operations.

The consolidation of our customers may adversely affect our business, financial condition and results of operations.

Customers in the building care, foodservice, food and beverage, lodging, retail and healthcare sectors have been consolidating in recent years, and we believe this trend may continue. Such consolidation could have an adverse impact on our ability to retain customers, which could in turn adversely affect our business, financial condition and results of operations.

The benefits from changing our name to “Diversey, Inc.” may not be realized on a timely basis, or at all.

We renamed our company “Diversey, Inc.” in connection with the closing of the Transactions in light of the strong brand equity we believe the Diversey name has in major markets. Based on the results of customer research, we have also changed our tag line with the intention of more effectively targeting our brand to customers in the marketplace. Although we believe that changing our company’s name and tag line will enhance our marketing capabilities, there can be no assurance that the benefits of these changes will be realized on a timely basis, or at all.

Our ability to compete effectively with other companies depends, in part, on our ability to sustain our brand equity. If we are unable to sustain the proprietary nature of our brand equity and our significant current or proposed products, we may experience decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

If we are not able to protect our trade secrets or maintain our trademarks, patents and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing their products in a manner that capitalizes on our trademarks, and this loss of a competitive advantage could decrease our profitability and liquidity.

Our ability to compete effectively with other companies depends, in part, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, this loss of a competitive advantage could result in decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

We rely on trade secrets to protect the formulation and manufacturing techniques of many of our products. As such, we have not sought U.S. or international patent protection for some of our principal product formula and manufacturing processes. Accordingly, we may not be able to prevent others from developing products that are similar to or competitive with our products.

We own several patents and pending patent applications on our products, aspects thereof, methods of use, and/or methods of manufacturing. There is a risk that our patents may not provide meaningful protection and patents may never be issued for our pending patent applications.

We own, or have licenses to use, all of the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where our products are principally sold. Trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in the foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

The market for our products depends to a significant extent upon the goodwill associated with our brand names. Under the BLA, we are granted a license to sell certain SCJ products and use specified trade names and housemarks incorporating “Johnson” (including “Johnson Wax Professional”), including the right to use “Johnson” in combination with our owned trade name “Diversey,” in our business. The BLA will terminate by its terms on May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Our license to use the housemark “JohnsonDiversey” will expire on the earlier of our transition to the “Diversey” name in the relevant region or August 2, 2012, and our license to use the housemark “Johnson Wax Professional” will expire on May 2, 2010. If the BLA is terminated, we may lose the ability to sell specified SCJ products or to use SCJ brand names and technology, which may have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ—License Agreements.”

We cannot be certain that we will be able to assert these intellectual property rights successfully in the future or that they will not be invalidated, circumvented or challenged. Other parties may infringe on our intellectual property rights and may thereby dilute the value of our intellectual property in the marketplace. Third parties, including competitors, may assert intellectual property infringement or invalidity claims against us that could be upheld. Intellectual property litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to protect our trade secrets or proprietary technology or for us to defend against claimed infringement of the rights of others and to determine the scope and validity of others’ proprietary rights. We may not prevail in any such litigation, and if we are unsuccessful, we may not be able to obtain any necessary licenses on reasonable terms or at all.

Similarly, other parties may infringe on intellectual property rights that SCJ licenses to us. The protection of these licensed intellectual property rights is under the control of SCJ and, therefore, we cannot assure the protection of those trademarks or other intellectual property rights or prevent dilution in the marketplace of the value of those brands. Finally, we may infringe on others’ intellectual property rights. Any failure by us or SCJ to protect our trademarks and other intellectual property rights, or any adverse judgment with respect to infringement by us of others’ intellectual property rights, may have a material adverse effect on our business, financial condition, results of operations and cash flows.

A relocation of our primary U.S. manufacturing facility could adversely affect our business, financial condition and results of operations.

We manufacture a significant portion of the products we sell. In connection with the Transactions, our various operating agreements with SCJ, including our lease from SCJ of our Waxdale manufacturing facility, was amended. See “Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ—Leases.” As amended, the lease will expire on May 31, 2013, and we do not expect that the lease will be renewed after expiration. Accordingly, we will need to acquire or build our own production facility. The costs of acquiring or building a new production facility could be significant. While we have extensive experience in restructuring value chain operations, this relocation may pose significant risks, which could include:

•	the risk that we may be unable to integrate successfully the relocated manufacturing operations;

•	the risk that we may be unable to coordinate management and integrate and retain employees of the relocated manufacturing operations;

•	the risk that we may face difficulties in implementing and maintaining consistent standards, controls, procedures, policies and information systems;

•	the risk that we may fail to realize anticipated synergies, economies of scale or other anticipated benefits, or to maintain operating margins;

•	potential strains on our personnel, systems and resources, and diversion of attention from other priorities; and

•	any unforeseen or contingent liabilities of the relocated manufacturing operations.

We may not achieve growth through acquisitions.

As part of our business strategy, we may from time to time pursue acquisitions of companies that we believe are strategic to our business. There can be no assurance that we will be able to identify attractive acquisition targets, negotiate satisfactory terms for acquisitions or obtain necessary financing for acquisitions. Further, acquisitions involve risks, including that acquired businesses will not perform in accordance with expectations, that we will not realize the operating efficiencies expected from acquisitions and that business judgments concerning the value, strengths and weaknesses of companies we acquire will prove to have been incorrect. If we fail to complete acquisitions, if we acquire companies but are not able to successfully integrate them with our business or if we do not otherwise realize the anticipated financial and strategic goals for our acquisitions, our business and results of operations may be adversely affected. In addition, future acquisitions may result in the incurrence of debt and contingent liabilities and an increase in interest expense, amortization expenses and significant charges relating to integration costs.

We may not realize anticipated incremental cost savings from the remaining portion of the restructuring contemplated by the November 2005 Plan.

We have realized significant cost savings to date as a result of actions taken under the November 2005 Plan. The restructuring program has included redesigning our organizational structure, closing a number of manufacturing and other facilities, outsourcing the majority of information technology support worldwide, outsourcing certain financial services in Western Europe and reducing our workforce by approximately 15%. Our execution of the November 2005 Plan is expected to be completed in the first half of 2010, but a portion of the planned restructuring remains outstanding. In addition to the divestitures that we have completed, which most notably included the divestiture of the Polymer business segment, which we refer to as the Polymer Business, in 2006, we are also considering the potential divestiture of, or exit from, certain other non-core or underperforming businesses of an immaterial nature.

Restructuring programs are inherently risky given that a successful outcome is dependent on the ability to successfully execute and manage significant changes to the business. Our assumptions underlying estimates of anticipated cost savings from remaining restructuring initiatives may be inaccurate, and future business conditions and events may impede our ability to complete these initiatives. If we are unable to complete them in a timely manner, or if we do not realize the anticipated incremental cost savings, our business, financial condition, results of operations and cash flows may be materially adversely affected.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are not historical facts. These “forward-looking statements” can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	our ability to execute our business strategies;

•	our ability to fully realize the anticipated benefits of the Transactions;

•

our substantial indebtedness and our ability to operate in accordance with the terms and conditions of the agreements governing the indebtedness incurred pursuant to the Transactions, including the indebtedness under our new senior secured credit facilities, the notes and the new Holdings senior notes;

•	potential conflicts of interest that any of our indirect principal stockholders may have with us in the future;

•	successful operation of outsourced functions, including information technology and certain financial shared services;

•

the vitality of the global market for institutional and industrial cleaning, sanitation and hygiene products and related services and conditions affecting the industry, including health-related, political, global economic and weather-related;

•	restraints on pricing flexibility due to competitive conditions in the professional market;

•	the loss or insolvency of a significant supplier or customer, or the inability of a significant supplier or customer to fulfill its obligations to us;

•	effectiveness in managing our manufacturing processes, including our inventory, fixed assets and system of internal control;

•	our ability and the ability of our competitors to maintain service levels, retain and attract customers, and introduce new products and technical innovations;

•	energy costs, the costs of raw materials and other operating expenses;

•	general global economic, political and regulatory conditions, interest rates, exposure to foreign currency risks and financial market volatility;

•	our ability to maintain our relationships and commercial arrangements with our key affiliates;

•	the loss of, or changes in, executive management or other key personnel, and other disruptions in operations or increased labor costs;

•	the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution and labeling of our products;

•	the occurrence of litigation or claims;

•	tax, fiscal, governmental and other regulatory policies;

•	adverse or unfavorable publicity regarding us or our services;

•	natural and manmade disasters, including acts of terrorism, hostilities, war and other such events that cause business interruptions or affect our markets;

•	our ability to sustain our brand equity subsequent to our name change to “Diversey, Inc.”;

•	the costs and effect of a relocation of our primary U.S. manufacturing facility;

•	the effect of future acquisitions or divestitures or other corporate transactions;

•	our ability to successfully execute and complete our restructuring program, including workforce reduction, achievement of cost savings, plant closures and disposition of assets; and

•	the factors listed above under “Risk Factors” and other risk factors listed in our reports filed with the SEC and incorporated by reference into this prospectus.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange offer being made pursuant to the exchange and registration rights agreement, which we refer to as the Exchange and Registration Rights Agreement, with respect to the old notes, dated as of November 24, 2009, among us, the subsidiary guarantors and the initial purchasers of the old notes. It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the Exchange and Registration Rights Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies are available as set forth under the heading “Additional Information.”

Terms of the Exchange Offer

General

In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of November 19, 2009, among us, the subsidiary guarantors and the initial purchasers, the holders of the old notes from time to time became entitled to the benefits of the Exchange and Registration Rights Agreement.

Under the Exchange and Registration Rights Agreement, we have agreed:

•

to use our commercially reasonable efforts to file with the SEC the registration statement, of which this prospectus is a part, with respect to a registered offer to exchange the old notes for the new notes;

•	to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before July 22, 2010; and

•	to commence the exchange offer promptly after the effectiveness of this registration statement.

We will keep the exchange offer open for the period required by applicable law, but in any event for at least ten business days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of                     , 2010. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.” If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, also will be required to represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made in compliance with the provisions of Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8.25%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on                     , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement will include disclosure of the approximate aggregate principal amount of old notes tendered to date and may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to:

•

extend the exchange offer, delay acceptance of old notes due to an extension of the exchange offer or terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such extension, delay or termination to the exchange agent; or

•

amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of old notes, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of the material change.

Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice of such extension, delay, termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment and will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Without limiting the manner in which we may choose to make public an announcement of any extension, delay or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 8.25% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the exchange offer, and thereafter, provided, that if an old note is surrendered for exchange on or after a record date for the notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on May 15 and November 15 of each year, commencing May 15, 2010. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the Exchange and Registration Rights Agreement.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

•

a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will issue new notes only in exchange for old notes that are timely and properly tendered. The method of delivery of the letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered or certified mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No letters of transmittal or other required documents should be sent to us. Delivery of all letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, each of which we refer to as an Eligible Institution, unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes that, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued, to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption;” and

•	purchase the old notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted under applicable law.

The terms of any such purchases or offers could differ from the terms of this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes of the same series will be issued promptly after the expiration of the exchange offer. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such series of old notes will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term

“agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, that states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•

prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, that:

(1)	sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered,

(2)	states the tender is being made thereby, and

(3)	guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•

a book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•

specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for tendering” and “—Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939. We are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest practicable date.

Exchange Agent

Wilmington Trust FSB has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:	By Facsimile:

Wilmington Trust FSB c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626	(302) 636-4139 Attn: Sam Hamed For Information or Confirmation by Telephone: (302) 636-6181 Attn: Sam Hamed

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for old notes. We will amortize certain expenses incurred in connection with the issuance of the new notes over the respective terms of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the market for the old notes being diminished. In addition, the restrictions on the ability to transfer the old notes may make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Exchange and Registration Rights Agreement that we entered into in connection with the offer and sale of the old notes to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S in transactions exempt from registration under the Securities Act. We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to restrictions on transfer or provisions relating to additional interest. The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

We received net proceeds of approximately $383.4 million, after deducting the initial purchasers’ discount and estimated offering expenses, from the sale of the old notes. We used the net proceeds from that offering, together with amounts borrowed under our new senior secured credit facilities, to provide funds necessary to consummate a portion of the Transactions, including to fund the repurchase or redemption by us of our old senior subordinated notes and repay outstanding borrowings under our old senior secured credit facilities. For further information regarding the Transactions, see Notes 1, 12, 21, 23 and 25 to our audited consolidated financial statements included elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009. You should read the following table in conjunction with the information in this prospectus under the captions “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

As of December 31, 2009
(dollars in millions)
Cash and cash equivalents	$249.4

Short-term debt	$27.7
Senior secured credit facilities:
Revolving credit facility (1)	—
Term loan facilities (2)	981.1
Notes	400.0

Total debt (including current portion)	$1,408.8
Total stockholders’ equity	704.8

Total capitalization	$2,113.6

(1)	After giving effect to outstanding letters of credit, we would be able to borrow up to $245.2 million under our $250.0 million revolving credit facility.
(2)	Without giving effect to original issue discount or amortization of principal.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated statement of operations of Diversey, Inc. presented below reflects the operations of Diversey, Inc. for the year ended December 31, 2009 as if the Transactions, as described under “Business—History and Recent Transactions,” and the use of the net proceeds thereof, had occurred on January 1, 2009.

The unaudited pro forma consolidated statement of operations of Diversey, Inc. is derived from the historical consolidated statement of operations of Diversey, Inc. and adjusted to give effect to the following:

•

the repurchase and redemption of our old senior subordinated notes and the repayment of substantially all of our borrowings under our old senior secured credit facilities, which we refer to as previously outstanding debt, totaling $1.044 billion as of January 1, 2009;

•

the incurrence by us of $1.400 billion of new indebtedness, before offering expenses and fees, of which $66.2 million was capitalized as new debt issuance costs as of January 1, 2009, and issued at the following discounts:

(a)	the new senior secured credit facilities with an aggregate discount of $15 million, and

(b)	the notes at 99.17% or a discount of $3.32 million;

•	the incurrence by us of the following one-time charges on a pre-tax basis:

(a)	the write-off of $13.7 million of unamortized capitalized debt issuance costs associated with the previously outstanding debt,

(b)	the payment of $11.7 million related to the early redemption of our old senior subordinated notes, and

(c)	the payment of $7.8 million to terminate the interest rate swap contracts;

•	the recognition of incremental interest expense of $17.1 million, which is generally the result of an increase in the indebtedness of Diversey, Inc.;

•	the settlement of the net amount of approximately $54 million due from Unilever, which results in pro forma derecognition of interest income thereon; and

•	the impact of the foregoing items on our income taxes for the year.

Regardless of the exact legal order of the Transactions, items that impacted us are reflected in our unaudited pro forma consolidated statement of operations.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

The unaudited pro forma condensed consolidated statement of operations is for illustrative purposes only and does not reflect what Diversey Inc.’s results of operations would have been had the Transactions occurred on the date indicated and are not indicative of Diversey, Inc.’s future results of operations.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with our audited consolidated financial statements, the related notes thereto and the other financial information included elsewhere in this prospectus.

DIVERSEY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(dollars in thousands)

	Historical (audited)	Pro Forma Adjustments (unaudited)		Pro Forma (unaudited)
Net sales:
Net product and service sales	$3,083,711	$—		$3,083,711
Sales agency fee income	27,170	—		27,170

	3,110,881	—		3,110,881
Cost of sales	1,828,933	—		1,828,933

Gross profit	1,281,948	—		1,281,948
Selling, general and administrative expenses	988,095	—		988,095
Research and development expenses	63,328	—		63,328
Restructuring expenses	32,914	—		32,914

Operating profit	197,611	—		197,611
Other (income) expense:
Interest expense	96,936	17,141	(1)	114,077
Interest income	(4,555)	2,551	(2)	(2,004)
Notes redemption and other costs	25,402	8,238	(3)	33,640
Other income, net	(4,699)	—		(4,699)

Income from continuing operations before income taxes	84,527	(27,930)		56,597
Income tax provision	76,129	(8,490	)(4)	67,639

Income (loss) from continuing operations	8,398	(19,440)		(11,042)
Income (loss) from discontinued operations, net of income taxes	(529)	(646	)(4)	(1,175)

Net income (loss)	$7,869	$(20,086)		$(12,217)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(dollars in thousands)

(1)	Represents the pro forma incremental interest expense resulting from the incurrence of the new debt on January 1, 2009, and assumes an overall weighted average interest rate of 7.37% on all indebtedness. This pro forma adjustment also includes the amortization under the effective interest method of original issue discounts and of debt issuance costs associated with the new debt. This pro forma interest expense adjustment consists of the following:

Estimated interest expense on new debt	$94,595
Adjust for historical interest expense, including retired debt	(75,254)
Amortization/accretion of new debt issuance costs and discounts	8,884
Adjust for historical debt issuance costs and discounts	(5,412)
Adjust for historical interest rate swap contract expense	(5,672)

Incremental interest expense	$17,141

An increase or decrease in the weighted average interest rate on new debt by 12.5 basis points will decrease or increase earnings before provision for income taxes, as the case may be, by approximately $1.8 million.

(2)	Represents the pro forma de-recognition of interest income on the net amount owed by Unilever.

(3)	Represents the pro forma adjustment to the historical amounts of notes redemption and other costs had the Transactions closed on January 1, 2009:

	Historical	Pro Forma Adjustments	Pro Forma
Write off of debt issuance costs of previously outstanding debt	$10,073	$3,594	$13,667
Redemption premium on our old senior subordinated notes	11,748	—	11,748
Payment to terminate interest rate swaps	3,188	4,644	7,832
Transaction deal fees	393	—	393

	$25,402	$8,238	$33,640

(4)	The pro forma adjustments increasing or decreasing our non-U.S. pre-tax income from continuing operations have been tax-effected using the relevant statutory income tax rates.

The pro forma adjustments increasing our U.S. pre-tax loss from continuing operations allows for an additional income tax benefit in continuing operations. In accordance with ASC Topic 740, “Income Taxes,” the income tax benefit from use of the pre-tax loss from continuing operations to offset income in other comprehensive income is reported as an income tax benefit for continuing operations. The income tax benefit is first allocated to continuing operations, with any remaining income tax benefit allocated to discontinued operations. Due to the pro forma adjustments increasing our U.S. pre-tax loss from continuing operations, all of the income tax benefit is being allocated to continuing operations and none is being allocated to discontinued operations.

SELECTED FINANCIAL DATA

Prior to 2008, we reported our results of operations on a 52/53 week year ending on the Friday nearest to December 31. Beginning with fiscal year 2008, we changed our fiscal year end date from the Friday nearest December 31 to December 31. Accordingly, references in this prospectus to our fiscal year 2008 relate to the period from December 29, 2007 to December 31, 2008. For the fiscal years ended December 31, 2009 and 2008, our results include 52 weeks and one day and 52 weeks and 3 days, respectively. Operations included 52 weeks in each of fiscal years 2007, 2006 and 2005. Our fiscal year 2007 commenced on December 30, 2006 and ended on December 28, 2007. Our fiscal year 2006 commenced on December 31, 2005 and ended on December 29, 2006. Our fiscal year 2005 commenced on January 1, 2005 and ended December 30, 2005.

We derived the following selected historical consolidated financial data from our consolidated financial statements as of and for the fiscal years ended December 31, 2009, December 31, 2008, December 28, 2007, December 29, 2006 and December 30, 2005. Those consolidated financial statements have been prepared under U.S. GAAP. You should read the following selected historical consolidated financial data in conjunction with the financial statements and related notes included elsewhere in this prospectus and with the information included in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Except for cash flow and EBITDA measures, the selected historical data is presented on a continuing operations basis. The operational results and gains associated with the divestitures of DuBois Chemicals, divested in September 2008, Chemical Methods Associates, divested in September 2006, the Polymer Business, divested in June 2006, and Whitmire Micro-Gen Research Laboratories, Inc., divested in June 2004, are presented in “Income from discontinued operations, net of tax.” Accordingly, fiscal years prior to the fiscal year ended December 31, 2009 have been restated to conform to current year presentation.

	Fiscal Year Ended
	December 30, 2005	December 29, 2006	December 28, 2007	December 31, 2008	December 31, 2009
	(dollars in thousands)
Selected Income Statement Data:
Net sales:
Net product and service sales	$2,766,068	$2,753,752	$2,949,812	$3,280,857	$3,083,711
Sales agency fee income (1)	94,105	85,516	91,928	35,020	27,170
Cost of sales (2)	1,657,059	1,666,817	1,764,224	1,990,082	1,828,933
Gross profit	1,203,114	1,172,451	1,277,516	1,325,795	1,281,948
Selling, general and administrative expenses (2)(3)	1,068,364	1,123,880	1,117,702	1,067,732	988,095
Research and development expenses	53,968	58,112	65,539	67,077	63,328
Restructuring expenses	17,677	114,787	27,165	57,291	32,914
Operating profit (loss) (3)	63,105	(124,328)	67,110	133,695	197,611
Interest expense, net	133,997	107,583	96,559	97,720	92,381
Notes redemption and other costs	—	—	—	—	25,402
Other (income) expense, net (3)	960	5,232	(787)	5,671	(4,699)
Income tax (benefit) provision	133,231	(92,994)	65,846	57,531	76,129
Income (loss) from continuing operations	(205,083)	(144,149)	(94,508)	(27,227)	8,398
Income (loss) from discontinued operations, net of tax	38,421	262,456	7,877	15,465	(529)
Net income (loss)	(166,662)	118,307	(86,631)	(11,762)	7,869
Net income (loss) attributable to noncontrolling interests	65	(25)	—	—	—
Net income (loss) attributable to Diversey, Inc.	(166,597)	118,282	(86,631)	(11,762)	7,869

Selected Other Financial Data:
EBITDA (unaudited) (4)	$303,629	$465,192	$235,551	$278,001	$312,240
Credit Agreement EBITDA (unaudited) (4)	385,570	315,080	373,557	364,157	403,180
Depreciation and amortization	183,448	198,410	156,746	128,236	112,097
Capital expenditures (5)	92,169	93,381	111,159	121,211	94,294
Net cash provided by (used in) operating activities	135,170	(6,492)	33,296	49,197	122,767
Net cash provided by (used in) investing activities	(71,590)	390,828	(102,362)	1,817	(89,163)
Net cash provided by (used in) financing activities	74,718	(343,471)	(55,972)	(46,310)	102,361
Gross profit margin (6)	42.1%	41.3%	42.0%	40.0%	41.2%
Operating profit margin (7)	2.2%	-4.4%	2.2%	4.0%	6.4%
Ratio of earnings to fixed charges (unaudited) (8)	0.58	(0.62)	0.78	1.23	1.69
Deficiency (if ratio of earnings to fixed charges is less than 1.00) (unaudited)	$71,786	$237,096	$29,029	N/A	N/A

	As of
	December 30, 2005	December 29, 2006	December 28, 2007	December 31, 2008	December 31, 2009
	(dollars in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$158,186	$208,313	$97,071	$107,818	$249,440
Restricted cash	—	—	—	49,463	39,654
Accounts receivable, net	502,089	548,275	636,470	570,654	578,663
Due from parent	294	321	363	436	92,247
Inventories	243,329	253,049	279,175	255,330	255,989
Accounts payable	369,553	401,860	405,362	387,527	416,278
Working capital (9)	375,865	399,464	510,283	438,457	418,374
Property, plant and equipment, net	420,200	410,689	442,434	412,022	415,645
Total assets	3,308,893	3,302,772	3,436,529	3,197,192	3,512,238
Total debt, including current portion	1,406,262	1,095,545	1,101,530	1,081,826	1,391,103
Stockholders’ equity	728,178	944,671	958,267	714,496	704,803

(1)	Sales agency termination fees of $0.7 million, $0.7 million, $3.2 million, $1.1 million and $7.7 million under the Prior Agency Agreement were included in sales agency fees in fiscal years ended December 31, 2009, December 31, 2008, December 28, 2007, December 29, 2006 and December 30, 2005, respectively.
(2)	In January 2005, in order to achieve alignment with our functional cost structure, we reclassified certain customer support costs. Accordingly, in the above selected historical consolidated financial data for the fiscal year ended December 30, 2005, certain customer support costs of $0.9 million have been included in / reclassified to cost of sales.
(3)	In March 2005, we reclassified gains and losses on fixed asset and product line disposals from other (income) expense to selling, general and administrative expenses.
In March 2005, we reclassified gains and losses on business divestitures from other (income) expense to selling, general and administrative expenses.
(4)	EBITDA is a non-U.S. GAAP financial measure, and you should not consider EBITDA as an alternative to U.S. GAAP financial measures such as (a) operating profit or net income as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with U.S. GAAP) as a measure of our ability to meet cash needs.

We present EBITDA because we believe it provides investors with important additional information to evaluate our performance. We believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies will consider EBITDA useful in measuring our ability to meet our debt service obligations. However, EBITDA is not a recognized measure under U.S. GAAP, and when analyzing our financial results, investors should use EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under U.S. GAAP. In addition, because other companies may calculate EBITDA differently, this measure will not be comparable to EBITDA or similarly titled measures reported by other companies. For example, in our definition of EBITDA, we adjust for notes redemption and other costs.

We also present Credit Agreement EBITDA because it is a financial measure that is used in the credit agreement for our new senior secured credit facilities. Credit Agreement EBITDA is not a recognized measure under U.S. GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with U.S. GAAP, such as net income, operating income or operating cash flow. Credit Agreement EBITDA differs from the term EBITDA as it is commonly used. Credit Agreement EBITDA is calculated as set forth below and is defined in accordance with the credit agreement for our new senior secured credit facilities.

Borrowings under our new senior secured credit facilities are a key source of our liquidity. Our ability to borrow under our new senior secured credit facilities depends upon, among other things, compliance with certain representations, warranties and covenants under the credit agreement for our new senior secured credit facilities. The financial covenants in our new senior secured credit facilities include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods. Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our new senior secured credit facilities and, absent a waiver or an amendment from our lenders, would permit the acceleration of all outstanding borrowings under our new senior secured credit facilities. For further information on the terms of our new senior secured credit facilities, see “Description of Other Indebtedness—New Senior Secured Credit Facilities.”

Neither EBITDA nor Credit Agreement EBITDA is used in the indenture governing the notes. The term “Consolidated EBITDA” is used in the indenture as part of the calculation of the term “Consolidated Coverage Ratio,” which is used for a number of purposes, including determining our ability to incur additional indebtedness, and may include certain cost savings or synergies. See “Description of Notes—Certain Definitions.” Consolidated EBITDA is not the same as EBITDA or Credit Agreement EBITDA.

EBITDA should not be construed as a substitute for, and should be considered together with, net cash flows provided by operating activities as determined in accordance with U.S. GAAP. The following table reconciles EBITDA and Credit Agreement EBITDA to net cash flows provided by (used in) operating activities, which is the U.S. GAAP measure most comparable to EBITDA and Credit Agreement EBITDA, for each of the periods for which EBITDA and Credit Agreement EBITDA are presented.

	Historical
	Fiscal Year Ended (audited)
	December 30, 2005	December 29, 2006	December 28, 2007	December 31, 2008	December 31, 2009
	(dollars in thousands)
Net cash flows provided by operating activities	$135,170	$(6,492)	$33,296	$49,197	$122,767
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	76,116	95,069	93,261	9,404	(2,466)
Depreciation and amortization expense	(183,448)	(198,410)	(156,746)	(128,236)	(112,097)
Amortization of debt issuance costs	(28,738)	(5,848)	(4,747)	(4,984)	(15,711)
Interest accrued on long-term receivables–related parties	3,317	2,464	2,583	2,749	2,551
Changes in deferred income taxes	(157,983)	10,395	(41,618)	6,058	(7,474)
Changes in restricted cash and cash equivalent	—	—	—	49,463	27,404
Gain (loss) from divestitures	667	234,974	(538)	11,753	(32)
Gain (loss) on property disposals	(5,715)	(581)	4,218	(736)	(726)
Compensation costs for long-term incentives	(5,136)	(393)	(515)	(400)	(215)
Other	(847)	(12,896)	(15,825)	(6,030)	(6,152)

Net income (loss)	(166,597)	118,282	(86,631)	(11,762)	7,869
Net income (loss) attributable to noncontrolling interests	(57)	25	—	—	—
Income tax provision	152,096	40,610	68,811	63,755	74,425
Interest expense, net	134,739	107,865	96,625	97,772	92,447
Notes redemption and other costs	—	—	—	—	25,402
Depreciation and amortization expense	183,448	198,410	156,746	128,236	112,097

EBITDA (unaudited)	303,629	465,192	235,551	278,001	312,240

Adjustments (unaudited):
Restructuring related costs (a)	55,939	199,181	105,453	94,014	59,607
Acquisition and divestiture adjustment (b)	—	(381,637)	1,161	(22,624)	2,167
Non-cash and other items, net (c)	26,002	28,078	18,925	1,635	12,132
Compensation adjustment (d)	—	4,266	12,467	13,131	17,034

Credit Agreement EBITDA (unaudited) (e)	$385,570	$315,080	$373,557	$364,157	$403,180

(a)	For a further description of restructuring and other one-time charges relating to the November 2005 Plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	For a further description of adjustments related to businesses divested during the applicable period, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Divestitures.”

(c)	Adjustments primarily related to changes in the allowance for doubtful accounts, changes in the reserve for excess and obsolete inventory and gains and losses on sales of capital assets.

(d)	Expenses related to certain cash-based employee benefits that were converted to an equity plan in connection with the Transactions.

(e)	Credit Agreement EBITDA includes EBITDA of certain operations divested subsequent to the applicable period of $57, $44,144, $17,637 and $7,918 in the fiscal years ended December 30, 2005, December 29, 2006, December 28, 2007 and December 31, 2008, respectively.

(5)	Capital expenditures include expenditures for capitalized computer software.
(6)	Gross profit margin is gross profit as a percentage of net sales.
(7)	Operating profit margin is operating profit as a percentage of net sales.
(8)	For purposes of computing our ratio of earnings to fixed charges, (a) “earnings” consist of pre-tax income from continuing operations adjusted for income from equity investments, fixed charges and amortization of capitalized interest, less capitalized interest and the net income (loss) attributable to noncontrolling interests, and (b) “fixed charges” consist of interest expense, the interest component of rental expense and capitalized interest.
(9)	Working capital is defined as net accounts receivable plus inventories less accounts payable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2009. This discussion should be read in conjunction with our consolidated financial statements and notes to the consolidated financial statements included in this prospectus as well as the sections entitled “Forward-Looking Statements” and “Risk Factors” located in this prospectus.

Executive Overview

We are a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and hand care. In addition, we offer a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management. We serve institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

Except where noted, the management discussion and analysis below, excluding the consolidated statements of cash flows, reflects the results of continuing operations, which excludes the results of DuBois Chemicals, or DuBois, as discussed in Note 6 to the consolidated financial statements.

In the fiscal year ended December 31, 2009, net sales decreased by $205.0 million compared to the prior year. As indicated in the following table, after excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales agency fee income, or SAF, and sales from the License Agreement, our net sales decreased by 0.2% for the fiscal year ended December 31, 2009, compared to the prior year. Beginning in fiscal year 2008, the License Agreement replaced the Prior Agency Agreement in most countries.

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008
Net sales	$3,110.9	$3,315.9	-6.2%

Variance due to:
Foreign currency exchange	—	(164.1)
Acquisitions and divestitures	—	(9.9)
Sales agency fee income	(27.2)	(35.0)
License Agreement revenue	(133.4)	(151.3)

	(160.6)	(360.3)

	$2,950.3	$2,955.6	-0.2%

The fiscal year 2009 global economic environment was challenging to many companies and had a significant impact on our operations. In addition and as previously identified, there were two fewer selling days in fiscal 2009 compared to fiscal 2008. The table above shows that our organic sales in 2009, compared to the prior year, decreased by 0.2%. The marginal decrease in sales was due to generally lower volume than last year. We believe the contraction in sales is generally consistent with the global economic slowdown. The decrease in sales would have been higher had we not been able to effectively implement the pricing initiatives that we started in the last quarter of 2008. Our delivery of value to our customers allowed us to effectively execute this strategy. We also aggressively pursued new customers and introduced innovation as part of our product delivery. As a result of these initiatives, we were able to achieve modest sales increases in some segments of our business, and mitigate the effects of the economic recession. We believe that our disciplined and effective approach to implementing price increases across all segments of our business was the primary factor to our maintaining sales levels in 2009.

As indicated in the following table, our gross profit percentage improved significantly for the year ended December 31, 2009 compared to the year ended December 31, 2008. Excluding the impact of SAF, our gross profit percentage improved 140 basis points for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Margin on Net Sales as Reported Fiscal Year Ended		Margin on Net Sales Adjusted for SAF Fiscal Year Ended
December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
41.2%	40.0%	40.7%	39.3%

The 140 basis point improvement was largely the result of increased prices and a favorable reduction in certain raw material costs, including phosphorous materials, caustic soda, and chelates. Additional cost reductions were achieved through various cost savings initiatives attained through our global sourcing activities, as we resolved to control the effects of rising raw material prices. In conjunction with these initiatives, we further improved gross margins by rationalizing the number of product offerings and eliminating low margin products. In addition, we implemented internal processes to more effectively monitor customer profitability.

The economic recession has adversely affected a number of end-users of our products and services, such as hotels, restaurants, food and beverage processors and others that are sensitive to business travel and leisure. These end-users reduced their purchase volume of cleaning, hygiene, operational efficiency and appearance enhancing products in 2009. However, we did not experience a material loss in customers. As a consequence of the economic pressures, we may have difficulty maintaining some of the price increases we implemented. A further deterioration in economic conditions could exacerbate the disruptions in the credit markets, and our customers may face difficulties gaining timely access to sufficient credit, which could impair their ability to make timely payments to us.

We implemented materials sourcing savings programs and continued cost containment measures during 2009. Although we believe we have instituted appropriate strategies to attain profitability and achieve growth, we cannot fully mitigate the effects of the global recession on our operations. While we attempt to continuously manage our costs, including our personnel costs, in relation to our sales volumes, our efforts may not be successful and the timing of these efforts and associated costs may adversely affect our results. We will continue to monitor economic conditions closely and pursue cost saving opportunities as well as growth opportunities through strategic investments and innovations.

We recapitalized our company through the debt and equity investment transactions that closed on November 24, 2009 as described under “Business—History and Recent Transactions.” The terms of our new debt provide us with more liquidity and position us well for growth and stability. In the current economic climate, we will continue to prioritize our receivable collections and working capital management initiatives.

As of December 31, 2009, we were in compliance with the financial covenants under the credit agreement for our new senior secured credit facilities. The global economy has been greatly affected by the ongoing credit crisis and recessionary environment with many lenders and institutional investors ceasing to provide or limiting credit to even the most credit-worthy borrowers. We believe that we are positioned to deal with the continuing economic downturn; however, we are not able to predict how severe the downturn may become, how long it will last and how it will affect our business or our customers’ businesses going forward.

In November 2005, in response to structural changes in raw material markets that gave rise to significant increases in our input costs, we announced the November 2005 Plan to implement an operational restructuring of our company. We believe that our restructuring program positioned us to confront these challenges more effectively.

During fiscal year 2009, we made significant progress with the operational restructuring of our company in accordance with the November 2005 Plan. In particular, key activities during the year included the following:

•	continued plans to transition to new organizational models in our regions;

•	finalized the transition of certain general ledger accounting functions in Western Europe to a third-party provider;

•	completed the implementation of a global human resource information system;

•	continued the redesign of the Japanese sales and marketing functions, supported by Enterprise Resources Planning system upgrades; and

•	continued progress on various supply chain optimization projects to improve capacity utilization and efficiency.

In connection with the aforementioned and other activities under the November 2005 Plan, we recorded restructuring charges which consisted primarily of severance costs, of approximately $32.9 million and $57.3 million for fiscal years 2009 and 2008, respectively. In addition, we recorded period costs of $32.8 million and $42.8 million related to the November 2005 Plan for fiscal years 2009 and 2008, respectively. For the fiscal year ended December 31, 2009, the period costs mainly related to projects at the corporate center as well as the Japanese and North American regions. These period costs consisted of the following:

•	$19.6 million for personnel-related costs of employees and consultative resources connected to restructuring initiatives;

•	$7.1 million related to value chain and cost savings projects; and

•	$6.1 million related to facilities, asset impairment charges and various other costs.

We expect to complete our November 2005 restructuring program during the first half of 2010, with the associated reserves expected to be substantially paid out by the end of the 2010 fiscal year, mostly through our restricted cash balance. The primary restructuring focus for the 2010 fiscal year will be organizing various functions for efficiency and growth. We believe that this reorganization will better position us to address consolidation and globalization trends among our customers while enabling us to more effectively deploy resources to the most compelling market and customer growth opportunities. We also believe this reorganization will boost our efforts to more rapidly deploy innovation globally.

Critical Accounting Policies

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions or conditions. The following are the accounting policies that we believe are most critical to our financial condition and results of operations and that involve management’s judgment and/or evaluation of inherent uncertain factors:

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or ownership has transferred to the customer, the sales price is fixed or determinable, and collection is probable. We record an estimated reduction to revenue for customer discount programs and incentive offerings, including allowances and other volume-based incentives. If market conditions were to decline, we may take actions to increase customer incentive offerings, possibly resulting in a reduction of gross profit margins in the period during which the incentive is offered. Revenues are reflected in the consolidated statement of operations net of taxes collected from customers and remitted to governmental authorities.

In arriving at net sales, we estimate the amounts of sales deductions likely to be earned by customers in conjunction with incentive programs such as volume rebates and other discounts. Such estimates are based on written agreements and historical trends and are reviewed periodically for possible revision based on changes in facts and circumstances.

Estimating Reserves and Allowances

We estimate inventory reserves based on periodic reviews of our inventory balances to identify slow-moving or obsolete items and to value inventories at the lower of cost or net realizable value. This determination is based on a number of factors, including new product introductions, changes in customer demand patterns, product life cycle, and historic usage trends.

We estimate the allowance for doubtful accounts by analyzing accounts receivable balances by age, applying historical trend rates, analyzing market conditions and specifically reserving for identified customer balances, based on known facts, which are deemed probable as uncollectible. For larger accounts greater than 90 days past due, an allowance for doubtful accounts is recorded based on the customer’s ability and likelihood to pay and based on management’s review of the facts and circumstances. For other customers, we recognize an allowance based on the length of time the receivable is past due and on historical experience. See “Quantitative and Qualitative Disclosures About Market Risk” for further discussion on credit risk as it relates to the current global economic slowdown.

We accrue for losses associated with litigation and environmental claims based on management’s best estimate of future costs when such losses are probable and reasonably able to be estimated. We record those costs based on what management believes is the most probable amount of the liability within the ranges or, where no amount within the range is a better estimate of the potential liability, at the minimum amount within the range. The accruals are adjusted as further information becomes available or circumstances change.

Pension and Post-Retirement Benefits

We sponsor separately funded pension and post-retirement plans in various countries, including the United States. Several statistical and judgmental factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases and healthcare cost trends, as determined by us and our actuaries. In addition, our actuarial consultants also use subjective factors, such as withdrawal and mortality rates, to estimate these factors. We use actuarial assumptions that may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, longer or shorter life spans of participants and changes in actual costs of healthcare. Actual results may significantly affect the amount of pension and other post-retirement benefit expenses recorded by us.

Goodwill and Non-Amortizing Intangibles

Goodwill and non-amortizing intangible assets are reviewed for impairment on an annual basis and between annual tests when significant events or changes in business circumstances indicate that their carrying values may not be recoverable. We have defined our reportable segments as our reporting units for our goodwill impairment testing. We use a two-step process to test goodwill for impairment. First, the reporting unit’s fair value is compared to its carrying value. Fair value is estimated using a combination of a discounted cash flow approach and a market approach. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the second step of the impairment test would be performed. The second step of the goodwill impairment test is to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge would be recorded for the difference if the carrying value exceeds the implied fair value of the goodwill. We test the carrying value of other intangible assets with indefinite lives by comparing the fair value of the intangible assets to the carrying value. Fair value is estimated using a relief of royalty approach, a discounted cash flow methodology.

We conduct our annual impairment reviews at the beginning of the fourth quarter with the assistance of a third-party valuation firm. We typically complete this analysis as of the first day of our fiscal fourth quarter. Based on our business approach to decision-making, planning and resource allocation, we have determined that we have five reporting units for purposes of evaluating goodwill for impairment, which is aligned with our five geographic segments. Goodwill balances are typically recorded at the reporting unit level; however, where applicable, balances may be allocated to reporting units in proportion to the goodwill balances recorded at the reporting unit level. We performed our impairment reviews for fiscal years 2009, 2008 and 2007, and found no impairment of goodwill and recorded impairment charges of $0 million, $0 million and $0.2 million, respectively, for non-amortizing intangibles, which are included in selling, general and administrative expenses in the consolidated statements of operations. None of the charges related to restructuring activities. Moreover, management currently expects to evaluate goodwill impairment indicators on a regular basis and will conduct interim impairment reviews in the event circumstances indicate such a review is appropriate. As a key and quantifiable value driver, we have chosen interim EBITDA as its primary benchmark measure for interim impairment reviews. We track consolidated actual performance against this benchmark to assess whether or not a step-one evaluation may be necessary. There can be no assurance that future goodwill and non-amortizing intangible asset impairment tests will not result in a charge to earnings.

Long-Lived Assets and Amortizing Intangibles

We periodically conduct impairment reviews on long-lived assets, including amortizable intangible assets, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. We also periodically reassess the estimated remaining useful lives of our amortizing intangible assets and our other long-lived assets. Changes to estimated useful lives would affect the amount of depreciation and amortization expense recorded in our consolidated financial statements.

We recorded impairment charges on certain long-lived assets of $1.2 million, $6.3 million and $12.8 million during fiscal years 2009, 2008 and 2007, respectively, in connection with the November 2005 Plan.

New Accounting Pronouncements

For information with respect to new accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 2 to the consolidated financial statements in this prospectus.

Fiscal Year Ended December 31, 2009, Compared to Fiscal Year Ended December 31, 2008

Net Sales:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Net product and service sales	$3,083.7	$3,280.9	$(197.2)	-6.0%
Sales agency fee income	27.2	35.0	(7.8)	-22.4%

	$3,110.9	$3,315.9	$(205.0)	-6.2%

•

The comparability of net sales reported in the two periods is significantly affected by the impact of foreign exchange rate movements. In addition, there were two fewer selling days in fiscal 2009 compared to fiscal 2008. As measured against prior year’s results, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $159.8 million reduction in net product and service sales in 2009.

•

Excluding the negative impact of foreign currency exchange rates, acquisitions, SAF income, and License Agreement revenue, net sales decreased by 0.2% year-over-year. This is primarily due to the current global recession, reflecting a general softness in demand for our products and services. The potentially adverse effects of the recession were mitigated in large part by the successful pricing strategies that were initiated in the last quarter of 2008. Although we experienced a general decline in sales volume, our Europe, Middle East and Africa, Latin America and Asia Pacific regions reported sales growth. The following is a review of the sales performance for each of our segments:

–	In our Europe, Middle East and Africa segment, net sales increased by 0.1% in 2009 compared to the prior year. This increase was achieved despite the economic recession, primarily from successfully implementing price increases and customer acquisitions across the region. Sales volume also increased in certain emerging markets, such as in Central and Eastern Europe, but was offset by volume declines in Western Europe, particularly in floor care equipment and cleaning tools and engineering sales, a result of customers deferring their capital investments. We expect that the weakened economic environment and related tightening of credit markets will continue to challenge sales growth; however, we plan to accelerate innovation in product and service solutions and continue to target new customers and markets to offset this downward pressure.

–	In Latin America, net sales increased by 6.1% in 2009 compared to the prior year. Growth came from most countries in the region, primarily through the implementation of price increases, offset by volume decreases in the lodging and retail sectors. The effects of the recession resulted in sales volume shortfalls from existing customers but were offset by strong growth from new customers. We expect continued regional growth in all of our business sectors, through select price increases, customer acquisitions and delivery of improved product and service solutions.

–	In Asia Pacific, net sales increased by 1.6% in 2009 compared to the prior year. This increase was mainly due to continuing volume improvements in developing markets such as India, and stable growth in Australia, offset by volume decreases in the remainder of the region primarily caused by lower traffic in the lodging sector. We expect favorable growth in our business, particularly in the lodging sector, as we continue to drive market share in the region by capitalizing on key account acquisitions, and expected improvements in lodging occupancy rates in 2010.

–	In North America, net sales decreased by 1.2% in 2009 compared to the prior year, primarily due to reduced demand in the institutional distribution network and our decision to exit certain underperforming food and beverage sector accounts. We plan to stabilize and increase our market position by enhancing our value propositions and delivering innovative solutions to our customers. A more open distribution strategy is expected to generate growth opportunities in the health care, building managers/service contractors and retail sectors.

–	In Japan, net sales decreased by 10.6% in 2009 compared to the prior year. The economic recession contributed to approximately half of this decline in sales, while choices we made to discontinue low margin businesses and underperforming accounts in both direct and indirect channels accounted for the other half. The negative conditions in the Japanese economy will continue to put pressure on our plans to stabilize and grow our market position.

•

Sales agency fee and License Agreement. In connection with the DiverseyLever acquisition in 2002, we entered into the Prior Agency Agreement with Unilever, whereby we act as an exclusive sales agent in the sale of Unilever’s consumer branded products to various institutional and industrial end-users. At the time of the DiverseyLever acquisition, we assigned an intangible value to the Prior Agency Agreement of $13.0 million.

An agency fee was paid by Unilever to us in exchange for our sales agency services. An additional fee was payable by Unilever to us in the event that conditions for full or partial termination of the Prior Agency Agreement were met. We elected, and Unilever agreed, to partially terminate the Prior Agency Agreement in several territories resulting in payment by Unilever to us of additional fees. In association with the partial terminations, we recognized sales agency fee income of $0.6 million and $0.7 million during the years ended December 31, 2009 and December 31, 2008, respectively.

In October 2007, we and Unilever entered into the Umbrella Agreement to replace the Prior Agency Agreement, which includes (i) the New Agency Agreement, with terms similar to those of the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) the License Agreement, under which Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer branded cleaning products. Many of the entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

The amounts of sales agency fees and License Agreement revenues earned under these agreements are reported in the preceding tables.

Gross Profit:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Gross Profit	$1,281.9	$1,325.8	$(43.9)	-3.3%
Gross profit as a percentage of net sales	41.2%	40.0%

Gross profit as a percentage of net sales adjusted for sales agency fee income	40.7%	39.3%

•

The comparability of gross profit between the two periods is significantly affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $69.1 million reduction in gross profit in 2009.

•

Our gross profit percentage (based on net sales as reported) improved by 120 basis points in 2009 compared to the prior year. Excluding the impact of SAF income, our gross profit percentage improved 140 basis points in 2009 compared to the prior year.

•

The 140 basis point improvement is largely the result of increased prices and a favorable reduction in certain raw material costs, including phosphorous materials, caustic soda and chelates. These cost reductions were achieved mainly through various cost savings initiatives that we aggressively built in to our global sourcing activities, as we resolved to control the effects of rising raw material prices which we experienced in the first quarter of 2009. In conjunction with these initiatives, we further improved gross margins by rationalizing the number of product offerings and eliminating low margin products. In addition, we implemented internal processes to more effectively monitor customer profitability.

Operating Expenses:

	Fiscal Year Ended				Change
(dollars in millions)	December 31, 2009		December 31, 2008		Amount	Percentage
Selling, general and administrative expenses	$988.1		$1,067.7		$(79.6)	-7.5%
Research and development expenses	63.3		67.1		(3.8)	-5.6%
Restructuring expenses	32.9		57.3		(24.4)	-42.5%

	$1,084.3		$1,192.1		$(107.8)	-9.0%

As a percentage of net sales:
Selling, general and administrative expenses	31.8%		32.2%
Research and development expenses	2.0%		2.0%
Restructuring expenses	1.1%		1.7%

	34.9%		35.9%

As a percentage of net sales adjusted for SAF:
Selling, general and administrative expenses	32.0	%(1)	32.5	%(1)
Research and development expenses	2.1%		2.0%
Restructuring expenses	1.1%		1.7%

	35.2%		36.2%

(1)	The percentages for 2009 and 2008 are 31.0% and 31.3%, respectively, when period costs associated with the November 2005 Plan are excluded from selling, general and administrative expenses.

The comparability of operating expenses between the two years is significantly affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $47.6 million reduction in operating expenses.

•

Selling, general and administrative expenses. Excluding period costs associated with the November 2005 Plan, selling, general and administrative expenses as a percentage of net sales adjusted for SAF were 31.0% for the year ended December 31, 2009 compared to 31.3% for the prior year. Excluding the impact of foreign currency, selling, general and administrative costs declined $32.7 million in 2009 compared to the prior year. This favorable decline is mainly due to cost savings under our November 2005 Plan and our aggressive expense control management in response to the current economic conditions. We achieved these savings while maintaining and improving our customer-facing capabilities.

•	Research and development expenses. Excluding the impact of foreign currency, research and development expenses decreased by $1.5 million during the year ended December 31, 2009 compared to the prior year. This cost reduction is largely due to globalization of the function and investments in technology, which have improved our efficiency.

•

Restructuring expenses. Excluding the impact of foreign currency, restructuring expenses decreased $26.0 million during the year ended December 31, 2009 compared to the prior year. This was mainly due to decreased employee severance and other expenses related to the November 2005 Plan, consisting primarily of involuntary termination costs associated with our European business segment.

Restructuring and Integration:

A summary of all costs associated with the November 2005 Plan during 2009 and 2008, and since its inception in November 2005, is outlined below:

	Fiscal Year Ended
(dollars in millions)	December 31, 2009	December 31, 2008	Total Project to Date
Reserve balance at beginning of period	$60.1	$46.2	$—
Restructuring (net) costs charged to income	32.9	57.3	236.7
Liability adjustments	—	—	0.3	(1)
Payments of accrued costs	(44.6)	(43.4)	(188.6)

Reserve balance at end of period	$48.4	$60.1	$48.4

Period costs classified as selling, general and administrative expenses	$31.0	$42.2	$302.3
Period costs classified as cost of sales	1.8	0.6	6.2
Capital expenditures	23.8	20.8	85.6

(1)	$0.4 million of this amount was reclassified from other liabilities and $0.1 million was recorded as a reduction of restructuring expense, resulting in a net liability adjustment of $0.3 million.

•

November 2005 Plan Restructuring Costs. During the years ended December 31, 2009 and December 31, 2008, we recorded $32.9 million and $57.3 million, respectively, of restructuring costs related to our November 2005 Plan. Costs for fiscal year 2009 consisted primarily of severance costs associated with our European and North American business segments and the costs for fiscal year 2008 consisted primarily of severance costs associated with our European and Japanese business segments.

•

November 2005 Plan Period Costs. Period costs of $31.0 and $42.2 million for 2009 and 2008, respectively, included in selling, general and administrative expenses and $1.8 million and $0.6 million for 2009 and 2008, respectively, included in cost of sales pertained to: (a) $19.6 million in 2009 ($20.5 million in 2008) for personnel related costs of employees and consultative resources associated with restructuring initiatives, (b) $7.1 million in 2009 ($3.2 million in 2008) for value chain and cost savings projects, and (c) $6.1 million in 2009 ($19.1 million in 2008) related to facilities, asset impairment charges and various other costs. The overall decrease in these expenses over the prior year was mainly due to a reduction in restructuring activities within our European and North American business segments as well as the Corporate Center.

•

Tax Valuation Allowances. Based on the continued tax losses in various jurisdictions, we continued to conclude that it was not more likely than not that certain deferred tax assets would be fully realized. Accordingly, we recorded a charge for an additional U.S. valuation allowance of $9.1 million and $11.0 million for continuing operations for the years ended December 31, 2009 and December 31, 2008, respectively, and we recorded a charge for additional valuation allowance for foreign subsidiaries of $8.8 million and $11.6 million for continuing operations for the years ended December 31, 2009 and December 31, 2008, respectively. We do not believe the valuation allowances recorded in fiscal years 2009 and 2008 are indicative of future cash tax expenditures.

Non-Operating Results:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Interest expense	$96.9	$105.4	$(8.5)	-8.0%
Interest income	(4.6)	(7.7)	3.1	-40.7%

Net interest expense	$92.3	$97.7	$(5.4)	-5.6%

Notes redemption and other costs	25.4	—	25.4	NM
Other expense (income), net	(4.7)	5.7	(10.4)	-182.9%

•

Net interest expense decreased during the year ended December 31, 2009 compared to the same period in the prior year primarily due to lower interest rates on borrowings, offset by decreased interest income on lower average cash balances and a lower yield on investments.

•

Notes redemption and other costs pertain to certain costs that were incurred pursuant to the Transactions and are explained in Note 12 to the consolidated financial statements. They include $11.7 million for the early redemption premium on our old senior subordinated notes, $10.1 million for the write-off of debt issuance costs related to the redeemed notes, and $3.2 million for the termination of interest rate swaps related to our terminated Term Loan B.

•	Other expense (income) improved due to gains on foreign currency positions.

Income Taxes:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Income (loss) from continuing operations, before income taxes	$84.5	$30.3	$54.2	178.9%
Provision for income taxes	76.1	57.5	18.6	32.3%

Effective income tax rate	90.1%	189.8%

•

We reported an effective income tax rate of 90.1% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2009, and an effective income tax rate of 189.8% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2008. The high effective income tax rates are primarily the result of increased valuation allowances against deferred tax assets for U.S. and international tax loss and credit carryforwards, increased valuation allowances against other net deferred tax assets, and increases in tax contingency reserves.

Discontinued Operations:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Income (loss) from discontinued operations	$(2.2)	$21.7	$(23.9)	-110.3%
(Benefit) provision for income taxes	(1.7)	6.2	(7.9)	-127.4%

Income (loss) from discontinued operations, net of taxes	$(0.5)	$15.5	$(16.0)	-103.4%

The loss from discontinued operations during the year ended December 31, 2009 includes $0.3 million related to after-tax income associated with the DuBois divestiture ($15.4 million after-tax income in 2008), and $0.8 million after-tax loss related to the Polymer divestiture ($0.1 million after-tax income in 2008).

Net Income:

Our net income increased by $19.6 million to $7.9 million for the year ended December 31, 2009 compared to the prior year. Excluding the negative impact of foreign currency exchange of $11.0 million, our net income increased by $30.6 million. This increase was primarily due to an increase of $25.2 million in gross profit, a decrease of $60.1 million in operating expenses, a favorable decrease in net interest expense, an increase in other income, offset by the notes redemption and other costs of $25.4 million related to the Transactions and a decrease in income from discontinued operations. As previously discussed, the increase in gross profit is due to increased prices and a favorable reduction in certain raw material costs. The reduction in operating expenses is primarily due to savings from our November 2005 Plan.

EBITDA:

EBITDA is a non-U.S. GAAP financial measure, and you should not consider EBITDA as an alternative to U.S. GAAP financial measures such as (a) operating profit or net income (loss) as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with U.S. GAAP) as a measure of our ability to meet cash needs.

We believe that, in addition to operating profit, net income (loss) and cash flows from operating activities, EBITDA is a useful financial measurement for assessing liquidity as it provides management, investors, lenders and financial analysts with an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. In addition, various covenants under our new senior secured credit facilities are based on EBITDA, as adjusted pursuant to the provisions of those facilities.

In evaluating EBITDA, management considers, among other things, the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on outstanding debt for the period and how EBITDA compares to capital expenditures for the period. Management believes many investors, lenders and financial analysts evaluate EBITDA for similar purposes. To evaluate EBITDA, the components of EBITDA, such as net sales and operating expenses and the variability of such components over time, should also be considered.

Accordingly, we believe that the inclusion of EBITDA in this prospectus permits a more comprehensive analysis of our liquidity relative to other companies and our ability to service debt requirements. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this prospectus may not be comparable to similarly titled measures of other companies.

EBITDA should not be construed as a substitute for, and should be considered together with, net cash flows provided by operating activities as determined in accordance with U.S. GAAP.

EBITDA for fiscal year 2009 was $312.2 million. EBITDA for 2008, when stated on comparable 2009 foreign exchange rates, would have been $256.5 million. Net of a negative foreign currency impact of $21.5. million, EBITDA increased by $55.7 million. This was primarily due to increased gross profits arising from favorable increased prices and a favorable reduction in certain raw material costs, and decreases in our operating expenses, all as explained in the preceding paragraphs.

Credit Agreement EBITDA:

We also present Credit Agreement EBITDA because it is a financial measure which is used in the credit agreement for our new senior secured credit facilities. Credit Agreement EBITDA is not a recognized measure under U.S. GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with U.S. GAAP, such as net income, operating income or operating cash flow. Credit Agreement EBITDA differs from the term EBITDA as it is commonly used. Credit Agreement EBITDA is calculated in accordance with the credit agreement for our New Senior Secured Credit Facility and is set forth below under “Liquidity and Capital Resources—Financial Covenants under our New Senior Secured Credit Facility.”

Fiscal Year Ended December 31, 2008, Compared to Fiscal Year Ended December 28, 2007

Net Sales:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Net product and service sales	$3,280.9	$2,949.8	$331.1	11.2%
Sales agency fee income	35.0	91.9	(56.9)	-61.9%

	$3,315.9	$3,041.7	$274.2	9.0%

•

Net product and service sales. As measured against prior year’s results, the weakening of the U.S. dollar against the euro and certain other foreign currencies contributed $130.2 million to the increase in net product and service sales. In addition, there were three more selling days in fiscal 2008 compared to fiscal 2007.

•

Excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales agency fee income, and sales under the License Agreement, our net product and service sales increased 3.5% compared to the same period in the prior year. All regions except Japan contributed to the increase, primarily due to price increases taking hold in all global geographic areas and business sectors and the expansion of developing markets in Latin America, Asia Pacific and Central and Eastern Europe, which contributed to increased sales volumes. The following is a review of the sales performance for each of our regions, which also excludes the impact of foreign currency exchange rates, acquisitions and divestitures, sales agency fee income, and sales under the License Agreement:

–	In our Europe, Middle East and Africa markets, net sales increased 4.3% compared to the prior year. This increase was primarily driven by increased pricing, the expansion of certain markets in Western Europe as well as developing markets in Central and Eastern Europe and success with certain top customer accounts.

–	In Latin America, net sales increased 10.4% compared to the prior year with growth coming from most countries in the region. Approximately half of the increase was due to pricing with the remainder coming from volume growth, driven by success with our indirect channel partners and growth in the food and beverage sector.

–	In Asia Pacific, net sales increased 7.7% compared to the prior year with growth coming from most countries in the region. Volume growth contributed approximately two thirds of this increase while pricing drove one third of the increase. Growth was achieved through top customer growth and strong sales volume in certain key developing markets in the region, primarily in the food and beverage and the lodging sectors.

–	In North America, net sales increased 1.0% compared to the prior year primarily due to price increases taking hold in all sectors and an expanding retail sector. This growth was partially offset by volume declines in other sectors due to customer consolidation and distributor inventory reduction.

–	In Japan, net sales decreased 3.2% compared to the prior year primarily due to choices made to exit certain non-core and/or underperforming accounts in both direct and indirect channels.

•

Sales Agency Fee and License Agreement. In October 2007, we reached agreement with Unilever on a new Umbrella Agreement, to replace the Prior Agency Agreement, which includes; (i) a New Agency Agreement with terms similar to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) the License Agreement under which Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and unless otherwise terminated or extended, will expire on December 31, 2017.

Sales under the License Agreement are recorded in the net product and service sales. We recorded net product and service sales of $151.3 million under the License Agreement during fiscal year 2008.

With respect to the sales agency arrangements, we recorded total sales agency fee income of $35.0 million, consisting of $30.1 million under the New Agency Agreement, $4.2 million under transitional arrangements, and $0.7 million of termination fees. Except for the countries mentioned above, substantially all sales under the previous agreement for other countries converted to the License Agreement in January 2008.

Gross Profit:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Gross Profit	$1,325.8	$1,277.5	$48.3	3.8%
Gross profit as a percentage of net sales	40.0%	42.0%

Gross profit as a percentage of net sales adjusted for sales agency fee income	39.3%	40.2%

•	As measured against prior year’s results, the weakening of the U.S. dollar against the euro and certain other foreign currencies increased gross profit by $57.3 million in 2008.

•

Our gross profit percentage, excluding the impact of sales agency fee income, declined 90 basis points in 2008 compared to 2007 as pricing actions taken during in the latter half of 2008 did not keep pace with unprecedented cost increases in key raw materials costs. Based on net sales as reported, our gross profit percentage declined by 200 basis points in 2008 compared to 2007. Volatile raw material costs are expected to continue to present significant challenges in 2009. In response, we continue to implement increases to recover increased costs, to the fullest extent possible, and pursue cost reduction initiatives.

Operating Expenses:

	Fiscal Year Ended				Change
(dollars in millions)	December 31, 2008		December 28, 2007		Amount	Percentage
Selling, general and administrative expenses	$1,067.7		$1,117.7		$(50.0)	-4.5%
Research and development expenses	67.1		65.5		1.6	2.3%
Restructuring expenses	57.3		27.2		30.1	110.9%

	$1,192.1		$1,210.4		$(18.3)	-1.4%

As a percentage of net sales:
Selling, general and administrative expenses	32.2	%(1)	36.7	%(1)
Research and development expenses	2.0%		2.2%
Restructuring expenses	1.7%		0.9%

	35.9%		39.8%

As a percentage of net sales adjusted for SAF:
Selling, general and administrative expenses	32.5	%(1)	37.9	%(1)
Research and development expenses	2.0%		2.2%
Restructuring expenses	1.7%		0.9%

	36.2%		41.0%

(1)	The percentages for 2008 and 2007 are 31.3% and 34.8%, respectively, when period costs associated with the November 2005 Plan are excluded from selling, general and administrative expenses.

•

Operating expenses. As measured against prior year’s results, the weakening of the U.S. dollar against the euro and certain other foreign currencies increased operating expenses by $37.0 million in 2008.

•

Selling, general and administrative expenses. Excluding period costs associated with the November 2005 Plan, selling, general and administrative expenses as a percentage of net product and service sales (excludes sales agency fee income) were 31.3% in 2008 compared to 34.8% for the prior year. Excluding the impact of foreign currency and costs associated with the November 2005 Plan, selling, general and administrative costs declined $37.5 million in 2008 compared to the prior year. This was achieved primarily through savings from our November 2005 Plan and controlled spending in most of our regions.

•

Research and development expenses. Excluding the impact of foreign currency exchange rates, research and development expenses decreased $0.3 million in 2008 compared to the prior year primarily due to spending control initiatives.

•

Restructuring expenses. Excluding the impact of foreign currency exchange rates, restructuring expenses increased $31.3 million in 2008 compared to the prior year. This was primarily due to increased employee severance in European and Japanese business segments related to the November 2005 Plan.

Restructuring and Integration:

A summary of all costs associated with the November 2005 Plan during 2008 and 2007, and since its inception in November 2005, is outlined below:

	Fiscal Year Ended		Total Project to Date
(dollars in millions)	December 31, 2008	December 28, 2007	December 31, 2008
Reserve balance at beginning of period	$46.2	$70.2	$—
Restructuring (net) costs charged to income	57.3	27.2	203.8
Liability adjustments (net)	—	(0.1)	0.3
Payments of accrued costs	(43.4)	(51.1)	(144.0)

Reserve balance at end of period	$60.1	$46.2	$60.1

Period costs classified as selling, general and administrative expenses	$42.2	$91.6	$271.3
Period costs classified as cost of sales	0.6	(0.6)	4.4
Capital expenditures	20.8	22.1	61.8

•

November 2005 Plan restructuring costs. During the fiscal years 2008 and 2007, we recorded $57.3 million and $27.2 million, respectively, of restructuring costs related to our November 2005 Plan in our consolidated statements of operations. Costs in 2008 consisted primarily of involuntary termination costs associated with our European and Japanese business segments. Costs in 2007 consisted primarily of involuntary termination and other costs incurred in North America and Europe.

•

November 2005 Plan period costs. During fiscal years 2008 and 2007, we recorded period costs related to our November 2005 Plan consisting of $42.2 million and $91.6 million, respectively, of selling, general and administrative expenses as well as $0.6 million and a $0.6 million reduction (as an adjustment of previous inventory reserves), respectively, for cost of sales. These costs include $6.3 million and $12.8 million, respectively, for long-lived asset impairments, $2.6 million and $2.0 million, respectively for write-offs and adjustments of other assets (pensions, inventory, and accounts receivable) and $33.9 million and $76.2 million, respectively, for other period costs associated with restructuring activities. The overall decrease in restructuring-related period costs over the prior year was mainly due to reduced expenses at our Corporate Center and European business segment.

•

DiverseyLever acquisition. In connection with the acquisition of the DiverseyLever business, we recorded liabilities for the involuntary termination of former DiverseyLever employees and other exit costs associated with former DiverseyLever facilities. During the fiscal years 2008 and 2007, we paid cash of $0.4 million and $1.0 million, respectively, representing contractual obligations associated with involuntary terminations and lease payments on closed facilities. The restructuring reserve balances associated with the exit plans and our acquisition-related restructuring plans were $0.5 million and $1.6 million as of December 31, 2008 and December 28, 2007, respectively. We continue to make cash payments representing contractual obligations associated with involuntary terminations and lease payments on closed facilities.

•

Tax Valuation Allowances. Based on the continued historical tax losses and the anticipated additional expenses to be incurred as part of the November 2005 Plan in various jurisdictions, we continued to conclude that it was not more likely than not that certain deferred tax assets would be fully realized. Accordingly, we recorded a charge for an additional U.S. valuation allowance of $11.0 million and $26.3 million for continuing operations for the years ended December 31, 2008 and December 28, 2007, respectively, and we recorded a charge for additional valuation allowance for foreign subsidiaries of $11.6 million and $29.0 million for continuing operations for the years ended December 31, 2008 and December 28, 2007, respectively. We do not believe the valuation allowances recorded in fiscal years 2008 and 2007 are indicative of future cash tax expenditures.

Non-Operating Results:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Interest expense	$105.4	$106.6	$(1.2)	-1.1%
Interest income	(7.7)	(10.0)	2.3	-23.5%

Net interest expense	$97.7	$96.6	$1.1	1.1%

Other expense (income), net	$5.7	$(0.8)	$6.5	-820.6%

•

Net interest expense increased during 2008 compared to 2007 primarily due to lower interest income resulting from lower average cash balances during the period as compared to the prior year, and a lower interest yield on investments due to lower interest rates. This was partially offset by lower interest expense, resulting from lower average interest rates during the year as compared to the prior year.

•	Other expense/(income), net, increased compared to the prior year, primarily due to net losses from foreign currency translation and transactions.

Income Taxes:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Income (loss) from continuing operations, before income taxes	$30.3	$(28.7)	$59.0	-205.7%
Provision for income taxes	57.5	65.8	(8.3)	-12.6%

Effective income tax rate	189.8%	-229.7%

•

We reported an effective income tax rate of 189.8% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2008, and an effective income tax rate of -229.7% on the pre-tax loss from continuing operations for the fiscal year ended December 28, 2007. The high effective income tax rates are primarily the result of increased valuation allowances against deferred tax assets for U.S. and international tax loss and credit carryforwards, increased valuation allowances against other net deferred tax assets, and increases in tax contingency reserves.

Net Income:

Our net income increased by $74.9 million, to a net loss of $11.8 million in fiscal year 2008 compared to a net loss of $86.6 million in fiscal year 2007 primarily due to an increased operating profit of $66.6 million, a $8.3 million decrease in the income tax provision and a $7.6 million increase in income from discontinued operations, which was mainly due to the $10.7 million after-tax gain from the sale of DuBois. These gains were partially offset by a $6.5 million increase in other expense/ (income) driven by net losses from foreign currency translation and transactions. The increase in operating profit was primarily achieved through a $48.3 million increase in gross profit and an overall $18.1 million decrease in restructuring expenses and period costs included in selling, general and administrative expenses related to the November 2005 Plan.

EBITDA:

EBITDA for fiscal year 2008 was $278.0 million, which increased by $42.5 million in 2008 compared to the prior year. The increase was primarily due to: (1) a $15.7 million decrease in restructuring expenses and period costs (included in selling, general and administrative expenses and cost of sales) related to the November 2005 Plan, (2) a $14.8 million gain from the sale of DuBois and (3) cost savings generated from the November 2005 Plan, which contributed to the $66.6 million increase in operating profit over the prior year. This increase was partially offset by raw material costs increases not fully offset by pricing actions in the latter half of 2008.

Liquidity and Capital Resources

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 28, 2008	Amount	Percentage
Net cash provided by operating activities	$122.8	$49.2	$73.6	149.5%
Net cash provided by (used in) investing activities	(89.2)	1.8	(91.0)	-5007.2%
Net cash provided by (used in) financing activities	102.4	(46.3)	148.7	-321.0%
Capital expenditures (1)	(94.3)	(121.2)	26.9	-22.2%

			Change
	December 31, 2009	December 28, 2008	Amount	Percentage
Cash and cash equivalents	$249.4	$107.8	$141.6	131.4%
Working capital (2)	418.4	438.5	(20.1)	-4.6%
Total debt	1,391.1	1,081.8	309.3	28.6%

(1)	Includes expenditures for capitalized computer software.
(2)	Working capital is defined as net accounts receivable, plus inventories less accounts payable.

•

The increase in cash and cash equivalents at December 31, 2009 compared to December 31, 2008 resulted primarily from cash generated by operating activities and proceeds from the issuance of long-term debt in connection with the Transactions on November 24, 2009. This cash generation was partially offset by capital expenditures and dividends paid.

•

The increase in net cash provided by operating activities during the year ended December 31, 2009 compared to the prior year was primarily due to an increase in net income and a greater decrease in working capital as compared to the prior year.

•

The increase in net cash provided by (used in) investing activities during the year ended December 31, 2009 compared to the prior year was primarily due to a decrease in proceeds from divestitures, as we divested the Auto-Chlor business in February 2008 and the DuBois business in September 2008. This was partially offset by lower capital expenditures in 2009 compared to the prior year. Our capital investments tend to be in dosing and feeder equipment with new and existing customer accounts, as well as ongoing expenditures in information technology, manufacturing and innovation development.

•

The increase in cash provided by (used in) financing activities during the year ended December 31, 2009 compared to the prior year was due to proceeds from the issuance of long-term borrowings in connection with the Transactions on November 24, 2009. This was partially offset by repayment of long-term borrowings, payments of debt issuance costs and dividends paid to Holdings. We paid $132.0 million and $43.4 million in dividends to Holdings in fiscal years 2009 and 2008, respectively.

•

Working capital decreased by $20.1 million during the year ended December 31, 2009. This resulted from a $28.8 million increase in accounts payable, offset by an approximate $8.0 million increase in accounts receivable and about a $0.7 million increase in inventories. The decrease in working capital reflects our continuing management of our cash resources, which was particularly challenging given the global economic environment. In response to the ongoing economic pressures, we will continue to aggressively manage our collection programs and expects to benefit from the implementation of inventory rationalization projects.

Debt and Contractual Obligations

In connection with the Transactions, we refinanced our debt and entered into new debt agreements. We repurchased our old senior subordinated notes and repaid all of our outstanding obligations under our old senior secured credit facilities. We entered into the following new debt agreements:

New Senior Secured Credit Facility. Diversey, its Canadian subsidiary and one of its European subsidiaries, each as a borrower, entered into a new credit agreement, whereby the lenders provided an aggregate principal amount of up to $1.25 billion available in U.S. dollars, euros, Canadian dollars and British pounds.

The new facility, or the New Senior Secured Credit Facility, consists of (a) a revolving loan facility in an aggregate principal amount not to exceed $250.0 million, including a letter of credit sub-limit of $50.0 million and a swingline loan sub-limit of $30.0 million, that matures on November 24, 2014, and (b) term loan facilities in US dollars, euros and Canadian dollars maturing on November 24, 2015, or New Term Loans. The New Senior Secured Credit Facility also provides for an increase in the revolving credit facility of up to $50.0 million under specified circumstances. The revolving facility will mature on November 24, 2014. As of December 31, 2009, we had $4.8 million in letters of credit outstanding under the revolving portion of the New Senior Secured Credit Facility and therefore had the ability to borrow an additional $245.2 million under this revolving facility.

The net proceeds of the New Term Loans, after deducting the original issue discount of $15.0 million, but before offering expenses and other debt issuance costs, were approximately $985.0 million. The New Term Loans will mature on November 24, 2015 and will amortize in quarterly installments of 1.0% per annum with the balance due at maturity.

At our option, loans under the New Senior Secured Credit Facility bear interest at a rate equal to, (1) in the case of U.S. dollar denominated loans, the Applicable Margin (as described below) plus the Base Rate (as defined in the credit agreement for the New Senior Secured Credit Facility), or the Applicable Margin plus the London interbank offered rate (defined in the credit agreement for the New Senior Secured Credit Facility as the LIBO Rate), (2) in the case of Canadian dollar denominated loans, the Applicable Margin plus the BA Rate (as defined in the credit agreement for the New Senior Secured Credit Facility), and (3) in the case of euro- or British pound-denominated loans, the Applicable Margin plus the current LIBO Rate or European interbank offered rate (defined in the credit agreement for the New Senior Secured Credit Facility as the EURIBO Rate) for euro or British pounds, as the case may be.

The “Applicable Margin” is initially equal to (i) with respect to revolving credit loans maintained as Base Rate loans, a rate equal to 2.50% per annum, (ii) with respect to (A) revolving credit loans maintained as LIBO Rate loans, (B) revolving credit loans maintained as EURIBO Rate loans and (C) revolving credit loans maintained as BA Rate loans, a rate equal to 3.50% per annum and (iii) with respect to the term facilities, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable leverage ratio:

Leverage Ratio	Base Rate Loans	LIBO Rate Loans	EURIBO Rate Loans	BA Rate Loans
Greater than 2.75 to 1	2.50%	3.50%	4.25%	3.50%
Less than or equal to 2.75 to 1	2.25%	3.25%	4.00%	3.25%

Interest for Base Rate loans is payable quarterly in arrears. Interest for LIBO Rate, BA Rate and EURIBO Rate loans is payable in arrears in the applicable currency for interest periods of one, two, three or six months at the end of the relevant interest period, subject to certain exceptions, but at least quarterly. The Base

Rate is the highest of (1) Citibank’s base rate, (2) the three-month certificate of deposit rate plus 0.50%, (3) the federal funds effective rate plus 0.50% and (4) the sum of the one-month LIBO Rate and the difference between the Applicable Margin for LIBO Rate loans and the Applicable Margin for Base Rate loans. Interest payable in respect of the term facilities, excluding the Applicable Margin, includes minimum floors of: (i) 3.00% in respect of loans maintained as Base Rate loans, (ii) 2.00% in respect of loans maintained as LIBO Rate loans or BA Rate loans and (iii) 2.25% in respect of loans maintained as EURIBO Rate loans. A default rate applies on all loans in the event of payment- or insolvency-related defaults at a rate per annum of 2.0% above the applicable interest rate.

We must pay a per annum fee equal to the Applicable Margin with respect to the LIBO Rate under the revolving facility on the aggregate face amount of outstanding letters of credit. In addition, we must pay an issuance fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit as well as other customary administration fees. We must also pay a commitment fee on the unused portion of the revolving facility. The rate used to calculate the commitment fee is 0.75% per annum with reductions to 0.625% if our leverage ratio is below 3.0 to 1.0 and to 0.5% if our leverage ratio is equal to or below 2.5 to 1.0.

All obligations under the New Senior Secured Credit Facility are secured by all the assets of Holdings, Diversey and each of our subsidiaries (but limited to the extent necessary to avoid materially adverse tax consequences to us and our subsidiaries, taken as a whole, and by restrictions imposed by applicable law).

The agreements and instruments governing our New Senior Secured Credit Facility contain restrictions and limitations that could significantly impact our ability to operate our business. These restrictions and limitations relate to:

•	adherence to specified financial ratios and financial tests;

•	our capital expenditures limit;

•	our ability to declare dividends and make other distributions;

•	our ability to issue, redeem and repurchase capital stock;

•	our ability to engage in intercompany and affiliate transactions;

•	our ability to incur additional liens;

•	our ability to engage in consolidations and mergers;

•	our ability to make voluntary payments and modify existing indebtedness;

•	our ability to engage in the purchase and sale of assets (including sale-leaseback transactions); and

•	our ability to incur additional debt and make investments.

New Senior Notes. We issued $400.0 million aggregate principal amount of 8.25% senior notes due 2019, or the New Senior Notes. The net proceeds of the offering, after deducting the original issue discount of $3.3 million, but before estimated offering expenses and other debt issuance costs, were approximately $396.7 million.

We will pay interest on our New Senior Notes on May 15 and November 15 of each year, beginning on May 15, 2010. Our New Senior Notes will mature on November 15, 2019.

The New Senior Notes are unsecured and are effectively subordinated to the New Senior Secured Credit Facility to the extent of the value of our assets and the assets of our subsidiaries that secure such indebtedness.

The indenture governing our New Senior Notes contains restrictions and limitations that could also significantly impact the ability of us and our restricted subsidiaries to conduct certain aspects of the business. These restrictions and limitations relate to:

•	incurring additional indebtedness;

•	paying dividends, redeeming stock or making other distributions;

•	making investments;

•	creating liens on assets and

•	disposing of assets.

As of December 31, 2009, we had total indebtedness of approximately $1.4 billion, consisting of $400 million of New Senior Notes, $981.1 million of borrowings under the New Senior Secured Credit Facility and $27.7 million in other short-term credit lines. In addition, we had $178.1 million in operating lease commitments, $2.3 million in capital lease commitments and $4.8 million committed under letters of credit as of December 31, 2009.

In connection with the issuance and sale of the New Senior Notes, we entered into an exchange and registration rights agreement, dated as of November 24, 2009, pursuant to which we agreed to either offer to exchange the New Senior Notes for substantially similar notes that are registered under the Securities Act or, in certain circumstances, register the resale of the New Senior Notes.

Restricted Cash. In December 2009 and December 2008, we transferred $27.4 million and $49.5 million, respectively, to irrevocable trusts for the settlement of certain obligations associated with the November 2005 Plan. At December 31, 2009, we carried the balance of $39.7 million related to these accounts as restricted cash in our consolidated balance sheet.

As of December 31, 2009, our contractual obligations were as follows:

	Payments Due by Period
Contractual Obligations	Total	2010	2011–2012	2013–2014	2015 and Thereafter
	(dollars in millions)
Long-term debt obligations:
New Term Loan Facilities	$981.1	$9.8	$19.6	$19.6	$932.1
New Senior Notes (1)	729.2	32.2	66.0	66.0	565.0
Operating leases	178.1	54.9	62.2	29.1	31.9
Capital leases	2.3	1.0	1.2	0.1	—
Purchase commitments (2)	14.7	6.5	7.1	1.1	—

Total contractual obligations	$1,905.4	104.4	156.1	115.9	$1,529.0

(1)	Includes scheduled annual interest payments at a rate of 8.25% per annum aggregating to $329.2 million over the term of the note.
(2)	Represents maximum penalties that would be contractually binding if we do not meet any portion of our volume commitments, primarily for the purchase of floor care related polymers.

Our financial position and liquidity are, and will be, influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on this indebtedness; and

•	our capital expenditure requirements, which consist primarily of purchases of equipment.

We intend to fund our principal liquidity and capital resource requirements through existing cash and cash equivalents, cash provided by operations, and available borrowings under our New Senior Secured Credit Facility, available borrowings and proceeds from our receivables securitization facility.

We believe that cash flows from continuing operations, together with available cash, borrowings available under our New Senior Secured Credit Facility, and the proceeds from our receivables securitization facility will generate sufficient cash flow to meet our liquidity needs for the foreseeable future. Please refer to “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” for certain risks associated with our substantial indebtedness and our restructuring programs.

We have obligations related to our pension and post-retirement plans that are discussed in detail in Notes 17 and 18 to our consolidated financial statements included in this prospectus. As of the most recent actuarial estimate, we anticipate making $24.7 million of contributions to our defined benefit pension plans in fiscal year 2010. Post-retirement medical claims are paid as they are submitted and are anticipated to be $5.2 million in fiscal year 2010.

Off-Balance Sheet Arrangements. We account for our accounts receivable securitization arrangements as a sale under the provisions of FASB ASC Topic 860, “Transfers and Servicing,” that was effective up to December 31, 2009. With the adoption of a new standard made effective by the FASB in 2010, we expect to restore securitized accounts receivable onto our balance sheet and recognize short-term borrowings.

We and certain of our subsidiaries entered into an agreement, or the Receivables Facility, in March 2001, as amended, whereby we and each participating subsidiary sell, on a continuous basis, certain trade receivables to JWPR Corporation, or JWPRC, our wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary. JWPRC was formed for the sole purpose of buying and selling receivables generated by us and certain of our subsidiaries party to the Receivables Facility. JWPRC, in turn, sells an undivided interest in the accounts receivable to nonconsolidated financial institutions, or the Conduits, for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement between JWPRC and the Conduits) less the applicable reserve.

As of December 31, 2009, and December 31, 2008, our total potential for securitization of trade receivables under the Receivables Facility was $50.0 million and $75.0 million, respectively. In December 2008, the Receivables Facility was amended and restated to include our Canadian subsidiary and to extend the maturity of the agreement to December 2009. In July 2009, the Receivables Facility was amended to allow for the repurchase of receivables relating to our subsidiary in the United Kingdom and extend the maturity of the facility through July 14, 2010. This amendment reduced the total potential for securitization under the Receivables Facility from $75.0 million to $50.0 million. In December 2009, the Receivables Facility was amended to extend the maturity of the facility to December 19, 2011.

As of December 31, 2009 and December 31, 2008, the Conduits held $0 million and $43.7 million, respectively, of accounts receivable that are not included in the accounts receivable balance reflected in our consolidated balance sheets.

As of December 31, 2009 and December 31, 2008, we had a retained interest of $60.1 million and $74.7 million, respectively, in the receivables of JWPRC. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

For the year ended December 31, 2009, JWPRC’s cost of borrowing under the Receivables Facility was at a weighted average rate of 3.22% per annum.

On September 8, 2009, certain of our subsidiaries entered into agreements, or the European Receivables Facility, and, together with the Receivables Facility, the Receivables Facilities to sell, on a continuous basis, certain trade receivables originated in the United Kingdom, France and Spain to JDER Limited,

or JDER, our wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary. JDER was formed for the sole purpose of buying and selling receivables originated by indirect subsidiaries subject to the European Receivables Facility. JDER sells an undivided interest in the accounts receivable to a nonconsolidated financial institution, or the European Conduit, for an amount equal to the value of the eligible receivables less the applicable reserve. The total amount available for securitization of trade receivables under the European Receivables Facility is €50.0 million. The maturity date of the European Receivables Facility is September 8, 2012.

As of December 31, 2009, the European Conduit held $18.7 million of accounts receivable that are not included in the accounts receivable balance reflected in our consolidated balance sheets.

As of December 31, 2009, we had a retained interest of $110.4 million in the receivables of JDER. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

For the year ended December 31, 2009, JDER’s cost of borrowing under the European Receivables Facility was at a weighted average rate of 2.64% per annum.

The net amount of trade receivables at any time outstanding under these and any other securitization facility that we may enter into may not exceed $200.0 million in the aggregate.

Measurement of income tax reserve position impacting liquidity. During the fiscal year ended December 31, 2009, we increased income tax reserve liabilities by $4.8 million, resulting in total income tax reserve liabilities of $57.5 million. Total income tax reserve liabilities for which payments are expected in less than one year are $9.1 million. We are not able to provide a reasonably reliable estimate of the timing of future payments relating to non-current income tax reserve liabilities.

Financial Covenants under Our New Senior Secured Credit Facility

Under the terms of the credit agreement for our New Senior Secured Credit Facility, we are subject to certain financial covenants. The financial covenants under our New Senior Secured Credit Facility require us to meet the following targets and ratios.

Maximum Leverage Ratio. We are required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified in the credit agreement for our New Senior Secured Credit Facility for that financial covenant period. The maximum leverage ratio is the ratio of (1) our consolidated indebtedness (excluding up to $55 million of indebtedness incurred under our Receivables Facilities less cash and cash equivalents as of the last day of the financial covenant period to (2) our consolidated EBITDA, or Credit Agreement EBITDA, as defined in the credit agreement for New Senior Secured Credit Facility for the same financial covenant period.

The maximum leverage ratio we are required to maintain for each period is set forth below:

Maximum Leverage Ratio
December 31, 2009	4.75 to 1
March 31, 2010	4.75 to 1
June 30, 2010	4.75 to 1
September 30, 2010	4.75 to 1
December 31, 2010	4.75 to 1
March 31, 2011	4.75 to 1
June 30, 2011	4.75 to 1
September 30, 2011	4.50 to 1
December 31, 2011	4.50 to 1
March 31, 2012	4.50 to 1
June 30, 2012	4.50 to 1
September 30, 2012	4.00 to 1
December 31, 2012	4.00 to 1
March 31, 2013	4.00 to 1
June 30, 2013	4.00 to 1
September 30, 2013	3.75 to 1
December 31, 2013	3.75 to 1
March 31, 2014	3.75 to 1
June 30, 2014	3.75 to 1
September 30, 2014 and thereafter	3.50 to 1

Minimum Interest Coverage Ratio. We are required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the credit agreement for our New Senior Secured Credit Facility for that financial covenant period. The minimum interest coverage ratio is the ratio of (1) our consolidated Credit Agreement EBITDA for a financial covenant period to (2) our cash interest expense for that same financial covenant period calculated in accordance with the New Senior Secured Credit Facility.

The minimum interest coverage ratio we are required to maintain for each period is set forth below:

Maximum Interest Coverage Ratio
March 31, 2010	2.75 to 1
June 30, 2010	2.75 to 1
September 30, 2010	2.75 to 1
December 31, 2010	2.75 to 1
March 31, 2011	2.75 to 1
June 30, 2011	2.75 to 1
September 30, 2011	3.00 to 1
December 31, 2011	3.00 to 1
March 31, 2012	3.00 to 1
June 30, 2012	3.00 to 1
September 30, 2012 and thereafter	3.25 to 1

Credit Agreement EBITDA. For the purpose of calculating compliance with these ratios, the credit agreement for our New Senior Secured Credit Facility requires us to use a financial measure called Credit Agreement EBITDA, which is calculated as follows:

(dollars in millions)
EBITDA	$312.2
Restructuring related costs	59.6
Acquisition and divestiture adjustment	2.2
Non-cash and other items, net	12.2
Compensation adjustment	17.0

Credit Agreement EBITDA	$403.2

We present Credit Agreement EBITDA because it is a financial measure that is used in the calculation of compliance with our financial covenants under the credit agreement for our New Senior Secured Credit Facility. Credit Agreement EBITDA is not a measure under U.S. GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with U.S. GAAP, such as net income, operating income or operating cash flow.

Borrowings under our New Senior Secured Credit Facility are a key source of our liquidity. Our ability to borrow under our New Senior Secured Credit Facility depends upon, among other things, compliance with certain representations, warranties and covenants under the credit agreement for our New Senior Secured Credit Facility. The financial covenants in our New Senior Secured Credit Facility include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods.

Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our New Senior Secured Credit Facility and, absent a waiver or amendment from our lenders, would permit the acceleration of all our outstanding borrowings under our New Senior Secured Credit Facility.

Compliance with Maximum Leverage Ratio and Minimum Interest Coverage Ratio. For our financial covenant period ended on December 31, 2009, we were in compliance with the maximum leverage ratio and minimum interest coverage ratio covenants contained in the credit agreement for our New Senior Secured Credit Facility.

Capital Expenditures. Capital expenditures are limited under the New Senior Secured Credit Facility (with certain exceptions) to $150.0 million per fiscal year. To the extent that we make capital expenditures of less than the limit in any fiscal year, however, we may carry forward into the subsequent year the difference between the limit and the actual amount we expended, provided that the amounts we carry forward from the previous year will be allocated to capital expenditures in the current fiscal year only after the amount allocated to the current fiscal year is exhausted. As of December 31, 2009, we were in compliance with the limitation on capital expenditures for fiscal year 2009.

The credit agreement for our New Senior Secured Credit Facility contains additional covenants that restrict our ability to declare dividends and to redeem and repurchase capital stock. The credit agreement for our New Senior Secured Credit Facility also limits our ability to incur additional liens, engage in sale-leaseback transactions, incur additional indebtedness and make investments, among other restrictions.

New Holdings Senior Notes

In connection with the Transactions, on November 24, 2009, Holdings issued $250.0 million initial aggregate principal amount of its 10.50% senior notes due 2020, or the New Holdings Senior Notes, in a private transaction exempt from the registration requirements of the Securities Act. The New Holdings Senior Notes bear interest at a rate of 10.50% per annum, compounded semi-annually on each May 15 and November 15. Under the terms of the indenture governing the New Holdings Senior Notes, prior to November 15, 2014, Holdings may elect to pay interest on the New Holdings Senior Notes in cash or by increasing the principal amount of the New Holdings Senior Notes. Thereafter, cash interest will be payable on the New Holdings Senior Notes on May 15 and November 15 of each year, commencing on May 15, 2015; provided that cash interest will be payable only to the extent of funds actually available for distribution by us to Holdings under applicable law and under any agreement governing our indebtedness. The New Holdings Senior Notes will mature on May 15, 2020. The New Holdings Senior Notes are not guaranteed by us or any of our subsidiaries. The indenture governing the New Holdings Senior Notes contains certain covenants and events of default that we believe are customary for indentures of this type.

In connection with the issuance and sale of the New Holdings Senior Notes, Holdings entered into an exchange and registration rights agreement, dated as of November 24, 2009, with the purchasers party thereto, pursuant to which Holdings agreed to either offer to exchange the New Holdings Senior Notes for substantially similar notes that are registered under the Securities Act or, in certain circumstances, register the resale of the New Holdings Senior Notes.

Related Party Transactions

Until 1999, we were part of SCJ. In connection with our spin-off from SCJ in November 1999, we entered into a number of agreements relating to the separation and our ongoing relationship with SCJ after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to our historical relationship with SCJ and our former status as a wholly-owned subsidiary of SCJ.

For further discussion of related party transactions, see Note 23 to our consolidated financial statements and “Certain Relationships and Related Transactions, and Director Independence,” included elsewhere in this prospectus.

Acquisitions

In June 2008, we purchased certain intangible assets relating to a cleaning technology for an aggregate purchase price of $8.0 million. The purchase price includes a $1.0 million non-refundable deposit made in July 2007; $5.0 million paid at closing; and $2.0 million of future payments that are contingent upon, among other things, achieving commercial production. Assets acquired include primarily intangible assets, consisting of trademarks, patents, technological know-how, customer relationships and a non-compete agreement. We paid the sellers $1.0 million in both September 2008 and December 2008 having met certain contingent requirements.

In conjunction with the acquisition, we and the sellers entered into a consulting agreement, under which we are required to pay to the sellers $1.0 million in fiscal 2009 and $1.0 million in fiscal 2010, subject to certain conditions. We paid the sellers $1.0 in fiscal 2009 as the sellers met those contingent considerations.

In addition to the purchase price discussed above, we previously maintained an intangible asset in our consolidated balance sheets in the amount of $4.7 million, representing a payment from us to the sellers in a previous period in exchange for an exclusive distribution license agreement relating to this technology. This distribution agreement was terminated as a result of the acquisition and the value of this asset is considered in the final allocation of purchase price.

At December 31, 2009, our completed allocation of the purchase price is as follows (in millions):

	Fair Value	Useful Life
Trademarks	$0.5	Indefinite
Patents	0.1	18 years
Technological know-how	11.8	20 years
Customer relationships	0.4	10 years
Non-compete	0.6	10 years

Divestitures

Auto-Chlor Master Franchise and Branch Operations

In December 2007, in conjunction with our November 2005 Plan, we executed a sales agreement for our Auto-Chlor Master Franchise and substantially all of our remaining Auto-Chlor branch operations in North America, a business that marketed and sold low-energy dishwashing systems, kitchen chemicals, laundry and housekeeping products and services to food service, lodging, healthcare, and institutional customers, for $69.8 million.

The sales agreement was subject to the approval of our Board of Directors and Unilever consent, both of which we considered necessary in order to meet “held for sale” criteria under ASC Topic 360, “Property, Plant and Equipment.” Accordingly, these assets were classified as “held and used” as of December 28, 2007. We obtained approval from our Board of Directors and consent from Unilever in January 2008.

The transaction closed on February 29, 2008, resulting in a net book gain of approximately $1.3 million after taxes and related costs. The gain associated with these divestiture activities is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. In fiscal year 2009, we recorded adjustments related to closing costs and pension-related settlement charges, reducing the gain by $0.2 million. The gain is subject to additional post-closing adjustments including potential pension-related settlement changes.

As of the divestiture date, net assets were as follows (in millions):

Inventories	$8.3
Property, plant and equipment, net	11.4
Goodwill, allocated	12.8
Other intangibles, net	32.5

Net assets divested	$65.0

Net sales associated with these businesses were approximately $9.9 million and $63.0 million for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Auto-Chlor Branch Operations

In August 2007, in conjunction with our November 2005 Plan, we divested certain of our Auto-Chlor branch operations in the eastern United States for $2.5 million, resulting in a gain of $0.5 million after taxes and related costs. The gain is included within selling, general and administrative expenses in the accompanying consolidated statements of operations. Net sales associated with this business were approximately $3.4 million for the fiscal year ended December 28, 2007.

Discontinued Operations

DuBois

On September 26, 2008, we and JohnsonDiversey Canada, Inc., a wholly-owned subsidiary of our company, sold substantially all of the assets of DuBois to The Riverside Company, or Riverside, for approximately $69.7 million, of which, $5.0 million was escrowed subject to meeting certain fiscal year 2009 performance measures and $1.0 million was escrowed subject to resolution of certain environmental representations by us. The purchase price is also subject to certain post-closing adjustments that are based on net working capital targets. We and Riverside expect to finalize the performance related adjustments during the second quarter of 2010. The $1.0 million environmental escrow was released in 2009.

DuBois is a North American based manufacturer and marketer of specialty chemicals, control systems and related services primarily for use by industrial manufacturers. DuBois was a non-core asset of our company and a component of the North American business segment. The sale resulted in a gain of approximately $14.8 million ($10.7 million after tax) being recorded in the fiscal year ended December 31, 2008, net of related costs. During the fiscal year ended December 31, 2009, we reduced the gain by approximately $0.9 million ($0.3 million after tax) as a result of additional one-time costs, pension-related settlement charges, partially offset by proceeds from the environmental escrow. The gain is subject to additional post-closing adjustments including additional potential pension-related settlement charges.

The following summarizes the carrying amount of assets and liabilities of DuBois immediately preceding the divestiture (in millions):

ASSETS
Current assets:
Accounts receivable, less allowance of $0.1 million	$13.3
Inventories	7.2
Other current assets	0.1

Current assets	$20.6

Non current assets:
Property, plant and equipment, net	$11.0
Goodwill	9.8
Other intangibles, net	9.9

Non current assets	$30.7

LIABILITIES
Current liabilities:
Accounts payable	$2.5
Accrued expenses	2.7

Current liabilities	$5.2

Net sales from discontinued operations relating to DuBois were as follows (in millions):

	Fiscal Year Ended
	December 31, 2008	December 28, 2007
Net sales (1)	$72.1	$121.7

(1)	Includes intercompany sales of $7.2 million and $33.4 million for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Income from discontinued operations relating to DuBois was comprised of the following (in millions):

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$6.6	$10.9
Taxes on discontinued operations	—	(1.9)	(4.2)
Gain on sale of discontinued operations before taxes	(0.9)	14.8	—
Taxes on gain from sale of discontinued operations	1.2	(4.1)	—

Income from discontinued operations	$0.3	$15.4	$6.7

The asset purchase agreement relating to the DuBois disposition refers to ancillary agreements governing certain relationships between the parties, including a distribution agreement and supply agreement, each of which is not considered material to our consolidated financial results.

Polymer Business

On June 30, 2006, Johnson Polymer, LLC, or Johnson Polymer, and JohnsonDiversey Holdings II B.V., or Holdings II, an indirectly owned subsidiary of our company, completed the sale of substantially all of the assets of the Polymer Business to BASF Aktiengesellschaft, or BASF, for approximately $470.0 million plus an additional $8.1 million in connection with the parties’ estimate of purchase price adjustments that are based upon the closing net asset value of the Polymer Business. Further, BASF paid us $1.5 million for the option to extend the tolling agreement (described below) by up to six months. In December 2006, we finalized purchase price adjustments with BASF related to the net asset value and we received an additional $4.1 million.

The Polymer Business developed, manufactured, and sold specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry. The Polymer Business was a non-core asset of our company and had been reported as a separate business segment. The sale resulted in a gain of approximately $352.9 million ($235.9 million after tax), net of related costs.

During the fiscal year ended December 28, 2007, we finalized and paid certain pension-related adjustments: adjusted net assets disposed and recorded additional closing costs, reducing the gain by $1.7 million ($0.2 million after-tax gain). We recorded additional closing costs, reducing the gain by $0.2 million ($0.2 million after-tax loss), during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2009, we paid certain pension-related adjustments and recorded additional closing costs, reducing the gain by $0.2 million ($0.2 million after-tax loss).

The asset and equity purchase agreement relating to the disposition of the Polymer Business refers to ancillary agreements governing certain relationships between the parties, including a supply agreement and tolling agreement, each of which is not considered material to our consolidated financial results.

Supply Agreement

A ten-year global agreement provides for the supply of polymer products to us by BASF. Unless either party provides notice of its intent not to renew at least three years prior to the expiration of the ten-year term, the term of the agreement will extend for an additional five years. The agreement requires that we purchase a specified percentage of related products from BASF during the term of agreement. Subject to certain adjustments, we have a minimum volume commitment during each of the first five years of the agreement.

Tolling Agreement

A three-year agreement provides for the toll manufacture of polymer products by us, at our manufacturing facility in Sturtevant, Wisconsin, for BASF. The agreement has been extended by none months to March 2010. The agreement specifies product pricing and provides BASF the right to purchase certain equipment retained by us.

In association with the tolling agreement, we agreed to pay $11.4 million in compensation to SCJ, a related party, primarily related to pre-payments and the right to extend terms on the lease agreement at the Sturtevant, Wisconsin manufacturing location. We are amortizing $9.2 million of the payment into the results of the tolling operation over the term of the tolling agreement, with the remainder recorded as a reduction of the gain on discontinued operations.

We considered our continuing involvement with the Polymer Business, including the supply agreement and tolling agreement, concluding that neither the related cash inflows nor cash outflows were direct, due to the relative insignificance of the continuing operations to the disposed business.

Income from discontinued operations relating to the Polymer Business was comprised of the following (in millions):

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$—	$—
Taxes on income from discontinued operations	—	—	—
Gain (loss) on sale of discontinued operations before taxes	(0.2)	(0.2)	(1.8)
Taxes on gain (loss) from sale of discontinued operations	0.1	(0.0)	2.0
Income from tolling operations	(1.1)	0.5	1.9
Taxes on income from tolling operations	0.4	(0.2)	(0.7)

Income from discontinued operations	$(0.8)	$0.1	$1.4

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk relating to our operations results primarily from our debt level as well as changes in foreign exchange rates and interest rates. In addition, risk exposures associated with raw materials price changes and customer credit have increased significantly relative to our historical experience due to the global economic slowdown, the ongoing credit crisis, and unprecedented volatility and unpredictability of raw materials prices. The following discussion does not consider the effects that an adverse change may have on the overall economy, and it also does not consider additional actions we may take to mitigate our exposure to these changes. We cannot guarantee that the actions we take to mitigate these exposures will be successful.

Debt Risk

We have a significant amount of indebtedness. As of December 31, 2009, we had total indebtedness of approximately $1.41 billion, consisting of $400 million of New Senior Notes, $981.1 million of borrowings under the credit agreement for our New Senior Secured Credit Facility and $27.7 million in other short-term credit lines. In addition, we had $178.1 million in operating lease commitments, $2.3 million in capital lease commitments and $4.8 million committed under letters of credit as of December 31, 2009.

Interest Rate Risk

As of December 31, 2009, we had approximately $981.1 million of debt outstanding under the credit agreement for our New Senior Secured Credit Facility based on LIBOR, EURIBO or the BA rate. To the extent LIBOR, EURIBO or the BA rate exceed the floor rates set forth in the credit agreement for our New Senior Secured Credit Facility, this debt will be subject to variable interest rate risk. Accordingly, our earnings and cash flows could be affected by changes in interest rates. At the above level of variable rate borrowings, we do not anticipate a significant impact on earnings in the event of an increase in LIBOR within a reasonable range. In the event of an adverse change in LIBOR EURIBO or the BA rate, however, management may take actions to attempt to mitigate our exposure to interest rate risk. Because it is difficult to predict what alternatives may be available to management in such an environment or their possible effects, this analysis does not consider any such actions. Further, this analysis does not consider the effects that such an environment could have on the financial or credit markets or economic activity in general.

Foreign Currency Risk

We conduct our business in various regions of the world and export and import products to and from many countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation changes and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect product prices and operating costs. We engage in hedging operations, including forward foreign exchange contracts, to reduce the exposure of our cash flows to fluctuations in foreign currency rates. All hedging instruments are designated and effective as hedges, in accordance with U.S. GAAP. Other instruments that do not qualify for hedge accounting are marked to market with changes recognized in current earnings. We do not engage in hedging for speculative investment reasons. There can be no assurance that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies.

Based on our overall foreign exchange exposure, we estimate that a 10% change in the exchange rates would not materially affect our financial position and liquidity. The effect on our results of operations would be substantially offset by the impact of the hedged items.

Raw Materials Price Risk

We utilize a variety of raw materials in the manufacture of our products, including surfactants, polymers and resins, fragrances, solvents, caustic soda, waxes, chelates and phosphates, which have experienced significant fluctuations in prices. In addition, our freight costs as well as raw material costs for certain of our floor care products have been unfavorably impacted by volatile energy prices (primarily oil and natural gas). Our profitability is sensitive to changes in the costs of these materials caused by changes in supply, demand, or other market conditions, over which we have little or no control. In response to inflationary pressures, we implement price increases to recover costs to the fullest extent possible and pursue cost reduction initiatives; however, we may not be able to pass on these increases in whole or in part to our customers or realize cost savings needed to offset these increases.

Customer Credit Risk

Customer credit risk is the possibility of loss from customers’ failure to make payments according to contract terms. Given the ongoing credit crisis and volatility of the financial markets, we are monitoring credit risk. Through December 31, 2009, we have not experienced an increased level of bad debt relative to our historical bad debt experience, and we believe that we are fully reserved for this financial risk as of December 31, 2009. As a result of the global economic slowdown and the continued tightening of credit markets, our customers may be delayed in obtaining, or may not be able to obtain, necessary financing for their purchases of our products. A lack of liquidity in the capital markets or the continued global recession may cause our customers to increase the time they take to pay or default on their payment obligations, which would negatively affect our results. Continued weakness in the economy could cause some of our customers to become illiquid, delay payments or adversely affect our collection on their accounts, which could result in a higher level of bad debt expense. We have an active collections program in place to help mitigate this potential market risk to the fullest extent possible.

BUSINESS

History and Recent Transactions

We are a privately held business that was incorporated in Delaware in February 1997, under the name S.C. Johnson Commercial Markets, Inc. From February 1997 until November 1999, we were a wholly-owned subsidiary of SCJ, a leading provider of innovative consumer home cleaning, maintenance and storage products founded by Samuel Curtis Johnson in 1886. In November 1999, we were separated from SCJ in a tax-free spin-off. In connection with the spin-off, CMH, a Delaware corporation that is majority-owned by descendants of Samuel Curtis Johnson, obtained substantially all of the shares of our common stock from SCJ and, in November 2001, contributed those shares to Johnson Professional Holdings, Inc., a wholly-owned subsidiary of CMH.

In May 2002, we acquired the DiverseyLever business, an institutional and industrial cleaning and sanitation business, from Conopco, a wholly-owned subsidiary of Unilever. Following the acquisition, we changed our name to “JohnsonDiversey, Inc.” and Johnson Professional Holdings, Inc. changed its name to “JohnsonDiversey Holdings, Inc.” In connection with the acquisition, Unilever acquired a one-third interest in Holdings, and CMH retained the remaining two-thirds interest. At the closing of the acquisition, we entered into the Prior Agency Agreement with Unilever whereby we were appointed Unilever’s exclusive agent to sell its consumer branded products, a business we did not acquire, to institutional and industrial customers. In October 2007, the Prior Agency Agreement with Unilever, which expired in December 2007, was replaced by the Umbrella Agreement, which includes: (1) the New Agency Agreement, with terms similar to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (2) the License Agreement, under which Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

In June 2006, we completed the sale of one of our former business segments, the Polymer Business, to BASF.

On October 7, 2009, we and Holdings entered into a series of agreements to recapitalize our company. The transactions contemplated by these agreements, which we refer to as the Transactions, are summarized below. Pursuant to the terms of these agreements, the Transactions consisted of the following:

•	the recapitalization of Holdings pursuant to the Investment Agreement by and among Holdings, CD&R Investor, CMH and SNW, pursuant to which:

–	the certificate of incorporation of Holdings was amended and restated at the closing of the Transactions to, among other things, reclassify the common stock of Holdings such that (a) the outstanding class A common stock of Holdings was reclassified as new class A common stock, which has voting rights, and (b) the outstanding class B common stock of Holdings was reclassified as new class B common stock, which does not have voting rights except to the extent required by Delaware law;

–	new class A common stock of Holdings representing approximately 45.9% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant) was issued to the CD&R Investor Parties in exchange for approximately $477 million in cash;

–	pursuant to the amended and restated certificate of incorporation of Holdings, the shares of outstanding class A common stock of Holdings held by CMH were reclassified, without any action on the part of CMH, as new class A common stock of Holdings representing approximately 49.1% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant); and

–	new class A common stock of Holdings representing approximately 1.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant) was issued to SNW in exchange for approximately $9.9 million in cash;

•

the repurchase of all of the common equity ownership interests of Holdings then held by Marga and its affiliates pursuant to the Redemption Agreement by and among Holdings, Diversey, CMH, Unilever, Marga and Conopco, in exchange for:

–	cash equal to $390.5 million and the settlement of certain amounts owing by Unilever and its affiliates to Holdings and its affiliates, including Diversey, and owing to Unilever and its affiliates by Holdings and its affiliates, including Diversey and CMH; and

–	a warrant, which we refer to as the Warrant, issued by Holdings to an affiliate of Unilever to purchase shares of new class A common stock of Holdings representing 4.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the full exercise of the Warrant);

•	the termination of the then-existing stockholders’ agreement among Holdings, CMH and Marga and all obligations thereunder, other than confidentiality obligations;

•

the termination of the purchase agreement, dated as of November 20, 2001, as amended, or the Acquisition Agreement, among Holdings, Diversey and Conopco, pursuant to which Diversey acquired the DiverseyLever business, and all obligations thereunder, other than certain tax and environmental indemnification rights and obligations;

•	the entry into the Stockholders Agreement among CMH, Holdings, the CD&R Investor Parties and SNW;

•	the entry into the Holdings Registration Rights Agreement among CMH, Holdings, the CD&R Investor Parties, SNW, an affiliate of Unilever and the other parties from time to time party thereto;

•

following the closing of the Transactions, the entry into new compensation arrangements with the officers and senior management team of Holdings and Diversey that will provide for, among other things, the purchase or award of new class B common stock of Holdings and options to purchase new class B common stock of Holdings representing in the aggregate up to approximately 12.0% of the outstanding common stock of Holdings as of November 24, 2009;

•

the amendment and restatement of certain commercial agreements between SCJ and Diversey, including a license to use certain SCJ brand names and technology and a lease with SCJ for our Waxdale manufacturing facility in Sturtevant, Wisconsin, and the amendment of certain commercial agreements between Unilever and Diversey; and

•	the refinancing of certain of Diversey’s and Holdings’ then-outstanding debt obligations, including:

–	the repurchase or redemption by Diversey of both series of its old senior subordinated notes and by Holdings of the old Holdings senior discount notes;

–	the repayment of all outstanding obligations under our old senior secured credit facilities, and the termination thereof;

–	the entry into our new $1.25 billion senior secured credit facilities (see “Description of Other Indebtedness—New Senior Secured Credit Facilities”);

–	the issuance and sale by Diversey of the old notes; and

–	the issuance and sale by Holdings of the new Holdings senior notes (see “Description of Other Indebtedness—New Holdings Senior Notes”).

The closing of the Transactions occurred on November 24, 2009. On March 1, 2010, as contemplated by the Transactions, we changed our name from “JohnsonDiversey, Inc.” to “Diversey, Inc,” and Holdings changed its name from “JohnsonDiversey Holdings, Inc.” to “Diversey Holdings, Inc.”

At the closing of the Transactions, the equity ownership of Holdings, assuming the full exercise of the Warrant, was as follows: CMH, 49.1%, CD&R Investor Parties, 45.9%, SNW, 1%, and Unilever, 4%. Both SNW and CMH are majority-owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson. In connection with the Transactions, SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings, which, subject to certain limitations, increased CMH’s voting ownership in Holdings from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership in Holdings from approximately 1.0% to 0.0%.

As of March 5, 2010, there were 24,422 shares of our common stock outstanding. Holdings owns all of the outstanding shares of our common stock, except for one share owned by SCJ. Pursuant to an agreement with SCJ, we expect to acquire this share in 2010

Business Overview

We are a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and hand care. In addition, we offer a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management. We serve institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

We believe that our company is differentiated by our dosing, dispensing and concentrating formulas, as well as a global footprint that reaches a diverse customer base. Working in a highly fragmented industry, we have a balance of direct selling capabilities as well as a global and regional distribution network that we believe reaches thousands of end-use customers. We have invested in research that helps us understand our markets, which we believe positions us as an innovator and strong collaborative partner while also deepening our customer relationships and driving growth.

The global sustainability movement is expected to be a long-term driver of growth in our industry, as customers seek products and expertise that reduce their environmental profile while also providing clean, hygienic facilities that reduce the risk of human and food-borne infection. Consistent with this movement, our purpose, which reflects our long-held values, is to protect lives, preserve the earth and transform our industry.

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related solutions is approximately $40 billion, of which we had an approximate 8% share based on 2009 net sales. We have geographically diversified sales and we believe that we hold the #1 or #2 market position in each of the three key geographic regions that we serve. For the year ended December 31, 2009, we had net sales of $3.1 billion, EBITDA of $312.2 million and Credit Agreement EBITDA of $403.2. See footnote (4) under “Selected Financial Data” for definitions of EBITDA and Credit Agreement EBITDA, as well as reconciliations of EBITDA and Credit Agreement EBITDA to the most comparable U.S. GAAP measure.

Our principal executive offices are located at 8310 16th Street, Sturtevant, Wisconsin 53177-0902. Our telephone number is (262) 631-4001.

Operating Segments

Our operating segments are defined according to geographic regions and include the following:

Europe. Our European segment had $1.670 billion of net sales in the year ended December 31, 2009, representing approximately 53.7% of our total net sales during that period. Our European segment consists of operating units across Western Europe, Central and Eastern Europe, Africa and the Middle East. The largest operations comprising this segment are primarily in Western Europe and include the United Kingdom, Italy, France, the Netherlands, Germany, Turkey, Spain and Switzerland.

North America. Our North American segment had $636.1 million of net sales in the year ended December 31, 2009, representing approximately 20.4% of our total net sales during that period. Our North American segment primarily consists of our operations in the United States and Canada.

Japan. Our Japanese segment, our third-largest segment, had $306.4 million of net sales in the year ended December 31, 2009, representing approximately 9.8% of our total net sales during that period.

Latin America. Our Latin American segment had $252.4 million of net sales in the year ended December 31, 2009, representing approximately 8.1% of our total net sales during that period. Our Latin American segment consists of operating units across South America, Central America, and the Caribbean, with Brazil being our largest operation.

Asia Pacific. Our Asia Pacific segment had $235.8 million of net sales in the year ended December 31, 2009, representing approximately 7.6% of our total net sales during that period. This segment consists of operating units across North Asia, South Asia, Australia and New Zealand, with China and Australia being our largest operations in the region.

Products and Services

As the nature of our business is generally similar across our geographic regions, the following description of our business and competitive environment is intended to be representative of all our regions unless specifically stated otherwise.

We offer a wide range of products and services designed primarily for use in five application categories: food service, food and beverage processing, floor care, restroom/other housekeeping and laundry. Many of our products are consumable and require periodic replacement, which generates recurring revenue and helps provide stability in our business.

Our enduring commitment to sustainable business practices motivates us to find ways to help our customers make their own businesses more sustainable and profitable. Our extensive suite of products, services and solutions improves our customers’ operational efficiency as well as their cleaning, sanitizing and hygiene results, which we believe assists them in protecting their brands. We also help our customers achieve the increasingly prevalent goals of reducing waste, energy and water consumption, and are able to provide documented analysis of the cost and resource savings they can achieve by implementing our solutions.

Food Service. Food service products remove soil and eliminate microbiological contamination from food contact surfaces. Our food service products include chemicals for washing dishes, glassware, flatware, utensils and kitchen equipment; dish machines; pre-rinse units; dish tables and racks; food handling and storage products; and safe floor systems and tools. We also manufacture and supply kitchen cleaning products, such as general purpose cleaners, lime scale removers, bactericides/disinfectants, detergents, oven and grill cleaners, general surface degreasers, floor cleaners and food surface disinfectants. In addition, we provide well-documented methods for various cleaning and hygiene programs.

Food and Beverage Processing. We offer detergents, cleaners, sanitizers and lubricants, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products and improvement of operational efficiency. We also offer gel and foam products for manual open plant cleaning, acid and alkaline cleaners and membrane cleaning products. In addition, we provide consulting services in the areas of food safety, water and energy use reduction and quality management.

Floor Care. We manufacture a broad range of floor care products and systems, including finishes, buffable waxes, cleaners, degreasers, polishes, sealers and strippers for all types of flooring surfaces, including vinyl, terrazzo, granite, concrete, marble, linoleum and wood. We also provide a full range of carpet cleaners, such as extraction cleaners and shampoos; carpet powders; treatments, such as pre-sprays and deodorizers; and a full line of carpet spotters. Our range of products also includes carpet cleaning and floor care machines, as well as utensils and tools, which support the floor cleaning and maintenance process.

Restroom/Other Housekeeping. We offer a fully integrated line of products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand washing and air deodorizing and freshening. Our restroom care and other housekeeping products include bowl and hard surface cleaners, hand soaps, sanitizers, air care products, general purpose cleaners, disinfectants and specialty cleaning products.

Laundry. We offer detergents, stain removers, fabric conditioners, softeners and bleaches in liquid, powder and concentrated forms to clean items such as bed linen, clothing and table linen. Our range of products covers requirements of fabric washing from domestic-sized machines in small hotels to continuous batch washers at on-premise laundries. We also offer customized washing programs for different levels and types of soils, a comprehensive range of dispensing equipment and a selection of process control and management information systems.

End-Users and Customers

We offer our products directly or through third-party distributors to end-users in seven sectors—food service, lodging, retail, health care, building managers/service contractors, food and beverage and other. During fiscal year 2009, no single customer represented more than 4% of our global consolidated net sales.

Food Service. End-users include fast food and full-service restaurants as well as contract caterers.

Lodging. We serve many of the largest hotel chains in the world as well as local independent properties and regional chains.

Retail. Retail end-users include supermarkets, drug stores, discounters, hypermarkets and wholesale clubs.

Health Care. These customers include both public and private hospitals, long-term care facilities and other facilities where medical services are performed.

Building Managers/Service Contractors. These end-users include building owners/managers as well as building service contractors. Contractors clean, maintain and manage office buildings, retail stores, health care facilities, production facilities and educational institutions.

Food and Beverage. Food and beverage end-users include dairy plants, dairy farms, breweries, soft-drink and juice bottling plants and other food processors.

Other. End-users in this sector include cash and carry establishments, education and government institutions, industrial plants and laundries. Cash and carry customers are stores in which professional end-users purchase products for their own use.

We sell our products and systems in domestic and international markets through company-trained sales and service personnel, who also advise and assist customers in the proper and efficient use of products and systems in order to meet a full range of cleaning, sanitation and hygiene needs. We sell our products in more than 175 countries either directly to end-users or through a network of distributors, wholesalers and third-party intermediaries. We employ a direct sales force to market and sell our products. We contract with local third-party distributors on an exclusive and non-exclusive basis. We estimate that direct sales to end-users by our sales force typically account for more than half of our net sales.

In all customer sectors, the supply of cleaning, hygiene, operational efficiency and appearance enhancing products involves more than the physical distribution of detergents. Customers may contract for the provision of a complete hygiene system, which includes products as well as safety and application training, hygiene consulting, hygiene auditing and after-sales services. We employ specialized sales people who are trained to provide these specific services and, through our tailored cleaning solutions approach, we are able to better address the specific needs of these customers.

Raw Materials

Suppliers provide raw materials, packaging components, equipment, accessories and contract manufactured goods. The key raw materials we use in our business are caustic soda, solvents, waxes, phosphates, surfactants, polymers and resins, chelates and fragrances. Packaging components include bag-in-the-box containers, bottles, corrugated boxes, drums, pails, totes, aerosol cans, caps, triggers and valves. Equipment and accessories include dilution control, ware washing and laundry equipment, floor care machines, air care dispensers, floor care applicators, mops, microfiber, buckets, carts and other items used in the maintenance of a facility.

We believe that the vast majority of our raw materials required for the manufacture of our products and all components related to our equipment and accessories are available from multiple sources and are available in amounts sufficient to meet our manufacturing requirements. Due to by-product/co-product chemical relationships to the automotive and housing markets, several materials will continue to be difficult to source. Although we purchase some raw materials under long-term supply arrangements with third parties, these arrangements follow market forces and are in line with our overall global sourcing strategy, which seeks to balance cost of acquisition and availability of supply.

Competition

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related services had industry-wide sales of approximately $40 billion in 2009. The market is highly diversified across geographic regions, products and services, end markets and customers. We believe the industry has demonstrated stable growth trends over time due to its broad end-market diversification, the consumable and recurring nature of its products and services and base demand driven by governmental and regulatory requirements and consumer expectations for cleanliness. More recently, market growth has been driven by a number of factors, including increasing food safety regulation and heightened public awareness of health, hygiene and infection risk. Highly publicized food contamination incidents and global health threats, such as the H1N1 virus, serve to accelerate this awareness, which we expect to continue to drive demand in both developing and developed markets.

Our business has two primary types of competitors: a single global competitor and numerous smaller competitors with generally more limited geographic, end-market or product scope. Our primary global competitor is Ecolab, Inc., which is the largest supplier in the global market for institutional and industrial cleaning, sanitation and hygiene products and related services, mainly as a result of its significant presence in the U.S. health and hospitality market. Outside the United States, we have either equal or greater market share in most regions. We believe that the numerous smaller competitors in our industry account for more than 75% of the global market. We face significant competition from numerous national, regional and local companies within some or all of our product lines in each sector that we serve. Other competitors in the market include 3M, The Procter & Gamble Company and The Clorox Company, which sell into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

We believe that we compete largely on the basis of our premium product offerings and application expertise, innovative product and dispensing equipment offerings, value-added solution delivery and strong customer service and support. We seek to differentiate our company from our competitors in our strategic sectors by becoming the preferred partner to our customers, and providing innovative, industry-leading products to make their facilities safer and healthier for the workers who clean them and the people who occupy them. We believe the quality, ease of use and environmental profile of our products are unique competitive strengths. In addition, we have long-standing, profitable relationships with many of our top customers. Our global reach and sales and service capabilities also give us a strong competitive advantage over smaller, regional and local players in the industry.

Foreign Operations

We conduct business operations through our subsidiaries in Europe, North America, Japan, Latin America and Asia Pacific. Approximately 83% of our net sales for the year ended December 31, 2009 were generated outside the United States. Because our business has significant manufacturing operations, sales offices and research and development activities in foreign locations, fluctuations in currency exchange rates may have a significant impact on our consolidated financial statements.

In addition, our foreign operations are potentially subject to a number of unique risks and limitations, including: exchange control regulations, wage and price controls, employment regulations, regulatory approvals, foreign investment laws, import and trade restrictions and governmental instability. See “Risk Factors—Risks Relating to Our Business—We are subject to risks related to our operations outside of the United States” and “Risk Factors—Risks Relating to Our Business—Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows.”

Competitive Strengths

We believe our competitive position is enhanced by a combination of our breadth of distribution and marketing capabilities, customized products, services and solutions and customer-focused innovation, which are implemented on a global basis across all of our markets. We believe our key strengths include:

Leading Global Market Positions with Differentiated Capabilities—We believe that we are one of the two largest global providers of institutional and industrial cleaning, sanitation and hygiene products and related services and hold either the #1 or #2 market position in each of the three key geographic regions that we serve. We believe our scale and strong market positioning around the world differentiate us from smaller local and regional competitors, enabling us not only to provide end-to-end solutions for the diverse needs of our customers but also to consistently deliver our value-added products, services and solutions to national and international customers with multiple points of contact. Because of our scale and breadth of differentiated capabilities, we are able to invest in research and development aimed at creating next-generation products and services designed to meet the specific needs of our customers. We focus on designing solutions that deliver meaningful labor, energy and water savings, thereby reducing customers’ operating costs while also supporting sustainability and minimizing environmental impact.

Highly Diversified Geographic Presence and End-Market Exposure—We believe that our globally diversified geographic presence and our broad exposure to a variety of end markets mitigate the potential volatility of cyclical downturns in specific industries or regions. We have invested in expanding our global presence and currently have local sales and marketing operations that provide us with the capability of selling into more than 175 countries. We believe our global breadth positions us to take advantage of growth opportunities in markets around the world. In addition, we target key customer groups in attractive and diverse sectors of the economy that we believe exhibit long-term growth potential while also providing us with a hedge against the adverse effects of economic cycles.

Multiple Channels to Market—We employ a balanced marketing strategy with a strong, global direct sales force as well as a broad network of distributors in key locations, whereas the majority of our competitors sell solely through third-party distributors. We believe that this strategy provides us with access to an extensive range of customers and end markets in a cost-effective manner. Our in-house sales force directly manages relationships with our large global and regional customers while our third-party distributor partners enable us to reach end-users that would not be profitable for us to serve directly. We have invested in multi-lingual training for our direct sales force in sales effectiveness as well as the management of our distributor network and are in the process of introducing these capabilities across our company.

Broad Portfolio of Product and Service Offerings—We provide our customers with an extensive range of cleaning, sanitizing and hygiene products and services, many of which are consumable and must therefore be periodically replaced. Further, while they generally represent a small percentage of our customers’ cost structure, our products and services are often viewed as critical to our customers’ operations and brand protection, particularly in an environment of increasing scrutiny of, and concern over, food safety, hygiene and infection control.

Established Long-Term Relationships Across an Attractive Customer Base—Our customers include many of the largest and most well-known companies in their industries, including leading global building service contractors, hotel operators, food and beverage processors, retail and consumer products companies, educational institutions and healthcare facilities. We serve commercial customers in the building, retail, health care and food and beverage sectors, as well as large, public-sector customers such as the National Health Service in the United Kingdom and the State of New York. Among our private-sector customers are The Coca-Cola Company, PepsiCo, pharmaceutical retailer Walgreens and global facilities services provider ISS.

While we service many of the largest companies in their respective sectors, our customer base is highly fragmented, with no single customer representing more than 4% of our 2009 net sales. In addition, we have been able to maintain long-term relationships with many of our top customers, promoting a stable and recurring revenue stream. Our consultative sales and service model often involves either installation of our technologies at customers’ facilities or investments in training our customers’ employees to effectively use our products and operate our cleaning systems. We believe that these investments make us a valuable partner to our customers, providing meaningful incentives for long-term relationships and continued use of our products, services and solutions.

Experienced Management Team with Strong Sponsorship—We are led by a senior management team with significant manufacturing and marketing experience. Our management team is supported by our principal stockholders, including descendants of Samuel Curtis Johnson. Members of the Johnson family have supported their businesses for more than 100 years and have been involved for more than 30 years in the institutional and industrial cleaning, sanitation and hygiene industry. In addition, as part of the Transactions, CD&R Investor has acquired a significant ownership stake in our business. Throughout its more than 30-year history, CD&R has delivered returns to its investors by driving operational improvements in its portfolio companies, many of which have shared similar characteristics to Diversey.

Strategy

Our objective is to become the global provider of choice for institutional and industrial cleaning, sanitation and hygiene products and related services to customers in our target markets. The principal tenets of our strategy are outlined below.

Capitalize on Favorable Industry Dynamics to Drive Growth—Governmental regulations for food safety and customer focus on hygiene and cleanliness have increased significantly across the world. Climate change, water scarcity and environmental concerns have combined to create further demand for products, services and solutions designed to minimize waste and support broader sustainability. In addition, many of our customers require tailored cleaning solutions that can assist in reducing labor, energy and water use, and the costs related to cleaning, sanitation and hygiene activities. We believe that our value- added customer service approach and proven commitment to providing cost-saving and sustainable solutions position us well to address these and other critical drivers of demand and grow our revenue.

We help our customers realize efficiencies in the operation of their facilities by developing customized solutions that leverage our portfolio of products and services. Some examples include:

•	Reducing the cost, labor and environmental impact of one of the most costly and time-consuming cleaning jobs—scrubbing floors—through our floor care machines.

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Reducing the spread of infection through our registered disinfection portfolio based on AHP. These cleaner-disinfectants deliver fast, effective cleaning and disinfection solutions. Our AHP products also have a favorable environmental profile, since the active ingredient, hydrogen peroxide, biodegrades into oxygen and water. Our AHP products are targeted for use in restaurants, hospitals, nursing homes, schools, child care facilities, cruise ships and other locations where virus outbreaks are most common.

•

Providing significant cost and environmental savings to soft drink bottlers by replacing a conventional five-step clean-in-place process using hot water with a three-step clean-in-place process using water at its ambient temperature.

Leverage Our Global Scale to Serve National and Multinational Customers—As a global provider offering a full range of products, services and solutions, we believe we can leverage our scale and expertise to meet our customers’ growing needs as their businesses increase in complexity or as they pursue international expansion. We believe that a significant percentage of the total customer base in our industry is served by smaller local and regional players, many of which we believe lack the breadth of capabilities and scale to compete long-term in an industry driven by increasing regulatory and hygiene standards.

Continue to Achieve Operating Efficiencies to Improve Profitability—We have made several critical changes to our business in connection with the broad, multi-year restructuring program we initiated in 2005. These changes included divesting non-core businesses, simplifying our organizational structure and consolidating our supply chain footprint. Our focus on operating efficiencies has included investments in systems designed to enhance our ability to capture global customer and product data and more effectively manage profitability across our products and markets. We intend to expand the utilization, and enhance the capabilities, of these investments in technology to continue to drive growth and improve profitability across our business.

Maintain Our Leadership Through Research and Development and Product Innovation—We intend to build on our portfolio of customized and value-added products, services and solutions to meet current and future demands of end-users. As part of our broader restructuring efforts, we centralized our research and development functions and believe this reorganization has enhanced our responsiveness to customer needs and time-to-market in product development. We believe we deliver innovative products and solutions. Products we have developed, such as Revoflow™, OptiFill™, Trailblazer™ and ProSpeed™, address our customers’ requirements for more cost efficient and environmentally sensitive cleaning solutions and are important to our ability to maintain loyalty in our existing customer base as well as attract new customers. These innovations and their commercialization are the outgrowth of the insights we developed through in-depth attitudinal, behavioral and ethnographic customer research, applying a new level of market analysis and capabilities to our business.

Intellectual Property

We strategically manage our portfolio of patents, trade secrets, copyrights, trademarks and other intellectual property. Specifically, we rely upon trade secrets to protect the formulation of many of our chemical products, as well as our manufacturing processes. We own or have licenses under patents and registered trademarks which are used in connection with our business. Some of these patents or licenses cover significant product formulations and processes used to manufacture our products. The trademarks of all major products in each business are registered. Certain intellectual property is also protected, where appropriate, by confidentiality agreements or other agreements with suppliers, employees and other third parties. In part, our success can be attributed to the existence and continued protection of these trademarks, patents, trade secrets, and licenses.

We believe that the Johnson housemark and the Diversey trademark are important to our business. Under the BLA, we are granted a license to sell certain SCJ products, and to use the trade name “Johnson Wax Professional” and the name “Johnson” in combination with our owned trade name “Diversey” in our business. The term of the BLA ends May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Our license to use the housemark “JohnsonDiversey” will expire on the earlier of our transition to the “Diversey” name in the relevant region or August 2, 2012, and our license to use the housemark “Johnson Wax Professional” will expire on May 2, 2010. See “Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ—License Agreements.” We own the Diversey trademark as used in our business. Other than the Johnson and Diversey marks, we do not believe that our overall business is materially dependent on any individual trade name, trademark or patent.

In connection with the DiverseyLever acquisition in May 2002, we entered into several license agreements with Unilever, under which Unilever granted us a license of specified trademarks, patents, design rights, copyrights and know-how used in the DiverseyLever business that were retained by Unilever, and we granted a license to Unilever to use specified intellectual property rights and patents and registered designs that were transferred to us in the acquisition. The licenses granted under these agreements generally terminate with the expiration of the particular patent or design right or upon termination by the licensee in the case of copyrights or know-how, unless terminated earlier. See “Certain Relationships and Related Transactions, and Director Independence—Relationships with Unilever—Intellectual Property Agreements.”

Research and Development

Innovative technologies and manufacturing expertise are important to our business. Through our research, we aim to develop new, more innovative and competitive products, applications, services and processes while providing technical assistance to customers helping them improve their operations. In particular, our ability to compete effectively is materially dependent on the integration of proprietary technologies with our knowledge of the applications served. We conduct most of our research and development activities at our research facilities located in Sturtevant, Wisconsin, Santa Cruz, California, Utrecht, the Netherlands, Mannheim, Germany, Muenchwilen, Switzerland and Sao Paulo, Brazil. We also have regional development and application support in our Asia Pacific region, Japan and other locations in Europe. In addition, we have entered into the TDLA with SCJ, under which each party may disclose to the other new technologies that it develops internally, acquires or licenses from third parties.

Substantially all of our principal products have been sourced and/or developed by our research and development and engineering personnel. Research and development expenses were $63.3 million, $67.1 million and $65.5 million, respectively, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007.

Employees

As of March 5, 2010, we had approximately 10,400 employees, of which about 1,350 were located in the United States.

None of our employees in the United States is covered by a collective bargaining agreement. In Europe, a significant portion of our employees are represented by labor unions and are covered by collective bargaining agreements. Collective bargaining agreements are generally renewable on an annual basis. In several European countries, local co-determination legislation or practice requires employees of companies that are over a specified size, or that operate in more than one European country, to be represented by a works council. Works councils typically meet between two and four times a year to discuss management plans or decisions that impact employment levels or conditions within our company, including closures of facilities. Certain employees in Australia, Canada, Japan, Latin America, New Zealand and South Africa also belong to labor unions and are covered by collective bargaining agreements. Local employment legislation may impose significant requirements in these and other jurisdictions, including consultation requirements in connection with the closing of the Transactions.

We believe that we have a satisfactory working relationship with organized labor and employee works councils around the world, and have not had any major work stoppages since incorporation in 1997.

Environmental Regulation

Our operations are regulated under a number of federal, state, local and foreign environmental, health and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water as well as the use, handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, as well as analogous state, local and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in some of our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who disposes or arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have disposed or arranged for the disposal of hazardous wastes if those sites become contaminated, even if we fully complied with applicable environmental laws at the time of disposal. Furthermore, process wastewater from our manufacturing operations is discharged to various types of wastewater management systems. We may incur significant costs relating to contamination that may have been, or is currently being, caused by this practice. We are also subject to numerous federal, state, local and foreign laws that regulate the manufacture, storage, distribution and labeling of many of our products, including some of our disinfecting, sanitizing and antimicrobial products. Some of these laws require us to have operating permits for our production facilities, warehouse facilities and operations, and we may not have some of these permits or some of the permits we have may not be current. In the event of a violation of these laws, we may be liable for damages and the costs of remedial actions and may also be subject to revocation, non-renewal or modification of our operating and discharge permits, and revocation of product registrations. Any revocation, non-renewal or modification may require us to cease or limit the manufacture and sale of products at one or more of our facilities and may have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, legislation or regulations restricting emissions of greenhouse gases and our need to comply with such legislation or regulations could affect our business, financial condition, results of operation or cash flows. Environmental laws may also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental regulations most significant to us are summarized below:

Toxic Substances

We are subject to various federal, state, local and foreign laws and regulations governing the production, transport and import of industrial chemicals. Notably, the Toxic Substances Control Act gives the U.S. Environmental Protection Agency, or the EPA, the authority to track, test and/or ban chemicals that may pose an environmental or human-health hazard. We are required to comply with certification, testing, labeling and transportation requirements associated with regulated chemicals. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Pesticide Regulation

Some of our facilities are subject to various federal, state, local and foreign laws and regulations governing the manufacture and/or use of pesticides. We manufacture and sell certain disinfecting and sanitizing products that kill micro-organisms, such as bacteria, viruses and fungi. These products are considered “pesticides” or “antimicrobial pesticides” and, in the United States, are governed primarily by the Federal Insecticide, Fungicide and Rodenticide Act, as amended by the Food Quality Protection Act of 1996. To register these products, we must meet various efficacy, toxicity and labeling requirements and must pay initial and ongoing registration fees. In addition, some states or foreign jurisdictions may impose taxes on sales of pesticides. Although the cost of maintaining and delays associated with pesticide registration have increased in recent years, compliance with the various laws and regulations governing the manufacture and sale of pesticides has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Ingredient Regulation

Numerous federal, state, local and foreign laws and regulations relate to the sale of products containing ingredients that may impact human health and the environment. Specifically, the State of California has enacted Proposition 65, which requires us to disclose specified listed ingredient chemicals on the labels of our products. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Other Environmental Regulation

Many of our facilities are subject to various federal, state, local or foreign laws and regulations governing the discharge, transportation, use, handling, storage and disposal of hazardous substances. In the United States, these statutes include the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. We are also subject to the Superfund Amendments and Reauthorization Act of 1986, including the Emergency Planning and Community Right-to-Know Act, which imposes reporting requirements when toxic substances are released into the environment. In Europe, we are subject to portions of the compliance obligations under the EU European Community Directive “Registration, Evaluation, Authorization, and Restriction of Chemicals” (EU Directive No. 2006/1907). The directive imposes several requirements related to the identification and management of risks related to chemical substances manufactured or marketed in Europe. Our compliance obligations are mostly associated with the use of chemicals versus manufacture. Each year we make various capital investments and expenditures necessary to comply with applicable laws and regulations and satisfy our environmental stewardship principles. To date, these investments and expenditures have not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental Remediation and Proceedings

We may be jointly and severally liable under CERCLA or its state, local or foreign equivalent for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. Generally, CERCLA imposes joint and several liability on each potentially responsible party, or PRP, that actually contributed hazardous waste to a site. Customarily, PRPs will work with the EPA to agree on and implement a plan for site investigation and remediation. Based on our experience with these environmental proceedings, our estimate of the contribution to be made by other PRPs with the financial ability to pay their shares, and our third party indemnification rights at certain sites (including indemnities provided by Unilever and SCJ), we believe that our share of the costs at these sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to the liabilities imposed by CERCLA or its state, local or foreign equivalent, we may be liable for costs of investigation and remediation of environmental contamination on or from our current or former properties or at off-site locations under numerous other federal, state, local and foreign laws. Our operations involve the handling, transportation and use of numerous hazardous substances. We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past or current operations and practices. Based on available information and our indemnification rights, explained below, we believe that the costs to investigate and remediate known contamination at these sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In many of the foreign jurisdictions in which we operate, however, the laws that govern our operations are still undeveloped or evolving.

Many of the environmental laws and regulations discussed above apply to properties and operations of the DiverseyLever business that we acquired from Conopco, a wholly-owned subsidiary of Unilever, in May 2002. Under the Acquisition Agreement, Unilever made certain representations and warranties to us with respect to the DiverseyLever business and agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amounts of damages meet various dollar thresholds. Unilever will not be liable for any damages resulting from environmental matters, (1) in the case of known environmental matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250 million in the aggregate.

Pursuant to the Redemption Agreement, all indemnity obligations under the Acquisition Agreement, other than environmental and tax matters, were terminated upon closing of the Transactions. The environmental and tax indemnity obligations thereunder of each of us and Unilever will continue to survive in accordance with the terms of the Acquisition Agreement for the DiverseyLever business. Thus, environmental claims made by us against Unilever prior to May 3, 2008 will continue to survive. On the other hand, Unilever has not made an environmental claim against us and our environmental indemnity obligations to Unilever under such agreement expired on May 3, 2008. Unilever has not made any tax indemnity claims against us under such agreement.

We have tendered various environmental indemnification claims to Unilever in connection with former DiverseyLever locations. Unilever has not indicated its agreement with our requests for indemnification. We may file additional requests for reimbursement in the future in connection with pending indemnification claims. However, there can be no assurance that we will be able to recover any amounts relating to these indemnification claims from Unilever.

Given the nature of our business, we believe that it is possible that, in the future, we will be subject to more stringent environmental laws or regulations that may result in new or additional restrictions imposed on our manufacturing, processing and distribution activities, which may result in possible violations, substantial fines, penalties, damages or other significant costs. The potential cost to us relating to environmental matters, including the cost of complying with the foregoing legislation and remediation of contamination, is uncertain due to such factors as the unknown magnitude and type of possible pollution and clean-up costs, the complexity and evolving nature of laws and regulations, including those outside the United States, and the timing, variable costs and effectiveness of alternative clean-up methods. We have accrued our best estimate of probable future costs relating to such known sites, but we cannot estimate at this time the costs associated with any contamination that may be discovered as a result of future investigations, and we cannot provide assurance that those costs or the costs of any required remediation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental Permits and Licensing

In the ordinary course of our business, we are continually subject to environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities, warehouse facilities and operations require operating permits that are subject to renewal, modification and, in specified circumstances, revocation. While we believe that we are currently in material compliance with existing permit and licensing requirements, we may not be in compliance with permit or licensing requirements at some of our facilities. Based on available information and our indemnification rights, we believe that costs associated with our permit and licensing obligations will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Product Registration and Compliance

Various federal, state, local and foreign laws and regulations regulate some of our products and require us to register our products and to comply with specified requirements. In the United States, we must register our sanitizing and disinfecting products with the EPA. When we register these products, we must also submit to the

EPA information regarding the chemistry, toxicology and antimicrobial efficacy for the agency’s review. Data must be consistent with the desired claims stated on the product label. In addition, each state where these products are sold requires registration and payment of a fee.

We are also subject to various federal, state, local and foreign laws and regulations that regulate products manufactured and sold by us for controlling microbial growth on humans, animals and processed foods. In the United States, these requirements are generally administered by the U.S. Food and Drug Administration, or the FDA. The FDA regulates the manufacture and sale of food, drugs and cosmetics, which includes antibacterial soaps and products used in food preparation establishments. The FDA requires companies to register antibacterial hand care products and imposes specific criteria that the products must meet in order to be marketed for these regulated uses. Before we are able to advertise our product as an antibacterial soap or food-related product, we must generate, and maintain in our possession, information about the product that is consistent with the appropriate FDA monograph. FDA monographs dictate the necessary requirements for various product types such as antimicrobial hand soaps. In addition, the FDA regulates the labeling of these products. If the FDA determines that any of our products do not meet its standards for an antibacterial product, we will not be able to market the product as an antibacterial product. Some of our business operations are subject to similar restrictions and obligations under an order of the U.S. Federal Trade Commission which was issued in 1999 and will remain in effect until at least 2019.

Similar product registration regulations and compliance programs exist in many other countries where we operate.

To date, the cost of complying with product registration and compliance has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Properties

We have a total of 29 manufacturing facilities in 22 countries, including Brazil, Canada, China, France, Germany, India, Italy, Japan, the Netherlands, Spain, Switzerland, Turkey, the United Kingdom and the United States. One of our principal manufacturing facilities is located at Waxdale in Sturtevant, Wisconsin, which facility we lease from SCJ. In connection with the Transactions, our lease of the Waxdale manufacturing facility was amended. As amended, the lease will expire in 2013, and we do not expect that the lease will be renewed after expiration. See “Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ—Leases.” Our worldwide and North American headquarters are located in Sturtevant, Wisconsin. We believe our facilities are in good condition and are adequate to meet the existing production needs of our businesses.

The following table summarizes our principal plants and other physical properties that are important to our business. Unless indicated otherwise, all owned properties listed below are subject to mortgages.

	Approximate Square Feet Occupied				Principal Activity	Primary Segment Used In (3)
Location	Owned		Leased
United States
Madera, California			90,000		Manufacturing and warehouse	North America
Santa Cruz, California			75,000		Manufacturing and research and development	North America
Mt. Pleasant, Wisconsin	50,000				General and administrative office	North America
Sturtevant, Wisconsin			180,000	(2)	Manufacturing	North America
Sturtevant, Wisconsin			550,000		Warehousing logistics	North America
Sturtevant, Wisconsin	278,000				International headquarters, data center, and research and development	Other
Watertown, Wisconsin	125,000				Manufacturing	North America
Watertown, Wisconsin			150,000		Warehousing logistics	North America

International
Villa Bosch, Argentina	77,000				Manufacturing	Latin America
Socorro, Brazil	123,000	(1)	97,000		Manufacturing	Latin America
London, Ontario, Canada	193,000				Manufacturing	North America
Guangdong, China	75,000				Manufacturing	Asia Pacific
Villefranche-sur-Soane, France	181,000	(1)			Manufacturing	Europe
Kirchheimbolanden, Germany	302,000		86,000		Manufacturing	Europe
Nalagarh, India	19,000				Manufacturing	Asia Pacific
Bagnolo, Italy	594,000	(1)			Manufacturing	Europe
Shizuoka-Ken, Kakegawa, Japan	115,000				Manufacturing	Japan
Enschede, The Netherlands	289,000				Manufacturing	Europe
Utrecht, The Netherlands	44,000		68,000		Office and research and development	Europe
Valdemoro, Spain			45,000		Manufacturing	Europe
Munchwilen, Switzerland	112,000				Manufacturing and research and development	Europe
Gebze, Turkey			50,000		Manufacturing	Europe
Cotes Park, United Kingdom	583,000				Manufacturing and warehouse	Europe

(1)	Property not mortgaged.
(2)	Leased from SCJ.
(3)	In general, our manufacturing facilities primarily serve the segment listed in the table above. However, certain facilities manufacture products for export to other segments, which use or sell the product.

Legal Proceedings

We are party to various legal proceedings in the ordinary course of our business which may, from time to time, include product liability, intellectual property, contract, employee benefits, environmental and tax claims as well as government or regulatory agency inquiries or investigations. While the final outcome of these proceedings is uncertain, we believe that, taking into account our insurance and reserves and the available defenses with respect to legal matters currently pending against us, the ultimate resolution of these proceedings will not, individually or in the aggregate, have a material adverse effect on our business, financial position, results of operations or cash flows.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following is a list of our directors and executive officers, their ages as of March 5, 2010, and their positions and offices:

Name	Age	Position
S. Curtis Johnson III	54	Director and Chairman
Edward F. Lonergan	50	Director, President and Chief Executive Officer
Norman Clubb	55	Executive Vice President and Chief Financial Officer
Nabil Shabshab	44	Executive Vice President—Global Portfolio Management
Gregory F. Clark	56	Senior Vice President—Global Value Chain
James W. Larson	57	Senior Vice President—Global Human Resources
John W. Matthews	50	Senior Vice President—Corporate Affairs and Chief of Staff to the President
Scott D. Russell	48	Senior Vice President, General Counsel and Secretary
John Alexander	45	Regional President—Americas
Pedro Chidichimo	51	Regional President—Europe, Middle East, Africa
Moreno G. Dezio	49	Regional President—Greater Asia-Pacific
David S. Andersen	49	Vice President—Global Business Development
P. Todd Herndon	44	Vice President and Corporate Controller
Brent W. Hoag	46	Vice President and Chief Information Officer
Lori P. Marin	48	Vice President and Corporate Treasurer
Clive A. Newman	46	Vice President, Finance—Europe, Middle East, Africa
James G. Berges	62	Director
Todd C. Brown	60	Director
Robert M. Howe	65	Director
George K. Jaquette	35	Director
Helen P. Johnson-Leipold	53	Director
Philip W. Knisely	55	Director
Richard C. Levin	62	Director
Clifton D. Louis	55	Director
Richard J. Schnall	40	Director

S. Curtis Johnson III has been Chairman since February 1996. He also has been Chairman of CMH since November 1999 and Chairman of Holdings since November 2001. Mr. Johnson joined SCJ in 1983 and became a general partner of Wind Point Partners, L.P., a $126 million venture capital partnership which he co-founded and in which SCJ was a major limited partner. He also served as Vice President—Global Business Development of SCJ from October 1994 to February 1996. Since joining SCJ in August 1983, Mr. Johnson has served in several other offices, including Vice President and Managing Director of Mexican Johnson, a subsidiary of SCJ, and Director—Worldwide Business Development. Mr. Johnson earned a Bachelor of Arts degree in Economics from Cornell University in 1977 and a Master of Business Administration in Marketing/Finance from Northwestern University in 1983. Mr. Johnson also serves as a director of Cargill, Incorporated and the World Wildlife Fund. He is a descendant of Samuel Curtis Johnson and is the brother of Helen P. Johnson-Leipold and a cousin of Clifton D. Louis, both directors of our company.

Edward F. Lonergan has served as director and President and Chief Executive Officer since February 13, 2006. Mr. Lonergan has also served as director and President and Chief Executive Officer of Holdings since February 13, 2006. Prior to joining us, Mr. Lonergan had over 25 years of experience in the consumer products industry, most recently serving as President of the European region for The Gillette Company from May 2002 until January 2006. He was employed from 1981 to April 2002 by The Procter & Gamble Company, where he held a variety of responsibilities including most recently Customer General Management assignments in Europe and the United States. Mr. Lonergan graduated from Union College of New York in 1981 with a Bachelor of Arts degree in Political Science.

Norman Clubb has served as Executive Vice President and Chief Financial Officer since January 2010. Prior to that, he was a director of Holdings from February 2007 to November 2009. Before joining us, Mr. Clubb was appointed President and Chief Operating Officer for Unilever Foodsolutions in November 2004 and led our North American operations. In September 2007, he assumed leadership of the new American region, which includes both North and South America. Previously he served as Senior Vice President Finance and Information for Unilever’s Foods Division from 2000 to 2004; Senior Vice President Finance for Central Asia and Middle East Business Group from 1999 to 2000; and Senior Vice President—Finance and Supply Chain for the DiverseyLever Business Group from 1996 to 1999.

Nabil Shabshab has served as Executive Vice President—Global Portfolio Management since September 2009. Before that he was Senior Vice President—Chief Marketing Officer from January 2007 to September 2009 after having joined us as Vice President of Global Marketing a few months earlier. Mr. Shabshab brings 21 years of experience in general management, sales and marketing strategy, brand management and strategy consulting. Prior to joining us Mr. Shabshab served as Principal of Zyman Group, a leading international management consulting firm, from July 2004 until July 2006, as Vice President of Client Solutions & Consulting at Information Resources, Inc. from May 2002 until July 2004 and in various global sales and marketing positions with Fortune 100 companies such as Pfizer Pharmaceutical Company and the Coca-Cola Company. Mr. Shabshab holds a Bachelor of Science degree in Computer Science from the American Lebanese University and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University in Chicago.

Gregory F. Clark has served as Senior Vice President—Global Value Chain (formerly referred to as “Supply Chain”) since January 2004. He was our Senior Vice President—Global Development and Customer Solutions from May 2002 until January 2004 and was our Vice President—Global Manufacturing and Sourcing from May 1999 until May 2002. From 1978 through May 1999, Mr. Clark served at SCJ in a variety of manufacturing, operations and financial positions domestically and internationally. Mr. Clark holds a Bachelor degree in Chemical Engineering from Purdue University and a Master of Business Administration from the University of Chicago.

James W. Larson has served as Senior Vice President—Global Human Resources since May 2007. Prior to joining us, Mr. Larson was the head of Global Human Resources for InterContinental Hotel Group from 2002 to 2006. He also held numerous Human Resource leadership positions in major companies, including American Express, Frito Lay/PepsiCo, Pfizer Pharmaceuticals and Kellogg’s, where he was the Global Executive Vice President of Human Resources. Mr. Larson holds a Bachelor degree in Management and Master of Business Administration from California Polytechnic State University.

John W. Matthews has served as Senior Vice President—Corporate Affairs and Chief of Staff to the President since January 2007. Mr. Matthews was Vice President—Corporate Affairs from May 2002 until January 2007. Mr. Matthews has more than 25 years of experience in strategic communications, regulatory and public affairs. Prior to joining us, Mr. Matthews led the national Public Affairs Practice Group for the Foley & Lardner law firm based in Milwaukee. Mr. Matthews began his career as a news reporter, and then moved into government, eventually becoming chief of staff to former Wisconsin Governor Tommy Thompson. Mr. Matthews holds a Bachelor degree in Journalism from the University of Wisconsin—Whitewater.

Scott D. Russell has served as Senior Vice President, General Counsel and Corporate Secretary since January 2007. Mr. Russell has also served as the Senior Vice President, General Counsel and Corporate Secretary of Holdings since January 2007. He was our Senior Counsel from May 2006 through December 2006. From May 1993 until October 2005, Mr. Russell was at RR Donnelley, a global full-service provider of print and related services, including business process outsourcing, most recently as Vice President, Deputy General Counsel and Assistant Secretary. From October 1988 to May 1993, he was an associate in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates. Mr. Russell holds a Bachelor of Arts degree in Economics and Political Science from Alma College and a Juris Doctor degree from the University of Detroit School of Law.

John Alexander has served as Regional President—Americas since October 2008. Prior to joining Diversey, Mr. Alexander served as Vice President and General Manager, New Business and Innovation, North America with Whirlpool Corporation. Before that, he served as Whirlpool’s Vice President and General Manager—Brand Management, a position that included all U.S.-branded businesses. While with Whirlpool, Mr. Alexander also served in a number of other managerial positions in planning, merchandising and product development. Mr. Alexander holds a Bachelor degree in mechanical engineering from Ohio Northern University and a Master of Business Administration from Ohio State University.

Pedro Chidichimo has served as Regional President—Europe, Middle East, Africa since October 2006. Mr. Chidichimo, who joined us in 1994, has served as Regional President—Latin America from July 2005 until October 2006, Vice President of our Southern & Andina Latin America sub-region from 2002 until June 2005, and as managing director of our Argentina operations from 1997 until June 2005. Mr. Chidichimo holds a Bachelor degree in Chemical Engineering from Universidad de Buenos Aires and a Master of Business Administration from Universidad Austral in Argentina.

Moreno G. Dezio has served as Regional President—Greater Asia-Pacific since January 2009. Prior to that he served as Regional President—Latin America since January 2007. Mr. Dezio has also served as Vice President North Europe & Managing Director U.K. from November 2005 to December 2006. From November 1996 through October 2005, Mr. Dezio served in numerous senior management positions, most recently as Vice President for Africa & Middle East from June 2002 until October 2005, Group Managing Director for Italy, Greece and Central Eastern Europe from November 1996 to May 2002. From March 1993 to October 1996 he served as Marketing Manager Europe for our predecessor, Johnson Wax Professional, or JWP, and prior to that he covered several sales and marketing positions at SCJ and JWP.

David S. Andersen has served as Vice President—Global Business Development since July 2003. From February 1997 through July 2003, Mr. Andersen served in numerous management positions, most recently as Vice President—Global Enterprise Development from May 2002 until July 2003, Vice President—eSolutions from October 2000 until May 2002, and Vice President—Global Enterprise Development Group from July 1999 until October 2000. From 1991 through February 1997, Mr. Andersen held numerous management positions at SCJ, most recently as Director of Worldwide Business Development. He is currently a Director of Virox Technologies Inc. and Chairman of KidsUganda. Mr. Andersen holds a Bachelor degree from Brown University and a Master of Business Administration from Harvard University.

P. Todd Herndon has served as Vice President—Corporate Controller since September 2007. From March 2005 through August 2007, Mr. Herndon served as the Vice President of Finance for North America and from February 2003 through February 2005, he was the General Manager of the BG&E business within North America. From 1988 through 2003, Mr. Herndon held various financial positions within Johnson Wax Professional and S. C. Johnson & Son, Inc. Mr. Herndon holds a Bachelor of Science degree in Business from Indiana University and a Master of Business Administration from Marquette University.

Brent W. Hoag has served as Vice President and Chief Information Officer since December 2009. He was our Senior Director—Business Solutions from May 2008 until December 2009 and was our Director—IT Vendor Management Office from July 2006 until May 2008. He joined Diversey in 2002 serving as our Director—JDEdwards Solution Center from September 2002 until July 2006. Mr. Hoag spent 13 years in the management consulting industry prior to joining Diversey. Mr. Hoag holds a Bachelor degree in Business Administration from the University of Wisconsin—Eau Claire, and two Master degrees from the University of Wisconsin—Whitewater, a Master of Business Administration in Finance and a Master of Science degree in Education.

Lori P. Marin has served as Vice President and Corporate Treasurer since May 2005. Prior to joining us, Ms. Marin served as Managing Director of the Risk Services Group for Aon Corporation from June 2003 until May 2005. From September 1996 until January 2003, Ms. Marin served as Vice President and Treasurer of Keebler Foods Co. Ms. Marin has over 16 years of global treasury experience having also served as Director of Finance for Dominick’s Finer Foods, and over 10 years of experience as a commercial banker, having commenced her career as a First Scholar at The First National Bank of Chicago. Ms. Marin is a Certified Cash Manager and holds a Bachelor of Science degree in Finance from Washington University in St. Louis and a Master of Business Administration from the University of Chicago.

Clive A. Newman has served as Vice President, Finance—Europe, Middle East, Africa since September 2007. He was Vice President, Corporate Controller from May 2002 until 2007. From 1986 until May 2002, Mr. Newman held various positions at Unilever, most recently as Controller and Vice President—Finance Europe for DiverseyLever from May 2001 until May 2002 and Finance Manager—Beverages for Unilever from 2000 until April 2001. Mr. Newman has over 12 years of experience in the institutional and industrial cleaning and hygiene industry. Mr. Newman holds a Bachelor degree in Economics from Leicester University in the U.K. and is an Associate of the Chartered Institute of Management Accountants.

James G. Berges has served as a director since November 2009. He joined Clayton Dubilier & Rice in 2006. Previously, he served as vice chairman and president at Emerson Electric Co., where he led corporate growth and development activities and was responsible for the company’s motors and appliance components, industrial automation and network power businesses. Previously, he worked at General Electric Company. Mr. Berges is the chairman at Sally Beauty and HD Supply and serves on the board of PPG Industries, Inc. He is a past chairman of the National Association of Manufacturers and also received a presidential appointment to the Advisory Committee for Trade Policy and Negotiations in March 2005. He holds a Bachelor of Science degree in electrical engineering from the University of Notre Dame.

Todd C. Brown, except for the November 2009—February 2010 period, has served as a director since April 2001. Mr. Brown was a director of CMH from April 2001 to May 2003 and of Holdings since May 2002. Since August 2003, Mr. Brown has served as Vice Chairman of ShoreBank Corporation and Chairman of the Board of Directors for ShoreBank’s banking operations in Chicago, Detroit, and Cleveland. From 1985 through June 2003, Mr. Brown served in various positions at Kraft Foods, Inc., most recently as Executive Vice President and President of its e-Commerce Division from January 2001 until June 2003 and President of Kraft Foodservices Division from April 1998 until December 2000.

Robert M. Howe, except for the November 2009 to February 2010 period, has served as a director since September 1997. He was a director of CMH from November 1999 to May 2003 and of Holdings since May 2002. Since November 2002, Mr. Howe has been the Chairman of Montgomery Goodwin Investments, LLC, a private investment and consulting firm. From April 2000 to September 2002, Mr. Howe was the Chairman of Scient, Inc., a provider of integrated e-Business strategy and technology services, and previously served as its Chief Executive Officer. From 1991 to 1998, Mr. Howe was with International Business Machines Corporation, last serving as General Manager of its global banking, financial and securities services business. He has also been a director of Symphony Services, an information technology consulting firm, since July 2004.

George K. Jaquette has served as a director since November 2009. He has been with Clayton Dubilier & Rice for ten years and is principally engaged in sourcing and evaluating investment opportunities. He has been involved in a broad range of transactions and most recently was instrumental in the Firm’s investment in, and subsequent sale of VWR, where he also served as a director. Previously, he worked in the principal investment area and investment banking division of Goldman, Sachs & Co. He also worked at K Capital Management, a multi-strategy investment firm. Mr. Jaquette earned a B.S. from Bucknell University and an M.B.A. from Harvard Business School.

Helen P. Johnson-Leipold has served as a director since December 1999. Ms. Johnson-Leipold was a director of CMH from November 1999 to May 2003, and again since July 2009; and of Holdings since May 2002. Since 1999, Ms. Johnson-Leipold has been the Chairman and Chief Executive Officer of Johnson Outdoors Inc., a manufacturer and marketer of outdoor recreational equipment. In addition, since July 2004, she has been Chairman of Johnson Financial Group, a global financial services company. From 1995 through 1999, she was with SCJ in various executive positions, last serving as Vice President—North America Consumer Cleaning Products. Ms. Johnson-Leipold is a descendant of Samuel Curtis Johnson, the sister of S. Curtis Johnson III, our Chairman, and cousin of Clifton D. Louis, another director of our company.

Philip W. Knisely joined the Board of Directors in February 2010. He retired from Danaher Corporation in 2010 where he served for 10 years as Executive Vice President and Corporate Officer. He was a member of the Office of the Chief Executive managing the performance, corporate strategy, and organization evolution of the corporation. Danaher Corporation (NYSE: DHR) is a leading $12B manufacturer of medical equipment, environmental and professional Instrumentation. Mr. Knisely continues in a consulting capacity for Danaher. Prior to joining Danaher, he was Co-Founder, President and CEO of Colfax Corporation, where he managed portfolio companies totaling $900 million in revenue with $200 million in equity capital investments (NYSE: CFX). He served as President of AMF Industries, a privately held diversified manufacturer firm, from 1988-1995, and before AMF, he had a ten-year career with Emerson Electric. He received a Bachelor of Science degree in Industrial Engineering from General Motors Institute in 1976 and a Master of Business Administration in 1978 from the Darden School of Business. Mr. Knisely was a 1977 Shermet Award winner while at Darden and today is a member of the Darden School Foundation Board of Trustees.

Richard C. Levin joined the Board of Directors in February 2010. He is also the President of Yale University and is the longest-serving Ivy League president and is recognized as one of the leaders of American higher education. Prior to assuming Yale’s presidency in 1993, he was Dean of the Graduate School of Arts and Sciences. A distinguished economist, he has served as Chair of Yale’s Economics Department and has been a member of Yale’s faculty since 1974. In the spring of 2008, he was elected to the Board of Directors of the National Committee on U.S.-China Relations. He also is a director of American Express, and he is a trustee of the William and Flora Hewlett Foundation, one of the largest philanthropic organizations in the United States. He served on Presidential Commissions reviewing the U.S. Postal Service and the effectiveness of U.S. intelligence operations. As a member of the board on Science, Technology and Economic Policy at the National Academy of Science, he co-chaired a committee that examined the effects of intellectual property rights policies on economic and scientific progress and made recommendations for reform of the patent system that are currently under active consideration by the U.S. Congress. In addition, he served on the Blue Ribbon Panel on Baseball Economics.

Clifton D. Louis has served as a director since December 1999. Mr. Louis was a director of CMH from November 1999 to May 2003, and again since July 2009; and of Holdings since May 2002. Mr. Louis is the owner of The Vineyard, Inc., a retail wine store, and has been its President and Chief Executive Officer since 1985. Mr. Louis is a descendant of Samuel Curtis Johnson, a cousin of S. Curtis Johnson III, the Chairman of our company, and a cousin of Helen P. Johnson-Leipold, another director of our company.

Richard J. Schnall has served as a director since November 2009. He has been with Clayton Dubilier & Rice for thirteen years. He led CD&R’s purchase and subsequent sale of VWR; the acquisition of U.S. Foodservice from Royal Ahold N.V.; the investment in Sally Beauty; and the public-to-private negotiation for and acquisition of Brakes. As a board member of Alliant, he led negotiations which resulted in its profitable sale. Previously, Mr. Schnall worked in the investment banking divisions of Smith Barney & Co. and Donaldson, Lufkin & Jenrette, Inc. He is a director of Sally Beauty and U.S. Foodservice. He is a graduate of the University of Pennsylvania’s Wharton School and holds a Master of Business Administration from Harvard Business School.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Pursuant to the Stockholders Agreement, each of CMH and CD&R Investor has the right to representation on the board of directors of any subsidiary of Holdings, including us, in proportion to the relative number of such party’s designees on the board of directors of Holdings, which we refer to as the Holdings Board. We currently have eleven directors, five of which were designated by CMH and five of which were designated by CD&R Investor. Mr. Lonergan, our President and Chief Executive Officer, serves as the eleventh director. The composition of our board of directors mirrors the Holdings Board.

Messrs. Brown, Howe, Johnson and Louis and Ms. Johnson-Leipold were elected to our board of directors pursuant to our obligations to CMH under the Stockholders Agreement. Messrs. Berges, Jaquette, Knisely, Levin, and Schnall were elected to our board of directors pursuant to our obligations to CD&R Investor under the Stockholders Agreement. Each of our directors brings specific experience, qualifications, attributes and skills to our board of directors.

As the Chairman of our company since its formation, Mr. Johnson has detailed knowledge of our company and its history, employees, client base, prospects and competitors. Prior to serving as Chairman, Mr. Johnson held senior management positions with SCJ, including Vice President—Global Business Development and Managing Director of SCJ’s operations in Mexico. Mr. Johnson also currently serves as a director with the World Wildlife Fund. Similarly, Ms. Johnson-Leipold held senior management positions with SCJ, including Vice President—Worldwide Consumer Products, before joining Johnson Outdoors, Inc., where she currently serves as Chairman and Chief Executive Officer. Mr. Louis, together with his relatives, Mr. Johnson and Ms. Johnson-Leipold, has a detailed understanding of our history and culture, including the principles described in “This We Believe.”

CMH nominated independent directors, Messrs. Brown and Howe, each bring beneficial experience and attributes to our board. Mr. Brown spent a significant portion of his career with Kraft Foods, Inc., including service as Executive Vice President, and most recently was Vice Chairman of ShoreBank Corporation prior to retiring at the end of 2009. Mr. Brown has served on our board and Holdings’ board since 2001. Mr. Howe has a strong background in information technology and e-commerce from past experience with Scient, Inc. and International Business Machines Corporation. Mr. Howe has served on our board and Holdings’ board since 2002.

Messrs. Berges, Jaquette and Schnall are each actively involved in managing the portfolio of investments in public and private companies by CD&R Investor and its affiliates, and each serve on the board of directors for certain of such portfolio companies. All have significant experience and expertise with companies having a distribution and service focus.

CD&R Investor nominated independent directors, Messrs. Knisely and Levin each have extensive careers in business and academia that will benefit our board’s discharge of its responsibilities. Mr. Knisely formerly served as Executive Vice President and Corporate Officer of Danaher Corporation and has over 30 years experience in diversified manufacturing operations. Mr. Levin, an economist with over 30 years of academic experience, is the current President of Yale University. He also currently serves on the board of American Express.

In addition to the members designated by CMH and CD&R Investor, Mr. Lonergan’s day-to-day leadership of our company provides him with intimate knowledge of our operations. Mr. Lonergan also has over 25 years of experience in the consumer products industry.

Our board believes that the qualifications described above bring a broad set of complementary experience, coupled with a strong alignment with the interest of the stockholders of Holdings, to the board’s discharge of its responsibilities.

Although we do not maintain a formal diversity policy governing board nominations, we continually strive to make progress toward board diversity in accordance with our key cultural indicators, which define our “This We Believe” culture.

Audit Committee

The Audit Committee of our board of directors appoints our independent registered public accounting firm, reviews the scope and results of the audits with the auditors and management, approves the scope and results of the audits, monitors the adequacy of our system of internal controls and reviews our annual reports, auditors’ fees and non-audit services to be provided by the independent registered public accounting firm. The members of our Audit Committee are Robert Howe, chairman of the Audit Committee, Todd C. Brown, Philip W. Knisely and Richard C. Levin. Our board of directors has determined that each of Messrs. Howe, Brown, Knisely and Levin meets the definition of an audit committee financial expert, as set forth in Item 401(h) (2) of Regulation S-K, and has also determined that they meet the independence requirements of the SEC.

Code of Ethics

We and our employees operate under the values and principles defined in our “This We Believe” culture, which extends to our customers and users, the general public, our neighbors and the world community. We have adopted a Finance Officers Code of Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer. In addition and as a best practice, this code has been executed by all other key financial and accounting personnel. Furthermore, we have adopted a general code of business conduct for all of our directors, officers and employees, which is known as the Diversey, Inc. Code of Ethics and Business Conduct. The Finance Officers Code of Ethics, the Diversey, Inc. Code of Ethics and Business Conduct and other information regarding our corporate governance is available on our website (www.diversey.com), or free of charge by writing c/o Investor Relations at the address set forth under “Additional Information.” In addition to any reports required to be filed with the SEC, we intend to disclose on our website any amendments to, or waivers from, the Finance Officers Code of Ethics or the Diversey, Inc. Code of Ethics and Business Conduct that are required to be disclosed pursuant to SEC rules. To date, there have been no waivers of the Finance Officers Code of Ethics or the Diversey, Inc. Code of Ethics and Business Conduct.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Organization of Information

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation philosophy, programs and policies, and includes analysis on the compensation earned by our Named Executive Officers, or our NEOs, as detailed in the accompanying executive compensation tables. The CD&A covers the following topics:

•	Overview of the Role of the Compensation and Management Succession Committee, which we refer to as the Compensation Committee, in Executive Compensation

•	Executive Compensation Philosophy and Objectives

•	Compensation Elements and Pay Mix

•	Determining Compensation Levels

•	Executive Compensation Market Benchmarking and Peer Group

•	Total Target Compensation Relative to Market Compensation

•	Program Components and Policies:

–	Base Salary

–	Annual Incentives

–	Long-Term Incentives

–	Executive Severance

–	Executive Benefits and Perquisites

–	Tax, Regulatory and Accounting Implications

•	Assessment of Incentive Risk

•	Executive Compensation Tables and Supplemental Narrative Disclosures

•	Executive Agreements

•	Compensation Committee Report

•	Compensation Committee Interlocks and Insider Participation in Compensation Decisions

•	Director Compensation

Overview of the Role of the Compensation Committee in Executive Compensation

Our Compensation Committee charter gives the Compensation Committee responsibility over executive compensation matters. Our Compensation Committee is appointed by our Board of Directors, and is charged with approving and overseeing all executive compensation programs and policies. The Compensation Committee approves all compensation actions with respect to our NEO compensation.

The Compensation Committee relies on management and outside advisors for staff work, contextual information and technical guidance in conducting its affairs. For the past several years, the Compensation Committee has retained W.T. Haigh & Company, a compensation consulting firm in Cambridge, Massachusetts, to provide independent advice on executive and director compensation and to conduct independent studies when needed. W.T. Haigh & Company reports directly to the Compensation Committee and has worked exclusively on executive compensation and does not have other consulting arrangements with us.

As described under “Business—History and Recent Transactions,” we recapitalized our company through certain debt and equity investment transactions that closed on November 24, 2009. Effective on this date, the Board was reconstituted and a new Compensation Committee was established. All references in this CD&A to actions taken by the Compensation Committee in 2009 apply to the Compensation Committee that was in place prior to the recapitalization. All references in this CD&A to actions taken by the Compensation Committee in 2010 apply to the Compensation Committee that was in place after the recapitalization.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate high performing individuals through an integrated rewards package of compensation and benefits that is competitive with other companies in our marketplace and industry.

We have adopted the following objectives as the foundation for our executive compensation philosophy:

•

Ensure that our total rewards program motivates and drives a pay for performance culture, including the successful execution of our restructuring plan and the financial metrics established as part of the bank-approved financing plan.

•	Reward executives appropriately based on their job responsibilities and performance, individual contribution to the business, overall business performance, and local market considerations.

•	Ensure total rewards are externally competitive and administered with internal equity in mind.

•

Align total rewards to support our strategic objectives and align with shareholder interests. Specifically, in 2009, we structured the terms of incentive compensation to include performance hurdles that enabled our company to meet debt obligations, with adequate cushion, before annual or long-term incentives were funded for executives. Our goal has been to provide for a fair economic sharing between management and shareholders only when performance hurdle requirements have been met and our bank-approved financing plan goals have been achieved.

•	Comply with all applicable laws and regulations.

Compensation Elements and Pay Mix

Our executive compensation program includes the following elements, all of which are described in more detail below.

1.    Direct Compensation, which includes:

•	Base salary

•	Annual incentives

•	Long-term incentives

We structure our executives’ direct compensation to deliver a substantial portion of value through variable, performance-based annual and long-term incentives. The allocation between annual and long-term incentives is determined based on market benchmarking against our peer group (as described below), with a higher proportion delivered through long-term incentives. The incentive components (both annual and long-term)

are intended to motivate and reward sustained profitable growth, reinforce executive accountability and increase enterprise value for our shareholders. These incentives have been especially critical in light of our restructuring plan, the targeted goals and strategic priorities that we established for meeting our financial obligations and, ultimately, delivering long-term value to our shareholders. As a result of our emphasis on performance-based incentive pay, we expect direct compensation amounts to vary from year to year.

In 2009, we awarded all of our long-term incentives in cash based on the achievement of our company’s profitability targets. However, starting in 2010 we are implementing new equity-based incentives as we believe that equity-based incentives best align the long-term interests of our executives with those of our shareholders. The provisions of our new equity-based incentive program are described below in more detail under “Long Term Incentives.”

2.    Indirect Compensation, which includes:

•	Benefits

•	Perquisites

Our executives participate in benefit programs available broadly to all of our employees. In addition, we maintain certain executive benefit and perquisite programs that we believe are consistent with market practice. In keeping with our culture, the value of these programs does not make up a significant percentage of total executive compensation.

Determining Compensation Levels

The following are key factors we consider in determining compensation levels for our executives:

1.	Performance. We consider the performance of our company, as well as individual performance and contributions. Performance goals are defined annually, and we utilize a disciplined performance review process to ensure that our executives’ goals align with the achievement of our bank-approved financing plan and with our strategic priorities. Company goals require aggressive growth year over year and have only been attained in four of the last seven years.

2.	Market competitiveness. We benchmark compensation for our executive positions to comparable jobs in the marketplace to understand what we need to pay to stay competitive. The process for conducting market benchmarking and determining market competitiveness is described in more detail below.

3.	Cost. We review the cost of our executive rewards program for reasonableness in light of our financial condition and relative to our performance. In addition, as mentioned above, in 2009 we structured the incentive components of our program so that we met our debt obligations and restructuring expenses before executives earned incentives.

4.	Internal equity. We assess the relative value of our executive positions using factors such as responsibilities and performance, scope and impact, problem solving and leadership. Our goal is to compensate executives fairly and equitably based on each executive’s role and potential impact on our company’s success.

Executive Compensation Market Benchmarking and Peer Group

We are a market leader in our industry with a broad, diversified line of products and related services. As a result, we seek to attract and retain highly qualified executives from companies with a similar business mix and profile, but which are not necessarily direct business competitors. We use the following criteria to assist with the selection of peer companies for purposes of market benchmarking compensation for our executives:

•	Manufacturing companies

•	Comparable revenues ($1–6 billion)

•	Global scope (measured by foreign sales as a percentage of total sales)

•	Growth orientation in terms of EBITDA and sales

•	Service, business-to-business and technology orientation

•	Source for executive talent

•	U.S. public companies (to access data)

Based on these factors, our current peer group consists of the following 20 companies:

Acuity Brands, Inc.	EMCOR Group Inc.	Sealed Air Corporation
Avery Dennison Corporation	FMC Corporation	Sensient Technologies Corporation
Brunswick Corporation	H.B. Fuller Company	Sigma-Aldrich Company
Cabot Corporation	Goodrich Corporation	Snap-On Inc.
Clorox Company	Lubrizol Corporation	Westlake Chemical Corporation
Corn Products International, Inc.	Nalco Holding Company	W.W. Grainger, Inc.
Ecolab Inc.	Olin Corporation

Our Compensation Committee last reviewed and approved our peer group in October 2007. At that time, we were in the mid- range of the peer group in terms of revenue. We intend to continue to review and refine our peer group periodically.

Each year we review executive market total compensation with our Compensation Committee. The Compensation Committee consults with our independent compensation consultant, W.T. Haigh & Company, to compare our executive compensation levels against compensation levels for similar executive positions in the peer group. In addition, we participate in an executive compensation study conducted by Hewitt Associates that includes similar companies based on various factors, including certain of the same criteria used to define our peer group. We also validate these peer company findings with general industry compensation data for similar sized companies using Mercer and Hewitt surveys. We use the comparisons made in this process to develop competitive market ranges for our executives for purposes of assessing overall market competitiveness.

Total Target Compensation Relative to Market Compensation

The total target compensation of our executives relative to market compensation varies based on performance. In general:

•	For attainment of business goals (target performance), we target direct compensation at the 50th percentile of the competitive market range, or slightly above.

•

For significant overachievement of business goals, we target direct compensation closer to the 75th percentile of the competitive market range, with a higher relative positioning to market for annual and long-term incentives than for base salary.

•

For underachievement of business goals, we target direct compensation below the 50th percentile of the competitive market range as our incentive components are structured to deliver below mid-market incentive levels for underperformance of goals.

The Compensation Committee retains the discretion to provide awards above or below these targets based on individual performance.

Program Components and Policies

Base Salary

Our goal is to pay base salaries in the mid-range of the competitive market. We review the base salaries of our executives annually with any salary increases taking effect April 1 of each year. Any salary increase is generally based on the executive’s performance within specific areas of accountability, as well as market competitiveness and budget considerations.

Base salaries for corporate officers were not increased in 2009, with the exception of Mr. Chidichimo who was granted a market adjustment effective January 1, 2009.

Annual Incentives

Our Annual Incentive Plan, or AIP, is designed to recognize and reward outstanding performance, achievements and contributions to fiscal year results and focus attention on specific challenges and opportunities as defined by and aligned with our strategy. The AIP is a goal-based program for executives. Each year, performance goals are established and approved by our Compensation Committee which provides a basis for funding the overall AIP pool globally for all participants. The following were the performance categories and weightings applicable for 2009:

•	Operating EBITDA (45% weighting)

•	Net Sales Growth (25% weighting)

•	Working Capital (30% weighting)

Our AIP incentive design includes threshold financial performance hurdles that must be met before any incentives can be earned under this plan. This ensures that adequate funds are available to satisfy outstanding debt and restructuring obligations and provides for a reasonable and fair distribution of incremental profit between management and shareholders.

Target awards and potential payouts are defined for each executive based on an evaluation of financial results and individual contributions. These amounts are reviewed and approved annually by our Compensation Committee. The following table presents the 2009 annual incentive opportunities for our NEOs:

AIP AWARD OPPORTUNITY (% OF BASE SALARY)

Name	Minimum	Target	Maximum
Edward F. Lonergan	0%	100%	200%
S. Curtis Johnson III	0%	80%	160%
Joseph F. Smorada	0%	65%	130%
Pedro Chidichimo	0%	65%	130%
John Alexander	0%	65%	130%

Payments are generally made in cash in the first or early second quarter of the fiscal year after the Compensation Committee determines whether goals have been met under the AIP.

Financial Restructuring Recognition Bonus

In October 2009, our Compensation Committee approved special, one-time cash bonuses to recognize and reward the exceptional commitment made by select individuals in preparing, managing and delivering the closing of the recapitalization of our company. Two of our NEOs were granted awards:

Name	Award
Edward F. Lonergan	$300,000
Joseph F. Smorada	$200,000

Long-Term Incentives

In 2006, we discontinued our equity-based long-term incentive program and implemented a cash long-term incentive program, or LTIP, to motivate and reward the attainment of global profitability targets. As discussed above, this was done to emphasize the successful attainment of our bank-approved financing plan, which is in place for a specified period of time. Starting in 2010, we are returning to an equity-based long-term incentive program that will promote long-term stock ownership and further alignment of management interests with those of our shareholders.

The LTIP awards compensation based on specific performance goals during three-year performance cycles that begin each year. Target awards are defined by position as a dollar amount with a potential payout of 0–200% based on attainment of the goals defined for each performance cycle. The 2007–2009, 2008–2010 and 2009–2011 cycle awards will be based 100% on global EBITDA. The following table provides the target award opportunities and range of potential payouts, under our LTIP for the 2009–2011 performance cycle prior to implementation of the 2010 Stock Incentive Plan as described below:

LTI AWARD OPPORTUNITY

Name	Minimum	Target	Maximum
Edward F. Lonergan	$0	$3,000,000	$6,000,000
S. Curtis Johnson III	0	2,100,000	4,200,000
Joseph F. Smorada (1)	350,000	1,000,000	2,000,000
Pedro Chidichimo	0	900,000	1,800,000
John Alexander	0	750,000	1,500,000

(1)	A special floor was established in December 2005 to support retention.

Consistent with our AIP Plan, our existing LTIP cycles include a financial performance hurdle to ensure that our obligations from outstanding debt covenants are satisfied and all other financial obligations are met before long-term incentives are paid. For example, there is no payout for a given LTIP cycle if the cumulative three-year global EBITDA is less than 85% of target or our debt covenants are not met.

Payment is made in the first quarter after the end of the three-year performance period, upon approval by the Compensation Committee. For example, for the 2007-2009 performance cycle, any earned payments will be made in cash in the first quarter of 2010. With limited exceptions (e.g., retirement, death, disability, job elimination), executives must be actively employed on the date the payment is made to receive an award. The Compensation Committee determines whether goals have been met under the LTIP.

2010 Stock Incentive Plan

On January 11, 2010, the Board approved a new Stock Incentive Plan. The principal objectives of this plan are to:

•	Align incentives and interests between management and shareholders

•	Promote an “owner” mentality through providing an opportunity to acquire equity ownership in our company

•	Focus management on long-term value creation

•	Promote teamwork by building a strong affiliation and link to total enterprise success.

All NEOs with the exception of Joseph F. Smorada, who retired from our company in early 2010, will be participants in the plan. In addition, approximately 50 other associates will participate in the program.

The new program consists of three components:

1.	One-time offering to allow participants to purchase shares at the current share price at the time of the offering.

2.	Conversion of outstanding cash awards under LTIP cycles (2008-2010 and 2009-2011) into Deferred Share Units, or DSUs, based on current share price at time of conversion.

3.	Matching grants of stock options based on shares purchased and DSUs at a multiple based on the participants tier up to pre-set limits.

Settlement of Outstanding Stock Awards

In early November prior to the recapitalization that closed on November 24, 2009, an offer was extended from CMH to purchase and cancel all (1) outstanding stock options to purchase shares of Class C common stock of CMH, and (2) owned shares of Class C common stock of CMH, which had been granted under our former equity plan which was terminated in 2006. The following NEOs and Directors participated in this tender offer:

SETTLEMENT OF OUTSTANDING STOCK AWARDS

Executives	Form	Settlement
S. Curtis Johnson III	Stock Options and Owned Shares	$3,690,362
Joseph F. Smorada	Owned Shares	210,277
Outside Directors
Helen P. Johnson-Leipold	Stock Options and Owned Shares	$143,942
Clifton D. Louis	Stock Options and Owned Shares	190,751
Robert M. Howe	Stock Options and Owned Shares	275,508
Reto Wittwer	Stock Options	4,480

After this offering, no directors or executive officers hold stock options to purchase shares of Class C common stock of CMH or shares of Class C common stock of CMH.

Executive Severance

Our Compensation Committee has approved an executive severance policy for certain key employees including our NEOs (excluding Mr. Johnson). Key provisions of the executive severance policy are identified below:

•	Cash severance (salary continuation) of two times base salary for NEOs.

•	Pro rata AIP bonus for fiscal year in which termination occurs.

•	AIP bonus at the target level for each year during the salary continuation period.

•	Pro rata bonus for any outstanding LTIP awards.

The following table quantifies severance benefits that our NEOs would have been entitled to receive assuming termination had occurred as of December 31, 2009 (excluding pro rata AIP and LTIP awards based on actual performance):

Name	Severance Payment
Edward F. Lonergan	$3,300,000
S. Curtis Johnson III	Not Eligible
Joseph F. Smorada	1,650,000
Pedro Chidichimo	1,369,500
John Alexander	1,221,000

Severance payments resulting from termination events, as defined in the applicable severance agreements, are paid only if executives comply with all the provisions of the agreements, including certain confidentiality and non-compete restrictions and the execution of a general release of claims. Please refer to “Termination Scenarios for Executive Benefits” for additional details relating to benefits received upon termination from our company.

Executive Benefits and Perquisites

Our NEOs are eligible for company-sponsored benefits available broadly to our employees. Although benefit programs may vary by country, our objective is to have common benefit programs across all operating groups within a country and to provide equitable offerings across pay levels. Our benefit programs typically include healthcare and dental benefits, short-term and long-term disability, life insurance and 401(k) and other retirement plans.

Executive Flexible Spending Account:

Our NEOs are eligible for flexible spending accounts with annual limits to be used for such items as country club and health club dues, financial planning, tax advice and preparation, estate planning, legal fees associated with estate or property matters, automobile lease and automobile payments (monthly payments only).

For 2009, the maximum annual amount available to Mr. Lonergan under his flexible spending account was $25,000 and the maximum amount available to each of our other NEOs was $15,000.

Use of Company Resorts:

Through a shared service agreement with SCJ our executives, including our NEOs, are eligible to use the SCJ-owned property in Aspen, Colorado. Mr. Smorada was the only NEO to use this resort in 2009.

Retirement Plans:

Our NEOs participate in company-sponsored retirement plans available broadly to our employees. These plans are described below in the narrative disclosure following the Pension Benefits table.

Executive LTD Plan:

We sponsor an executive long-term disability, or LTD, plan for U.S. based NEOs to supplement the maximum monthly benefit limits ($12,500) in our broad-based U.S. LTD plan. The covered NEOs are Mr. Lonergan, Mr. Johnson, Mr. Smorada, and Mr. Alexander. The policy provides an additional $2,500 monthly LTD benefit ($5,000 for Mr. Johnson) for covered NEOs.

Deferred Compensation Plan:

We sponsor a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and annual performance bonus every year. None of our NEOs have elected to participate in the plan through December 31, 2009.

Tax, Regulatory and Accounting Implications

We believe we are operating our executive compensation programs in good faith compliance with respect to all tax, regulatory and accounting standards.

Executive Compensation Tables and Supplemental Narrative Disclosures

Overall, compensation levels for 2009 and actions taken in 2010 reflect continuing progress with our restructuring and strategic plans. Most notably, incentive levels reflect above-target awards for NEOs for 2009 due to the following:

•	Overachievement of pre-established 2009 financial performance hurdles.

•

Our executive leadership’s strong contribution to the performance of our company. In 2009, we met or exceeded the performance goals as established by our Board of Directors under our AIP. Such goals were consistent with our internal operating budget, which was aligned with the performance metrics contained in our restructuring plan.

•

The continued strong leadership and oversight of our executives in implementing our restructuring plan. In 2009, we continued to effectively execute this program, significantly exceeding the EBITDA improvement targets set for the program, while containing one-time cost and capital expenditures within budgeted levels and financial covenants.

•	LTIP payouts for the 2007–2009 measurement period were above-target due to strong above- target EBITDA performance over the 3-year period.

The following tables and narrative disclosure provide additional information about the material components of our NEO compensation and the related actions taken by our Compensation Committee in 2009 and the first quarter of 2010.

Summary Compensation Table (SCT)

The following table sets forth information concerning the compensation of our NEOs including the CEO and President, the CFO and the other three most highly compensated executive officers, who served in such capacities during 2009.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (1)	All Other Compensation		Total
Edward F. Lonergan	2009	$825,000	$300,000	(2)	—	—	$4,468,500	(3)	$38,419	$222,142	(4)	$5,854,061
CEO	2008	811,038	0		—	—	3,952,500	(5)	145,125	29,973	(6)	4,938,636
	2007	752,500	0		—	—	1,716,115	(7)	155,280	20,358	(8)	2,644,253

S. Curtis Johnson III	2009	650,000	0		—	—	2,979,600	(9)	-220,144	128,671	(10)	3,538,127
Chairman	2008	650,000	0		—	—	3,413,520	(11)	49,104	13,807	(12)	4,126,431
	2007	662,500	0		—	—	1,148,540	(13)	150,490	20,107	(14)	1,981,637

Joseph F. Smorada	2009	500,000	200,000	(15)	—	—	1,390,350	(16)	15,655	276,160	(17)	2,382,165
CFO	2008	493,349	0		—	—	1,588,200	(18)	103,778	39,476	(19)	2,224,803
	2007	470,350	0		—	—	1,161,801	(20)	91,030	61,326	(21)	1,784,507

Pedro Chidichimo	2009	436,889	0		—	—	1,102,087	(22)	0	325,884	(23)	1,864,860
President, Europe, Middle	2008	348,584	0		—	—	1,077,500	(24)	0	424,586	(25)	1,850,670
East, Africa	2007	335,156	0		—	—	835,175	(26)	0	350,458	(27)	1,520,789

John Alexander	2009	370,000	225,000	(28)	—	—	823,536	(29)	329	58,507	(30)	1,477,372
President, Americas

(1)	Includes the annual change in pension value only. None of the NEOs participate in our company’s Nonqualified Deferred Compensation Plan. Please refer to “Pension Benefits” for the specific assumptions used in estimating present value.
(2)	One-time cash bonus for the exceptional commitment made in preparing, managing, and delivering the closing of the financial restructuring of our company.
(3)	Non-Equity Incentive Plan Compensation earned during 2009 includes AIP bonus of $1,039,500 and an LTIP payout of $3,429,000 for the 2007-2009 performance cycle.
(4)	Consists of $25,000 of flexible spending account, $1,723 of premiums for company provided life insurance, $1,209 of premiums for company paid executive LTD, $9,800 of 401(k) company match, $19,160 of 401(k) pension plan contribution, and $165,250 of 401(k) excess contribution.
(5)	Non-Equity Incentive Plan Compensation earned during 2008 includes AIP bonus of $1,072,500 and an LTIP payout of $2,880,000 for the 2006-2008 performance cycle.
(6)	Consists of $25,000 of flexible spending account, $1,250 of flexible credit for benefits, $1,723 of premiums for company provided life insurance, and $2,000 of retiree medical savings account company match.
(7)	Non-Equity Incentive Plan Compensation earned during 2007 includes performance bonus of $1,116,115 and a restructuring incentive award of $600,000.
(8)	Consists of $17,500 of flexible spending account, $1,250 of flexible credit for benefits, and $1,608 of premiums for company provided life insurance.

(9)	Non-Equity Incentive Plan Compensation earned during 2009 includes AIP bonus of $613,600 and an LTIP payout of $2,366,000 for the 2007-2009 performance cycle.
(10)	Consists of $1,357 of premiums for company provided life insurance, $2,504 of premiums for company paid executive LTD, $9,800 of 401(k) company match, $19,160 of 401(k) pension plan contribution, $93,850 of 401(k) excess contribution, and $2,000 of retiree medical savings account company match.
(11)	Non-Equity Incentive Plan Compensation earned during 2008 includes AIP bonus of $533,520 and an LTIP payout of $2,880,000 for the 2006-2008 performance cycle.
(12)	Consists of $1,250 of flexible credit for benefits, $1,357 of premiums for company provided life insurance, $9,200 of 401(k) company match, and $2,000 of retiree medical savings account company match.
(13)	Non-Equity Incentive Plan Compensation earned during 2007 includes performance bonus of $748,540 and a restructuring incentive award of $400,000.
(14)	Consists of $1,250 of flexible credit for benefits, $1,357 of premiums for company provided life insurance, $15,500 of 401(k) company match, and $2,000 of retiree medical savings account company match.
(15)	One-time cash bonus for the exceptional commitment made in preparing, managing, and delivering the closing of the financial restructuring of our company.
(16)	Non-Equity Incentive Plan Compensation earned during 2009 includes AIP bonus of $399,750 and an LTIP payout of $990,600 for the 2007-2009 performance cycle.
(17)	Consists of $15,000 of flexible spending account, $1,044 of premiums for company provided life insurance, $1,917 of premiums for company paid executive LTD, $9,800 of 401(k) company match, $19,160 of 401(k) pension plan contributions, $72,000 of 401(k) excess contribution, $154,240 for a Restricted Stock SERP payment, and $2,999 for the use of a Company-owned resort.
(18)	Non-Equity Incentive Plan Compensation earned during 2008 includes AIP bonus of $465,000 and an LTIP payout of $1,123,200 for the 2006-2008 performance cycle.
(19)	Consists of $15,000 of flexible spending account, $1,250 of flexible credit for benefits, $1,044 of premiums for company provided life insurance, $9,200 of 401(k) company match, and $12,982 for a Restricted Stock SERP payment.
(20)	Non-Equity Incentive Plan Compensation earned during 2007 includes performance bonus of $561,801 and a restructuring incentive award of $600,000. The performance bonus includes a discretionary amount of $100,000 as approved by the Compensation Committee.
(21)	Consists of $10,000 of flexible spending account, $1,250 of flexible credit for benefits, $990 of premiums for company provided life insurance, $14,925 of 401(k) company match, and $34,161 for the use of a Company-owned resort.
(22)	Non-Equity Incentive Plan Compensation earned during 2009 includes AIP bonus of $340,087 and an LTIP payout of $762,000 for the 2007-2009 performance cycle.
(23)	Consists of $12,651 of flexible spending account, $29,337 of defined contribution pension, and $283,896 of expatriate allowances (including auto allowance).
(24)	Non-Equity Incentive Plan Compensation earned during 2008 includes AIP bonus of $357,500 and an LTIP payout of $720,000 for the 2006-2008 performance cycle.
(25)	Consists of $8,131 of flexible spending account, $31,701 of defined contribution pension, and $384,754 of expatriate allowances (including auto allowance).
(26)	Non-Equity Incentive Plan Compensation earned during 2007 includes performance bonus of $435,175 and a restructuring incentive award of $400,000. The performance bonus includes a discretionary amount of $99,546 as approved by the Compensation Committee.
(27)	Consists of $342,487 of expatriate allowances, and $7,971 for defined contribution pension.
(28)	Represents Signing Bonus.
(29)	Non-Equity Incentive Plan Compensation earned during 2009 includes AIP bonus of $315,536 and an LTIP payout of $508,000 for the 2007-2009 performance cycle.
(30)	Consists of $15,000 of flexible spending account, $773 of premiums for company provided life insurance, $1,274 of premiums for company paid executive LTD, $9,800 of 401(k) company match, $19,160 of 401(k) pension plan contributions, and $12,500 of 401(k) excess contribution.

Additional Actions Taken in 2009 for our NEOs

On February 1, 2010 our Compensation Committee approved the following 2010 base salaries for our NEOs:

	Base Salary Rate
Name	2009	2010
Edward F. Lonergan	$825,000	$850,000
S. Curtis Johnson III	650,000	650,000
Joseph F. Smorada	500,000	500,000
Pedro Chidichimo	415,000	427,450
John Alexander	370,000	381,100

Retirement of Joseph F. Smorada

On January 7, 2010, we and Holdings announced the retirement of Joseph F. Smorada, our and Holdings’ former Executive Vice President and Chief Financial Officer. Mr. Smorada continued in his capacity as our and Holdings’ Executive Vice President and Chief Financial Officer until January 11, 2010 and remained with us and Holdings as an Executive Vice President until March 31, 2010. The terms of Mr. Smorada’s separation agreement were set forth in our January 11, 2010 current report on Form 8-K.

Grants of Plan-Based Awards Table

The following table sets forth information relating to plan-based awards granted in 2009 to our NEOs:

2009 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)
Name	Description of Plan	Grant Date	Threshold (1)		Target	Maximum	Threshold	Target	Maximum
Edward F. Lonergan	Long Term Incentive	3/11/2009	750,000		3,000,000	6,000,000	—	—	—	—	—	—
S. Curtis Johnson III	Long Term Incentive	3/11/2009	525,000		2,100,000	4,200,000	—	—	—	—	—	—
Joseph F. Smorada	Long Term Incentive	3/11/2009	350,000	(2)	1,000,000	2,000,000	—	—	—	—	—	—
Pedro Chidichimo	Long Term Incentive	3/11/2009	225,000		900,000	1,800,000	—	—	—	—	—	—
John Alexander	Long Term Incentive	3/11/2009	187,500		750,000	1,500,000	—	—	—	—	—	—

(1)	For attainment of threshold goals established under the LTIP there is a 25% payout. For amounts above threshold, awards are earned on a linear basis up to the target and maximum awards as set forth in the table above.
(2)	A special floor was established in December 2005 to support retention.

Pension Benefits

The following table sets forth the present value of the NEOs’ accumulated benefits under the specified retirement plans:

PENSION BENEFITS

Name	Plan	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Edward F. Lonergan	Cash Balance Plan	2.9	$50,382	$0
	Supplemental Plan	2.9	334,357	0
S. Curtis Johnson III	Cash Balance Plan	25.4	693,920	0
	Supplemental Plan	25.4	1,672,324	0
Joseph F. Smorada	Cash Balance Plan	4.2	75,633	0
	Supplemental Plan	4.2	230,521	0
Pedro Chidichimo	N/A	N/A	N/A	N/A
John Alexander	Cash Balance Plan	0.2	3,082	0

The pension values included in the above analysis are the current or present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are the same as used for our financial statements. See Note 17 to our consolidated financial statements included in this prospectus. The retirement age is the earliest unreduced retirement age as defined in each plan.

The values set forth in the above table have been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and produce different results.

The amounts shown are based on the plan provisions applicable in each plan in which any of the NEOs participate.

The change in pension values shown in the Summary Compensation Table includes the effect of:

•	The actual 2009 investment credit in the Cash Balance Plan and Supplemental Plan;

•	Change in the pre-2004 interest credit assumption from 7.00% to 4.50% as a result of a plan change adopted December 31, 2009 and effective retroactive to January 1, 2009; and

•	Changes in certain assumptions.

Specific Assumptions used in Estimating Present Values

Assumed Retirement Age:

•	Cash Balance Plan—The earlier of age 62 with 10 years of service or age 65 with 5 years of service

•	Supplemental Plan—Age 65 with 5 years of service

Discount Rate: The applicable discount rate is 5.65% as of December 31, 2009 and 6.05% as of December 31, 2008.

Interest Credit Assumption: Cash balance amounts are projected to the Assumed Retirement Age assuming a crediting rate of 4.50% on both pre-2004 and post-2003 account balances.

Material Terms and Conditions of the Plans:

Cash Balance Plan—This tax-qualified defined benefit plan is generally available to all full-time salaried employees hired prior to December 31, 2008, following the completion of one year of service. Benefits under the plan are determined based on a cash balance account, or the Cash Balance Account, that defines the lump sum amount that is payable following a participant’s death, termination or retirement. The Cash Balance Account was established as of January 1, 1998 for then current employees as an amount equal to (1) the present value of the participant’s accrued benefit under the prior formula, plus (2) a special transition amount determined based on the participant’s age, service and compensation. Each year, a service credit (prior to December 31, 2008) and an interest credit are added to each participant’s Cash Balance Account.

The Cash Balance Plan was frozen and future service credits were moved from the Cash Balance Plan to the Retirement Savings Plan, or the 401(k) Plan, effective January 1, 2009. The service credit equals 5% of a participant’s compensation up to the Social Security Wage Base ($106,800 for 2009 and $102,000 for 2008) plus 10% of a participant’s compensation in excess of the Social Security Wage Base.

Pension eligible compensation in the Cash Balance Plan and the 401(k) Plan includes base salary, commissions, shift differential, overtime, and bonuses under the AIP and excludes amounts deferred in our nonqualified deferred compensation plan. Eligible compensation is also limited by the compensation limit ($245,000 for 2009 and $230,000 for 2008) imposed by Section 401(a) (17) of the Code.

Prior to December 31, 2009, the Cash Balance Plan interest credit was separately determined for the pre-2004 balance (initial account balance and service credits earned prior to 2004), and for the post-2003 balance (service credits earned after 2003). Effective January 1, 2009, the interest credit for the pre-2004 balance changed from the greater of 75% of the rate of return earned by the Cash Balance Plan trust during the year or 4%, to a safe harbor rate of 4% for 2009 and, beginning in 2010, the average yield on 10-year Treasury Constant Maturities for the preceding year. The interest credit for the post-2003 balance equals the average yield on 10-year Treasury Constant Maturities during the preceding year.

All Cash Balance Plan benefit options are actuarially equivalent to the participant’s account balance.

The Cash Balance Plan also includes special benefits for employees who became participants in the Cash Balance Plan on or before June 1, 1998. At benefit commencement, these participants receive the greater of the benefit based on their Cash Balance Account or the benefit based on the Prior Plan Formula. The Prior Plan Formula is a monthly annuity benefit equal to:

•	1.75% times a five-year average of participant’s base pay times service, less

•	1.67% times the participant’s primary Social Security benefit times service (not to exceed 30 years)

A participant’s five-year average pay and service under the Prior Plan Formula was frozen as of December 31, 2008.

Pension eligible compensation for the Prior Plan Formula benefit is equal to base wages, limited by Section 401(a)(17) of the Code.

The Prior Plan Formula benefit is payable unreduced at age 62 as a life annuity with 5 years guaranteed. Benefits are reduced 4% per year prior to age 62 for participants who have attained age 50 with 10 years of service. Benefits are actuarially reduced from age 65 for participants who have not attained age 50 with 10 years of service. Annual cost of living increases, limited to $180 per year, are also added to the Prior Plan Formula benefit.

Mr. Johnson is the only NEO eligible for the Prior Plan Formula.

Supplemental Plan—This is a nonqualified defined benefit plan that provides for the difference between the benefits under the Cash Balance Plan and the amounts that would have been paid under the Cash Balance Plan if benefits were determined without regard to Internal Revenue Service, or IRS, limitations on compensation and if the participant did not defer any compensation under our nonqualified deferred compensation plans.

Benefits are generally determined using the same terms and provisions as used in the Cash Balance Plan except there is no Prior Plan Formula benefit and all amounts are paid as a lump sum immediately following termination.

Consistent with the Cash Balance Plan, effective January 1, 2009, there are no future service credits in the Supplemental Plan. Future service credits related to IRS compensation limitations and compensation under the nonqualified deferred compensation plan have moved from the Supplemental Plan to the Excess Retirement Savings Plan, or the 401(k) Excess Plan, effective January 1, 2009.

Termination Scenarios for Executive Benefits

The following tables quantify the benefits that each NEO would have received upon the specified termination event, assuming a termination as of December 31, 2009.

TERMINATION SCENARIOS

	Edward F. Lonergan
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Retirement Benefits
Cash Balance Plan	$57,328	$57,328	$57,328	$57,328	$57,328	$57,328
Supplemental Plan	450,477	450,477	450,477	450,477	450,477	450,477
Retiree Welfare Plan	0	0	0	0	0	0
Total	$507,805	$507,805	$507,805	$507,805	$507,805	$507,805

	S. Curtis Johnson III
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Retirement Benefits
Cash Balance Plan	$751,637	$751,637	$751,637	$751,637	$751,637	$751,637
Supplemental Plan	1,871,882	1,871,882	1,871,882	1,871,882	1,871,882	1,871,882
Retiree Welfare Plan	219,684	219,684	93,541	219,684	219,684	219,684
Total	$2,843,203	$2,843,203	$2,717,060	$2,843,203	$2,843,203	$2,843,203

	Joseph F. Smorada
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Retirement Benefits
Cash Balance Plan	$75,633	$75,633	$75,633	$75,633	$75,633	$75,633
Supplemental Plan	235,364	235,364	235,364	235,364	235,364	235,364
Retiree Welfare Plan	0	0	0	0	0	0
Total	$310,997	$310,997	$310,997	$310,997	$310,997	$310,997

	Pedro Chidichimo
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Retirement Benefits
Cash Balance Plan	N/A	N/A	N/A	N/A	N/A	N/A
Supplemental Plan	N/A	N/A	N/A	N/A	N/A	N/A
Retiree Welfare Plan	N/A	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	N/A

	John Alexander
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Retirement Benefits
Cash Balance Plan	$0	$0	$0	$0	$0	$0
Supplemental Plan	0	0	0	0	3,688	3,688
Retiree Welfare Plan	0	0	0	0	0	0
Total	$0	$0	$0	$0	$3,688	$3,688

Cash Balance Plan—The benefit payable under all scenarios except death is equal to the greater of the vested Cash Balance Account as of December 31, 2009 and the present value of the vested Prior Plan Formula annuity payable on December 31, 2009.

The benefit payable following death is equal to the greater of the vested Cash Balance account as of December 31, 2009 and the present value of the vested Prior Plan Formula annuity payable to the surviving spouse on December 31, 2009.

The present value calculations for the Cash Balance Plan termination benefits are based on a 5.65% discount rate.

Supplemental Plan—The benefit payable under all scenarios is equal to the vested Supplemental Plan account balance as of December 31, 2009.

Retiree Welfare—For employees who have a Retiree Medical Savings Account and are eligible to participate in our retiree healthcare plan with subsidized monthly premiums, the benefit payable under all scenarios except for death is equal to the present value of the employer provided subsidies assuming the participant retires as of December 31, 2009. The death benefit payable for these participants is equal to the present value of the employer provided surviving spouse payments assuming the participant dies on December 31, 2009.

For employees who have an enhanced Retiree Medical Savings Account and must pay for the full cost of retiree healthcare, the benefit payable under all scenarios except death is equal to the sum of the projected retiree and spouse Retiree Medical Savings Accounts as of December 31, 2009. For these participants, the benefit payable following death is equal to the projected spouse Retiree Medical Savings Account as of December 31, 2009.

The present value calculations for all retiree welfare benefits are based on a 5.85% discount rate and other assumptions used and disclosed in Note 20 to our consolidated financial statements included in this prospectus.

Mr. Johnson is the only NEO eligible for the subsidized Retiree Welfare benefits.

Additional Notes Regarding the Termination Scenario Benefits

Mr. Lonergan—Mr. Lonergan’s employment agreement with our company specifies that he will be vested in his Cash Balance and Supplemental Plan benefits in the event he is terminated without cause, becomes disabled or dies prior to becoming vested under the plans. Since he is vested in his pension benefits as of December 31, 2009, the value of these benefits are reflected in his Cash Balance Plan and Supplemental Plan benefits under the various termination scenarios.

Mr. Smorada—Mr. Smorada’s employment agreement with our company specifies that he will be vested in his Cash Balance and Supplemental Plan benefits in the event he is terminated without cause, becomes disabled or dies prior to becoming vested under the plans. Since he is vested in his pension benefits as of December 31, 2009, the value of these benefits are reflected in his Cash Balance Plan and Supplemental Plan benefits under the various termination scenarios.

Mr. Chidichimo—Mr. Chidichimo does not participate in a defined benefit pension program. He participates in a defined contribution program in Argentina, which does not provide for any termination benefits over and above his account balance.

Mr. Alexander—Mr. Alexander’s employment agreement with our company specifies that he will be vested in his Cash Balance and Supplemental Plan benefits in the event he is terminated without cause, or upon a termination due to change in control prior to becoming vested under the plans. The value of these benefits is reflected in his Supplemental Plan benefits under the various termination scenarios.

Nonqualified Deferred Compensation

2009 NONQUALIFIED DEFERRED COMPENSATION PLANS

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Edward F. Lonergan	—	—	—	—	—
S. Curtis Johnson III	—	—	—	—	—
Joseph F. Smorada	—	—	—	—	—
Pedro Chidichimo	—	—	—	—	—
John Alexander	—	—	—	—	—

Compensation Committee Report

We have reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, we recommended to the Board of Directors that the CD&A be included in this prospectus.

Submitted by the Compensation Committee of the Board:

Richard J. Schnall (Chair)

Helen P. Johnson-Leipold

Philip W. Knisely

Todd C. Brown

Assessment of Incentive Risk

In February 2010, our independent compensation consultant, W. T. Haigh & Company, shared the conclusions of its risk review of our compensation programs with the Compensation Committee. The goal of this review was to determine whether the general structure of our policies and programs pose any material risks to our company.

Based on this review, the Compensation Committee determined that the performance goals and incentive plan structures do not encourage excessive risk that is not in the best interests of shareholders.

Compensation Committee Interlocks and Insider Participation

Prior to the completion of our recapitalization on November 24, 2009, the members of our Compensation Committee during 2009 were Neal R. Nottleson, chairman, Irene M. Esteves, Todd C. Brown, Robert M. Howe and Reto Wittwer. None of these directors is, or has been, an officer or employee of us, Holdings or CMH.

The current directors of our company and Holdings are:

S. Curtis Johnson III

Edward F. Lonergan

James G. Berges

Todd C. Brown

Robert M. Howe

George K. Jaquette

Helen P. Johnson-Leipold

Philip W. Knisely

Richard C. Levin

Clifton D. Louis

Richard J. Schnall

No directors other than Messrs. Johnson and Lonergan are current or former officers or employees of us, Holdings or CMH.

Director Compensation

The table below provides a summary of the director compensation arrangements for 2009. All directors received an aggregate annual cash retainer ($125,000 for 2009 with the exception of the Vice Chairman’s annual retainer which was $200,000) for their services on our Board and the Board of Directors of Holdings and no meeting fees. Effective on the closing of our recapitalization on November 24, 2009, Messrs. Brown, Howe, Nottleson and Wittwer and Ms. Esteves ceased to be directors on our Board, and Messrs. Berges, Schnall and Jaquette were appointed to our Board. In February 2010, Messrs. Brown and Howe were reappointed and Messrs. Knisely and Levin were appointed to our Board.

2009 DIRECTOR COMPENSATION

Name (4)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Todd C. Brown	$125,000	—	—	—	—	—	$125,000
Irene M. Esteves (1)	135,000	—	—	—	—	—	135,000
Robert M. Howe (2)	135,000	—	—	—	—	—	135,000
Neal R. Nottleson (3)	200,000	—	—	—	—	—	200,000
Clifton D. Louis	125,000	—	—	—	—	—	125,000
Helen P. Johnson-Leipold	125,000	—	—	—	—	—	125,000
Reto Wittwer	125,000	—	—	—	—	—	125,000
James G. Berges	—	—	—	—	—	—	—
George K. Jaquette	—	—	—	—	—	—	—
Richard J. Schnall	—	—	—	—	—	—	—

(1)	Chair of Audit Committee (includes $10,000 Chair retainer).
(2)	Chair of Planning Committee (includes $10,000 Chair retainer).
(3)	Vice Chairman, Lead Director and Chair of Compensation Committee.
(4)	Messrs. Johnson and Lonergan are directors on our Board but receive no additional compensation for such services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Except for one share owned by SCJ, Holdings owns all of our outstanding shares of common stock. Pursuant to an agreement with SCJ, we expect to acquire in 2010 the one share of our common stock owned by SCJ. None of our directors or executive officers owns shares of our common stock. However, certain of our directors and executive officers own shares of the common stock of Holdings.

The equity ownership of Holdings, assuming the full exercise of the Warrant, is as follows: CMH, 49.1%, the CD&R Investor Parties, 45.9%, SNW, 1%, and Unilever Swiss Holding AG, an affiliate of Unilever, 4%. Both SNW and CMH are majority-owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson. In connection with the Transactions, SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings, which, subject to certain limitations, increased CMH’s voting ownership in Holdings from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership in Holdings from approximately 1.0% to 0.0%.

The Stockholders Agreement among Holdings, CMH, the CD&R Investor Parties and SNW and the second amended and restated certificate of incorporation of Holdings generally require, with certain exceptions, the approval of CMH and CD&R Investor to effect various transactions and actions by Holdings and its subsidiaries, including the sale or other disposition of shares of Holdings’ class A common stock.

The following table sets forth the beneficial ownership of Holdings’ class A common stock, which is the only class of Holdings’ common stock that carries voting rights, and Holdings’ non-voting class B common stock, by each beneficial owner of 5% or more of Holdings’ voting common stock, each of our directors and Named Executive Officers that beneficially owns Holdings’ common stock, and all of our directors and executive officers as a group, in each case, without giving effect to the Warrant, which is not currently exercisable.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding
Commercial Markets Holdco, Inc.	Class A Common	51,074,706	(2)	51.2%
c/o Johnson-Keland Management, Inc. 555 Main Street, Suite 500 Racine, Wisconsin 53403

CDR Jaguar Investor Company, LLC	Class A Common	47,579,500	(3)	47.7%
c/o Clayton, Dubilier & Rice, LLC 375 Park Avenue, 18th Floor New York, New York 10152

CDR F&F Jaguar Investor, LLC	Class A Common	120,500	(3)	0.1%
c/o Clayton, Dubilier & Rice, LLC 375 Park Avenue, 18th Floor New York, New York 10152

SNW Co., Inc.	Class A Common	990,000	(4)	1.0%
c/o S.C. Johnson & Son, Inc. 1525 Howe Street Racine, Wisconsin 53403

S. Curtis Johnson III	Class B Common	500,000		34.5%
Edward F. Lonergan	Class B Common	125,000		8.6%
Pedro Chidichimo	Class B Common	100,000		6.9%
Norman Clubb	Class B Common	95,000		6.6%
John Alexander	Class B Common	52,500		3.6%
All directors and officers as a group (16 individuals)	Class B Common	1,148,187		79.3%

(1)	Except as otherwise indicated, the mailing address of each person shown is c/o Diversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902.

(2)	S. Curtis Johnson III has voting and investment power with respect to 252,467 shares of class A common stock, or 56.8% of the voting power of CMH. As a result, Mr. Johnson may be deemed to beneficially own the shares of Holdings’ class A common stock in which CMH has beneficial ownership.
The 252,467 shares of class A common stock of CMH over which Mr. Johnson has voting and investment power consist of 242,136 shares of class A common stock of CMH owned by the Appointive Distributing Trust B, u/a Samuel C. Johnson 1988 Trust Number One, 10,254 shares of class A common stock of CMH owned by the Herbert F. Johnson Foundation Trust #1 and 77 shares of class A common stock of CMH owned by the S. Curtis Johnson Third Party Gift and Inheritance Trust. Mr. Johnson is the trustee of the H.F. Johnson Distributing Trust B and the Herbert F. Johnson Foundation Trust #1, and the grantor of the S. Curtis Johnson Third Party Gift and Inheritance Trust.
(3)	Clayton, Dubilier & Rice Fund VIII, L.P., which we refer to as Fund VIII, as the result of its position as the sole member of CD&R Investor, may be deemed to beneficially own the shares of class A common stock in which CD&R Investor has beneficial ownership.
CD&R Friends & Family Fund VIII, L.P., which we refer to as FF Fund VIII, as the result of its position as the sole member of CD&R F&F Jaguar Investor, LLC, which we refer to as CD&R FF Investor, may be deemed to beneficially own the shares of class A common stock in which CD&R FF Investor has beneficial ownership.
CD&R Associates VIII, Ltd., as the general partner of Fund VIII and FF Fund VIII, may be deemed to beneficially own the shares of class A common stock in which the CD&R Investor Parties have beneficial ownership.
CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., may be deemed to beneficially own the shares of class A common stock in which the CD&R Investor Parties have beneficial ownership.
CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may be deemed to beneficially own the shares of class A common stock in which the CD&R Investor Parties have beneficial ownership.
Each of CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is managed by a three person board of directors, and all board action relating to the voting or disposition of these shares of class A common stock requires approval of a majority of the applicable board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. may be deemed to share beneficial ownership of the shares of class A common stock shown as beneficially owned by the CD&R Investor Parties. Such persons expressly disclaim such beneficial ownership.
Each of Fund VIII, FF Fund VIII, CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of class A common stock in which the CD&R Investor Parties have beneficial ownership.
(4)	SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following summarizes the material terms of various agreements and arrangements that we have entered into with our directors, executive officers and affiliates, including SCJ, CD&R, CD&R Investor and Unilever, and other beneficial owners of our company.

Relationships with CMH and CD&R Investor

Stockholders Agreement and Stockholder Consent Rights

At the closing of the Transactions, Holdings, CMH, the CD&R Investor Parties and SNW entered into the Stockholders Agreement, which provides for certain governance and other rights.

Corporate Governance

Pursuant to the Stockholders Agreement, the Holdings Board is comprised of eleven directors. Each of CMH and CD&R Investor initially has the right to designate five directors, including two independent directors, to the Holdings Board. The Chief Executive Officer of Holdings is the eleventh director. The rights of CMH and CD&R Investor to designate directors to the Holdings Board are subject to reduction if the ownership interest in Holdings of CMH, SNW, and their respective permitted transferees and assignees of equity purchase rights, which we refer to as the CMH Holders, or the CD&R Investor and its permitted transferees and assignees of equity purchase rights, which we refer to as the CD&R Holders, as applicable, declines below certain threshold levels set forth in the Stockholders Agreement. CMH has the right to designate the Chairman of the Holdings Board so long as Holdings has not completed a Qualified IPO (as that term is defined in the Stockholders Agreement) and the CMH Holders own at least 25% of the class A common stock of Holdings.

Pursuant to the terms of the Stockholders Agreement, CMH and CD&R Investor will cooperate in good faith to evaluate the performance of the Chief Executive Officer of Holdings and perform succession planning. If Holdings’ EBITDA (as that term is defined in the Stockholders Agreement) for each of two successive full fiscal year periods is more than 10% less than the budgeted EBITDA established for each such fiscal year, then each of CMH and CD&R Investor may terminate the Chief Executive Officer without obtaining the Requisite Approval described below. In such event, an operating partner of CD&R will serve as interim Chief Executive Officer of Holdings for a period of up to 15 months. If no replacement Chief Executive Officer has been hired with the Requisite Approval prior to the first anniversary of the former Chief Executive Officer’s termination or resignation, then the independent directors of Holdings will hire the replacement Chief Executive Officer with input from each of CMH and CD&R Investor.

Stockholder Consent Rights

Pursuant to the amended and restated certificate of incorporation and the Stockholders Agreement, Holdings and its subsidiaries, including us, are prohibited from taking certain corporate actions without the prior approval of the Holdings Board, CMH and CD&R Investor, which we refer to as Requisite Approval. The Requisite Approval requires the approval of CMH and CD&R Investor for so long as the CMH Holders or the CD&R Holders, as applicable, own at least 20% of the class A common stock of Holdings.

Subject to certain exceptions, the corporate actions requiring the Requisite Approval include acquisitions or dispositions of assets exceeding a threshold amount, the issuance of capital stock, dividend payments, entry into new material lines of business, the incurrence of additional indebtedness, among others.

Transfer Restrictions

Pursuant to the Stockholders Agreement, prior to November 24, 2013, each stockholder of Holdings is prohibited from transferring any shares of Holdings’ common stock other than (a) to certain permitted transferees, (b) transfers constituting no more than 1% of the outstanding common stock of Holdings in the aggregate, (c) transfers in connection with (or after the completion of) a Qualified IPO or (d) transfers with the prior consent of CMH and CD&R Investor and subject to the right of first offer and the tag-along right discussed below.

Following November 24, 2013, if Holdings has not completed a Qualified IPO, then each stockholder of Holdings may transfer shares of Holdings’ common stock subject to the right of first offer and the tag-along right. Notwithstanding the foregoing sentence, prior to November 24, 2015, without the prior written consent of CMH and CD&R Investor, no stockholder may transfer shares of Holdings’ common stock to a purchaser other than certain financial sponsors and entities that purchase the shares as an investment activity.

Right of First Offer

Pursuant to the Stockholders Agreement, if a stockholder proposes to transfer shares of Holdings’ common stock, such transfer is subject to a right of first offer by Holdings to purchase the shares proposed to be transferred on the same terms and conditions as the proposed transfer. If Holdings elects not to purchase all or any of the shares proposed to be transferred, then each other stockholder of Holdings has a right of first offer to purchase its pro rata share of the shares proposed to be transferred on the same terms and conditions as the proposed transfer. The right of first offer will terminate upon the consummation of a Qualified IPO and does not apply to a transfer of less than 1% of the class A common stock of Holdings or a drag-along transaction as discussed below.

Tag-Along Right

Pursuant to the Stockholders Agreement, if a stockholder proposes to transfer shares of Holdings’ common stock, each other stockholder will have the right to participate in the transfer on the same terms and conditions up to such stockholder’s pro rata share of the proposed transfer. The Stockholders Agreement permits the stockholder that proposes to transfer its shares to satisfy the tag-along obligations by proceeding with the proposed transfer and, after the closing of such transfer, acquiring the shares of common stock that each other stockholder was entitled to sell pursuant to the tag-along right on the same terms and conditions. The tag-along right will terminate upon the consummation of a Qualified IPO and does not apply to a transfer of less than 1% of the class A common stock of Holdings or a drag-along transaction.

Drag-Along Right

Beginning February 22, 2016, if CMH or CD&R Investor propose to sell at least 90% of the shares of Holdings’ common stock held by the CMH Holders or the CD&R Holders, as applicable, then each other stockholder will be required to sell the same proportion of its shares of Holdings’ common stock on the same terms and conditions, if so requested by the transferring stockholder. In order to exercise the drag-along right, the CMH Holders or CD&R Holders, as applicable, must own at least 30% of the class A common stock of Holdings. The right to initiate a drag-along transaction will terminate upon the consummation of a Qualified IPO.

Notwithstanding the foregoing, prior to the drag-along transaction, CMH or CD&R Investor (for so long as that stockholder, together with its permitted transferees, owns at least 30% of the class A common stock of Holdings), as applicable, will have a call option to acquire all of the shares of common stock proposed to be transferred by the stockholder initiating the drag-along transaction. If the call option is exercised, the shares will be purchased at a price to be determined by three nationally-recognized investment banks using customary valuation methodologies in the manner set forth in the Stockholders Agreement. If CMH or CD&R Investor purchases shares pursuant to a call option and sells all or substantially all of the equity or assets of Holdings within 12 months following the closing of the call option at a higher per share price, the stockholder that exercised the call option will be required to pay to the stockholder whose shares were purchased pursuant to the call option an amount equal to the difference between the call option price and the price received in the subsequent transfer of all or substantially all of Holdings’ equity or assets.

Qualified IPO

After November 24, 2013, CMH or CD&R Investor may cause Holdings to consummate a Qualified IPO, pursuant to which each stockholder will have the right to sell a pro rata portion of its shares of the common stock of Holdings. In order to initiate a Qualified IPO, the CMH Holders or CD&R Holders, as applicable, must own at least 30% of the class A common stock of Holdings.

Notwithstanding the foregoing, prior to the consummation of a Qualified IPO, CMH or CD&R Investor (for so long as that stockholder, together with its permitted transferees, owns at least 30% of the class A common stock of Holdings), as applicable, will have a call option to acquire all of the shares of common stock owned by the stockholder initiating the Qualified IPO. If the call option is exercised, the shares will be purchased at a price to be determined by three nationally-recognized investment banks using customary valuation methodologies in the manner set forth in the Stockholders Agreement.

Recapitalization Transaction

After November 24, 2013, CMH or CD&R Investor may effect a recapitalization of Holdings, in which cash of Holdings and its subsidiaries, whether on hand or obtained by incurring additional indebtedness, is distributed to all holders of common stock of Holdings on a pro rata basis. In order to initiate such a recapitalization transaction, the CMH Holders or CD&R Holders, as applicable, must own at least 30% of the class A common stock of Holdings. The right to cause a recapitalization transaction will terminate upon the consummation of a Qualified IPO.

Equity Purchase Rights

Pursuant to the Stockholders Agreement, Holdings will grant each of CMH, the CD&R Investor Parties, SNW and their respective permitted transferees the right to purchase their pro rata share of all or any part of certain new equity securities that Holdings proposes to sell or issue. The preemptive rights of the stockholders will terminate upon the consummation of a Qualified IPO.

Non-Competition

Pursuant to the Stockholders Agreement, for so long as the CD&R Holders own at least 20% of the outstanding capital stock of Holdings, CD&R Investor and its affiliates will not purchase equity shares having a voting interest, or make any investment convertible into equity shares having a voting interest, of more than 19.9% of the voting shares of Ecolab, Inc., The Clorox Company, The Proctor & Gamble Company, Unilever, the personal care business of Sara Lee or Reckitt Benckiser Group plc or any of their respective subsidiaries.

Holdings Registration Rights Agreement

At the closing of the Transactions, Holdings, CMH, the CD&R Investor Parties and an affiliate of Unilever entered into the Holdings Registration Rights Agreement under which Holdings granted CMH and CD&R Investor customary demand registration rights, and such stockholders and other stockholders party to the agreement customary piggyback registration rights. The Holdings Registration Rights Agreement also provides registration rights to the holder of the Warrant in accordance with the terms of the Warrant and, following the occurrence of certain events, the shares of Holdings common stock issuable upon exercise of the Warrant held by such holder will be deemed to be registrable securities for the purposes of the Holdings Registration Rights Agreement. In addition, the Holdings Registration Rights Agreement granted to the holder of the Warrant tag-along rights as described above with respect to the shares of Holdings common stock issuable upon exercise of the Warrant as if the holder were a party to the Stockholders Agreement.

Indemnification Agreements

At the closing of the Transactions, Holdings entered into separate indemnification agreements with each of CMH and CD&R Investor. Under these indemnification agreements, Holdings agrees to indemnify CMH, CD&R Investor, certain of their affiliates and certain of their respective employees, partners and representatives for certain losses with respect to the Transactions, including with respect to securities filings, and certain losses arising out of service as a director or officer of Holdings or its subsidiaries, including certain alleged breaches of fiduciary duties by such indemnified parties. The indemnification agreement with CD&R Investor also provides indemnification for losses arising out of the performance of services by CD&R Investor and certain of its affiliates, employees, partners and representatives for Holdings and its subsidiaries.

Consulting Agreement

At the closing of the Transactions, we and Holdings entered into a consulting agreement with CD&R, which we refer to as the Consulting Agreement, pursuant to which CD&R will provide certain management, consulting, advisory, monitoring and financial services to Holdings, us and our subsidiaries. In consideration for such services, Holdings will (1) pay CD&R an annual fee of $5 million, which is subject to increase if an employee of CD&R or any of its affiliates is appointed to an executive management position of Holdings, and (2) reimburse CD&R for its reasonable out-of-pocket expenses incurred in the course of rendering such services.

In 2009, in connection with the Transactions, we paid CD&R a transaction fee of $25.0 million and $0.3 million in transaction-related expenses.

Relationships with SCJ

Until 1999, we were part of SCJ, a leading manufacturer and marketer of branded consumer products for air care, home cleaning, insect control, home food management and personal care founded by Samuel Curtis Johnson in 1886. In November 1999, our company was separated from SCJ in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of SCJ. Following the closing of the Transactions, CMH, subject to certain limitations, owns a 50.1% voting interest in Holdings, assuming the full exercise of the Warrant and by virtue of the irrevocable proxy granted by SNW to CMH to vote its equity interests in Holdings. Both SCJ and CMH are majority owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson. In connection with our spin-off from SCJ in November 1999, we entered into a number of agreements relating to the separation and our ongoing relationship with SCJ after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to our historical relationship with SCJ and our former status as a wholly-owned subsidiary of SCJ. The material terms of these agreements, giving effect to amendments that were made at the closing of the Transactions, are described below.

Leases

We currently have two operating leases with SCJ for space in SCJ’s Sturtevant, Wisconsin (Waxdale) manufacturing facility: (1) one lease used in connection with our North American operating segment, which we refer to as the North American lease; and (2) a lease used in connection with the former Polymer business, which we refer to as the Polymer lease.

The North American lease covers approximately 174,896 square feet and will expire on May 23, 2013. The Polymer lease covers approximately 144,000 square feet of manufacturing space and is scheduled to expire on June 30, 2010, following the decommissioning of the facilities associated with our toll manufacturing agreement with BASF.

We are exploring alternate locations for our manufacturing facilities and expect to complete a transition of such facilities from the Waxdale location prior to the expiration of the North American lease. See “Risk Factors—Risks Relating to Our Business—A relocation of our primary U.S. manufacturing facility could adversely affect our business, financial condition and results of operations.”

On December 31, 2009, a lease covering approximately 4,822 square feet of space in Waxdale was terminated.

Each lease may be terminated by SCJ as a result of an event of default under the lease. We may terminate the North American lease on six months’ prior notice, effective on the 30th day of June following the end of the notice period, with or without cause.

For the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, we paid SCJ an aggregate of $2.3 million (of which $1.1 million was related to the Polymer lease), $2.2 million (of which $1.0 million was related to the Polymer lease), and $2.2 million (of which $1.0 million was related to the Polymer lease), respectively, under the Waxdale leases and their predecessor agreements. In addition to the Waxdale leases, we lease facilities in Japan from SCJ under a local sublease agreement.

License Agreements

Under the BLA renewed with SCJ at the close of the Transactions, we are granted a license to sell certain SCJ products and to use specified trade names and housemarks incorporating “Johnson” (including “Johnson Wax Professional”), including the right to use the name “Johnson” in combination with our owned trade name “Diversey,” in the institutional and industrial channels of trade and, subject to certain limitations, in specified channels of trade in which both our business and SCJ’s consumer business operate, which we refer to as “cross-over” channels of trade. After the transition of our name from “JohnsonDiversey” to “Diversey” and our ceasing to use the “JohnsonDiversey” housemark, we will have additional rights, subject to certain limitations, to sell products in the cross-over channels of trade. Those rights will become available in a territory 60 days after our exit from the “JohnsonDiversey” housemark in respect of products that are not competitive with certain SCJ consumer products, and two years after our exit from the “JohnsonDiversey” housemark in respect of products that are competitive with such SCJ consumer products.

Under the BLA, SCJ grants us a license to use specified SCJ brand names in connection with various products sold in institutional and industrial channels of trade and the cross-over channels of trade and we have the right to grant sublicenses to our subsidiaries. The license to sell such SCJ licensed products will be exclusive in some countries and categories of products and non-exclusive in others. Our rights and obligations with respect to SCJ licensed products (including our ability to sell competing third party and company-branded products) in a particular territory and channel of trade will differ depending on whether such SCJ product is licensed exclusively to us in that territory in the industrial channels of trade.

We pay SCJ a royalty fee of 6% of net sales of SCJ licensed products under the BLA. We and SCJ have agreed that SCJ will generally manufacture SCJ licensed products at a transfer price that will be calculated to give us an average gross profit margin (inclusive of royalty payments) of 38%, subject to certain minimum transfer price limitations and certain incentives if we achieve certain growth targets. For the fiscal years ended December 31, 2009, 2008, and 2007, we paid SCJ total royalty fees of $6.3 million, $7.4 million, and $6.1 million, respectively, under the BLA and its predecessor agreement.

The BLA will terminate by its terms on May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Our license to use the housemark “JohnsonDiversey” will expire on the earlier of our transition to the “Diversey” name in the relevant region or August 2, 2012. At no time will SCJ be permitted to use “JohnsonDiversey” as a housemark, brand name or trade name. Our license to use the housemark “Johnson Wax Professional” will expire on May 2, 2010. SCJ’s use of the “Johnson Wax Professional” trademark and ability do business using that name will be subject to certain limitations. The BLA will terminate automatically:

•	if any subsidiary is spun off from us with a name including “Johnson”;

•	if we make any assignment for the benefit of creditors, a trustee or receiver is appointed to administer our business or we are in voluntary or involuntary bankruptcy; or

•	with respect to an affected country, if a country or governmental entity nationalizes or acquires a controlling interest in us or our sublicensee.

SCJ has the option to terminate the BLA under certain circumstances, including:

•

with respect to the BLA in its entirety or in a particular territory, depending upon the nature of the breach, if we or any of our sublicensees are in a material breach of the BLA and such breach is not cured;

•	with respect to a particular region, if we fail to meet minimum regional sales growth targets for three consecutive years in such region;

•	after November 24, 2010, with respect to licensed products in certain non-exclusive territories;

•

if Holdings, we or any of our sublicensees enter into certain joint ventures, co-marketing arrangements, or other strategic alliances with certain competitors of SCJ; voting shares or other issued and outstanding equity interests of Holdings, we or any of our sublicensees are acquired by certain competitors of SCJ; if the BLA is directly or indirectly assigned, assumed or in any way transferred to certain competitors of SCJ; or if certain competitors of SCJ obtain control over our significant management decisions;

•	with respect to a particular product, if SCJ discontinues or sells such product; or

•

with respect to the BLA in its entirety or in a particular territory, depending upon the nature of the action, if we or any of our sublicensees promote, market, sell or distribute, directly or indirectly, including through a joint venture, co-marketing arrangement or other strategic alliance, outside of the industrial channels of trade (except to the extent permitted under the BLA in the cross-over channels of trade) in a territory any product that competes with a product that SCJ has exclusively licensed to us in such territory in the industrial channels, and such breach is not cured.

In some circumstances, however, instead of terminating, the BLA will convert into a license to use only the trade names and housemarks “JohnsonDiversey” and “Johnson Wax Professional” for the licensed periods noted above.

We will have the option to terminate the BLA with respect to a particular region in certain circumstances if the products available to us thereunder represent less than 75% of the previous year’s sales in that region.

Supply Agreements

In connection with the BLA we entered into new supply agreements with SCJ pursuant to which SCJ will generally manufacture the products licensed to us under the BLA. At the closing of the Transactions, we entered into a new supply agreement with SCJ pursuant to which SCJ will supply the products licensed to us under the BLA in the United States and Canada, which we refer to as the North American Supply Agreement. The pricing provisions for products licensed to us under the BLA are those as described above under “—License Agreements.” The North American Supply Agreement will expire on May 2, 2017, subject to renewal, unless terminated earlier, including for breach or default under the agreement, if a specified insolvency-related event involving either party is commenced or occurs, by mutual agreement, or if the BLA is terminated or there are no licensed products available to us under the BLA.

We are in the process of renewing and amending similar agreements containing similar terms and conditions covering other territories. Under some of these agreements, we manufacture and supply raw materials and products to SCJ in several countries, including Japan, the Netherlands and the United States. Under other supply and manufacturing agreements, SCJ manufactures and supplies raw materials and products to us in several countries, including Argentina, Australia, Brazil, Chile, Columbia, Costa Rica, Germany, Greece, Italy, Mexico, Morocco, the Netherlands, New Zealand, Philippines, South Africa, Spain, the United Kingdom and the United States. We expect that each of such existing supply agreements will be renewed for a one-year term, with renewal rights for additional one-year terms. In general, the agreements will terminate for breach or default under the agreements, if a specified insolvency-related event involving either party is commenced or occurs or by mutual agreement. The parties also expect to amend the corresponding agreements pursuant to which we supply raw materials and products to SCJ so that they are in a similar form to the North American Supply Agreement (excluding the minimum gross profit margin provisions), with modifications reasonably satisfactory to the parties.

For the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, we paid to SCJ an aggregate of $25.2 million, $27.7 million, and $25.3 million, respectively, under these supply and manufacturing agreements for inventory purchases (and their predecessor agreements), and SCJ paid us an aggregate of $3.0 million, $1.9 million, and $2.2 million, respectively, under the agreements for inventory purchases (and their predecessor agreements).

In June 2006, in connection with the divestiture of the Polymer Business, we entered into a toll manufacturing agreement with SCJ, which expired on December 31, 2009. In addition, we separately entered into a toll manufacturing agreement with SCJ covering certain other aspects of our business, which will expire on June 30, 2011 unless we are able to negotiate an extension with SCJ. For the fiscal years ended December 31, 2009, 2008, and 2007, we paid SCJ an aggregate of $6.5 million, $6.1 million, and $5.9 million, respectively, under these toll manufacturing agreements (and their predecessor agreements).

Administrative Services and Shared Services Agreements

SCJ has historically provided us with certain business support services under administrative services and shared services agreements in various jurisdictions. At the closing of the Transactions, we amended our administrative services agreement with respect to North America, which we refer to as the ASA, that replaced certain existing arrangements. Under the new ASA, SCJ will continue to provide us with a range of support services previously provided to us relating primarily to property administration, medical center services and access to an SCJ child care facility and certain recreational facilities near our Sturtevant, Wisconsin headquarters. The new ASA is generally terminable by either party on six months’ notice, effective on the 30th day of June following the end of the notice period, subject to certain exceptions including certain limitations on each party’s ability to terminate certain services under the ASA until the termination of the North American lease. Unless SCJ otherwise notifies us in accordance with the ASA, the ASA will terminate concurrently with the termination of the North American lease. For the fiscal years ended December 31, 2009, 2008, and 2007, we paid to SCJ an aggregate of $11.7 million, $10.8 million, and $12.1 million, respectively, under the ASA and its predecessor agreements.

Environmental Agreement

Under an environmental agreement with SCJ, SCJ has agreed to bear financial responsibility for, and indemnify us against, certain specified environmental liabilities existing on June 28, 1997, for sites used in our institutional and industrial businesses. Under the agreement, we are financially responsible for all other environmental liabilities that arise from or are related to the historic, current and future operation of our business and must indemnify SCJ for any losses it incurs associated with these operations. In connection with the sale of the Polymer Business, we assumed all environmental liabilities of Johnson Polymer under this agreement. Under the agreement, SCJ has the authority to manage any environmental projects as to which circumstances make it appropriate for SCJ to manage the project. Amounts paid by us to SCJ under the environmental agreement during the fiscal years ended December 31, 2009, 2008 and 2007 were not material.

Other Agreements

Under the TDLA, each party has granted to the other party certain licenses with the right to grant sublicenses to its subsidiaries, to use the technology used by that party as of the 1999 spin-off in connection with products sold by that party under its brand names and in identified channels of trade. The TDLA also provides guidelines pursuant to which the parties may voluntarily disclose and license their other technologies. Other than with respect to the perpetual licenses of certain technologies used prior to the 1999 spin-off, the TDLA terminates on May 2, 2017 unless renewed or otherwise extended by mutual agreement. Thereafter, the TDLA can be renewed, with SCJ’s consent, for successive two-year terms. No fees or royalties are paid under the TDLA.

After our 1999 separation from SCJ, SCJ continued to operate institutional and industrial businesses in various countries in which we did not have operations at that time. Under a territorial license agreement, we license the intellectual property rights to SCJ to allow it to manufacture and sell our products in those countries.

SCJ pays a royalty fee based on its and its sublicensees’ net sales of Company licensed products. This agreement has an expiration date of July 2, 2010, but automatically renews for additional two-year terms unless terminated earlier by the parties on a country by country basis. Since the separation, we have established operations in several countries and have purchased the inventory and other assets relating to the institutional and industrial businesses in those countries from SCJ. Amounts paid to us by SCJ under the territorial license agreement during the fiscal years ended December 31, 2009, 2008 and 2007 were not material.

CMH was party to a joint operating agreement with SCJ, dated June 17, 1999, governing the use of several airplanes. This agreement terminated as of December 28, 2007 and CMH sold its 15.3% ownership interest in those airplanes to SCJ for $4.9 million. Consequently, in 2008, except for minor miscellaneous charges, no material amounts were paid to SCJ relating to this agreement. For the fiscal year ended December 28, 2007, we paid $1.2 million for operating costs and capital charges, in connection with the joint operating agreement.

Relationships with Other Johnson Family Businesses

We have a banking relationship with the Johnson Financial Group, which is majority-owned by the descendants of Samuel Curtis Johnson. Service fees paid to the Johnson Financial Group for each of the fiscal years 2009, 2008 and 2007 were not material. We had no loans outstanding with Johnson Financial Group for the fiscal years ended December 31, 2009, 2008 and 2007.

On December 20, 2007, we acquired a 50,000 square foot office building located on 12.80 acres of property from Willow Holdings, LLC for a purchase price of $5.8 million. The property, located at 1326 Willow Road, Mount Pleasant, Wisconsin, is adjacent to our headquarters and was formerly leased by us for use as the head office for our North America Region. Willow Holdings, LLC is a Wisconsin limited liability company with membership interests directly and indirectly controlled by Imogene P. Johnson. Imogene P. Johnson is the mother of our Chairman, Mr. Johnson.

Relationships with Unilever

From the consummation of the DiverseyLever acquisition until the closing of the Transactions, an affiliate of Unilever owned one-third of the equity interests in Holdings.

At the closing of the Transactions, an affiliate of Unilever was granted the Warrant for the purchase of 4.0% of the outstanding voting common stock of Holdings. The terms of this warrant are described below. Pursuant to the Redemption Agreement, except for certain tax and environmental indemnity obligations that survived under the Acquisition Agreement with Unilever, indemnity obligations under the acquisition agreement were generally terminated at the closing of the Transactions. We have made certain pending environmental claims against Unilever. See “Business—Environmental Regulation—Environmental Remediation and Proceedings.” There are no tax or environmental claims by Unilever against us arising out of those indemnity obligations.

Warrant

The Warrant entitles the holder of the Warrant to purchase 4,156,863 shares of Holdings’ class A common stock, or 4.0% of the outstanding common stock of Holdings as of November 24, 2009, at an initial exercise price of $0.01 per share, subject to adjustment a set forth in the Warrant. The Warrant is exercisable on or after (1) an underwritten public offering of the class A common stock of Holdings, (2) a transfer of shares of the class A common stock of Holdings by CMH or CD&R Investor to which the tag-along right or the drag-along right set forth in the Stockholders Agreement apply or (3) a change of control of Holdings. Moreover, the Warrant is exercisable only in connection with a sale of the shares of class A common stock of Holdings underlying the Warrant, or the Warrant Shares, to certain persons or entities that are not affiliates of CMH or CD&R Investor. Except as otherwise permitted by the terms of the Warrant, prior to the sixth anniversary of the closing of the Transactions, the Warrant or the Warrant Shares, as the case may be, may not be transferred to a purchaser other than certain financial sponsors and entities that purchase the Warrant or the Warrant Shares as an investment activity. The fair value of this Warrant is carried in Holdings’ financial statements as of December 31, 2009 at $39.6 million.

A transfer of the Warrant or the Warrant Shares is subject to a right of first offer to purchase the Warrant or the Warrant Shares by CMH, except if such transfer is being made in connection with (1) an underwritten public offering of the class A common stock of Holdings, (2) a transfer of shares of the class A common stock of Holdings by CMH or CD&R Investor to which the tag-along right or the drag-along right set forth in the Stockholders Agreement apply or (3) a change of control of Holdings.

If either CMH or CD&R Investor proposes to sell 90% or more of the shares of class A common stock of Holdings held by it and its permitted transferees and equity purchase assignees in accordance with the drag-along rights set forth in the Stockholders Agreement, then the holder of the Warrant will be required to sell the portion of the Warrant representing the same proportion of the Warrant Shares (or sell such Warrant Shares if elected by the purchaser in the transaction) for the same per share consideration as CMH or CD&R Investor, as the case may be. The holder of the Warrant will be required to provide representations, warranties and indemnification only as to its ownership of the Warrant and the Warrant Shares and authority to transfer the Warrant Shares with respect to such transfer.

The holder of the Warrant is entitled to the benefit of the tag-along rights provided to stockholders of Holdings under the Stockholders Agreement, except that the holder of the Warrant will not be required to provide representations, warranties and indemnification with respect to such transfer other than those that relate to its ownership of and authority to transfer the Warrant Shares.

If Holdings proposes to sell or issue new equity securities, the holder of the Warrant has the right to purchase a warrant with substantially the same terms and conditions as the Warrant that is exercisable for a number of equity securities that is equal to the holder’s pro rata share of all or any part of such new equity securities. These equity purchase rights of the holder of the Warrant will terminate upon the consummation of an initial public offering of Holdings’ common stock with aggregate cash proceeds of at least $100 million, which we refer to as a Qualified IPO.

In connection with the valid exercise of the Warrant prior to or after a public offering by Holdings, the Warrant Shares would be subject to the restrictions set forth in, and entitled to the benefits of, the Holdings Registration Rights Agreement.

In addition, we are party to certain commercial agreements with Unilever. The material terms of these agreements are described below.

Agency Agreements

In connection with the DiverseyLever acquisition, we and various of our subsidiaries entered into the Prior Agency Agreement with Unilever whereby, subject to limited exceptions, we and various of our subsidiaries act as Unilever’s sales agents in the sale of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the closing of the acquisition. The Prior Agency Agreement was in effect until December 31, 2007. On January 1, 2008, pursuant to Umbrella Agreement, dated October 11, 2007, between us and Unilever, the Prior Agency Agreement was replaced by (1) the New Agency Agreement, with terms substantially similar to those in the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (2) the License Agreement, under which Unilever agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. Many of the entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008 and, unless terminated or extended, will expire on December 31, 2017. We refer to the New Agency Agreement, the License Agreement and the Umbrella Agreement collectively as the Unilever Agreements.

For the fiscal year ended December 28, 2007, we received an aggregate of $91.9 million, in agency fees from Unilever under the Prior Agency Agreement.

Under the Unilever Agreements, for the fiscal years ended December 31, 2009 and 2008, we received an aggregate amount of $27.2 million and $35.0 million, in agency fees under the New Agency Agreement and paid an aggregate amount of $5.0 million and $5.1 million, respectively, in license fees under the License Agreement.

Due to pre-existing contractual obligations with SCJ, we and our subsidiaries may not sell any Unilever products, whether directly or as an agent for Unilever, in certain channels of trade that are not exclusively institutional and industrial, and we and our subsidiaries may not sell certain Unilever products, such as general cleaning products, whether directly or as an agent for Unilever, in any channels of trade that are not exclusively institutional and industrial. The Unilever Agreements carve out these restricted channels of trade and products from our sales agency and license arrangements and allow Unilever to make sales associated with these channels of trade and products directly or indirectly. Our agreements with SCJ (including the BLA) do not affect our ability to sell products on behalf of Unilever in exclusively institutional and industrial channels of trade.

Unless extended, each of the Unilever Agreements will expire on December 31, 2017. A termination of any Unilever Agreement will result in the termination of each of the other Unilever Agreements. In addition, Unilever can terminate the Unilever Agreements by region if sales drop below 75% of targeted sales for such region for a given year. Unilever may also terminate the Unilever Agreements for specified other reasons, including breach, insolvency and specified changes of control.

Upon the expiration of the Prior Agency Agreement, we and our affiliates would have been entitled to receive an additional fee of approximately $117 million, which we refer to as the Termination Fee. After adjustments for various items in accordance with the Umbrella Agreement, the Termination Fee has been carried forward under the Unilever Agreements and will be amortized over a ten-year period. The amortized Termination Fee will be available to us in the event of a sale or discontinuation of brands subject to the Unilever Agreements or in the event of a “no cause” termination of the Unilever Agreements.

Intellectual Property Agreements

In connection with the acquisition of the DiverseyLever business, we entered into various technology license agreements with Unilever, as follows:

•

Under a retained technology license agreements Unilever has granted us a license of certain patents, design rights, copyrights and know-how used in the DiverseyLever business, but that were retained by Unilever. Under this agreement, Unilever has granted us, subject to certain terms, a nonexclusive, royalty-free, worldwide, perpetual license of these technologies.

•

Under a transferred technology license agreement, we have granted a license to Unilever to use specified intellectual property rights that were transferred to us as part of the acquisition. Under this agreement, we granted to Unilever, under certain terms and conditions and for use in certain markets, a nonexclusive, irrevocable, royalty-free, perpetual license of specified intellectual property rights.

•

Under a dispensed products license agreement, Unilever has granted us a license to use the trademarks, patents and know-how relating to the products we and our subsidiaries sell for use in our cleaner dispensing systems. Under this agreement, Unilever granted us a nonexclusive license to use in specified markets, certain trademarks, patents and know-how relevant to the dispensed products we manufacture, for a royalty of 4% of the net sales of the dispensed products. For the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, we paid an aggregate of $0.7 million, $0.8 million and $0.9 million, respectively, to Unilever under the dispensed products license agreement.

Supply Agreements

In connection with the DiverseyLever acquisition, we entered into two supply agreements with Unilever, each of which we refer to singly as a Unilever Supply Agreement and which we refer to collectively as Unilever Supply Agreements. Under these agreements, we and Unilever, through the members of our respective groups, manufacture, pack, store and ship products for each other. Under one of the Unilever Supply Agreements, we act as the supplier and Unilever serves as the customer, and under the other Unilever Supply Agreement the roles are reversed.

The Unilever Supply Agreements provide for the supply of all products that Unilever and the DiverseyLever business supplied to one another during the period immediately preceding the closing date of the acquisition. Prices are based on the provisions relating to pricing and terms of payment that existed between Unilever and the DiverseyLever business prior to closing, subject to revision by agreement of the parties.

Each Unilever Supply Agreement remains in effect as to a particular product until that product will not be supplied any longer. We and Unilever may terminate either Unilever Supply Agreement in part or in its entirety under certain specified conditions or subject to certain restrictions, on the giving of six months’ written notice. For the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, we paid Unilever an aggregate of $64.1million, $65.0 million and $20.5 million, respectively (excluding inventories associated with the sales agency agreement), and Unilever paid us an aggregate of $18.5 million, $26.2 million, and $46.9 million, respectively, under the Unilever Supply Agreements.

Director Independence

Because Holdings is the owner of all of our common equity interests, except for one share held by SCJ, if our company’s common stock were listed on the New York Stock Exchange, or the NYSE, we would be a “controlled company” as that term is used in the corporate governance standards of the NYSE and therefore not required to have a majority of independent directors. Our board has determined, however, that with the exception of Messrs. Johnson, Louis and Lonergan and Ms. Johnson-Leipold, and Messrs. Berges, Jaquette and Schnall, all of our directors are independent within the meaning of, and applying, the NYSE standards. Mr. Johnson is our Chairman, an executive officer position of our company, and therefore is not independent under the NYSE standards. Mr. Lonergan is the President and Chief Executive Officer of our company and is therefore not independent under the NYSE standards. Ms. Johnson-Leipold is a sibling of Mr. Johnson, our Chairman, and is therefore not independent under the NYSE standards. In addition, as discussed under “—Interests of Our Officers and Directors,” Messrs. Johnson and Louis and Ms. Johnson-Leipold may have interests in our transactions with SCJ and other Johnson family businesses. Moreover, as discussed under “—Interests of Our Officers and Directors,” Messrs. Berges, Jaquette and Schnall may have interests in the Consulting Agreement with CD&R.

In addition, the terms of our Stockholders Agreement require the parties to the agreement to vote their shares and take other necessary action to cause the Holdings Board to include the categories of directors described therein. In addition to nomination rights with respect to directors that are not required to be independent, the Stockholders Agreement permits each of CMH and CD&R Investor to nominate up to two individuals who meet the Stockholders Agreement’s requirements regarding “Independent Directors” set forth therein. Messrs. Brown, Howe, Knisely and Levin meet the Stockholders Agreement’s requirements regarding “Independent Directors” set forth in the Stockholders Agreement.

Interests of Our Officers and Directors

Mr. Johnson, our Chairman, Ms. Johnson-Leipold and Mr. Louis, and some members of their respective immediate families, are descendants of Samuel Curtis Johnson and shareholders of SCJ and Willow Holdings, LLC. Messrs. Johnson and Louis and Ms. Johnson-Leipold, and members of their respective immediate families, also beneficially own shares of CMH. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” As a result of these relationships, these individuals may have an interest in our transactions with SCJ and other Johnson family businesses, including Willow Holdings, LLC.

Messrs. Jaquette and Schnall are financial partners and Mr. Berges is an operating partner of CD&R. As a result of these relationships, these individuals may have an interest in our Consulting Agreement and other transactions with CD&R and its affiliated parties.

DESCRIPTION OF OTHER INDEBTEDNESS

In connection with the Transactions, we refinanced our indebtedness and entered into new debt agreements. We repurchased our old senior subordinated notes and repaid all of our outstanding obligations under our old senior secured credit facilities. We entered into the following new debt agreements:

Senior Secured Credit Facilities

General

Diversey, its Canadian subsidiary and one of its European subsidiaries, each as a borrower, entered into a new credit agreement, whereby the lenders provided an aggregate principal amount of up to $1.25 billion available in U.S. dollars, euros, Canadian dollars and British pounds.

The new facility, or the New Senior Secured Credit Facility, consists of (a) a revolving loan facility in an aggregate principal amount not to exceed $250.0 million, including a letter of credit sub-limit of $50.0 million and a swingline loan sub-limit of $30.0 million, that matures on November 24, 2014, and (b) term loan facilities in US dollars, euros and Canadian dollars maturing on November 24, 2015, or New Term Loans. The New Senior Secured Credit Facility also provides for an increase in the revolving credit facility of up to $50.0 million under specified circumstances. The revolving facility will mature on November 24, 2014. As of December 31, 2009, we had $4.8 million in letters of credit outstanding under the revolving portion of the New Senior Secured Credit Facility and therefore had the ability to borrow an additional $245.2 million under this revolving facility.

The net proceeds of the New Term Loans, after deducting the original issue discount of $15.0 million, but before offering expenses and other debt issuance costs, were approximately $985.0 million. The New Term Loans will mature on November 24, 2015 and will amortize in quarterly installments of 1.0% per annum with the balance due at maturity.

At our option, loans under the New Senior Secured Credit Facility bear interest at a rate equal to, (1) in the case of U.S. dollar denominated loans, the Applicable Margin (as described below) plus the Base Rate (as defined in the credit agreement for the New Senior Secured Credit Facility), or the Applicable Margin plus the London interbank offered rate (defined in the credit agreement for the New Senior Secured Credit Facility as the LIBO Rate), (2) in the case of Canadian dollar denominated loans, the Applicable Margin plus the BA Rate (as defined in the credit agreement for the New Senior Secured Credit Facility), and (3) in the case of euro- or British pound-denominated loans, the Applicable Margin plus the current LIBO Rate or European interbank offered rate (defined in the credit agreement for the New Senior Secured Credit Facility as the EURIBO Rate) for euro or British pounds, as the case may be.

The “Applicable Margin” is initially equal to (i) with respect to revolving credit loans maintained as Base Rate loans, a rate equal to 2.50% per annum, (ii) with respect to (A) revolving credit loans maintained as LIBO Rate loans, (B) revolving credit loans maintained as EURIBO Rate loans and (C) revolving credit loans maintained as BA Rate loans, a rate equal to 3.50% per annum and (iii) with respect to the term facilities, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable leverage ratio:

Leverage Ratio	Base Rate Loans	LIBO Rate Loans	EURIBO Rate Loans	BA Rate Loans
Greater than 2.75 to 1	2.50%	3.50%	4.25%	3.50%
Less than or equal to 2.75 to 1	2.25%	3.25%	4.00%	3.25%

Interest for Base Rate loans is payable quarterly in arrears. Interest for LIBO Rate, BA Rate and EURIBO Rate loans is payable in arrears in the applicable currency for interest periods of one, two, three or six months at the end of the relevant interest period, subject to certain exceptions, but at least quarterly. The Base Rate is the highest of (1) Citibank’s base rate, (2) the three-month certificate of deposit rate plus 0.50%, (3) the federal funds effective rate plus 0.50% and (4) the sum of the one-month LIBO Rate and the difference between the Applicable Margin for LIBO Rate loans and the Applicable Margin for Base Rate loans. Interest payable in respect of the term facilities, excluding the Applicable Margin, includes minimum floors of: (i) 3.00% in respect of loans maintained as Base Rate loans, (ii) 2.00% in respect of loans maintained as LIBO Rate loans or BA Rate loans and (iii) 2.25% in respect of loans maintained as EURIBO Rate loans. A default rate applies on all loans in the event of payment- or insolvency-related defaults at a rate per annum of 2.0% above the applicable interest rate.

We must pay a per annum fee equal to the Applicable Margin with respect to the LIBO Rate under the revolving facility on the aggregate face amount of outstanding letters of credit. In addition, we must pay an issuance fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit as well as other customary administration fees. We must also pay a commitment fee on the unused portion of the revolving facility. The rate used to calculate the commitment fee is 0.75% per annum with reductions to 0.625% if our leverage ratio is below 3.0 to 1.0 and to 0.5% if our leverage ratio is equal to or below 2.5 to 1.0.

All obligations under the New Senior Secured Credit Facility are secured by all the assets of Holdings, us and each of our subsidiaries (but limited to the extent necessary to avoid materially adverse tax consequences to us and our subsidiaries, taken as a whole, and by restrictions imposed by applicable law).

The agreements and instruments governing our New Senior Secured Credit Facility contain restrictions and limitations that could significantly impact our ability to operate our business. These restrictions and limitations relate to:

•	adherence to specified financial ratios and financial tests;

•	our capital expenditures limit;

•	our ability to declare dividends and make other distributions;

•	our ability to issue, redeem and repurchase capital stock;

•	our ability to engage in intercompany and affiliate transactions;

•	our ability to incur additional liens;

•	our ability to engage in consolidations and mergers;

•	our ability to make voluntary payments and modify existing indebtedness;

•	our ability to engage in the purchase and sale of assets (including sale-leaseback transactions); and

•	our ability to incur additional debt and make investments.

Financial Covenants Under Our New Senior Secured Credit Facilities

Under the terms of the credit agreement for our New Senior Secured Credit Facility, we are subject to certain financial covenants. The financial covenants under our New Senior Secured Credit Facility require us to meet the following targets and ratios.

Maximum Leverage Ratio. We are required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified in the credit agreement for our New Senior Secured Credit Facility for that financial covenant period. The maximum leverage ratio is the ratio of (1) our consolidated indebtedness (excluding up to $55 million of indebtedness incurred under our Receivables Facilities less cash and cash equivalents as of the last day of the financial covenant period to (2) our consolidated EBITDA, or Credit Agreement EBITDA, as defined in the credit agreement for New Senior Secured Credit Facility for the same financial covenant period.

The maximum leverage ratio we are required to maintain for each period is set forth below:

Maximum Leverage Ratio
December 31, 2009	4.75 to 1
March 31, 2010	4.75 to 1
June 30, 2010	4.75 to 1
September 30, 2010	4.75 to 1
December 31, 2010	4.75 to 1
March 31, 2011	4.75 to 1
June 30, 2011	4.75 to 1
September 30, 2011	4.50 to 1
December 31, 2011	4.50 to 1
March 31, 2012	4.50 to 1
June 30, 2012	4.50 to 1
September 30, 2012	4.00 to 1
December 31, 2012	4.00 to 1
March 31, 2013	4.00 to 1
June 30, 2013	4.00 to 1
September 30, 2013	3.75 to 1
December 31, 2013	3.75 to 1
March 31, 2014	3.75 to 1
June 30, 2014	3.75 to 1
September 30, 2014 and thereafter	3.50 to 1

Minimum Interest Coverage Ratio. We are required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the credit agreement for our New Senior Secured Credit Facility for that financial covenant period. The minimum interest coverage ratio is the ratio of (1) our consolidated Credit Agreement EBITDA for a financial covenant period to (2) our cash interest expense for that same financial covenant period calculated in accordance with the New Senior Secured Credit Facility.

The minimum interest coverage ratio we are required to maintain for each period is set forth below:

Maximum Interest Coverage Ratio
March 31, 2010	2.75 to 1
June 30, 2010	2.75 to 1
September 30, 2010	2.75 to 1
December 31, 2010	2.75 to 1
March 31, 2011	2.75 to 1
June 30, 2011	2.75 to 1
September 30, 2011	3.00 to 1
December 31, 2011	3.00 to 1
March 31, 2012	3.00 to 1
June 30, 2012	3.00 to 1
September 30, 2012 and thereafter	3.25 to 1

Credit Agreement EBITDA. For the purpose of calculating compliance with these ratios, the credit agreement for our New Senior Secured Credit Facility requires us to use a financial measure called Credit Agreement EBITDA, which is calculated as follows:

(dollars in millions)
EBITDA	$312.2
Restructuring related costs	59.6
Acquisition and divestiture adjustment	2.2
Non-cash and other items, net	12.2
Compensation adjustment	17.0

Credit Agreement EBITDA	$403.2

We present Credit Agreement EBITDA because it is a financial measure that is used in the calculation of compliance with our financial covenants under the credit agreement for our New Senior Secured Credit Facility. Credit Agreement EBITDA is not a measure under U.S. GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with U.S. GAAP, such as net income, operating income or operating cash flow.

Borrowings under our New Senior Secured Credit Facility are a key source of our liquidity. Our ability to borrow under our New Senior Secured Credit Facility depends upon, among other things, compliance with certain representations, warranties and covenants under the credit agreement for our New Senior Secured Credit Facility. The financial covenants in our New Senior Secured Credit Facility include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods.

Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our New Senior Secured Credit Facility and, absent a waiver or amendment from our lenders, would permit the acceleration of all our outstanding borrowings under our New Senior Secured Credit Facility.

Compliance with Maximum Leverage Ratio and Minimum Interest Coverage Ratio. For our financial covenant period ended on December 31, 2009, we were in compliance with the maximum leverage ratio and minimum interest coverage ratio covenants contained in the credit agreement for our New Senior Secured Credit Facility.

Capital Expenditures. Capital expenditures are limited under the New Senior Secured Credit Facility (with certain exceptions) to $150.0 million per fiscal year. To the extent that we make capital expenditures of less than the limit in any fiscal year, however, we may carry forward into the subsequent year the difference between the limit and the actual amount we expended, provided that the amounts we carry forward from the previous year will be allocated to capital expenditures in the current fiscal year only after the amount allocated to the current fiscal year is exhausted. As of December 31, 2009, we were in compliance with the limitation on capital expenditures for fiscal year 2009.

The credit agreement for our New Senior Secured Credit Facility contains additional covenants that restrict our ability to declare dividends and to redeem and repurchase capital stock. The credit agreement for our New Senior Secured Credit Facility also limits our ability to incur additional liens, engage in sale-leaseback transactions, incur additional indebtedness and make investments, among other restrictions.

Off-Balance Sheet Arrangements

Receivables Facility

We account for our accounts receivable securitization arrangements as a sale under the provisions of FASB ASC Topic 860, “Transfers and Servicing,” that was effective up to December 31, 2009. With the adoption of a new standard made effective by the FASB in 2010, we expect to restore securitized accounts receivable onto our balance sheet and recognize short-term borrowings.

We and certain of our subsidiaries entered into the Receivables Facility in March 2001, as amended, whereby we and each participating subsidiary sell, on a continuous basis, certain trade receivables to JWPRC, our wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary. JWPRC was formed for the sole purpose of buying and selling receivables generated by us and certain of our subsidiaries party to the Receivables Facility. JWPRC, in turn, sells an undivided interest in the accounts receivable to the Conduits for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement between JWPRC and the Conduits) less the applicable reserve.

As of December 31, 2009, and December 31, 2008, our total potential for securitization of trade receivables under the Receivables Facility was $50.0 million and $75.0 million, respectively. In December 2008, the Receivables Facility was amended and restated to include our Canadian subsidiary and to extend the maturity of the agreement to December 2009. In July 2009, the Receivables Facility was amended to allow for the repurchase of receivables relating to our subsidiary in the United Kingdom and extend the maturity of the facility through July 14, 2010. This amendment reduced the total potential for securitization under the Receivables Facility from $75.0 million to $50.0 million. In December 2009, the Receivables Facility was amended to extend the maturity of the facility to December 19, 2011.

As of December 31, 2009 and December 31, 2008, the Conduits held $0 million and $43.7 million, respectively, of accounts receivable that are not included in the accounts receivable balance reflected in our consolidated balance sheets.

As of December 31, 2009 and December 31, 2008, we had a retained interest of $60.1 million and $74.7 million, respectively, in the receivables of JWPRC. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

For the year ended December 31, 2009, JWPRC’s cost of borrowing under the Receivables Facility was at a weighted average rate of 3.22% per annum.

European Receivables Facility

On September 8, 2009, certain of our subsidiaries entered into the European Receivables Facility to sell, on a continuous basis, certain trade receivables originated in the United Kingdom, France and Spain to JDER, our wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary. JDER was formed for the sole purpose of buying and selling receivables originated by indirect subsidiaries subject to the European Receivables Facility. JDER sells an undivided interest in the accounts receivable to the European Conduit for an amount equal to the value of the eligible receivables less the applicable reserve. The total amount available for securitization of trade receivables under the European Receivables Facility is €50.0 million. The maturity date of the European Receivables Facility is September 8, 2012.

As of December 31, 2009, the European Conduit held $18.7 million of accounts receivable that are not included in the accounts receivable balance reflected in our consolidated balance sheets.

As of December 31, 2009, we had a retained interest of $110.4 million in the receivables of JDER. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

For the year ended December 31, 2009, JDER’s cost of borrowing under the European Receivables Facility was at a weighted average rate of 2.64% per annum.

The net amount of trade receivables at any time outstanding under these and any other securitization facility that we may enter into may not exceed $200.0 million in the aggregate

New Holdings Senior Notes

In connection with the closing of the Transactions, on November 24, 2009, Holdings issued and sold $250.0 million initial aggregate principal amount of its 10.50% senior notes that mature on May 15, 2020, or the New Holdings Senior Notes, in a private transaction exempt from the registration requirements of the Securities Act. Prior to November 15, 2014, which we refer to as the Cash Pay Date, and unless otherwise elected by Holdings, Holdings will not be required to pay cash interest on the New Holdings Senior Notes, and the principal amount of the New Holdings Senior Notes will accrete at the rate of 10.50% per annum from the initial principal amount of $250.0 million to the accreted value of the New Holdings Senior Notes as of the Cash Pay Date, which accreted value we refer to as the Fully Accreted Principal Amount. Beginning on the Cash Pay Date, interest will accrue on the outstanding Fully Accreted Principal Amount of the New Holdings Senior Notes and be payable in cash, provided that cash interest will be payable only to the extent of funds actually available for distribution by us (or any intermediate holding company) to Holdings under applicable law and any agreement governing our (or such intermediate holding company’s) indebtedness, as reasonably determined in good faith by the Holdings Board (or the board of directors of the applicable intermediate holding company).

Prior to November 15, 2014, the New Holdings Senior Notes will be redeemable at the option of Holdings, in whole at any time or in part from time to time, at a redemption price equal to 100% of the accreted value of the New Holdings Senior Notes plus the Applicable Premium as of the redemption date. The Applicable Premium with respect to the New Holdings Senior Notes as of any redemption date will be the excess of (1) the present value, as of such redemption date, of the redemption price of the New Holdings Senior Notes (calculated as described below) on November 15, 2014, computed using a discount rate equal to the applicable U.S. Treasury rate plus 50 basis points over (2) the accreted value of the New Holdings Senior Notes as of such redemption date. After November 15, 2014, the New Holdings Senior Notes will be redeemable at the option of Holdings, in whole at any time or in part from time to time, at a redemption price equal to 105.25% of the accreted value of the New Holdings Senior Notes as of any redemption date between November 15, 2014 and November 14, 2015, 102.625% of the accreted value of the New Holdings Senior Notes as of any redemption date between November 15, 2015 and November 14, 2016 and 100.00% of the accreted value of the New Holdings Senior Notes as of any redemption date on or after November 15, 2016. In the event of any such redemption after the Cash Pay Date, the payment for the New Holdings Senior Notes so redeemed will include accrued and unpaid interest thereon, if any, to the redemption date.

In addition, at any time and from time to time on or prior to November 15, 2012, Holdings, at its option, may use the aggregate proceeds of one or more equity offerings to redeem up to 35% of the aggregate accreted value of the New Holdings Senior Notes at a redemption price equal to a stated percentage (calculated as the sum of 100% and the Interest Rate) of the accreted value of the New Holdings Senior Notes as of the redemption date; provided, that at least 65% of the aggregate accreted value of the New Holdings Senior Notes remains outstanding immediately after any such redemption.

In the event of a change of control of Holdings, Holdings will be required to make an offer to purchase the New Holdings Senior Notes in cash at a purchase price equal to 101% of the accreted value of the New Holdings Senior Notes as of, plus (in the case of any repurchase after the Cash Pay Date) accrued and unpaid interest, if any, to, the date of repurchase.

The indenture governing the New Holdings Senior Notes contains customary covenants and events of default. In addition, in connection with the issuance and sale of the New Holdings Senior Notes, Holdings entered into an exchange and registration rights agreement, dated as of November 24, 2009, with the purchasers party thereto, pursuant to which Holdings agreed to either offer to exchange the New Holdings Senior Notes for substantially similar notes that are registered under the Securities Act or, in certain circumstances, register the resale of the New Holdings Senior Notes.

The New Holdings Senior Notes are direct obligations of Holdings. The New Holdings Senior Notes are not guaranteed by us or any of our subsidiaries.

DESCRIPTION OF NOTES

General

The old 8.25% Senior Notes due November 15, 2019 (the “Old Notes”) were issued, and the new 8.25% Senior Notes due November 15, 2019 (the “New Notes”) will be issued, under an Indenture, dated as of November 24, 2009 (the “Indenture”), among the Company, as issuer, the Subsidiary Guarantors and Wilmington Trust FSB, as Trustee (the “Trustee”).

The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest. The new notes will bear a different CUSIP and ISIN number from the Old Notes and will not entitle their holders to registration rights. New Notes will otherwise be treated as Old Notes for purposes of the Indenture.

The Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the forms of the Indenture and the Notes will be made available to prospective purchasers of the Notes upon request. See “Additional Information.”

The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939. The term “Company” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of Notes” as so defined. Any reference to a “Holder” or a “Noteholder” in this Description of Notes refers to the Holders of the Notes. Any reference to “Notes” or a “class” of Notes in this Description of Notes refers to the Notes as a class. The term “Notes” refers collectively to the Old Notes and the New Notes.

Brief Description of the Notes

The Notes are:

•	unsecured Senior Indebtedness of the Company;

•

effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including Trade Payables) of the Company’s Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

•	senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Notes are:

•	unsecured Senior Indebtedness of such Subsidiary Guarantor;

•	effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

The Notes will mature on November 15, 2019. Each Note will bear interest at the rate of 8.25% per annum from November 24, 2009, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2010. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

An aggregate principal amount of $400,000,000 of Notes is currently outstanding. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness.”

Other Terms

Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

The Notes will be issued only in fully registered form, without coupons. The Notes will be issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

Optional Redemption

The Notes will be redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after November 15, 2014, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the date of redemption (the “Redemption Date”). The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price
2014	104.125%
2015	102.063%
2016	101.031%
2017 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time on or prior to November 15, 2012, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 108.250%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after each such redemption of Notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock) or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to November 15, 2014, Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on November 15, 2014 (such redemption price being that described in the second paragraph of this “—Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2014; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

On the Issue Date, each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facility will guarantee payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facility to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Credit Facility Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary

Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

The Indebtedness evidenced by the Notes (a) will be unsecured Senior Indebtedness of the Company, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also be effectively subordinated to all secured Indebtedness and other liabilities (including Trade Payables) of the Company to the extent of the value of the assets securing such Indebtedness and other liabilities, and to all Indebtedness and other liabilities of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee in respect of Notes (a) will be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including Trade Payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.” The Transactions shall not constitute or give rise to a Change of Control.

The term “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner; or

(iii) during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Old Notes. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior Credit Agreement prohibits, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by the Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise. See “Risk Factors—Risks Relating to the Offering and the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness. The Indenture provides as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

(b)	Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)	Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,400.0 million, plus (B) the amount (not less than zero) equal to the Borrowing Base less the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Restricted Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)	Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)	Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv)	Purchase Money Obligations, Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to $70.0 million;

(v)	Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi)

(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii)	Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)	Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)	Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x)	Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)	Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xii)	Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto; and

(xiii)	Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $100.0 million and 2.75% of Consolidated Total Assets.

(c)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)	For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under the Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments. The Indenture provides as follows:

(a)	The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock

(including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on October 3, 2009 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)	the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)

the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

(D)	in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b)	The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)	any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph;

(ii)	any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on Indebtedness,” (x) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii)	any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph;

(iv)	Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)

loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (w)(1) $15.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (x) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (y) the aggregate Deemed Investment Amount, plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

(vi)	the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii)	Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed (net of repayments of any such loans or advances) $75.0 million;

(viii)	loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Investment Agreements, (B) pursuant to the Tax Sharing Agreement or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes, including to permit Holdings to satisfy its obligations under the Holdings Notes Registration Rights Agreement;

(ix)	payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x)	dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)	any Restricted Payment pursuant to or in connection with the Transactions; and

(xii)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

provided, that (A) in the case of clauses (iii), (vi) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1)	pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture or the Notes;

(2)	pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3)	pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or (I) pursuant to Hedging Obligations;

(5)	with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6)	by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7)	pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock. The Indenture provides as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii)	in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)

first, either (x) to the extent the Company elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a

Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $25.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to $75.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)	In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $25.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c)	The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. The Indenture provides as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $25.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)	The provisions of the preceding paragraph (a) will not apply to:

(i)	any Restricted Payment Transaction,

(ii)	(1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent), (4) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)	any transaction between or among any of the Company, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv)	any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Investment Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v)	any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi)	any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii)	(1) the execution, delivery and performance of any Tax Sharing Agreement and any Investment Agreements, and (2) payments to CD&R or any of its Affiliates (w) of fees of $25.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, of up to $5.0 million in any fiscal year (or such other amount as may be approved by a majority of the Disinterested Directors), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Investment Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii)	the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix)	any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or any capital contribution to the Company, and

(x)	any investment by any CD&R Investor in securities of the Company or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all CD&R Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that from and after the Issue Date, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facility to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports. The Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)	the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)	immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv)	each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v)	the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “—Merger and Consolidation” covenant will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this “—Merger and Consolidation” covenant will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Transactions.

Defaults

An Event of Default is defined in the Indenture as:

(i)	a default in any payment of interest on any Note when due, continued for 30 days;

(ii)	a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii)	the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv)	the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi)	the failure by any Subsidiary Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee;

(vii)	the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $45.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration (the “cross acceleration provision”);

(viii)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix)	the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $40.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x)	the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any Subsidiary Guarantee (other than by reason of the termination of the Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture), if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes or (vii) make any change in the amendment or waiver provisions described in this sentence.

Without the consent of any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes or New Notes, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this “Description of Notes,” to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain

Covenants” and “Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date), and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been cancelled or delivered to the Trustee for cancellation or (b) all Notes not previously cancelled or delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the fifth paragraph under “—Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

Wilmington Trust FSB is the Trustee under the Indenture and is appointed by the Company as initial Registrar and Paying Agent with regard to the Notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $15.0 million or (xvi) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 65% of the book value of Inventory of the Company and its Restricted Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided, however, that in no event shall the Borrowing Base be less than $550.0 million.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CD&R” means Clayton, Dubilier & Rice, Inc. and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Indemnification Agreement” means the Indemnification Agreement to be dated as of November 24, 2009 among Holdings, the Company, CD&R Jaguar Investor, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R, as amended, supplemented, waived or otherwise modified from time to time.

“CD&R Investors” means, collectively, (i) CD&R Jaguar Investor, (ii) Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto (“Clayton,

Dubilier & Rice Fund VIII, L.P.”), (iii) CDR F&F Jaguar Investor, LLC, a Delaware limited liability company, and any successor in interest thereto, (iv) CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, and (v) any Affiliate of any CD&R Investor.

“CD&R Jaguar Investor” means CDR Jaguar Investor Company, LLC, a Delaware limited liability company, and any successor in interest thereto.

“CMH” means Commercial Markets Holdco, Inc., a Wisconsin corporation, and any successor in interest thereto.

“CMH Indemnification Agreement” means the Indemnification Agreement to be dated as of November 24, 2009 among Holdings, the Company and CMH, as amended, supplemented, waived or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means Diversey, Inc., a Delaware corporation, and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Recapitalization as if it had occurred at the beginning of such four-quarter period); provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Company to be taken no later than 18 months after the date of determination. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated

Interest Expense and any Special Purpose Financing Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Restricted Subsidiaries), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R and its Affiliates.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (A) interest expense attributable to Capitalized Lease Obligations, (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that (A) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii)

solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such

Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)	any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

(v)	the cumulative effect of a change in accounting principles,

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii)	any unrealized gains or losses in respect of Currency Agreements,

(viii)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

(xi)	any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), and

(xii)	expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation-related expenses.

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

In addition, for purposes of clause (a)(3)(A) of such covenant, Consolidated Net Income for any period ending on or prior to the Issue Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Company for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Recapitalization as if it had occurred at the beginning of such four-quarter period), provided, that:

(1)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Company to be taken no later than 18 months after the date of determination.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (ii) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior Credit Facility and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Deemed Investment Amount” means the aggregate notional investment by Management Investors pursuant to the Diversey Holdings, Inc. Stock Incentive Plan (or any successor plan thereto of any Parent) in Deferred Share Units (as defined therein) by reason of the relinquishment of future cash entitlements under the Diversey, Inc. Long-Term Cash Incentive Plan.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Senior Indebtedness” means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of the Senior Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any

Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Total Assets” and “Consolidated Total Indebtedness,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holdings” means Diversey Holdings Inc., a Delaware corporation, and any successor in interest thereto.

“Holdings Notes” means the $250,000,000 aggregate initial principal amount of Senior Notes due 2020 of Holdings to be issued in connection with the closing of the Transactions (and any notes issued in respect thereof or in exchange therefor pursuant to the applicable provisions of the Holdings Notes Indenture).

“Holdings Notes Indenture” means the indenture to be entered into by Holdings that will govern the Holdings Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Holdings Notes Registration Rights Agreement” means any registration rights agreement or any exchange and registration rights agreement that Holdings may enter into with respect to the Holdings Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Holdings Senior Discount Notes” means the Series A and Series B 10.67% Senior Discount Notes due 2013 of Holdings.

“Holdings Senior Discount Notes Indenture” means the Amended and Restated Indenture, dated as of September 11, 2003, between Holdings and BNY Midwest Trust Company, an Illinois trust company, as trustee, governing the Holdings Senior Discount Notes.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money,

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)	all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)	all Capitalized Lease Obligations of such Person,

(vi)	the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii)	all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent. “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Agreements” means, collectively, (i) the Investment and Recapitalization Agreement; (ii) the Stockholders’ Agreement dated as of November 24, 2009 among Holdings, CMH, SCJ, CD&R Jaguar Investor and any Person who becomes a party thereto pursuant to Section 3.1(b) thereof; (iii) the CD&R Indemnification Agreement; (iv) the CMH Indemnification Agreement; (v) the Registration Rights Agreement dated as of November 24, 2009 among Holdings, each of the stockholders party thereto and any Person who becomes a party thereto pursuant to Section 10(d) thereof; (vi) the Redemption Agreement; (vii) the Consulting Agreement dated as of November 24, 2009 among CD&R, Holdings and the Company; (viii) the SCJ Tax Agreement dated as of October 7, 2009 among Holdings, the Company, CD&R Jaguar Investor and SCJ; (ix) the other Transaction Documents (as defined in the Investment and Recapitalization Agreement); and (x) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Investment and Recapitalization Agreement” means the Investment and Recapitalization Agreement dated as of October 7, 2009 among CMH, SNW, CD&R Jaguar Investor, and Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Issue Date” means the first date on which Notes are issued.

“Johnson Family Group” means:

(1)	a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such descendant;

(2)	an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (1) above;

(3)	a foundation established by one or more individuals described in clause (1) above; and

(4)	a Person controlled directly or indirectly by one or more individuals or entities described in clauses (1), (2) or (3) above, including, without limitation, CMH, SCJ and their respective Subsidiaries.

“Joint Liabilities” means the Company’s obligations in respect of certain joint ERISA, environmental and product liability obligations of the Company and SCJ, up to a maximum aggregate cash payment amount of $8.0 million.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $5.0 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any of Holdings, any Other Parent, and any other Person that is a Subsidiary of Holdings or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the CD&R Indemnification Agreement and the CMH Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business (it being understood that such administrative and operational expenses shall not include payments of principal of, or premium, if any, or interest on, the Holdings Notes), and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any of the following: (i) any member of the Johnson Family Group; (ii) any of the CD&R Investors; (iii) any of the Management Investors, CD&R and their respective Affiliates; (iv) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (v) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)	a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)	Temporary Cash Investments or Cash Equivalents;

(iv)	receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi)	securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)	Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii)	Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x)

(1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi)	bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)	the Notes, the Senior Subordinated Notes or the Holdings Senior Discount Notes;

(xiii)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)	Management Advances;

(xv)	Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $75.0 million and 2.25% of Consolidated Total Assets;

(xvi)	advances with respect to ordinary course receivables made to Unilever pursuant to the Replacement Agreements;

(xvii)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph), including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of the Company); and

(xviii)	other Investments in an aggregate amount outstanding at any time not to exceed $50.0 million.

If any Investment pursuant to clause (xv) or (xviii) above, or paragraph (b)(vii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xviii) above, or paragraph (b)(vii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” as applicable, for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a)	Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)	pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)	pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)	Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)	(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(i)	Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)	leases, subleases, licenses or sublicenses to third parties;

(k)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii) or (b)(ix) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Credit Facility Indebtedness Incurred in compliance with paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l)

Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m)	Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)	any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)	Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on Receivables (including related rights),
(4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness” on assets that are the subject of such repurchase agreements or (12) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q)	Liens in favor of SCJ securing the Joint Liabilities;

(r)	other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $35.0 million at any time outstanding; and

(s)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that on the date of the incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 3.0 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Recapitalization” means (i) the investment on the Issue Date by one or more CD&R Investors in equity of Holdings as contemplated by the Investment and Recapitalization Agreement and (ii) the redemption, purchase or other acquisition or retirement on the Issue Date of equity of Holdings held by Marga B.V. and/or any other Person as contemplated by the Redemption Agreement.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Redemption Agreement” means the Redemption Agreement dated as of October 7, 2009 among Holdings, the Company, CMH, Unilever N.V., Marga B.V., and Conopco Inc., as the same may be amended, supplemented, waived or otherwise modified from time to time.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement to be dated as of November 24, 2009 between the Company and the initial purchasers of the Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date, or to the consummation of any of the Transactions, or to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Issue Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Company and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Replacement Agreements” means, collectively, (i) the Amended and Restated Master Sales Agency Agreement dated as of October 11, 2007 among Unilever N.V., Unilever PLC and the Company, (ii) the Master Sub-License Agreement in Respect of Professional Products dated as of October 11, 2007 among Unilever N.V., Unilever PLC and the Company and (iii) the Umbrella Agreement in Respect of Professional Products dated as of October 11, 2007 among Unilever N.V., Unilever PLC and the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SCJ” means S.C. Johnson & Son, Inc., a Wisconsin corporation, and any successor in interest thereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means the Credit Agreement, dated as of the Issue Date, among the Company; Holdings; the other borrowers party thereto from time to time; the lenders and other financial institutions party thereto from time to time; and Citibank, N.A., as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that is not intended to be and is not a Senior Credit Agreement).

“Senior Credit Facility” means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Credit Facility). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Subordinated Notes Indentures” means each of (i) the Indenture dated as of May 3, 2002 among the Company, the subsidiary guarantors party thereto and BNY Midwest Trust Company, an Illinois trust company, as trustee, governing the U.S. dollar-denominated 9.625% Senior Subordinated Notes due 2012 of the Company, and (ii) the Indenture dated as of May 3, 2002 among the Company, the subsidiary guarantors party thereto and The Bank of New York, as trustee, governing the euro-denominated 9.625% Senior Subordinated Notes due 2012 of the Company, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Subordinated Notes” means, collectively, the U.S. dollar-denominated 9.625% Senior Subordinated Notes due 2012 of the Company and the euro-denominated 9.625% Senior Subordinated Notes due 2012 of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“SNW” means SNW Co., Inc., a Delaware corporation, and any successor in interest thereto.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means (i) JWPR Corporation, a Nevada corporation and a Subsidiary of the Company, (ii) JDER Limited, a private limited company incorporated under the laws of Ireland and a Subsidiary of the Company, and (iii) any other Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the Issue Date, between the Company and Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)–(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Tender Offers” mean the tender offers, and related exit consent solicitations, to repurchase (i) the Senior Subordinated Notes and (ii) the Holdings Senior Discount Notes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa–77bbbb) as in effect on the date of the Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the Recapitalization, (ii) the entry into the Indenture and the Registration Rights Agreement and the offer and issuance of the Notes, (iii) the entry into the Senior Credit Facility and Incurrence of Indebtedness thereunder by one or more of Holdings, the Company and its Subsidiaries, (iv) the entry into the Holdings Notes Indenture and the Holdings Notes Registration Rights Agreement and the offer and issuance of the Holdings Notes, (v) the consummation of the repurchase of the Senior Subordinated Notes pursuant to the Tender Offers, including the payment of any early consent fee, (vi) the consummation of the repurchase of the Holdings Senior Discount Notes pursuant to the Tender Offers, including the payment of any early consent fee, (vii) the redemption, repurchase or other acquisition of any Senior Subordinated Notes or Holdings Senior Discount Notes that remain outstanding following the Tender Offers pursuant to the Senior Subordinated Notes Indentures or the Holdings Senior Discount Notes Indenture, as applicable, or otherwise, and (viii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unilever” means Unilever N.V., Unilever PLC and their respective Affiliates, and any successors in interest thereto.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Registration Covenant; Exchange Offer

On November 24, 2009, the Company entered into the Exchange and Registration Rights Agreement in connection with the offer and sale of the Old Notes, pursuant to which we agreed, for the benefit of the Holders of the Old Notes, to use our commercially reasonable efforts:

(1)	to file with the SEC one or more registration statements, which we refer to as the Exchange Offer Registration Statement, under the Securities Act relating to the exchange offer, which we refer to as the Exchange Offer, pursuant to which New Notes substantially identical to the Old Notes (except that such New Notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), would be offered in exchange for the then outstanding Old Notes tendered at the option of the Holders thereof; and

(2)	to cause the Exchange Offer Registration Statement to become effective on or before July 22, 2010.

We have further agreed to use commercially reasonable efforts to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least ten business days, and exchange the New Notes for all Old Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

Under existing SEC interpretations contained in several no action letters to third parties, the New Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Old Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Old Notes who is an “affiliate” of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Old Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of New Notes, broker-dealers, which we refer to as Participating Broker-Dealers, receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the

Exchange and Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes for a period of 90 days after the consummation of the Exchange Offer. Each Holder of Old Notes (other than certain specified Holders) who wishes to exchange such Old Notes in the Exchange Offer will be required to represent (1) that any New Notes to be received by it will be acquired in the ordinary course of its business, (2) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (3) that it is not an affiliate of ours, as defined in Rule 405 of the Securities Act, (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes, (5) if it is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such New Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

However, if:

(1) on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the New Notes would not in general be freely transferable in such manner on such date;

(2) the Exchange Offer has not been completed on or before August 21, 2010;

(3) under certain circumstances, the initial purchasers of the Old Notes so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer; or

(4) any Holder of the Old Notes (other than an initial purchaser of the Old Notes) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act or due to such Holder’s inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, which we refer to as the Shelf Registration Statement, of the Old Notes or New Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Old Notes held by the initial purchasers of the Old Notes for resale by such initial purchasers, which we refer to as the Resale Registration, and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of one year following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

Although we are filing the registration statement of which this prospectus is a part to satisfy our obligations as previously described, there can be no assurance that such registration statement will become effective.

In the event that:

(1) the Exchange Offer Registration Statement relating to the Exchange Offer is not declared effective on or before July 22, 2010; or

(2) the Exchange Offer has not been consummated on or before August 21, 2010; or

(3) if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 90 days following the date on which the obligation to file the Shelf Registration Statement arises; or

(4) any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective

(any such event referred to in clauses (1) through (4) we refer to as a Registration Default), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this “Description of Notes,” except for provisions described above under the caption “—Amendments and Waiver,” to interest on the Notes shall include additional interest, if any.

For purposes of the foregoing, Transfer Restricted Notes means each note until (1) the date on which such note has been exchanged for a freely transferable New Note in the Exchange Offer, (2) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such Note is distributed to the public pursuant to Rule 144 of the Securities Act or would be eligible to be sold by a Person that is not an “affiliate” (as defined in Rule 144) of us pursuant to Rule 144 without volume restriction.

Old Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth on the cover page of this prospectus and will be subject to all the terms and conditions specified in the Indenture, including transfer restrictions. The New Notes will be accepted for clearance through DTC.

The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which is available as set forth under the heading “Additional Information.”

The Old Notes and the New Notes will be respectively considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of Notes (except under the caption “—Registration Covenant; Exchange Offer”) all references herein to Notes shall be deemed to refer collectively to Old Notes and any New Notes, unless the context otherwise requires.

Book Entry, Delivery and Form

The Global Notes

The New Notes to be issued in exchange for outstanding Old Notes will be issued only in fully registered form, without interest coupons, which we refer to as the global notes.

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold beneficial interests through DTC participants.

We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same class.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the old notes; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture.

Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relating to the exchange of unregistered old notes for registered new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary is based on the Code, existing and proposed Treasury Regulations thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this offering circular and all subject to change or differing interpretations, possibly with retroactive effect. The summary is limited to beneficial owners of old notes that have held the old notes, and will hold the new notes, as “capital assets” within the meaning of section 1221 of Code.

This summary does not address all of the tax considerations relevant to a beneficial owner in light of its particular circumstances or to beneficial owners that are subject to special rules, such as financial institutions, banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, tax-exempt entities, retirement plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes, brokers and dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, persons that hold the notes in a “straddle” or as part of a “hedging,” “conversion” or constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who hold notes through a foreign entity or a foreign account, and persons who have ceased to be citizens or residents of the United States. Further, we do not address the U.S. federal estate and gift or alternative minimum tax consequences of the exchange offer or of the ownership and disposition of the notes, or any state, local, foreign or other tax consequences of the exchange offer or of the ownership and disposition of the notes.

For purposes of this summary, “U.S. holder” means a beneficial owner of the notes that is:

•	an individual that is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (or certain other trusts that have elected to continue to be treated as U.S. trusts).

A “non-U.S. holder” is a beneficial owner of notes that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your own tax advisors about the U.S. federal income tax considerations relating to acquiring, owning and disposing of the notes.

This summary is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable income tax treaty.

Exchange of Old Notes for New Notes

The exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. The holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial tax basis in such a new note will be the same as the adjusted tax basis in the old note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

The following summary assumes that the exchange of the old notes for the new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Certain Additional Payments

It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods was a contingent payment for purposes of the original issue discount, or OID, rules. It is also possible that the IRS could assert that the payment by us of 101% of the face amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of Notes—Change of Control,” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments was and is remote and, accordingly, we will not treat the notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments.

Tax Considerations for U.S. Holders

This subsection describes the U.S. federal income tax considerations for a U.S. holder. If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Tax Considerations for Non-U.S. Holders” below.

Payments of Stated Interest

You will generally be required to include stated interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.

Amortizable Bond Premium

If you purchased an old note for an amount that is greater than the sum of all remaining payments on the note other than stated interest, you will be treated as having purchased the note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on old notes should carry over to the new notes received in exchange therefor. A U.S. holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. You are urged to consult your own tax advisor concerning the computation and amortization of any bond premium on your new notes.

Market Discount

If you purchased an old note for an amount that is less than its stated principal amount, you will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Market discount on old notes should carry over to the new notes received in exchange therefor. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an new note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the note, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on old notes that has not previously been included in income by a U.S. holder should carry over to the new notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, Exchange or Other Taxable Disposition of the Notes

You will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of the notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received (other than amounts representing accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will, in general, be your cost for the note.

Subject to the market discount rules described above under the heading “—Market Discount,” any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss generally will be long-term if your holding period is more than one year at the time of sale, exchange, redemption, repurchase or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Considerations for Non-U.S. Holders

This subsection describes the U.S. federal income tax considerations for a non-U.S. holder. If you are not a non-U.S. holder, this subsection does not apply to you and you should refer to “—Tax Considerations for U.S. Holders” above.

Payments of Interest

If you are a non-U.S. holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the notes (including any additional interest) so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States), provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption, repurchase or other taxable disposition of a note, unless:

•

that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•

if you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, redemption, repurchase or disposition and certain other conditions are met.

If you are described in the second bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on any sale, exchange, redemption, repurchase or other taxable disposition of notes is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as payments of interest as described under the heading “— Payments of Interest” above.

Interest or Gain Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, repurchase or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to interest as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and gain effectively connected with your trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Backup Withholding and Information Reporting

If you are a U.S. holder, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of notes, unless you are an exempt recipient such as a corporation. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require us to backup withhold U.S. federal income tax at the applicable backup withholding rate (currently 28%) from those payments.

Generally, interest payments on the notes to non-U.S. holders and any U.S. federal withholding tax deducted from such payments must be reported annually to the IRS and to the non-U.S. holders. As a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) and you have given us the certification described under the heading “—Tax Considerations for Non-U.S. Holders—Payments of Interest” above. In addition, if you are a non-U.S. holder, you will not be subject to backup withholding and information reporting with respect to the proceeds from a sale of the notes within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described under the heading “—Tax Considerations for Non-U.S. Holders—Payments of Interest” above and does not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recent Legislative Developments

President Obama and members of Congress have made proposals that, if enacted in their current form, would substantially revise some of the rules discussed above, including with respect to withholding and certification requirements and information reporting. In the event of non-compliance with the revised certification requirements, withholding tax could be imposed on payments to non-U.S. persons of interest, principal or sales proceeds in respect of the notes. It cannot be predicted whether, or in what form, these proposals will be enacted. Investors should consult their own tax advisers regarding these proposals.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The validity of the new notes and the subsidiary guarantees are being passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of Diversey, Inc. as of December 31, 2009 and December 31, 2008 and for each of the fiscal years in the three-year period ended December 31, 2009 included elsewhere in this prospectus, and internal control over financial reporting of Diversey, Inc. as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports appearing herein.

ADDITIONAL INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

Following effectiveness of the registration statement relating to the exchange offer, we will continue to file annual, quarterly and current reports and other information with the SEC. The indenture pursuant to which the notes are issued requires us to make available to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

You may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Diversey, Inc.

8310 16th Street

P.O. Box 902

Sturtevant, Wisconsin 53177-0902

Attention: General Counsel

Telephone: (262) 631-4001

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by             , 2010.

DIVERSEY INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended December 31, 2009, December 31, 2008 and December 28, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Diversey, Inc.

We have audited the accompanying consolidated balance sheets of Diversey, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in the Index at Item 15(c). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diversey, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Diversey, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 18, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

March 18, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Diversey, Inc.

We have audited Diversey, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Diversey, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Diversey, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Diversey, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009, and our report dated March 18, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

March 18, 2010

DIVERSEY, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$249,440	$107,818
Restricted cash	39,654	49,463
Accounts receivable, less allowance of $20,645 and $20,487, respectively	556,720	553,170
Accounts receivable – related parties	21,943	17,484
Due from parent	92,247	436
Inventories	255,989	255,330
Deferred income taxes	30,288	29,114
Other current assets	170,253	136,062
Current assets of discontinued operations	60	1,746

Total current assets	1,416,594	1,150,623
Property, plant and equipment, net	415,645	412,022
Capitalized software, net	53,298	43,864
Goodwill	1,253,704	1,208,686
Other intangibles, net	220,769	231,590
Long-term receivables – related parties	—	79,808
Other assets	148,309	64,918
Noncurrent assets of discontinued operations	3,919	5,681

Total assets	$3,512,238	$3,197,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$27,661	$26,448
Current portion of long-term debt	9,811	19,805
Accounts payable	380,378	359,036
Accounts payable – related parties	35,900	28,491
Accrued expenses	470,037	454,828
Current liabilities of discontinued operations	6,174	3,746

Total current liabilities	929,961	892,354
Pension and other post-retirement benefits	248,414	294,086
Long-term borrowings	1,353,631	1,035,573
Long-term payables – related parties	—	28,870
Deferred income taxes	110,546	86,489
Other liabilities	160,361	139,127
Noncurrent liabilities of discontinued operations	4,522	6,197

Total liabilities	2,807,435	2,482,696
Commitments and contingencies
Stockholders’ equity:
Common stock – $1.00 par value; 200,000 shares authorized; 24,422 shares issued and outstanding	24	24
Class A 8% cumulative preferred stock – $100.00 par value; 1,000 shares authorized; no shares issued and outstanding	—	—
Class B 8% cumulative preferred stock – $100.00 par value; 1,000 shares authorized; no shares issued and outstanding	—	—
Capital in excess of par value	744,313	744,098
Retained deficit	(262,416)	(138,372)
Accumulated other comprehensive income	222,882	108,746

Total stockholders’ equity	704,803	714,496

Total liabilities and stockholders’ equity	$3,512,238	$3,197,192

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Net sales:
Net product and service sales	$3,083,711	$3,280,857	$2,949,812
Sales agency fee income	27,170	35,020	91,928

	3,110,881	3,315,877	3,041,740
Cost of sales	1,828,933	1,990,082	1,764,224

Gross profit	1,281,948	1,325,795	1,277,516
Selling, general and administrative expenses	988,095	1,067,732	1,117,702
Research and development expenses	63,328	67,077	65,539
Restructuring expenses	32,914	57,291	27,165

Operating profit	197,611	133,695	67,110
Other (income) expense:
Interest expense	96,936	105,400	106,602
Interest income	(4,555)	(7,680)	(10,043)
Notes redemption and other costs	25,402	—	—
Other (income) expense, net	(4,699)	5,671	(787)

Income (loss) from continuing operations before income taxes	84,527	30,304	(28,662)
Income tax provision	76,129	57,531	65,846

Income (loss) from continuing operations	8,398	(27,227)	(94,508)
Income (loss) from discontinued operations, net of income taxes of ($1,704), $6,224 and $2,965	(529)	15,465	7,877

Net income (loss)	$7,869	$(11,762)	$(86,631)

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Comprehensive Income/(Loss)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
Balance, December 29, 2006		$24	$743,183	$26,610	$174,854	$944,671
Comprehensive income (loss)–
Net loss	$(86,631)	—	—	(86,631)	—	(86,631)
Foreign currency translation adjustments, net of tax	132,248	—	—	—	132,248	132,248
Unrealized losses on derivatives, net of tax	(1,924)	—	—	—	(1,924)	(1,924)
Adjustment to minimum pension liability, net of tax	36,400	—	—	—	36,400	36,400

Total comprehensive income	$80,093

Capital contributions		—	515	—	—	515
Dividends declared		—	—	(21,754)	—	(21,754)
FIN 48 opening balance sheet adjustment		—	—	842	—	842
Adjustment to adopt ASC Topic 715, net of tax of ($1,270)		—	—	—	(46,100)	(46,100)

Balance, December 28, 2007		$24	$743,698	$(80,933)	$295,478	$958,267
Comprehensive loss –
Net loss	$(11,762)	—	—	(11,762)	—	(11,762)
Foreign currency translation adjustments, net of tax	(107,062)	—	—	—	(107,062)	(107,062)
Unrealized losses on derivatives, net of tax	(2,554)	—	—	—	(2,554)	(2,554)
Adjustment to reflect funded status of pension plans, net of tax	(75,172)	—	—	—	(75,172)	(75,172)

Total comprehensive loss	$(196,550)

Capital contributions		—	400	—	—	400
Dividends declared		—	—	(43,435)	—	(43,435)
Adjustment for ASC Topic 715 – remeasurement date		—	—	(2,242)	(1,944)	(4,186)

Balance, December 31, 2008		$24	$744,098	$(138,372)	$108,746	$714,496

Comprehensive income –
Net income	$7,869	—	—	7,869	—	7,869
Foreign currency translation adjustments, net of tax	71,004	—	—	—	71,004	71,004
Unrealized gains on derivatives, net of tax	5,127	—	—	—	5,127	5,127
Adjustment to reflect funded status of pension plans, net of tax	38,005	—	—	—	38,005	38,005

Total comprehensive income	$122,005

Capital contributions		—	215	—	—	215
Dividends declared		—	—	(131,913)	—	(131,913)

Balance, December 31, 2009		$24	$744,313	$(262,416)	$222,882	$704,803

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Cash flows from operating activities:
Net income (loss)	$7,869	$(11,762)	$(86,631)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	93,030	104,277	128,981
Amortization of intangibles	19,067	23,959	27,765
Amortization of debt issuance costs	15,711	4,984	4,747
Interest accrued on long-term receivables- related parties	(2,551)	(2,749)	(2,583)
Deferred income taxes	7,474	(6,058)	41,618
(Gain) loss on disposal of discontinued operations	(176)	(10,471)	84
(Gain) loss from divestitures	208	(1,282)	454
(Gain) loss on property, plant and equipment disposals	726	736	(4,218)
Compensation costs associated with a former long-term incentive plan	215	400	515
Other	6,152	6,030	15,825
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses
Restricted cash	(27,404)	(49,463)	—
Accounts receivable securitization	(24,997)	(10,200)	(10,400)
Accounts receivable	33,048	21,948	(38,645)
Due from parent	(91,811)	(73)	(42)
Inventories	13,952	(2,430)	(7,118)
Other current assets	(25,268)	(13,364)	(5,727)
Accounts payable and accrued expenses	61,257	(13,208)	(4,697)
Other assets	(30,272)	13,689	(18,540)
Long-term, acquisition-related receivables from Unilever	86,079	—	—
Other liabilities	11,088	(5,766)	(8,092)
Long-term, acquisition-related payables to Unilever	(30,630)	—	—

Net cash provided by operating activities	122,767	49,197	33,296
Cash flows from investing activities:
Capital expenditures	(68,689)	(98,015)	(103,075)
Expenditures for capitalized computer software	(25,605)	(23,196)	(8,084)
Proceeds from property, plant and equipment disposals	8,216	3,048	11,083
Acquisitions of businesses and other intangibles	(1,737)	(7,584)	(4,081)
Net proceeds from (costs of) divestiture of businesses	(1,348)	127,564	1,795

Net cash provided by (used in) investing activities	(89,163)	1,817	(102,362)
Cash flows from financing activities:
Proceeds from (repayments of) short-term borrowings, net	(1,804)	10,985	(20,702)
Proceeds from long-term borrowings	1,363,330	—	—
Repayments of long-term borrowings	(1,055,377)	(13,820)	(13,016)
Payment of debt issuance costs	(71,590)	(123)	(500)
Dividends paid	(132,198)	(43,352)	(21,754)

Net cash provided by (used in) financing activities	102,361	(46,310)	(55,972)
Effect of exchange rate changes on cash and cash equivalents	5,657	6,043	13,796

Change in cash and cash equivalents	141,622	10,747	(111,242)
Beginning balance	107,818	97,071	208,313

Ending balance	$249,440	$107,818	$97,071

Supplemental cash flows information
Cash paid during the year:
Interest	$88,780	$92,912	$93,415
Income taxes	35,019	39,568	30,321
Non-cash financing activities:
Contribution from Diversey Holdings, Inc. associated with a former long-term incentive plan	$215	$400	$515

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

(currencies in thousands, except where stated)

(1)	Description of the Company

Diversey, Inc., formerly known as JohnsonDiversery, Inc., (the “Company”) is a leading global marketer and manufacturer of cleaning, hygiene, operational efficiency, appearance enhancing products and equipment and related services for the institutional and industrial cleaning and sanitation market.

Prior to November 5, 1999, the Company was a wholly owned subsidiary of S.C. Johnson & Son, Inc. (“SCJ”). On November 5, 1999, ownership of the Company, including all of its assets and liabilities, was spun-off in a tax-free reorganization. In connection with the spin-off, Commercial Markets Holdco, Inc., a Wisconsin Corporation (“CMH”) obtained substantially all of the shares of the Company from SCJ.

Prior to May 3, 2002, CMH contributed its shares in the Company to Johnson Professional Holdings, Inc., a wholly owned subsidiary of CMH.

On May 3, 2002, the Company acquired the DiverseyLever business from Conopco, Inc., a subsidiary of Unilever N.V. and Unilever PLC (together, “Unilever”). At the closing of the acquisition, the Company changed its name to JohnsonDiversey, Inc., and Johnson Professional Holdings, Inc. changed its name to JohnsonDiversey Holdings, Inc. (“Holdings”). In connection with the acquisition, Unilever acquired a 33 1/3% interest in Holdings, and the remaining 66 2/3% continued to be held by CMH.

On November 24, 2009, pursuant to a series of agreements signed on October 7, 2009, the Company’s parent, Holdings, issued new shares of common stock to a private investment fund managed by Clayton, Dubilier & Rice, Inc. (“CD&R”), and to SNW Co., Inc. (“SNW”), a wholly owned subsidiary of SCJ, and redeemed all the equity interests of Unilever in Holdings through the payment of cash and the issuance of a warrant to purchase shares of stock in Holdings. At the closing of these transactions, the equity ownership of Holdings, assuming the exercise of the warrant, was as follows: CMH, 49.1%, CD&R, 45.9%, SNW, 1%, and Unilever, 4% (see Note 25). In connection with these transactions, SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings, which, subject to certain limitations, increased CMH’s voting ownership in Holdings from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership Holdings from approximately 1.0% to 0.0%.

On March 1, 2010, the Company changed its name from “JohnsonDiversey, Inc.” to “Diversey, Inc.,” and our parent, JohnsonDiversey Holdings, Inc., changed its name to “Diversey Holdings, Inc.”

Except where noted, the consolidated financial statements and related notes, excluding the consolidated statements of cash flows, reflect the results of continuing operations, which exclude the divestiture of DuBois Chemicals (“DuBois”) (see Note 6).

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its majority owned and controlled subsidiaries and are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). All significant intercompany accounts and transactions have been eliminated.

Year-End

Beginning with fiscal year 2008, the Company changed its fiscal year-end date from the Friday nearest December 31 to December 31.

Operations included the calendar year ended December 31, 2009, 52 weeks and five days in the fiscal year ended December 31, 2008, and 52 weeks in the fiscal year ended December 28, 2007.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company uses estimates and assumptions in accounting for the following significant matters, among others:

•	Allowances for doubtful accounts

•	Inventory valuation and allowances

•	Valuation of acquired assets and liabilities

•	Useful lives of property and equipment and intangible assets

•	Goodwill and other long-lived asset impairment

•	Contingencies

•	Accounting for income taxes

Actual results may differ from previously estimated amounts, and such differences may be material to the consolidated financial statements. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The Company periodically reviews estimates and assumptions, and the effects of revisions are reflected in the period in which the revision is made. No significant revisions to estimates or assumptions were made during the periods presented in the accompanying consolidated financial statements.

Unless otherwise indicated, all monetary amounts, except for share data, are stated in thousand dollars.

Revenue Recognition

Revenues are recognized when all the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or ownership has transferred to the customer; the price to the customer is fixed and determinable; and collectibility is reasonably assured. Revenues are reflected in the consolidated statements of operations net of taxes collected from customers and remitted to governmental authorities.

In arriving at net sales, we estimate the amounts of sales deductions likely to be earned by customers in conjunction with incentive programs such as volume rebates and other discounts. Such estimates are based on written agreements and historical trends and are reviewed periodically for possible revision based on changes in facts and circumstances.

On May 3, 2002, the Company acquired the DiverseyLever business. The Company did not acquire the Unilever consumer branded business of DiverseyLever. Prior to the acquisition, Unilever’s consumer brand products were sold, directly or indirectly, by DiverseyLever to institutional and industrial end users. In connection with the acquisition, the Company entered into a sales agency agreement with Unilever relating to these products. In October 2007, the Company and Unilever entered into certain new agreements, replacing the previous sales agency agreement (see Note 3).

Customer Rebates and Discounts

Rebates and discounts granted to customers are accounted for on an accrual basis as a reduction in net sales in the period in which the related sales are recognized.

Volume rebates are generally supported by customer contracts, which typically extend from one- to five-year periods. In the case where rebate rates are not contractually fixed, the rates used in the calculation of accruals are estimated based on forecasted annual volumes.

Accrued customer rebates and discounts, which are included within accrued expenses on the consolidated balance sheets, were $120,536 and $106,057 at December 31, 2009 and December 31, 2008, respectively.

Cost of Sales

Cost of sales includes material costs, packaging costs, production costs, distribution costs, including shipping and handling costs, and other factory overhead costs.

Selling, General and Administrative Expenses

Selling expenses include advertising and promotion costs, marketing and sales overhead costs. General and administrative expenses include other administrative and general overhead costs.

Advertising Costs

The Company expenses advertising costs as incurred. Total advertising expense was $1,467, $2,412 and $1,687 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with maturities of 90 days or less at the date of purchase, to be cash equivalents. The cost of cash equivalents approximates fair value due to the short-term nature of the investments.

Restricted Cash

Restricted cash represents cash transferred to separate irrevocable trusts for the settlement of certain obligations associated with the November 2005 Restructuring Program (see Note 14).

Accounts Receivable

The Company does not require collateral on sales and evaluates the collectibility of its accounts receivable based on a number of factors. For accounts substantially past due, an allowance for doubtful accounts is recorded based on a customer’s ability and likelihood to pay based on management’s review of the facts. In addition, the Company considers the need for allowance based on the length of time receivables are past due compared to its historical experience. The Company writes off accounts receivable when the Company determines that the accounts receivable are uncollectible, typically upon customer bankruptcy or the customer’s non-response to continuous collection efforts.

Inventories

Inventories are carried at the lower of cost or market. As of December 31, 2009 and December 31, 2008, the cost of certain domestic inventories determined by the last-in, first-out (“LIFO”) method was $14,106 and $23,861, respectively. This represented 5.4% and 9.2% of total inventories, respectively. For the balance of the Company’s inventories, cost is determined using the first-in, first-out (“FIFO”) method. If the FIFO method of accounting had been used for all inventories, they would have been $3,289 and $3,681 higher than reported at December 31, 2009 and December 31, 2008, respectively.

The components of inventory are as follows:

	December 31, 2009	December 31, 2008
Raw materials and containers	$53,198	$57,832
Finished goods	202,791	197,498

Total inventories	$255,989	$255,330

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Major replacements and improvements are capitalized, while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, which typically range from 20-40 years for buildings, 5-10 years for machinery and equipment, and 5-20 years for improvements.

When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gain or loss on disposition is typically reflected in selling, general and administrative expense.

Capitalized Software

The Company capitalizes certain internal and external costs to acquire or create computer software for internal use. These costs are accounted for under the provisions of Financial Accounting Statement Board (“FASB”) Accounting Standards CodificationTM (“ASC”) Topic 350-040, Internal-Use Software. ASC Topic 350-040 permits the capitalization of certain costs, including internal payroll costs, incurred in connection with the development or acquisition of software for internal use. Accordingly, certain costs of this internal-use software are capitalized beginning at the software application development phase.

Capitalized software costs are amortized using the straight-line method over the expected useful life of the software, which is generally three to five years.

Goodwill

Goodwill represents the excess of the purchase price over fair value of identifiable net assets acquired from business acquisitions. In accordance with ASC Topic 350-020, Goodwill, goodwill is not amortized, but is reviewed for impairment on an annual basis and between annual tests in certain circumstances. The Company conducts its annual impairment test for goodwill at the beginning of the fourth quarter. Based on the Company’s business approach to decision-making, planning and resource allocation, the Company has determined that it has five reporting units for purposes of evaluating goodwill for impairment, which is aligned with its five geographic operating and reportable segments. Goodwill balances are typically recorded at the reporting unit level; however, where applicable, balances may be allocated in proportion to the goodwill balances recorded at the reporting unit level.

The Company uses a two-step process to test goodwill for impairment. First, the reporting unit’s fair value is compared to its carrying value. Fair value is estimated using a combination of a discounted cash flow approach and a market approach. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the second step of the impairment test would be performed. The second step of the goodwill impairment test is used to measure the amount of the potential impairment loss. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge would be recorded for the difference if the carrying value exceeds the implied fair value of the goodwill.

The Company performed the required annual impairment test for fiscal years 2009 and 2008 and found no impairment of goodwill. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Other Intangibles

ASC Topic 350-030, General Intangibles Other than Goodwill, requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which primarily include customer lists, contractual arrangements, trademarks, patents and licenses, have been assigned an estimated finite life and are amortized on a straight-line basis over periods ranging from 1 to 37 years. Indefinite-lived intangible assets, which primarily include trademarks, are evaluated annually for impairment and between annual tests in certain circumstances.

The Company tests the carrying value of other intangible assets with indefinite lives by comparing the fair value of the intangible assets to the carrying value. Fair value is estimated using a relief of royalty approach, a discounted cash flow methodology using market-based royalty rates.

The Company conducts its annual impairment test for indefinite-lived intangible assets at the beginning of the fourth quarter. The Company performed required impairment tests for fiscal years 2009, 2008 and 2007, recording charges of $0, $0 and $179, respectively, to selling, general and administrative expenses in the consolidated statements of operations. None of the charges related to restructuring activities. There can be no assurance that future indefinite-lived intangible asset impairment tests will not result in a charge to earnings.

Impairment of Long-Lived Assets

Property, plant and equipment and other long-lived assets, including amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment. In fiscal years 2009, 2008 and 2007, the Company recorded impairment charges of $1,198, $6,347 and $12,774, respectively, which are recorded as part of selling, general and administrative expenses in the consolidated statements of operations. Except for $396 related to impairment of customer lists, contracts, licenses, and other intangibles in 2009, impairment charges for 2009, 2008 and 2007 were associated with the Company’s restructuring activities. The impairment charges are summarized as follows:

Impaired Asset Type	Amount of loss	Business segment	Method for determing fair value
Fiscal Year 2009

Buildings and Leasehold improvements	$700	Japan	Market price
Customer lists, contracts, licenses and other intangibles	396	North America	Market price
Other long-lived assets	102

	$1,198

Fiscal Year 2008

Land and building	$2,617	Japan	Market price
Land, building and fixed assets	2,521	Europe	Market price
Other long-lived assets	1,209

	$6,347

Impaired Asset Type	Amount of loss	Business segment	Method for determing fair value
Fiscal Year 2007

Manufacturing facility and equipment	$3,454	Europe	Market price
Capitalized software	2,745	Corporate	Market price
Fixed assets	1,603	Corporate	Market price
Manufacturing facility and equipment	1,462	Japan	Market price
Customer list and non-compete intangible	1,308	North America	Market price
Land and building	1,128	North America	Market price
Other long-lived assets	1,074

	$12,774

Accrued Employee-Related Expenses

The Company accrues employee costs relating to payroll, payroll taxes, vacation, bonuses and incentives when earned. Such accruals were $161,972 and $157,487 as of December 31, 2009 and December 31, 2008, respectively.

Environmental Remediation Costs

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The accruals are adjusted as further information becomes available or circumstances change.

Foreign Currency Translations and Transactions

The functional currency of the Company’s foreign subsidiaries is generally the local currency. Accordingly, balance sheet accounts are translated to U.S. Dollars using the exchange rates in effect at the respective balance sheet dates and income statement amounts are translated to U.S. Dollars using the monthly weighted-average exchange rates for the periods presented. The aggregate effects of the resulting translation adjustments are included in accumulated other comprehensive income (see Note 24).

Gains and losses resulting from foreign currency transactions are generally recorded as a component of other (income) expense, net (see Note 15).

Stock-Based Compensation

The Company measures and recognizes the compensation expense for all share-based awards made to employees and directors based on estimated fair values. The fair value of stock options granted under the current long-term incentive plan, which was cancelled in December 2005, is calculated using a lattice-binomial option-pricing model, and compensation expense is recognized over a four-year vesting period. As described in Note 21, the Company adopted a new management incentive plan in January 2010.

Derivative Financial Instruments

The Company utilizes certain derivative financial instruments to enhance its ability to manage foreign currency exposures. Derivative financial instruments are entered into for periods consistent with the related underlying exposures and do not represent positions independent of those exposures. The Company does not enter into forward foreign currency exchange contracts for speculative purposes. The contracts are entered into with major financial institutions with no credit loss anticipated for the failure of counterparties to perform.

The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in the consolidated statements of operations or in stockholders’ equity as a component of comprehensive income or loss depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in the consolidated statements of operations along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income or loss, net of deferred taxes. Hedge ineffectiveness to the extent that elements of the hedges are ineffective will be reported in the consolidated statement of operations. Hedge ineffectiveness was insignificant for all periods reported. Changes in fair value of derivatives not qualifying as hedges are reported in the consolidated statements of operations.

New Accounting Pronouncements

FASB Accounting Standards CodificationTM

The FASB established the ASC on July 1, 2009, as the single source of authoritative non-governmental U.S. GAAP, superseding various existing authoritative accounting pronouncements. The ASC eliminates the U.S. GAAP hierarchy contained in pre-codification standards and establishes one level of authoritative U.S. GAAP. All other literature is considered non-authoritative. With the establishment of the ASC, future accounting guidance will come in the form of updates to the Codification (“ASU”); the FASB will no longer be issuing new FASB Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. The ASC does not change U.S. GAAP; it reorganized the numbering system applied to the way we reference U.S. GAAP. This use of the ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the ASC in the third quarter of this fiscal year. There was no change to our consolidated financial statements due to the implementation of the ASC other than in the way we reference U.S. GAAP in our notes to the financial statements. The accounting standards described below conform to the new codification.

Revenue Recognition (ASC Topic 605)

In October 2009, the FASB issued an update on its standard on Multiple-Deliverable Revenue Arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, specifically: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. It also eliminates the residual method of allocation and requires that consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This ASC update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the effect that this standard may have on its financial statements.

Fair Value Measurements (ASC Topic 820)

General: In September 2006, the FASB issued a new standard on fair value measurements which clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures of fair value measurements. We adopted this new guidance for financial assets and liabilities at the beginning of fiscal year 2008 and for non-financial assets and liabilities at the beginning of fiscal year 2009, and it did not have a material impact on our consolidated financial statements. See Note 20 to our consolidated financial statements for additional information.

In January 2010, the FASB issued additional guidance to improve fair value disclosures and increase the transparency in financial reporting. These enhancements include: (1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. This new guidance is effective for interim and annual reporting periods beginning after December 15, 2009. Early application is permitted. The Company is expects that the adoption of this standard will not significantly impact our consolidated financial statements.

Determination of fair values in inactive markets: In April 2009, the FASB issued additional guidance on the determination of fair values when there is no active market or where the price inputs represent distressed sales. It reaffirms that the objective of fair value measurement is to reflect an asset’s sale price in an orderly transaction at the date of the financial statements. We adopted the new guidance at the beginning of the second quarter of 2009, and it did not have a material impact on our consolidated financial statements. See Note 20 to our consolidated financial statements for additional information.

Interim disclosures about fair value of financial instruments: Also in April 2009, the FASB required an entity to provide disclosures about fair value of financial instruments in interim financial information. The guidance enhances consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted this new guidance in the second quarter of 2009. See Note 15 to our consolidated financial statements for additional information.

Measuring Liabilities at Fair Value: In August 2009, the FASB clarified that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value of such liability using one or more of the techniques prescribed by the update. We adopted this standard during the fourth quarter of 2009, and it had no impact to our consolidated financial statements.

Transfers of Financial Assets (ASC Topic 860)

In June 2009, the FASB eliminated the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. As a result of this amendment to U.S. GAAP, many types of transferred financial assets that previously qualified for de-recognition in the balance sheet will no longer qualify. This standard is effective on the first day of our fiscal year 2010. As a result of the adoption of this standard, we expect to restore the securitized accounts receivable in our balance sheet and recognize short-term borrowings. See Notes 7 and 30 for additional information.

Consolidation (ASC Topic 810)

Variable Interest Entities (“VIEs”): In June 2009, the FASB amended the evaluation criteria used to identify the primary beneficiary of a VIE, potentially changing significantly the decision on whether or not a VIE should be consolidated. This statement requires companies to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, the new standard requires ongoing reassessments of whether an enterprise is the primary beneficiary. We expect to adopt this standard effective the first day of our fiscal year 2010, and do not expect it to have a material impact to our consolidated financial statements.

Non-controlling Interests: In December 2007, the FASB issued a new standard that requires the recognition of non-controlling interests in the equity of a consolidated subsidiary within the equity section of the balance sheet, but separate from the parent’s equity. It also provides revised guidance on the treatment of net income and losses attributable to the non-controlling interest and changes in ownership interests in a subsidiary, and requires additional disclosures that identify and distinguish between the interests of the controlling and non-controlling owners. This guidance, which we adopted in fiscal year 2009, did not have any impact on our consolidated financial statements.

Subsequent Events (ASC Topic 855)

In May 2009, the FASB established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. As a result of this new standard, and as a public reporting company, we evaluate subsequent events through the date the financial statements are issued.

Employers’ Disclosures about Postretirement Benefit Plan Assets (ASC Topic 715-020)

In December 2008, the FASB issued new guidance to require additional disclosures about assets held in an employer’s pension and other postretirement benefit plans. This guidance is effective for fiscal years ending after December 15, 2009. The Company adopted the disclosure standards beginning with these financial statements.

Determination of the Useful Life of Intangible Assets (ASC Topic 350)

In April 2008, the FASB issued new guidance on the determination of the useful life of intangible assets to amend the factors to be considered in determining the useful life of intangible assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value by allowing an entity to consider its own historical experience in renewing or extending the useful life of a recognized intangible asset. The adoption of this new standard, which was effective for us at the beginning of 2009, did not have any impact on the Company’s financial statements.

Disclosures about Derivative Instruments and Hedging Activities (ASC Topic 815)

In March 2008, the FASB required companies to provide enhanced disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. This statement also requires companies to disclose more information about the location and amounts of derivative instruments in financial statements, how derivatives and related hedges are accounted for under the previous accounting standard and how the hedges affect the entity’s financial condition, results of operations and cash flows. We adopted this new standard at the beginning of fiscal year 2009 and the disclosure requirements are presented in Note 13 to the consolidated financial statements.

Business Combinations (ASC Topic 805)

General: In December 2007, the FASB issued a new accounting statement on Business Combinations which retains the underlying concepts of the previous standard in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but the new standard changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; non-controlling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. This new standard is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, which for us is the fiscal year 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. The adoption of this new standard in 2009 did not have any impact on our consolidated financial statements.

Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies: In April 2009, the FASB issued an amendment to (1) require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated; (2) eliminate the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date, and instead, for unrecognized contingencies, require that entities include appropriate disclosures in the business combination footnote; and (3) require that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value. This guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the first annual reporting period beginning after December 15, 2008, which for the Company is fiscal year 2009. The adoption of this guidance did not have any impact on our consolidated financial statements.

International Financial Reporting Standards (“IFRS”)

In November 2008, the SEC issued a proposed roadmap regarding the potential use of IFRS for the preparation of financial statements by U.S. registrants. IFRS are standards and interpretations adopted by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal 2016, including comparative information also prepared under IFRS for fiscal 2014 and fiscal 2015. The SEC is expected to make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the potential impact of IFRS on its financial statements, including early adoption of IFRS, and will continue to review developments with respect to the proposed roadmap.

(3)	Master Sales Agency Terminations and Umbrella Agreement

In connection with the May 2002 acquisition of the DiverseyLever business, the Company entered into a master sales agency agreement (the “Prior Agency Agreement”) with Unilever, whereby the Company acts as an exclusive sales agent in the sale of Unilever’s consumer brand products to various institutional and industrial end-users. At acquisition, the Company assigned an intangible value to the Prior Agency Agreement of $13,000, which was fully amortized at May 2007.

An agency fee is paid by Unilever to the Company in exchange for its sales agency services. An additional fee was payable by Unilever to the Company in the event that conditions for full or partial termination of the Prior Agency Agreement were met. At various times during the life of the Prior Agency Agreement, the Company elected, and Unilever agreed, to partially terminate the Prior Agency Agreement in several territories resulting in payment by Unilever to the Company of additional fees, which were recognized in the consolidated statement of operations over the life of the Prior Agency Agreement. In association with the partial terminations, the Company recognized sales agency fee income of $637, $743 and $3,239 during fiscal years 2009, 2008 and 2007, respectively.

In October 2007, the Company and Unilever entered into the Umbrella Agreement (the “Umbrella Agreement”), to replace the Prior Agency Agreement, which includes; (i) a new agency agreement with terms similar to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) a Master Sub-License Agreement (the “License Agreement”) under which Unilever has agreed to grant 31 of the Company’s subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

Under the License Agreement, the Company recorded net product and service sales of $133,368 and $151,335 during fiscal years 2009 and 2008, respectively.

(4)	Acquisitions

In June 2008, the Company purchased certain intangible assets relating to a cleaning technology for an aggregate purchase price of $8,020. The purchase price includes a $1,000 non-refundable deposit made in July 2007; $5,020 paid at closing; and $2,000 of future payments that are contingent upon, among other things, achieving commercial production. Assets acquired include primarily intangible assets, consisting of trademarks, patents, technological know-how, customer relationships and a non-compete agreement. The Company paid the sellers $1,000 in both September 2008 and December 2008 having met certain contingent requirements.

In conjunction with the acquisition, the Company and the sellers entered into a consulting agreement, under which the Company is required to pay to the sellers $1,000 in fiscal 2009 and $1,000 in fiscal 2010, subject to certain conditions. The Company paid the sellers $500 in both January 2009 and July 2009 as the sellers met the contingent requirements.

In addition to the purchase price discussed above, the Company previously maintained an intangible asset in its consolidated balance sheets in the amount of $4,700, representing a payment from the Company to the sellers in a previous period in exchange for an exclusive distribution license agreement relating to this technology. This distribution agreement was terminated as a result of the acquisition and the value of this asset is considered in the final allocation of purchase price.

At December 31, 2009, after consideration of the contingent payments described above, the Company’s allocation of purchase price is as follows:

	Fair Value	Useful Life
Trademarks	$540	Indefinite
Patents	40	18 years
Technological know-how	11,830	20 years
Customer relationships	420	10 years
Non-compete	600	10 years

(5)	Divestitures

Auto-Chlor Master Franchise and Branch Operations

In December 2007, in conjunction with its November 2005 Plan (see Note 14), the Company executed a sales agreement for its Auto-Chlor Master Franchise and substantially all of its remaining Auto-Chlor branch operations in North America, a business that marketed and sold low-energy dishwashing systems, kitchen chemicals, laundry and housekeeping products and services to foodservice, lodging, healthcare, and institutional customers, for $69,800.

The sales agreement was subject to the approval of the Company’s Board of Directors and Unilever consent, both of which the Company considered necessary in order to meet “held for sale” criteria under ASC Topic 360, Property, Plant and Equipment. Accordingly, these assets were classified as “held and used” as of December 28, 2007. The Company obtained approval from its Board of Directors and consent from Unilever in January 2008.

The transaction closed on February 29, 2008, resulting in a net book gain of approximately $1,292 after taxes and related costs. The gain associated with these divestiture activities is included as a component of selling, general and administrative expenses in the consolidated statements of operations. In fiscal year 2009, the Company recorded adjustments related to closing costs and pension-related settlement charges, reducing the gain by $208. The gain is subject to additional post-closing adjustments including potential pension-related settlement changes.

As of the divestiture date, net assets were as follows:

Inventories	$8,343
Property, plant and equipment, net	11,439
Goodwill, allocated	12,745
Other intangibles, net	32,517

Net assets divested	$65,044

Net sales associated with these businesses were approximately $9,882 and $62,977 for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Auto-Chlor Branch Operations

In August 2007, in conjunction with its November 2005 Plan, the Company divested certain of its Auto-Chlor branch operations in the eastern United States for $2,450, resulting in a gain of $549 after taxes and related costs. The gain is included within selling, general and administrative expenses in the consolidated statements of operations. Net sales associated with this business were approximately $3,370 for the fiscal year ended December 28, 2007.

(6)	Discontinued Operations

DuBois Chemicals

On September 26, 2008, the Company and JohnsonDiversey Canada, Inc., a wholly-owned subsidiary of the Company, sold substantially all of the assets of DuBois Chemicals (“DuBois”) to DuBois Chemicals, Inc. and DuBois Chemicals Canada, Inc., subsidiaries of The Riverside Company (collectively, “Riverside”), for approximately $69,700, of which, $5,000 was escrowed subject to meeting certain fiscal year 2009 performance measures and $1,000 was escrowed subject to resolution of certain environmental representations by the Company. The purchase price was also subject to certain post-closing adjustments that were based on net working capital targets. Finalization of this adjustment in the first quarter of 2009 did not require any purchase price adjustment. In July of 2009, the Company met certain environmental representations and Riverside released the $1,000 escrow to the Company. The Company and Riverside are expected to finalize the performance related adjustments during the second quarter of 2010.

DuBois is a North American based manufacturer and marketer of specialty chemicals, control systems and related services primarily for use by industrial manufacturers. DuBois was a non-core asset of the Company and a component of the North American business segment. The sale resulted in a gain of approximately $14,774 ($10,696 after tax) being recorded in the fiscal year ended December 31, 2008, net of related costs. During the fiscal year ended December 31, 2009, the Company reduced the gain by $900 ($342 after tax income) as a result of additional one-time costs and pension-related settlement charges, partially offset by proceeds from the environmental escrow. The gain is subject to additional post-closing adjustments including additional potential pension-related settlement charges.

The following summarizes the carrying amount of assets and liabilities of DuBois immediately preceding divestiture:

September 26, 2008
ASSETS
Current assets:
Accounts receivable, less allowance of $72	$13,232
Inventories	7,204
Other current assets	139

Current assets	$20,575

Non current assets:
Property, plant and equipment, net	$11,014
Goodwill	9,749
Other intangibles, net	9,906

Non current assets	$30,669

LIABILITIES
Current liabilities:
Accounts payable	$2,464
Accrued expenses	2,716

Current liabilities	$5,180

Net sales from discontinued operations relating to DuBois were as follows:

	Fiscal Year Ended
	December 31, 2008	December 28, 2007
Net sales [1]	$72,134	$121,729

[1] Includes intercompany sales of $7,193 and $33,421 for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Income from discontinued operations relating to DuBois was comprised of the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$6,630	$10,943
Taxes on discontinued operations	—	(1,912)	(4,191)
Gain (loss) on sale of discontinued operations before taxes	(900)	14,774	—
Taxes on sale of discontinued operations	1,242	(4,078)	—

Income from discontinued operations	$342	$15,414	$6,752

The asset purchase agreement relating to the DuBois disposition refers to ancillary agreements governing certain relationships between the parties, including a distribution agreement and supply agreement, each of which is not considered material to the Company’s consolidated financial results.

Chemical Methods Associates

On September 30, 2006, in connection with the November 2005 Plan (see Note 14), the Company sold its equity interest in Chemical Methods Associates (“CMA”) to Ali SpA, an Italy-based manufacturer of equipment for the food service industry, for $17,000. The purchase price was subject to various post-closing adjustments, principally with regard to changes in working capital. In December 2006, the Company recorded additional purchase price of approximately $300 based on its preliminary assessment of closing working capital. The sale resulted in a gain of $2,322 ($497 after tax), net of related costs. CMA was a non-core asset of the Company and a component of the North America business segment.

During the fiscal year ended December 28, 2007, the Company finalized and collected the closing working capital adjustment and recorded additional closing costs, resulting in a reduction to the gain of $262 ($300 after tax).

Income from discontinued operations relating to CMA was comprised of the following:

Fiscal Year Ended
December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—
Taxes on income from discontinued operations	—
Loss on sale of discontinued operations before taxes	(262)
Taxes on loss from sale of discontinued operations	(38)

Loss from discontinued operations	$(300)

Polymer Business

On June 30, 2006, Johnson Polymer, LLC (“Johnson Polymer”) and Diversey Holdings II B.V. (“Holdings II”), an indirectly owned subsidiary of the Company, completed the sale of substantially all of the assets of Johnson Polymer, certain of the equity interests in, or assets of, certain Johnson Polymer subsidiaries and all of the equity interests owned by Holdings II in Johnson Polymer B.V. (collectively, the “Polymer Business”) to BASF Aktiengesellschaft (“BASF”) for approximately $470,000 plus an additional $8,119 in connection with the parties’ estimate of purchase price adjustments that are based upon the closing net asset value of the Polymer Business. Further, BASF paid the Company $1,500 for the option to extend the tolling agreement (described below) by up to six months. In December 2006, the Company and BASF finalized purchase price adjustments related to the net asset value and the Company received an additional $4,062.

The Polymer Business developed, manufactured, and sold specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry. The Polymer Business was a non-core asset of the Company and had been reported as a separate business segment. The sale resulted in a gain of approximately $352,907 ($235,906 after tax), net of related costs.

During the fiscal year ended December 28, 2007, the Company recorded and paid certain pension-related adjustments; adjusted net assets disposed and recorded additional closing costs, reducing the gain by $1,742 ($216 after tax gain). The Company recorded additional closing costs, reducing the gain by $192 ($226 after tax loss), during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2009, the Company recorded certain pension-related adjustments and additional closing costs, reducing the gain by $239 ($167 after tax loss).

The asset and equity purchase agreement relating to the disposition of the Polymer Business refers to ancillary agreements governing certain relationships between the parties, including a supply agreement and tolling agreement, each of which is not considered material to the Company’s consolidated financial results.

Supply Agreement

A ten-year global agreement provides for the supply of polymer products to the Company by BASF. Unless either party provides notice of its intent not to renew at least three years prior to the expiration of the ten-year term, the term of the agreement will extend for an additional five years. The agreement requires that the Company purchase a specified percentage of related products from BASF during the term of agreement. Subject to certain adjustments, the Company has a minimum volume commitment during each of the first five years of the agreement.

Tolling Agreement

A three-year agreement provides for the toll manufacture of polymer products by the Company, at its manufacturing facility in Sturtevant, Wisconsin, for BASF. The agreement was extended by nine months to March 2010. The agreement specifies product pricing and provides BASF the right to purchase certain equipment retained by the Company.

In association with the tolling agreement, the Company agreed to pay $11,400 in compensation to SCJ, a related party, primarily related to pre-payments and the right to extend terms on the lease agreement at the Sturtevant, Wisconsin manufacturing location. The Company is amortizing $9,200 of the payment into the results of the tolling operation over the term of the tolling agreement, with the remainder recorded as a reduction of the gain on discontinued operations.

The Company considered its continuing involvement with the Polymer Business, including the supply agreement and tolling agreement, concluding that neither the related cash inflows nor cash outflows were direct, due to the relative insignificance of the continuing operations to the disposed business.

Income from discontinued operations relating to the Polymer Business was comprised of the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$—	$—
Taxes on income from discontinued operations	—	—	—
Loss on sale of discontinued operations before taxes	(239)	(192)	(1,742)
Taxes on loss from sale of discontinued operations	72	(34)	1,958
Income (loss) from tolling operations	(1,094)	477	1,903
Taxes on income (loss) from tolling operations	390	(200)	(694)

Income (loss) from discontinued operations	$(871)	$51	$1,425

(7)	Accounts Receivable Securitization

JWPR Corporation

The Company and certain of its subsidiaries entered into an agreement (the “Receivables Facility”) in March 2001, as amended, whereby they sell, on a continuous basis, certain trade receivables to JWPR Corporation (“JWPRC”), a wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary of the Company. JWPRC was formed for the sole purpose of buying and selling receivables generated by the Company and certain of its subsidiaries party to the Receivables Facility. JWPRC, in turn, sells an undivided interest in the accounts receivable to a nonconsolidated financial institution (the “Conduit”) for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement between JWPRC and the Conduit) less the applicable reserve.

In July 2009, the Company amended the Receivables Facility to allow for the repurchase of receivables relating to the Company’s subsidiary in the United Kingdom and extend the maturity of the program through July 14, 2010. The total potential for securitization of trade receivables under the Receivables Facility was $50,000 and $75,000 at December 31, 2009 and December 31, 2008, respectively. The July 2009 amendment reduced the total potential for securitization under the Receivables Facility from $75,000 to $50,000. In December 2009, the receivables facility was amended to extend the maturity of the program to December 19, 2011.

As of December 31, 2009 and December 31, 2008, the Conduit held $0 and $43,700, respectively, of accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

As of December 31, 2009 and December 31, 2008, the Company had a retained interest of $60,048 and $74,712, respectively, in the receivables of JWPRC. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

Costs associated with the sale of beneficial interests in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $1,201, $2,195 and $3,546 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, and are included in interest expense in the consolidated statements of operations.

JDER Limited

On September 8, 2009, certain subsidiaries of the Company entered into agreements (the “European Receivables Facility” and together with the Receivables Facility, the “Receivables Facilities”) to sell, on a continuous basis, certain trade receivables originated in the United Kingdom, France and Spain to JDER Limited (“JDER”), a wholly-owned, consolidated, special purpose, bankruptcy-remote indirect subsidiary of the Company. JDER was formed for the sole purpose of buying and selling receivables originated by subsidiaries subject to the European Receivables Facility. JDER will sell an undivided interest in the accounts receivable to a nonconsolidated financial institution (the “European Conduit”) for an amount equal to the value of the eligible receivables less the applicable reserve. The total amount available for securitization of trade receivables under the European Receivables Facility is €50 million. The maturity date of the European Receivables Facility is September 8, 2012.

As of December 31, 2009, the European Conduit held $18,703 of accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

As of December 31, 2009, the Company had a retained interest of $110,445 in the receivables of JDER. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

Costs associated with the sale of beneficial interests in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $479 for the fiscal year ended December 31, 2009 and are included in interest expense in the consolidated statements of operations.

(8)	Property, Plant and Equipment

Property, plant and equipment, net, consisted of the following:

	December 31, 2009	December 31, 2008
Land and improvements	$57,456	$57,260
Buildings and leasehold improvements	214,758	203,340
Equipment	681,930	620,739
Capital leases	4,090	3,611
Construction in progress	28,955	28,382

	987,189	913,332
Less–Accumulated depreciation	(571,544)	(501,310)

Property, plant and equipment, net	$415,645	$412,022

(9)	Capitalized Software

Capitalized software, net, consisted of the following:

	December 31, 2009	December 31, 2008
Capitalized software	$257,296	$231,442
Less–Accumulated amortization	(203,998)	(187,578)

	$53,298	$43,864

Amortization expense related to capitalized software was $16,428, $15,736 and $32,868 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Included in these amounts are impairment charges of $0, $0 and $2,745 (which relates to the November 2005 Plan – see Notes 2 and 14) for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

During the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, the Company capitalized $0, $70 and $115, respectively, of interest in connection with its ongoing software projects.

(10)	Goodwill

Changes in the balance of the goodwill account were as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Balance at beginning of year	$1,208,686	$1,269,830
Divestitures	—	(12,745)
Impact of foreign currency fluctuations	45,018	(48,399)

Balance at end of year	$1,253,704	$1,208,686

(11)	Other Intangibles

Other intangibles consisted of the following:

	Weighted-Average Useful Lives	December 31, 2009	December 31, 2008
Definite-lived intangible assets:
Trademarks and patents	10 years	$49,813	$51,766
Customer lists, contracts, licenses and other intangibles	14 years	202,311	192,663
Indefinite-lived intangible assets:
Trademarks and patents	—	134,950	131,438
Licenses and other intangibles	—	2,441	2,441

		389,515	378,308
Less–Accumulated amortization		(168,746)	(146,718)

Other intangibles, net		$220,769	$231,590

Amortization expense for other intangibles was $19,067, $22,901 and $26,355 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Included in these amounts are impairment charges of $396, $0 and $1,308, respectively (see Note 2).

The aggregate amounts of anticipated amortization of intangible assets for each of the next five fiscal years and thereafter are as follows:

Year
2010	$18,469
2011	13,118
2012	7,121
2013	5,707
2014	4,734
Thereafter	34,229

$83,378

(12)	Indebtedness and Credit Arrangements

In connection with the recapitalization and refinancing transactions (see Note 25), the Company entered into new debt arrangements, the proceeds of which were primarily used to repurchase or redeem the Company’s previously outstanding senior subordinated notes and to repay borrowings under the Company’s previous senior secured credit facilities. The following includes a summary of the terms of the Company’s new debt and the retirement of the previous indebtedness.

The Company’s indebtedness and credit arrangements consisted of the following:

	December 31, 2009	December 31, 2008
Short-term borrowings:
Revolving facility [1]	$—	$—
Other lines of credit	27,661	26,448

Long-term borrowings:
New Term Loans [1]	$981,092	$—
New senior notes [2]	400,000	—
Term loan B [3]	—	429,750
Japan loan [4]	—	11,055
Senior subordinated notes [5]	—	614,573

	1,381,092	1,055,378
Less: Unamortized discount	17,650	—
Less: Current maturities of long-term debt	9,811	19,805

	$1,353,631	$1,035,573

1 New Term Loans and New Revolving Facility

On November 24, 2009, the Company entered into new senior secured credit facilities (“New Senior Secured Credit Facility”). The New Senior Secured Credit Facility includes three term loan facilities, one in U.S. dollars, one in Canadian dollars, and one in euros, in an aggregate principal amount of $1,000,000 (“New Term Loans”). The New Senior Secured Credit Facility also includes a $250,000, multicurrency, revolving credit facility available in U.S. dollars, euros, Canadian dollars and/or British pounds, and includes a letter of credit sub-limit of $50,000 and a swingline loan sub-limit of $30,000 (“Revolving Facility”).

The net proceeds of the New Term Loans, after deducting the original issue discount of $15,000, but before offering expenses and other debt issuance costs, were $985,000. The New Term Loans will mature on November 24, 2015, and will amortize in quarterly installments of 1.0% per annum with the balance due at maturity.

Borrowings under the New Senior Secured Credit Facility bear interest based on LIBOR, EURIBOR, the BA rate or Base Rate (all as defined in the credit agreement to the New Senior Secured Facility), plus an agreed upon margin that adjusts based on the Company’s leverage ratio, and subject to a floor rate. At December 31, 2009, the U.S. dollar denominated borrowings bear interest at 5.5%, which is LIBOR plus 350 basis points, subject to a minimum LIBOR floor of 2.00%. The Canadian dollar denominated borrowings bear interest at 5.5%, which is the BA rate plus 350 basis points, subject to a minimum BA floor of 2.00%. The euro denominated borrowings bear interest at 6.5%, which is EURIBOR plus 425 basis points, subject to a EURIBOR floor of 2.25%. Interest is generally payable quarterly in arrears.

The Revolving Facility will mature on November 24, 2014. At December 31, 2009, there were no outstanding borrowings under the Revolving Facility.

At December 31, 2008, there were no outstanding borrowings under the previously outstanding revolving credit facility.

All obligations under the New Senior Secured Credit Facility are secured by substantially all the assets of Holdings, the Company and each subsidiary of the Company (but limited to the extent necessary to avoid materially adverse tax consequences to the Company and its subsidiaries, taken as a whole and by restrictions imposed by applicable law).

2 New Senior Notes

On November 24, 2009, the Company issued $400,000 of 8.25% senior notes due 2019 (“New Senior Notes”). The net proceeds of the issuance of the New Senior Notes, after deducting the original issue discount of $3,320, but before offering expenses and other debt issuance costs, were $396,680.

The Company will pay interest on the New Senior Notes May 15 and November 15 of each year, beginning on May 15, 2010. The New Senior Notes will mature on November 15, 2019.

The New Senior Notes are unsecured and are effectively subordinated to the New Senior Secured Credit Facility to the extent of the value of the Company’s assets of the Company’s subsidiaries that secure such indebtedness. The indenture governing the New Senior Notes contains certain covenants and events of default that the Company believes are customary for indentures of this type.

In connection with the issuance and sale of the New Senior Notes, the Company entered into an exchange and registration rights agreement, pursuant to which the Company agreed to either offer to exchange the New Senior Notes for substantially similar notes that are registered under the Securities Act of 1933, as amended, or, in certain circumstances, register the resale of the New Senior Notes.

3 Term Loan B

The previously outstanding term loan B was repaid on November 24, 2009 in connection with the recapitalization and refinancing of the Company and this term loan was replaced by the New Term Loans. In 2008, the term loan B and the delayed draw term loan bore interest at a rate of LIBOR plus 200 basis points (5.19% at December 31, 2008).

4 Japan Loan

In December 2005, the Company’s Japanese subsidiary entered into a ¥2,500,000 term loan. The interest rate on the loan was based on TIBOR plus 102.5 basis points (1.83% at December 31, 2008). The loan matured and was repaid on December 29, 2009.

5 Senior Subordinated Notes

In May 2002, the Company issued $300,000 and €225,000 of 9.625% senior subordinated notes due 2012 to finance a portion of the cash purchase price of the DiverseyLever business. In January 2003, the series A senior subordinated notes were exchanged for series B senior subordinated notes with the same interest rates and maturity dates. These notes were repaid in full in connection with the recapitalization and refinancing of the Company in the fourth quarter of 2009.

Senior Subordinated Notes redemption and other costs

In connection with the redemption of the previously outstanding senior subordinated notes and the termination of the previously outstanding term loan B, the Company incurred the following expenses:

Redemption premium on senior subordinated notes	$11,748
Write-off of balance of unamortized debt issuance costs of redeemed notes	10,073
Termination of interest rate swaps	3,188
Other transaction related fees	393

$25,402

Capitalized debt issuance costs

In connection with the refinancing of the Company, the Company capitalized approximately $65,134 of debt issuance costs. These costs are being amortized under the effective interest method over the life of the related debt instruments. As of December 31, 2009, the unamortized balance of debt issuance costs of $54,158 are included in other assets and $9,760 are included in other current assets.

In 2009, the amortization of these costs approximated $1,071 and is included in interest expense.

Unamortized discount

The unamortized discount at December 31, 2009 is summarized as follows:

	New Term Loans	New Senior Notes	Total
Original issue discount	$15,000	$3,320	$18,320
Amortizations during the year	(256)	(34)	(290)
Effects of foreign exchange translation	(380)	—	(380)

Unamortized discount, December 31, 2009	$14,364	$3,286	$17,650

Effective interest rate	5.70% - 6.91%	8.37%

These discounts are being amortized under the effective interest method over the terms of the related debt instruments.

Scheduled Maturities of Long-term Borrowings

The schedule of principal payments for indebtedness and credit arrangements at December 31, 2009, is as follows:

Year
2010	$9,811
2011	9,811
2012	9,811
2013	9,811
2014	9,811
Thereafter	1,332,037

$1,381,092

Financial Covenants

Under the terms of its New Senior Secured Credit Facility, the Company is subject to specified financial covenants and other limitations that require the Company to meet the following targets and ratios:

Maximum Leverage Ratio. The Company is required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified for that financial covenant period. The maximum leverage ratio is the ratio of: (i) the Company’s consolidated indebtedness (excluding up to $55,000 of indebtedness incurred under the Company’s Receivables Facilities (see Note 7)) less cash and cash equivalents as of the last day of a financial covenant period to (ii) the Company’s consolidated EBITDA (“Credit Agreement EBITDA” as defined in the New Senior Secured Credit Facility) for the same financial covenant period. EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization, plus the addback of specified expenses. The New Senior Secured Credit Facility requires that the Company’s maximum leverage ratio not exceed a declining range from 4.75 to 1 for the financial covenant period ending nearest December 31, 2009, to 3.50 to 1 for the financial covenant periods ending nearest September 30, 2014 and thereafter.

Minimum Interest Coverage Ratio. The Company is required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified for that financial covenant period. The minimum interest coverage ratio is the ratio of: (i) the Company’s consolidated Credit Agreement EBITDA for a financial covenant period to (ii) the Company’s cash interest expense for that same financial covenant period calculated in accordance with the New Senior Secured Credit Facility. The New Senior Secured Credit Facility requires that the Company’s minimum interest coverage ratio not exceed an increasing range from 2.75 to 1 for the financial covenant period ending nearest December 31, 2009, to 3.25 to 1 for the financial covenant period ending nearest September 30, 2012 and thereafter.

Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our New Senior Secured Credit Facility and, absent a waiver or amendment from our lenders, would permit the acceleration of all our outstanding borrowings under our New Senior Secured Credit Facility.

Capital Expenditures. Capital expenditures are generally limited to $150,000 per fiscal year (with certain exceptions). To the extent that the Company makes capital expenditures of less than the limit in any fiscal year, however, it may carry forward into the subsequent year the difference between the limit and the actual amount expended, provided that the amounts carried forward from the previous year will be allocated to capital expenditures in the current fiscal year only after the amount allocated to the current fiscal year is exhausted. As of December 31, 2009, the Company was in compliance with the limitation on capital expenditures for fiscal year 2009.

The New Senior Secured Credit Facility contains additional covenants that restrict the Company’s ability to declare dividends and to redeem and repurchase capital stock. It also limits the Company’s ability to incur additional liens, engage in sale-leaseback transactions, incur additional indebtedness and make investments, among other restrictions.

As of December 31, 2009, the Company was in compliance with all covenants under the New Senior Secured Credit Facility.

Indenture for the New Senior Notes

The indenture for the New Senior Notes of the Company restricts the Company’s ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; issue or allow any person to own preferred stock of restricted subsidiaries; in the case of non-guarantor subsidiaries, guarantee indebtedness without also guaranteeing the New Senior Subordinated Notes; in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the Company; make investments; incur or permit to exist liens; enter into transactions with affiliates; merge, consolidate or amalgamate with another company; and transfer or sell assets.

As of December 31, 2009, the Company was in compliance with all covenants under the indenture for the New Senior Subordinated Notes.

Cross Defaults

The Company’s failure to comply with the terms of the New Senior Secured Credit Facility or the indenture for the New Senior Notes or the Company’s inability to comply with financial ratio tests or other restrictions could result in an event of default under the indenture for the New Senior Notes or the New Senior Secured Credit Facility. Additionally, a payment default or default that permits or results in the acceleration of indebtedness aggregating $45,000 or more, including, without limitation, indebtedness under the New Senior Secured Credit Facility, the indenture for the New Senior Notes and indebtedness under the Company’s Receivables Facility, European Receivables Facility, and foreign lines of credit, is also an event of default under the New Senior Secured Credit Facility, the indenture for the New Senior Notes and the indenture for Holdings’ senior notes (see Note 25). Further, specified defaults under the New Senior Secured Credit Facility and the indenture for the New Senior Notes constitute defaults under the Company’s Receivables Facility, European Receivables Facility, some of the Company’s foreign lines of credit and the Company’s license agreements with SCJ. A default, if not cured or waived, may permit acceleration of the Company’s indebtedness or result in a termination of its license agreements.

(13) Financial Instruments

The Company sells its products in more than 175 countries and approximately 83% of the Company’s revenues are generated outside the United States. The Company’s activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. These financial risks are monitored and managed by the Company as an integral part of its overall risk management program.

The Company maintains a foreign currency risk management strategy that uses derivative instruments (foreign currency forward contracts) to protect its interests from fluctuations in earnings and cash flows caused by the volatility in currency exchange rates. Movements in foreign currency exchange rates pose a risk to the Company’s operations and competitive position, since exchange rate changes may affect the profitability and cash flow of the Company, and business and/or pricing strategies of competitors.

Certain of the Company’s foreign business unit sales and purchases are denominated in the customers’ or vendors’ local currency. The Company purchases foreign currency forward contracts as hedges of foreign currency denominated receivables and payables and as hedges of forecasted foreign currency denominated sales and purchases. These contracts are entered into to protect against the risk that the future dollar-net-cash inflows and outflows resulting from such sales, purchases, firm commitments or settlements will be adversely affected by changes in exchange rates.

At December 31, 2009 and December 31, 2008, the Company held 26 and 37 foreign currency forward contracts as hedges of foreign currency denominated receivables and payables with aggregate notional amounts of $236,934 and $226,021, respectively. Because the terms of such contracts are primarily less than three months, the Company did not elect hedge accounting treatment for these contracts. The Company records the changes in the fair value of those contracts within other (income) expense, net, in the consolidated statements of operations. Total net realized and unrealized (gains) losses recognized on these contracts were $14,219, $(12,521) and $9,230 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

As of December 31, 2009 and December 31, 2008, the Company held 100 and 85 foreign currency forward contracts as hedges of forecasted foreign currency denominated sales and purchases with aggregate notional amounts of $38,817 and $31,561, respectively. The maximum length of time over which the Company typically hedges cash flow exposures is twelve months. To the extent that these contracts are designated and qualify as cash flow hedging instruments, the effective portion of the gain or loss on the derivative instrument is recorded in other comprehensive income and reclassified as a component to net income (loss) in the same period or periods during which the hedged transaction affects earnings. Net unrealized gains (losses) on cash flow hedging instruments of ($196) and $1,627 were included in accumulated other comprehensive income, net of tax, at December 31, 2009 and December 31, 2008, respectively. There was no ineffectiveness related to cash flow hedging instruments during the fiscal years ended December 31, 2009 or December 31, 2008. Unrealized gains and losses existing at December 31, 2009, which are expected to be reclassified into the consolidated statements of operations from other comprehensive income during fiscal year 2010, are not expected to be significant.

The Company was party to three euro denominated interest rate swaps. All of these swaps were entered into in May 2002, with an expiration date in May 2007. These swaps were purchased to hedge the Company’s floating interest rate exposure on term loan B (see Note 12) with a final maturity of December 2011. Under the terms of these swaps, the Company paid a fixed rate of 4.8% and received three-month EURIBOR on the notional amount of the euro swaps for the life of the swaps. In connection with the April 2005 amendment to the Company’s previously outstanding senior secured credit facilities, all euro denominated term debt was paid in full. As a result, the three euro swaps were caused to be ineffective, requiring all previously unrealized losses to be recorded as a component of interest expense in the consolidated statements of operations at the repayment date. In April 2005, the Company recognized $8,692 of accumulated losses in interest expense in the consolidated statement of operations. Subsequent to April 2005, a gain resulting from changes in the fair value of the euro swaps in the amount of $1,329 was recognized in interest expense in the consolidated statement of operations for the fiscal year ended December 28, 2007.

The Company was party to three interest rate swaps with expiration dates in May 2010. These swaps were purchased to hedge the Company’s floating interest rate exposure on term loan B (see Note 12) with a final maturity of December 2011. Under the terms of these swaps, the Company paid fixed rates of 4.825%, 4.845% and 4.9% and received three-month LIBOR on the notional amount for the life of the swaps. There was no ineffectiveness related to these swaps during the fiscal year ended December 31, 2008.

All interest rate swaps were designated and qualified as cash flow hedging instruments and, therefore, the effective portion of the gain or loss on the derivative instrument was recorded in accumulated other comprehensive income and reclassified as a component to net income (loss) in the same period or periods during which the hedged exposure (interest) affected earnings. The net unrealized loss included in accumulated other comprehensive income, net of tax, was $6,496 for the year ended December 31, 2008. In conjunction with the Refinancing (see Note 25), which included the repayment of term loan B, the Company terminated these swaps and paid $3,188 to various counterparties. The payments were recognized as interest expense in the consolidated statements of operations for the fiscal year ended December 31, 2009.

(14) Restructuring Liabilities

November 2005 Restructuring Program

On November 7, 2005, the Company announced a restructuring program (“November 2005 Plan”), the execution of which is expected to be completed in the first half of 2010, with the associated reserves expected to be substantially paid out by the end of the fiscal year, mostly through our restricted cash balance. The November 2005 Plan has included redesigning the Company’s organizational structure, the closure of a number of manufacturing and other facilities, outsourcing the majority of information technology support worldwide, outsourcing certain financial services in Western Europe and a workforce reduction of approximately 15%. In addition to the divestitures that the Company has completed, which most notably included the divestiture of the Polymer Business and DuBois (see Note 6), the Company is also considering the potential divestiture of, or exit from, certain other non-core or underperforming businesses.

In connection with the November 2005 Plan, the Company recognized liabilities of $32,663, $57,484 and $25,686 in the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, for the involuntary termination of 370, 631 and 354 employees of which 482, 370 and 594 were actually terminated as of December 31, 2009, December 31, 2008 and December 28, 2007, respectively. In fiscal year 2009, most of the involuntary terminations were associated with the European and North American business segments. In fiscal year 2008, most of the involuntary terminations were associated with the European and

Japanese business segments. In fiscal year 2007, most of the involuntary terminations were associated with the European business segment. The Company also recorded $251, ($193), and $1,553 for other restructuring related costs during the twelve months ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

The activities associated with the November 2005 Plan for each of the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007 were as follows:

	Employee- Related	Other	Total
Liability balances as of December 29, 2006	$68,973	$1,252	$70,225
Liability recorded as restructuring expense [1]	25,686	1,553	27,239
Liability adjustments [2]	—	(70)	(70)
Cash paid [3]	(50,591)	(577)	(51,168)

Liability balances as of December 28, 2007	44,068	2,158	46,226
Liability recorded as restructuring expense [4]	57,484	(193)	57,291
Cash paid [5,6]	(42,817)	(630)	(43,447)

Liability balances as of December 31, 2008	58,735	1,335	60,070
Liability recorded as restructuring expense	32,663	251	32,914
Cash paid [7]	(44,499)	(117)	(44,616)

Liability balances as of December 31, 2009	$46,899	$1,469	$48,368

[1]	Liability recorded as restructuring expense includes a $999 reclassification between Employee-Related and Other not affecting the total.
[2]	Liability adjustments include reductions based on clarification of original assumptions, of which $74 resulted in reduction of restructuring expense and $4 was reclassified to other liabilities.
[3]	Cash paid is reduced by $681 due to the effects of foreign exchange.
[4]	Liability recorded as restructuring expense includes a $265 reclassification between Employee-Related and Other not affecting the total.
[5]	Cash paid is reduced by $259 due to the effects of foreign exchange.
[6]	Cash paid includes a $350 reclassification between Employee-Related and Other not affecting the total.
[7]	Cash paid is reduced by $357 due to the effects of foreign exchange.

In connection with the November 2005 Plan, the Company recorded long-lived asset impairment charges of $802, $6,347 and $12,774 in the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. The impairment charges are included in selling, general and administrative costs.

Total plan-to-date expense associated with the November 2005 Plan, by reporting segment, is summarized as follows:

	Total Plan To-Date	Fiscal Year Ended
		December 31, 2009	December 31, 2008	December 28, 2007
North America	$33,153	$(941)	$8,939	$4,601
Europe	149,373	25,354	32,071	21,922
Japan	15,317	3,638	9,128	787
Latin America	5,765	136	2,196	1,118
Asia Pacific	3,332	1,588	1,260	278
Other	29,726	3,139	3,697	(1,541)

	$236,666	$32,914	$57,291	$27,165

In December 2009 and December 2008, the Company transferred $27,404 and $49,463, respectively, to irrevocable trusts for the settlement of certain obligations associated with the November 2005 Restructuring Plan. The Company utilized a majority of the December 2008 funds during fiscal year 2009, and it expects to utilize the remaining December 2008 and the December 2009 funds in fiscal year 2010. The Company classified the trust balances as restricted cash on its consolidated balance sheets.

Exit and Acquisition-Related Restructuring Programs

During fiscal years 2004, 2003, and 2002, in connection with the acquisition of the DiverseyLever business, the Company recorded liabilities for the involuntary termination of former DiverseyLever employees and other exit costs associated with former DiverseyLever facilities. As of December 30, 2005, the Company had terminated 717 employees in completion of programs. The Company continues to make cash payments representing contractual obligations associated with involuntary terminations and lease payments on closed facilities.

	Exit Plans			Acquisition Related Restructuring Plans
	Employee- Related	Other	Total	Employee- Related	Other	Total
Liability balances as of December 29, 2006	$262	$17	$279	$2,626	$(131)	$2,495
Liability recorded as restructuring expense	99	—	99	(276)	17	(259)
Liability Adjustments [1]	—	—	—	—	(7)	(7)
Cash Paid [2]	(149)	(15)	(164)	(665)	(155)	(820)

Liability balances as of December 28, 2007	212	2	214	1,685	(276)	1,409
Liability recorded as restructuring expense	(194)	—	(194)	(838)	393	(445)
Liability Adjustments [3]	—	—	—	(35)	—	(35)
Cash Paid [2]	(18)	(2)	(20)	(405)	12	(393)

Liability balances as of December 31, 2008	—	—	—	407	129	536
Liability recorded as restructuring expense			—	—	—	—
Cash Paid [2]			—	(196)	(129)	(325)

Liability balances as of December 31, 2009	$—	$—	$—	$211	$—	$211

[1]	Liability adjustments reflect the reclassification of amounts previously recorded in other liabilities.
[2]	Cash paid includes the effects of foreign exchange.
[3]	Liability adjustments reflect the reclassification of amounts recorded in other income.

(15) Other (Income) Expense, Net

The components of other (income) expense, net in the consolidated statements of operations, include the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Foreign currency (gain) loss	$(18,835)	$18,127	$(11,308)
Forward contracts (gain) loss	14,219	(12,521)	9,230
Other, net	(83)	65	1,291

	$(4,699)	$5,671	$(787)

(16) Income Taxes

The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments related to our consideration of uncertain tax positions, including interest and penalties. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The income tax provision for the Company has been calculated as if the entities included in the Company’s consolidated financial statements file separately from their parent holding company, Holdings.

Income Tax Expense

The provision for income taxes for continuing operations was comprised of:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Current tax expense (benefit):
Federal	$12,397	$7,968	$5,223
State	(537)	66	1,902
Foreign	39,535	30,631	35,421
Deferred tax expense (benefit):
Federal	(474)	537	(15,147)
Foreign	25,208	18,329	38,447

	$76,129	$57,531	$65,846

A reconciliation of the difference between the statutory U.S. federal income tax expense (benefit) to the Company’s income tax expense for continuing operations is as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Statutory U.S. federal income tax expense (benefit)	$29,584	$10,607	$(10,032)
State income tax expense (benefit), net of federal taxes	191	(588)	(283)
Effect of foreign operations	1,512	(599)	(1,390)
Nondeductible goodwill	—	4,990	—
Nondeductible expenses	10,479	3,590	12,043
Increase in valuation allowance	17,926	22,639	55,303
Increase in foreign earnings deemed remitted	7,853	3,750	294
Increase in unrecognized tax benefits	10,456	13,080	10,834
Other	(1,872)	62	(923)

Income tax expense	$76,129	$57,531	$65,846

Deferred Income Tax Assets and Liabilities

The differences between the tax bases of assets and liabilities and their financial statement carrying value that give rise to significant portions of deferred income tax assets or liabilities include the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Deferred tax assets:
Employee benefits	$87,918	$100,296
Inventories	5,812	6,141
Accrued expenses	49,000	47,678
Net operating loss carryforwards	112,277	132,782
Other, net	6,772	9,899
Foreign tax credits	99,202	80,916
Valuation allowance	(259,364)	(273,630)

	$101,617	$104,082

Deferred tax liabilities:
Tangible assets	$2,292	$636
Intangible assets	117,023	127,753
Foreign earnings deemed remitted	62,560	33,068

	$181,875	$161,457

The valuation allowance at December 31, 2008 and December 31, 2009 was determined in accordance with the provisions of ASC Topic 740, Income Taxes. Based on the continued historical U.S. tax losses, the Company continued to conclude that it was not more likely than not that U.S. deferred tax assets would be fully realized. Accordingly, the Company recorded a charge for an additional U.S. valuation allowance of $10,992 and $9,096 for continuing operations for the years ended December 31, 2008 and December 31, 2009, respectively. The Company does not believe the valuation allowances recorded in fiscal years 2005 through 2009 are indicative of future cash tax expenditures.

The Company has foreign net operating loss carryforwards, as per the tax returns, totaling $370,981 that expire as follows: fiscal 2010 – $5,960; fiscal 2011 – $9,127; fiscal 2012 – $38,633; fiscal 2013 – $53,874; fiscal 2014 – $5,466; fiscal 2015 and beyond – $125,001; and no expiration – $132,920.

The Company also has foreign tax credit carryforwards, as per the tax returns, totaling $56,002 that expire as follows: fiscal 2012 – $172; fiscal 2013 – $341; fiscal 2014 – $8,989; fiscal 2015 and beyond – $43,308; and no expiration – $3,192. The Company also has U.S. state net operating loss carryforwards as per the tax returns, totaling $480,736, which expire in various amounts over one to twenty years. Valuation allowances of $259,364 and $273,630 as of December 31, 2009 and December 31, 2008, respectively, have been provided for deferred income tax benefits related to the foreign, federal and state loss carryforwards, tax credits, and other net deferred tax assets where it is not more likely than not that amounts would be fully realized.

Adoption of ASC Topic 740-10 – Unrecognized Tax Benefits (formerly FIN No. 48)

The Company adopted the provisions of ASC Topic 740-10 at the beginning of the 2007 fiscal year. ASC Topic 740-10 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. As a result of adoption of ASC Topic 740-10, an adjustment of approximately $800 was recognized as an increase to beginning retained earnings. As of the adoption date, the Company had gross unrecognized tax benefits for uncertain tax positions of $74,300, including interest and penalties and positions impacting only the timing of tax benefits, of which $32,700, if recognized, would favorably affect the effective income tax rate in future periods

(after considering the impact of valuation allowances). The Company recognizes interest and penalties related to the underpayment of income taxes as a component of income tax expense. As of the beginning of the 2007 fiscal year, the Company had accrued interest and penalties of $7,100 related to unrecognized tax benefits.

As of December 31, 2009, the Company had gross unrecognized tax benefits for uncertain tax positions of $126,760, including positions impacting only the timing of tax benefits, of which $65,788, if recognized, would favorably affect the effective income tax rate in future periods (after considering the impact of valuation allowances). As of the end of the 2009 fiscal year, the Company had accrued interest and penalties of $21,451 related to unrecognized tax benefits, of which $4,414 was recorded as income tax expense during the fiscal year ended December 31, 2009.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and international jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The Company has substantially completed tax audits for all U.S. federal income tax matters for years through 2005, although the U.S. income tax authorities could challenge the U.S. income tax losses carried forward to subsequent periods. The Company has generally concluded all other income tax matters globally for years through 2003.

The Company is currently under audit by various state and international tax authorities. The statute of limitations for tax assessments will expire in many jurisdictions during 2010. Based on the anticipated outcomes of these tax audits and the potential lapse of the statute of limitations in these jurisdictions, it is reasonably possible there could be a reduction of $21,087 in unrecognized tax benefits during 2010.

The following table represents a tabular reconciliation of total gross unrecognized tax benefits for the fiscal years ended December 31, 2008 and December 31, 2009:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Unrecognized tax benefits – beginning of year	$112,702	$99,719
Gross increases – tax positions in prior period	2,525	14,632
Gross decreases – tax positions in prior period	(1,763)	(10,182)
Gross increases – current-period tax positions	14,071	13,454
Lapse of statute of limitations	(3,383)	(1,111)
Currency translation adjustment	2,608	(3,810)

Unrecognized tax benefits – end of year	$126,760	$112,702

Other Income Tax Information

Pretax income from foreign continuing operations was $150,575, $89,479 and $89,538, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Federal and state income taxes are provided on international subsidiary income distributed to or taxable in the U.S. during the year. As of December 31, 2009, federal and state taxes have not been provided for the repatriation of unremitted earnings of certain foreign subsidiaries, which are considered to be permanently reinvested. A determination of the unrecognized deferred tax liability associated with permanently reinvested foreign subsidiary earnings is not practicable.

(17) Defined Benefit Plans

Employees around the world participate in various local pension and other defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation, either earned throughout that service or during the final years of employment. Some smaller plans also provide long-service payments.

Global Defined Benefit Pension Plans

The following table provides a summary of the changes in the Company’s plans’ benefit obligations, assets and funded status during fiscal years 2009 and 2008, and the amounts recognized in the consolidated balance sheets, in respect of those countries where the pension liabilities exceeded a certain threshold (approximately $5,000).

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Change in benefit obligations:
Benefit obligation at beginning of period	$198,939	$78,445	$446,443	$230,841	$72,320	$494,247
Measurement date adjustment	—	—	—	263	—	—
Service cost	1,589	1,288	11,266	9,378	1,240	14,798
Interest cost	11,797	1,278	21,712	13,743	1,457	24,237
Plan participant contributions	356	—	3,674	451	—	3,711
Actuarial (gain) loss	8,555	1,165	26,624	(21,526)	(1,877)	(41,228)
Benefits paid	(18,740)	(7,653)	(16,199)	(23,494)	(10,971)	(15,312)
(Gain) loss due to exchange rate movements	6,793	(1,710)	20,694	(9,996)	16,427	(34,458)
Plan amendments	(11,046)	(45)	(1,668)	—	—	(905)
Curtailments, settlements and special termination benefits	—	(82)	(21,494)	(721)	(151)	1,353

Benefit obligation at end of period	$198,243	$72,686	$491,052	$198,939	$78,445	$446,443

Change in plan assets:
Fair value of plan assets at beginning of period	$157,978	$28,745	$319,232	$226,291	$33,142	$401,462
Measurement date adjustment	—	—	—	(4,271)	—	—
Actual return on plan assets	27,354	1,267	36,175	(39,119)	(6,428)	(72,557)
Employer contribution	2,559	5,470	36,590	6,436	6,374	31,713
Plan participant contributions	356	—	3,674	451	—	3,711
Benefits paid	(18,740)	(7,653)	(16,199)	(23,494)	(10,971)	(15,312)
Gain (loss) due to exchange rate movements	5,519	(620)	18,236	(8,316)	6,628	(30,173)
Settlements	—	—	—	—	—	388

Fair value of plan assets at end of period	$175,026	$27,209	$397,708	$157,978	$28,745	$319,232

Net amount recognized:
Funded status	$(23,216)	$(45,477)	$(93,344)	$(40,960)	$(49,700)	$(127,211)

Net amount recognized in consolidated balance sheets consists of:
Noncurrent asset	$—	$—	$21,832	$—	$—	$7,283
Current liability	(420)	—	(2,925)	(235)	(132)	(2,985)
Noncurrent liability	(22,796)	(45,477)	(112,251)	(40,725)	(49,568)	(131,509)

Net amount recognized	$(23,216)	$(45,477)	$(93,344)	$(40,960)	$(49,700)	$(127,211)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial (gain) loss	$71,081	$29,331	$44,869	$83,615	$33,580	$55,787
Prior service (credit) cost	(11,046)	(37)	(10,901)	—	14	(12,720)
Transition obligation	—	159	1,261	—	207	1,715

Total	$60,035	$29,453	$35,229	$83,615	$33,801	$44,782

Adoption of ASC Topic 715

The Company adopted measurement date provisions of ASC Topic 715 at the beginning of fiscal year 2008, resulting in an increase in pension liabilities of $4,534, of which, $973 was recorded as part of retained earnings and $3,561 was recorded as part of accumulated other comprehensive income.

The Company adopted the funded status provisions of ASC Topic 715 at December 28, 2007 resulting in an increase in net pension liabilities of $33,609, which was substantially recorded as part of accumulated other comprehensive income.

Curtailments, Settlements and Special Termination Benefits

During fiscal year 2009, the Company recognized a settlement of defined benefits to former U.S. employees resulting in a related loss of $4,236. The Company recorded $1,863 of this loss as a component of discontinued operations, and $2,373 in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2009, in association with restructuring activities, the Company recognized special termination losses of $1,020 related to SERA pension benefits in the United Kingdom. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2009, the Company recognized a curtailment and settlement of defined benefits to former Japan employees, resulting in a related loss of $1,825. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2009, in connection with restructuring activities and changes in defined benefit plans in Austria, Germany, Ireland, Italy and Turkey, the Company recognized net curtailment and settlement gains of $4,199. The Company recorded the gain in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a special termination loss of $223 related to the partial plan termination of the Cash Balance Pension Plan in the United States. The Company recorded the loss as a component of discontinued operations in the consolidated statement of operations.

During fiscal year 2008, the Company recognized curtailment and special termination losses of $445 in defined pension benefits related to the divestiture of the Dubois business in the United States and Canada. The DuBois related losses were recorded as a component of discontinued operations in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a curtailment gain of $200 relating to the announced freeze of the Cash Balance Pension Plan in the United States. The Company recorded the gain in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a curtailment loss of $13 in defined pension benefits related to the divestiture of the Auto-Chlor business in the United States. The Auto-Chlor related loss was recorded in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, in association with restructuring activities and changes in defined benefit plans in France, Italy and Turkey, the Company recognized net curtailment and settlement gains of $335. The Company recorded the gain in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, in association with restructuring activities, the Company recognized special termination losses of $982 related to SERA pension benefits provided to certain former employees of the United Kingdom. The Company recorded the losses in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a settlement of defined benefits to former Japan employees, resulting in a related loss of $3,010. The Company recorded the loss in selling, general and administrative expenses in the consolidated statement of operations.

The projected benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets at December 31, 2009 were as follows:

	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Projected benefit obligation	$198,243	$72,686	$376,723	$198,939	$78,445	$361,052
Fair value of plan assets	175,026	27,209	261,547	157,978	28,745	226,557

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2009 and December 31, 2008 were as follows:

	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Projected benefit obligation	$198,243	$72,686	$282,854	$162,894	$78,445	$283,209
Accumulated benefit obligation	189,201	72,576	263,126	162,894	78,445	247,382
Fair value of plan assets	175,026	27,209	180,400	127,720	28,745	153,609

Weighted average assumptions used to determine net periodic costs were as follows:

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Weighted-average discount rate	6.18%	1.75%	4.76%	6.01%	2.05%	4.95%
Weighted-average rate of increase in future compensation levels	4.32%	N/A	2.54%	4.25%	2.05%	2.84%
Weighted-average expected long-term rate of return on plan assets	7.90%	3.19%	6.39%	7.90%	3.62%	6.45%

The components of net periodic benefit cost for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, were as follows:

	Fiscal Year Ended
	December 31, 2009			December 31, 2008			December 28, 2007
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Service cost	$1,589	$1,288	$11,266	$9,378	$1,240	$14,798	$10,714	$1,256	$18,681
Interest cost	11,797	1,278	21,712	13,743	1,457	24,237	13,983	1,565	22,274
Expected return on plan assets	(12,271)	(915)	(21,243)	(16,326)	(1,035)	(26,056)	(16,562)	(793)	(23,518)
Amortization of net loss	3,447	2,412	2,962	2,795	1,878	(1,034)	3,182	1,803	1,633
Amortization of transition obligation	—	31	202	—	30	213	—	120	199
Amortization of prior service (credit) cost	—	5	(962)	(14)	5	(967)	(18)	5	(739)
Curtailments, settlements and special termination benefits	4,236	1,825	(3,179)	481	3,010	648	8,067	—	1,444

Net periodic pension cost	$8,798	$5,924	$10,758	$10,057	$6,585	$11,839	$19,366	$3,956	$19,974

The amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

The amounts in accumulated other comprehensive income as of December 31, 2009, that are expected to be recognized as components of net periodic benefit cost during the next fiscal year, are as follows:

	North America Plans	Japan Plans	Rest of World Plans
Actuarial loss	$2,961	$2,235	$1,462
Prior service credit	(882)	(3)	(682)
Transition obligation	—	30	209

Expected pension benefit disbursements for each of the next five years and the five succeeding years are as follows:

	North America Plans	Japan Plans	Rest of World Plans
Year
2010	$19,710	$4,859	$15,781
2011	14,305	4,991	15,884
2012	12,815	4,539	16,717
2013	13,912	5,174	17,985
2014	14,932	4,088	21,356
Next five years thereafter	83,826	20,969	106,205

Defined Benefit Pension Plan Investments

Overall Investment Strategy

The Company’s overall investment strategy is to hold 1-2% of plan assets in cash to maintain liquidity to meet near-term benefit payments and invest the remaining 98% in a wide diversification of asset types, fund strategies and fund managers. The target allocations for invested plan assets are 40% equity securities, 50% fixed income securities, 7% real estate, and 3% to other types of investments. Equity securities are diversified across investment manager styles and objectives (i.e. value, growth) including investments in companies with both small to large capitalizations primarily located in the United States, Canada and Europe. Fixed income securities include readily marketable government issues and agency obligations, marketable corporate bonds and mortgage, asset, and government backed securities and guaranteed insurance contracts of companies from diversified industries primarily located in the United States, Canada, Japan and Europe. Other types of investments include investments in hedge funds, joint ventures and swaps that follow several different strategies.

Narrative – Fair Value Measurements

Effective for fiscal years ending after December 15, 2009, the Company adopted ASC Topic 715-020, Employer’s Disclosures about Postretirement Benefit Plan Assets. ASC Topic 715-020 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 715-020 are described as follows:

Level 1	–	inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

Level 2	–	inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means

Level 3	–	inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Description of the valuation methods used for assets measured at fair value

Corporate bonds, government bonds and municipal bonds are valued using a bid evaluation, an estimated price at which a dealer would pay for a security (typically in an institutional round lot). These evaluations are based on quoted prices, if available, or proprietary models which pricing vendors establish for these purposes.

Guaranteed investment contracts and mortgage, asset or government backed securities are valued using a bid evaluation or a mid evaluation. A bid evaluation is an estimated price at which a dealer would pay for a security (typically in an institutional round lot). A mid evaluation is the average of the estimated price at which a dealer would sell a security and the estimated price at which a dealer would pay for a security (typically in an institutional round lot). Often times these evaluations are based on proprietary models which pricing vendors establish for these purposes.

Equities are valued at the closing price reported on the active market on which the individual securities are traded.

Hedge funds and joint venture interests are valued at the net asset value using information from investment managers.

Swaps are valued using a mid evaluation, or the average of the estimated price at which a dealer would sell a security and the estimated price at which a dealer would pay for a security (typically in an institutional round lot). Often times these evaluations are based on proprietary models which pricing vendors establish for these purposes.

Real estate is valued at the net asset value using information from investment managers.

Real estate investment trusts are valued at the closing price reported on the active market on which the investments are traded.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the investments of the pension assets at fair value, as of December 31, 2009:

	North America				Japan				Rest of the World
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Fixed Income

Government & Municipal Bonds	$—	$24,229	$—	$24,229	$—	$3,215	$—	$3,215	$—	$99,009	$—	$99,009
US Corporate Bonds	—	23,554	—	23,554	—	—	—	—	—	6,381	—	6,381
Canadian Corporate Bonds	—	14,690	—	14,690	—	—	—	—	—	256	—	256
Eurozone Corporate Bonds	—	2,646	655	3,301	—	—	—	—	—	33,503	—	33,503
UK Corporate Bonds	—	2,624	—	2,624	—	—	—	—	—	8,351	—	8,351
Swiss Corporate Bonds	—	—	—	—	—	—	—	—	—	27,425	—	27,425
Other Corporate Bonds	—	2,443	—	2,443	—	317	—	317	—	3,854	—	3,854
GICs / Mortgage, Asset or Govt Backed Securities	—	6,549	—	6,549	—	14,117	—	14,117	—	501	—	501

Equities
US Equities	26,771	19,116	—	45,887	2,118	—	—	2,118	52,901	—	—	52,901
Canadian Equities	491	14,616	—	15,107	211	—	—	211	2,532	—	—	2,532
Eurozone Equities	663	—	—	663	772	—	—	772	26,539	—	—	26,539
UK Equities	585	—	—	585	438	—	—	438	20,912	—	—	20,912
Swiss Equities	457	—	—	457	158	—	—	158	17,775	—	—	17,775
Other Equities	17,170	6,594	—	23,764	5,399	—	—	5,399	31,387	—	—	31,387

Other
Hedge Funds/Joint Venture Interests/Swaps	—	609	650	1,259	—	—	—	—	57	7,459	13,554	21,070

Real Estate				—				—				—
Real Estate Interests	—	—	5,853	5,853	—	—	—	—	—	436	17,177	17,613
Real Estate Investment Trusts	—	—	—	—	—	64	—	64	17,687	3,734	—	21,421

Cash				—				—				—
Cash/Cash Equivalents	4,057	4	—	4,061	400	—	—	400	6,278	—	—	6,278

Total Investments	$50,194	$117,674	$7,158	$175,026	$9,496	$17,713	$—	$27,209	$176,068	$190,909	$30,731	$397,708

The following table sets forth a summary of changes in the fair value of the Level 3 pension assets for the year ending December 31, 2009:

	North America				Japan				Rest of World
	Corporate Bonds	Hedge /Joint Venture	Real Estate /Other	Total	Corporate Bonds	Hedge /Joint Venture	Real Estate /Other	Total	Corporate Bonds	Hedge /Joint Venture	Real Estate /Other	Total
Balance, beginning of year	$241	$816	$3,151	$4,208	$—	$—	$—	$—	$—	$969	$21,056	$22,025
Gains/(Losses) on assets sold during the year	—	—	—	—	—	—	—	—	—	—	—	—
Gains/(Losses) on assets still held at end of year	16	(146)	628	498	—	—	—	—	—	(573)	(4,306)	(4,879)
Purchases, sales, issuance, and settlements	639	(20)	2,074	2,693	—	—	—	—	—	13,158	427	13,585
Transfers in and/or out of Level 3	(241)	—	—	(241)	—	—	—	—	—	—	—	—

Balance, end of year	$655	$650	$5,853	$7,158	$—	$—	$—	$—	$—	$13,554	$17,177	$30,731

Long-Term Rate of Return Assumptions

The expected long-term rate of return assumptions were chosen from the range of likely results of compound average annual returns over a long-term time horizon. Historical returns and volatilities are modeled to determine the final asset allocations that best meet the objectives of asset/liability studies. These asset allocations, when viewed over a long-term historical view of the capital markets, yield an expected return on assets as follows:

North America	Expected Return
Canada	7.50%
United States	8.00%

Japan
Japan	3.19%

Rest of World
Austria	5.00%
Belgium	7.25%
Germany	5.50%
Ireland	7.00%
Netherlands	6.75%
Switzerland	5.75%
United Kingdom	7.00%

(18) Other Post-Employment Benefits

In addition to providing pension benefits, the Company provides for a portion of healthcare, dental, vision and life insurance benefits for certain retired employees, primarily at its North American segment. Covered employees retiring from the Company on or after attaining age 50 and who have rendered at least ten years of service to the Company are entitled to post-retirement healthcare, dental and life insurance benefits. These benefits are subject to deductibles, co-payment provisions and other limitations. Contributions made by the Company are equivalent to benefits paid. The Company may change or terminate the benefits at any time. The Company has elected to amortize the transition obligation over a 20-year period. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Change in benefit obligations:
Benefit obligation at beginning of period	$82,881	$83,758
Measurement date adjustment	—	(444)
Service cost	1,723	1,940
Interest cost	5,051	5,230
Plan participants’ contributions	1,979	1,928
Actuarial gain	(5,044)	(2,203)
Benefits paid	(6,486)	(6,685)
(Gain) loss due to exchange rate movements	317	(521)
Curtailments, settlements and special termination benefits	—	(122)

Benefit obligation at end of period	$80,421	$82,881

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—
Employer contribution	4,507	5,102
Plan participants’ contribution	1,979	1,928
Benefits paid	(6,486)	(7,030)

Fair value of plan assets at end of period	$—	$—

Net amount recognized:
Funded status	$(80,421)	$(82,881)

Net amount recognized in consolidated balance sheets consists of:
Current liability	$(4,818)	$(4,420)
Noncurrent liability	(75,603)	(78,461)

Net amount recognized	$(80,421)	$(82,881)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$4,783	$10,101
Prior service credit	(2,128)	(2,310)

Total	$2,655	$7,791

The accumulated post-retirement benefit obligations were determined using a weighted-average discount rate of 5.84% and 6.10% at December 31, 2009 and December 28, 2008, respectively. The components of net periodic benefit cost for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007 were as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Service cost	$1,723	$1,940	$2,394
Interest cost	5,051	5,230	5,660
Amortization of net loss	76	189	1,401
Amortization of prior service credit	(201)	(185)	(187)
Curtailments, settlements and special termination benefits	—	150	(129)

Net periodic benefit cost	$6,649	$7,324	$9,139

The amounts in accumulated other comprehensive income as of December 31, 2009, that are expected to be recognized as components of net periodic benefit cost during the next fiscal year, are as follows:

Actuarial (gain) loss	$(89)
Prior service (credit) cost	(203)
Transition (asset) obligation	—

Adoption of ASC Topic 715

The Company adopted the measurement date provisions of ASC Topic 715 at the beginning of fiscal year 2008, resulting in a decrease in post-employment liabilities of $444, of which, $1,173 decreased retained earnings and $1,617 increased accumulated other comprehensive income.

Curtailments, Settlements and Special Termination Benefits

In September 2008, the Company recognized a curtailment loss of $106 in other post-employment benefits related to the divestiture of the DuBois business in the United States and Canada. The Company recorded the loss as a component of discontinued operations in the consolidated statement of operations.

In February 2008, the Company recognized a curtailment loss of $44 in other post-employment benefits related to the divestiture of the Auto-Chlor business in the United States. The Auto-Chlor related loss was recorded in selling, general and administrative expense in the consolidated statement of operations.

For the fiscal year ended December 31, 2009, healthcare cost trend rates were assumed to be 4% for international plans, and for U.S. plans 8% for 2009 then downgrading to 5% by 2013. In Canada, we used 9.0% in 2009, downgraded to 5% by 2018. For the fiscal year ended December 31, 2008, healthcare cost trend rates were assumed to be 4% for international plans, and for U.S. plans 8% for 2008, then downgrading to 5% in 2013. For Canada, we assumed 9% in 2008 and downgraded to 5% by 2018. The assumed healthcare cost trend rate has a significant effect on the amounts reported for the healthcare plans. A one percentage point change on assumed healthcare cost trend rates would have the following effect for the fiscal year ended December 31, 2009:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$607	$(554)
Effect on post-retirement benefit obligation	6,230	(5,626)

The amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

Expected post-retirement benefits for each of the next five years and succeeding five years are as follows:

Year
2010	$4,818
2011	5,077
2012	5,312
2013	5,460
2014	5,801
Next five years thereafter	29,880

(19) Other Employee Benefit Plans

Discretionary Profit-Sharing Plan

The Company has a discretionary profit-sharing plan covering certain employees. Under the plan, the Company expensed $6,611, $5,117 and $8,116 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Defined Contribution Plans

The Company has various defined contribution benefit plans which cover certain employees. The Company has expanded use of such plans in select countries where they have been used to supplement or replace defined benefit plans.

In the Company’s U.S. operations, participants can make voluntary contributions in accordance with the provisions of their respective plan, which includes a 40l(k) tax-deferred option. The Company provides matching contributions for these plans. In addition, during fiscal year 2009, the Company began contributing a defined amount based on a percentage of each employee’s earnings in the U.S. This defined contribution plan replaced the previous Cash Balance Pension Plan in the United States. In association with these plans, the Company paid $10,703 and $4,271 during the fiscal years ended December 31, 2009 and December 31, 2008, respectively. The Company’s other business segments contributed $8,185 and $8,502 to defined contribution plans during the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

(20) Fair Value of Financial Instruments

The Company adopted ASC Topic 820 at the beginning of fiscal year 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are measured at least annually. To increase the consistency and comparability in fair value measurements and related disclosures, ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels:

Level 1	–	Quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2	–	Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3	–	Unobservable inputs for which there is little or no market data available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The following fair value hierarchy table presents information regarding assets and liabilities that are measured at fair value on a recurring basis:

	Balance at December 31, 2009	Level 1	Level 2	Level 3
Assets:
Foreign currency forward contracts	$874	$—	$874	$—

Liabilities:
Foreign currency forward contracts	$2,666	$—	$2,666	$—
Interest rate swap contracts	—	—	—	—

	$2,666	$—	$2,666	$—

The book values and estimated fair values of financial instruments that are not carried at fair value are reflected below:

	December 31, 2009		December 31, 2008
	Book Value	Fair Value	Book Value	Fair Value
Short-term borrowings and current portion of long term debt	$37,472	$37,546	$46,253	$45,028
Long-term borrowings	1,353,631	1,381,066	1,035,573	851,235

The fair values of long-term borrowings, including current portion, were estimated using quoted market prices. The book values of short-term borrowings approximate fair value due to the short-term nature of the lines of credit (see Note 12).

The fair values of the Company’s financial instruments, including cash and cash equivalents, trade receivables and trade payables, approximate their respective book values.

(21) Stock-Based Compensation

The Company previously had a long-term incentive plan (the “Plan”) that provided for the right to purchase stock of CMH, the parent of Holdings, for certain members of senior management of the Company.

In December 2005, the Company and CMH approved the cancellation of the Plan. In connection with this decision, CMH commenced an offer to purchase all of its outstanding class C common stock, options to purchase its class C common stock and class B common stock held by senior management of the Company and current or former employees of SCJ. The offer expired in March 2006. Pursuant to the offer, holders of CMH class C common stock who tendered shares in the offer received $139.25 in cash, without interest, for each share of class C common stock tendered. Holders of options received a cash payment as follows: (a) for options with an exercise price less than $139.25 per share, an amount equal to the difference between $139.25 and the exercise price for each share of class C common stock issuable upon exercise of the options and (b) for options with an exercise price equal to or greater than $139.25 per share, $8.00 for each share of class C common stock issuable upon exercise of the options. Holders of class B common stock received $83.30 for each share of class B common stock tendered. Those participants who chose not to accept the tender offer continued to participate under the existing Plan terms; however, the Company did not grant further awards under the Plan.

Compensation expense recorded by the Company related to restricted stock, net of forfeitures, was $92, $146, and $155 for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

A summary of stock option activity and average exercise price is as follows:

	Number of Shares	Weighted-Average Exercise Price
Shares under option at December 30, 2005	501,138	$126.20

Options tendered	(375,588)	129.45
Options lapsed or surrendered	(1,809)	135.94
Options exercised	(230)	111.53

Shares under option at December 29, 2006	123,511	116.12

Options lapsed or surrendered	(260)	140.09

Shares under option at December 28, 2007	123,251	116.07

Options lapsed or surrendered	(10,000)	136.16

Shares under option at December 31, 2008	113,251	114.30

Options exercised	(26,316)	82.63
Options tendered	(86,935)	123.89

Shares under option at December 31, 2009	—	$—

In connection with the recapitalization of the Company in November 2009 (see Note 25), CMH commenced an offer to purchase the remaining class C common stock, along with the options to purchase its class C common stock. Holders of CMH class C common stock received $103.33 for each share of class C common stock tendered. Because all remaining options had an exercise price greater than $103.33 per share, holders of options received a payment of $8.00 for each share of class C common stock issuable upon tender of the options. The Company recorded $695 in selling, general and administrative expenses in the fiscal year ended December 31, 2009, in recognition of the costs associated with the option tender offer.

As of December 31, 2009, there were no nonvested options outstanding or unrecognized compensation cost related to nonvested share-based compensation arrangements. The Company recorded related compensation expense of $215, $398 and $515 in the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Cash-Based Long-Term Incentive Program

In December 2005, the Company approved a long-term incentive program, which became effective at the beginning of fiscal year 2006. The program is not stock-based; rather, it provides for the accumulation of long-term cash awards based on three-year financial performance periods. The awards are earned through service. The compensation expense related to the services rendered were $22,956, $17,996 and $16,805 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Payments to be made to employees under this long-term incentive program in 2010 are recorded as a current obligation, while payments expected in future periods are recorded as a long-term obligation in the Company’s consolidated balance sheet.

Adoption of a New Stock-Based Long-Term Incentive Plan

In January 2010, the Company approved a New Stock Incentive Plan (“SIP”), which will replace the cash-based long-term incentive program for the officers and most senior managers of the Company. The SIP, which became effective in January 2010, provides for the purchase or award of new class B common stock of Holdings (“Shares”) and options to purchase new Shares representing in the aggregate representing up to 12% of the outstanding common stock of Holdings.

In February 2010, pursuant to the SIP, the Company completed an equity offering of 1.4 million Shares, $0.01 par value per share, at $10 per share to certain key employees. Also pursuant to the SIP, these and other employees were granted 3 million Deferred Share Units (“DSUs” as defined in the SIP), which represent rights to Shares in the future subject to the satisfaction of certain conditions at an acquisition price of $10 per share, and 10.7 million options (“Matching Options” as defined in the SIP) to purchase Shares pursuant to a matching formula, at an exercise price of $10 per share. The Matching Options are subject to a vesting period of generally four years.

Also in February 2010, the Company adopted a Director Stock Incentive Plan, which provides for the sale of Shares to certain non-employee directors of the Company, as well as the grant to these individuals of DSUs in lieu of receiving cash compensation for their services as a member of Holdings’ Board of Directors.

(22) Lease Commitments

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment under long-term, noncancelable operating leases. Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed. At December 31, 2009, the future payments for all operating leases with remaining lease terms in excess of one year in each of the next five fiscal years and thereafter were as follows:

Year
2010	$54,919
2011	37,766
2012	24,400
2013	16,937
2014	12,158
Thereafter	31,902

$178,082

Total rent expense under all leases was $70,566, $75,386 and $72,081 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

(23) Related-Party Transactions

The Company purchases certain raw materials and products from SCJ, which like the Company, is majority-owned by the descendants of Samuel Curtis Johnson. Total inventory purchased from SCJ was $25,238, $27,743 and $25,277 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

SCJ also provides certain administrative, business support and general services, including shared facility services to the Company. In addition, the Company leases certain facilities from SCJ. Charges for these services and leases totaled $14,032, $13,013 and $15,392 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

The Company licenses the use of certain trade names, housemarks and brand names from SCJ. Payments to SCJ under the license agreements governing the names and marks totaled $6,316, $7,441 and $6,109 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

After the Company’s 1999 separation from SCJ, SCJ continued to operate institutional and industrial businesses in various countries in which the Company did not have operations. Under a territorial license agreement, the Company licenses the intellectual property rights to SCJ to allow it to manufacture and sell the

Company’s products in those countries. Under this agreement, SCJ pays a royalty fee based on its and its sub licensees’ net sales of products bearing the Company’s brand names. Amounts paid by SCJ to the Company under the territorial license agreement totaled $82 and $271 during the fiscal years ended December 31, 2009 and December 31, 2008, respectively and were not material during the fiscal year ended December 28, 2007.

SCJ purchases certain raw materials and products from the Company. Total inventory purchased by SCJ from the Company was $2,952, $1,875 and $2,183 for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

In June 2006, in connection with the divestiture of the Polymer Business, the Company entered into a toll manufacturing agreement with SCJ. In addition, the Company and SCJ entered a toll manufacturing agreement covering its North American business. Under both agreements, SCJ supports and performs certain manufacturing functions at its Waxdale operation in the United States. In association with these tolling agreements, the Company paid SCJ $6,523, $6,135 and $5,884 during the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

The Company has a banking relationship with the Johnson Financial Group, which is majority-owned by the descendants of Samuel Curtis Johnson. Service fees paid to the Johnson Financial Group totaled $69, $103 and $118, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

The Company previously leased its North American headquarters building from Willow Holdings, Inc., which is controlled by the descendants of Samuel Curtis Johnson. The Company’s operating lease costs were $700 for the fiscal year ended December 28, 2007.

On December 20, 2007, the Company purchased the land and building from Willow Holdings, LLC for $5,788. As part of the purchase, the parties terminated the lease arrangements. The Company and Willow Holdings, LLC also entered into a Right of First Offer Purchase Agreement which provides Willow Holdings, LLC the opportunity to purchase the property in the event the Company desires to sell the property.

In connection with the May 2002 acquisition of the DiverseyLever business, the Company entered into a Sales Agency Agreement with Unilever whereby the Company acts as Unilever’s sales agent in the sale of Unilever’s consumer brand cleaning products to institutional and industrial end-users. The original term of the sales agency agreement was extended until December 31, 2007. On October 11, 2007, the Company and Unilever executed the Umbrella Agreement pursuant to which the parties agreed to the terms of (i) the New Agency Agreement that is substantially similar to the Prior Agency Agreement and that applies to Ireland, the United Kingdom, Portugal and Brazil and (ii) the License Agreement under which Unilever agreed to grant us and our affiliates a license to produce and sell professional packs of Unilever’s consumer brand cleaning products in 31 other countries that were subject to the Prior Agency Agreement. Under the Umbrella Agreement, the Company and its affiliates also entered into agreements with Unilever to distribute consumer packs of Unilever’s consumer brand cleaning products in the same 31 countries as the License Agreement. The New Agency Agreement, the License Agreement and the consumer pack distribution arrangements took effect on January 1, 2008.

Amounts earned under the New Agency Agreement were $27,170 and $35,020 during the fiscal year ended December 31, 2009 and December 31, 2008, respectively. Amounts earned under the Prior Agency Agreement totaled $91,928 for the fiscal year ended December 28, 2007.

Royalties paid under the License Agreement were $5,010 and $5,120 during the fiscal year ended December 31, 2009 and December 31, 2008, respectively.

Under the dispensed products license agreement, Unilever has granted the Company a license to use certain intellectual property relating to the products the Company sells for use in certain personal care product dispensing systems. Either party may terminate the dispensed products license agreement or the licenses granted under the agreement by providing six months’ written notice prior to any anniversary of the dispensed products license agreement. The dispensed products license agreement has been extended to May 2, 2010. Payments to Unilever under the dispensed products license agreement totaled $725, $818 and $924 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Under the transitional services agreement, Unilever provided the Company with a wide range of support services that were intended to ensure the smooth transition of the DiverseyLever business from Unilever to the Company. Unilever provided most services for no more than 24 months, and, accordingly, services under the transitional services agreement have been terminated.

In association with the continuation of various support services and reimbursement of benefit-related costs not covered by the transitional service agreement, the Company paid Unilever $0, $108 and $4 for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

The Company purchases certain raw materials and products from Unilever, acts as a co-packer for Unilever and also sells certain finished goods to Unilever as a customer. Total purchases of inventory by the Company from Unilever, excluding inventories associated with the sales agency agreement, were $64,140, $65,011 and $20,495, respectively, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007. Total sales of finished product by the Company to Unilever were $18,516, $26,208 and $46,890, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

The Company recognized interest income of $2,551, $2,749 and $2,583 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, related to certain long-term acquisition related receivables from Unilever.

In 2009, in connection with the Transactions (See Note 25), the Company paid CD&R a transaction fee of $25,000 and $300 in transaction-related expenses.

Related-party receivables and payables at December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009	December 31, 2008
Included in accounts receivable – related parties:
Receivable from CMH	$701	$—
Receivable from SCJ	190	61
Receivable from Unilever	21,052	17,423
Due from parent	92,247	436
Long-term acquisition-related receivable from Unilever	—	79,808
Included in accounts payable – related parties:
Payable to CMH	683	64
Payable to SCJ	6,635	6,231
Payable to Unilever	28,057	22,177
Payable to other related parties	525	19
Long-term acquisition-related payables to Unilever	—	28,870

(24) Other Comprehensive Income

Components of other comprehensive income are disclosed, net of tax, in the consolidated statements of stockholders’ equity. The following table reflects the gross other comprehensive income and related income tax (expense) benefit:

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	Gross	Tax	Net	Gross	Tax	Net
Foreign currency translation adjustments:
Balance at beginning of year	$272,503	$(13,758)	$258,745	$380,602	$(14,795)	$365,807
Foreign currency translation adjustments	76,096	(5,092)	71,004	(108,099)	1,037	(107,062)

Balance at end of year	348,599	(18,850)	329,749	272,503	(13,758)	258,745

Adjustments to minimum pension liability:
Balance at beginning of year	(123,442)	26,355	(97,087)	(32,852)	10,937	(21,915)
Adjustments to minimum pension liability excluding adoption of ASC Topic 715	42,844	(4,839)	38,005	(90,590)	15,418	(75,172)

Balance at end of year	(80,598)	21,516	(59,082)	(123,442)	26,355	(97,087)

Unrealized losses on derivatives:
Balance at beginning of year	(5,680)	812	(4,868)	(3,604)	1,290	(2,314)
Losses in fair value of derivatives	(229)	488	259	(5,680)	812	(4,868)
Reclassification of prior unrealized losses in net income	5,680	(812)	4,868	3,604	(1,290)	2,314

Balance at end of year	(229)	488	259	(5,680)	812	(4,868)

Total accumulated other comprehensive income, net before adjustments to adopt ASC Topic 715	267,772	3,154	270,926	143,381	13,409	156,790

Adjustments to adopt ASC Topic 715
Balance at beginning of year	(46,774)	(1,270)	(48,044)	(44,830)	(1,270)	(46,100)
Impact of adoption	—	—	—	(1,944)	—	(1,944)

Balance at end of year	(46,774)	(1,270)	(48,044)	(46,774)	(1,270)	(48,044)

Total accumulated other comprehensive income, net after adjustment to adopt ASC Topic 715	$220,998	$1,884	$222,882	$96,607	$12,139	$108,746

(25) Recapitalization and Refinancing Transactions

On October 7, 2009, the Company and Holdings entered into a series of agreements, which we collectively refer to as the “Transactions”, consisting of the following, and which closed on November 24, 2009:

(1)	an Investment and Recapitalization Agreement (the “Investment Agreement”), by and among Holdings, CDR Jaguar Investor Company, LLC (“CD&R Investor”), a Delaware limited liability company, owned by a private investment fund managed by CD&R, CMH, and SNW, pursuant to which:

(a)	the common equity ownership interests of Holdings held by CMH were reclassified into 51.1 million new shares of class A common stock of Holdings; and

(b)	Holdings issued 47.7 million shares of its new class A common stock to CD&R Investor and CD&R F&F Jaguar Investor, LLC, an affiliate of CD&R Investor (together with CD&R Investor, the “CD&R Investor Parties”), and 990,000 shares of its new class A common stock to SNW for cash consideration of $477 million and $9.9 million, respectively.

(2)	a Redemption Agreement (as amended, the “Redemption Agreement”), by and among the Company, Holdings, CMH, Unilever, N.V., a company organized under the laws of the Netherlands (“Unilever”), Marga B.V., a company organized under the laws of the Netherlands and an indirect, wholly owned subsidiary of Unilever (“Marga”), and Conopco, Inc., a New York corporation and an indirect, wholly owned subsidiary of Unilever (“Conopco”), pursuant to which Holdings purchased all of the common equity ownership interests of Holdings held by parties affiliated with Unilever in exchange for (a) $390.5 million in cash, (b) the settlement of certain amounts owing by Unilever to the Company and Holdings and owing to Unilever by Holdings and CMH, and (c) a warrant (the “Warrant”) to purchase 4,156,863 shares of Holdings’ new class A common stock, representing 4% of the outstanding common stock of Holdings at the closing of the Transactions assuming exercise of the Warrant.

At the closing of the Transactions, Holdings’ ownership, assuming the exercise of the Warrant, but excluding any impact of the New Stock Incentive Plan (see Note 21), is as follows: CMH, 49.1%; CD&R Investor Parties, 45.9%; SNW, 1.0%; and Unilever, 4.0%. SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings, which, subject to certain limitations, increased CMH’s voting ownership in Holdings from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership in Holdings from approximately 1.0% to 0.0%.

In addition to the agreements described above, the Company also entered into the following agreements: (1) a consulting agreement between Holdings, the Company and CD&R, pursuant to which CD&R will provide certain management, consulting, advisory, monitoring and financial services to the Company and its subsidiaries (“Consulting Agreement”); and (2) amended commercial agreements between the Company and SCJ, relating to, among other things, a facility lease, brand licensing, supply arrangements and administrative services.

Holdings also entered into the following agreements: (1) a stockholders’ agreement, by and among Holdings, CMH, SNW, CD&R Investor Parties, relating to certain governance rights and (2) a registration rights agreement by and among Holdings, CD&R Investor Parties, CMH, SNW and Marga (“Holdings Registration Rights Agreement”).

Holdings issued the Warrant to Marga (subsequently assigned to another Unilever affiliate) for the purchase of 4,156,863 shares of Holdings’ class A common stock at an initial exercise price of $0.01 per share. The Warrant is exercisable upon the occurrence of a liquidity event, or upon the exercise of drag-along rights or tag-along rights as described in the Holdings Registration Rights Agreement. The fair value of this Warrant is carried by Holdings in its financial statements at $39.6 million.

In connection with the Transactions, the Company and Holdings refinanced their debt and entered into new debt agreements, as more fully described in Note 12, as follows:

•	the repurchase or redemption by the Company of its previously outstanding senior subordinated notes and by Holdings of its previously outstanding senior discount notes;

•	the repayment of all outstanding obligations under the Company’s previously outstanding senior secured credit facilities and the termination thereof;

•	the entry by the Company into a new $1.25 billion senior secured credit facility, which we refer to as the New Senior Secured Credit Facility;

•	the issuance by the Company of $400 million aggregate principal amount of 8.25% senior notes due 2019 (which we refer to as the New Senior Notes); and

•	the issuance by Holdings of $250 million aggregate initial principal amount of 10.5% senior notes due 2020.

(26) Commitments and Contingencies

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome of any current litigation will have a material effect on the Company’s financial position, results of operations or cash flows.

The Company has purchase commitments for materials, supplies, and property, plant and equipment incidental to the ordinary conduct of business. In the aggregate, such commitments are not in excess of current market prices. Additionally, the Company normally commits to some level of marketing related expenditures that extend beyond the fiscal year. These marketing expenses are necessary in order to maintain a normal course of business and the risk associated with them is limited. It is not expected that these commitments will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company maintains environmental reserves for remediation, monitoring, assessment and other expenses at one of its domestic facilities. While the ultimate exposure at this site continues to be evaluated, the Company does not anticipate a material effect on its consolidated financial position or results of operations.

In connection with the acquisition of the DiverseyLever business, the Company conducted environmental assessments and investigations at DiverseyLever facilities in various countries. These investigations disclosed the likelihood of soil and/or groundwater contamination, or potential environmental regulatory matters. The Company continues to evaluate the nature and extent of the identified contamination and is preparing and executing plans to address the contamination, including the potential to recover some of these costs from Unilever under the terms of the DiverseyLever purchase agreement. As of December 31, 2009, the Company maintained related reserves of $7,700 on a discounted basis (using country specific rates ranging from 8.3% to 13.7%) and $10,300 on an undiscounted basis. The Company intends to seek recovery from Unilever under indemnification clauses contained in the purchase agreement.

During fiscal 2008, the Company was a licensee of certain chemical production technology used globally. The license agreement provided for guaranteed minimum royalty payments during a term ending on December 31, 2014. Under the terms of agreement and based on current financial projections, the Company did not expect to meet the minimum guaranteed payments. In accordance with the requirements of ASC Topic 450, Contingencies, the Company estimated its possible range of loss as $2,879 to $4,397 and maintained a loss reserve of $2,879 at December 31, 2008. In December 2009, the Company and licensee amended the terms of the license agreement resulting in a $700 payment to the licensee and elimination of future guaranteed minimum royalty payments. The resulting $2,179 reduction in related reserves was recorded as a credit to selling, general and administrative expenses in the consolidated statement of operations.

(27) Segment Information

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the executive management. Each segment’s accounting policies are consistent with those used by the Company.

The following table represents operating segment information. Statements of operations, except depreciation and amortization, include results from continuing operations only.

	Fiscal Year Ended December 31, 2009
	North America	Europe	Japan	Latin America	Asia Pacific	Eliminations/ Other [1]	Total Company
Net sales	$647,807	$1,678,883	$306,526	$252,559	$239,499	$(14,393)	$3,110,881
Operating profit	66,910	123,592	13,693	20,052	6,131	(32,767)	197,611
Depreciation and amortization	13,307	46,675	7,256	8,401	7,978	28,480	112,097
Interest expense	14,546	55,401	1,135	1,623	1,108	23,123	96,936
Interest income	1,420	4,562	1	284	366	(2,078)	4,555
Total assets	342,768	1,990,476	294,573	256,838	211,474	416,109	3,512,238
Goodwill	126,877	805,725	127,003	80,942	63,668	49,489	1,253,704
Capital expenditures, including capitalized computer software	11,306	31,052	3,395	9,369	8,354	30,818	94,294
Long-lived assets [2]	183,691	1,079,388	172,852	119,719	94,384	308,394	1,958,428

	Fiscal Year Ended December 31, 2008
	North America	Europe	Japan	Latin America	Asia Pacific	Eliminations/ Other [1]	Total Company
Net sales	$679,376	$1,831,458	$311,395	$262,990	$251,726	$(21,068)	$3,315,877
Operating profit	41,418	90,126	8,230	17,503	661	(24,243)	133,695
Depreciation and amortization	16,016	57,393	8,689	9,925	8,844	27,369	128,236
Interest expense	12,109	69,025	923	1,843	2,075	19,425	105,400
Interest income	3,071	8,654	176	314	494	(5,029)	7,680
Total assets	361,259	1,886,057	325,175	195,890	187,090	241,721	3,197,192
Goodwill	126,304	779,653	129,749	67,303	56,611	49,066	1,208,686
Capital expenditures, including capitalized computer software	14,673	46,929	4,322	12,809	9,988	32,490	121,211
Long-lived assets [2]	180,657	1,061,338	183,203	99,637	84,894	302,339	1,912,068

	Fiscal Year Ended December 28, 2007
	North America	Europe	Japan	Latin America	Asia Pacific	Eliminations/ Other [1]	Total Company
Net sales	$710,303	$1,616,973	$281,704	$226,848	$224,523	$(18,611)	$3,041,740
Operating profit (loss)	27,466	65,922	15,916	15,770	6,312	(64,276)	67,110
Depreciation and amortization	31,146	56,028	10,138	8,692	8,391	42,351	156,746
Interest expense	11,300	69,746	750	2,682	3,339	18,785	106,602
Interest income	6,183	11,039	77	63	675	(7,994)	10,043
Total assets	454,094	2,011,604	274,881	216,719	202,482	276,749	3,436,529
Goodwill	161,756	826,265	104,063	83,706	66,096	27,944	1,269,830
Capital expenditures, including capitalized computer software	18,926	44,529	4,361	10,981	9,197	23,165	111,159
Long-lived assets [2]	265,100	1,143,854	152,562	121,909	96,663	276,199	2,056,287

[1]	Eliminations/Other includes the Company’s corporate operating and holding entities, discontinued operations and corporate level eliminations and consolidating entries.
[2]	Long-lived assets includes property, plant and equipment, capital software, intangible items and investments in unconsolidated affiliates.

(28) Subsidiary Guarantors of Senior Notes

The New Senior Notes are guaranteed by certain of the Company’s 100% owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full and unconditional, to the extent allowed by law, and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the guarantors are unconditionally, jointly, and severally liable under the guarantees, and the Company believes such separate statements or disclosures would not be useful to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statements of operations, balance sheets and statements of cash flows information for the Company (“Parent Company”), for the Guarantor Subsidiaries and for the Company’s non-guarantor subsidiaries (the “Non-guarantor Subsidiaries”), each of which were determined on a combined basis with the exception of eliminating investments in combined subsidiaries and certain reclassifications, which are eliminated at the consolidated level. The supplemental financial information reflects the investments of the Company in the Guarantor Subsidiaries and Non-guarantor Subsidiaries using the equity method of accounting.

Condensed consolidating statement of operations for the fiscal year ended December 31, 2009:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net product and service sales	$508,111	$49,209	$2,607,138	$(80,747)	$3,083,711
Sales agency fee income	—	—	27,170	—	27,170

	508,111	49,209	2,634,308	(80,747)	3,110,881
Cost of sales	318,751	25,417	1,565,253	(80,488)	1,828,933

Gross profit	189,360	23,792	1,069,055	(259)	1,281,948
Selling, general and administrative expenses	170,355	10,919	806,821	—	988,095
Research and development expenses	32,631	—	30,697	—	63,328
Restructuring expense	1,816	2	31,096	—	32,914

Operating profit (loss)	(15,442)	12,871	200,441	(259)	197,611
Other (income) expense:
Interest expense	102,043	325	60,215	(65,647)	96,936
Interest income	(34,999)	(30,030)	(5,173)	65,647	(4,555)
Notes redemption and other costs	22,456	—	2,946	—	25,402
Other (income) expense, net	(103,575)	(53,927)	(7,294)	160,097	(4,699)

Income (loss) before taxes	(1,367)	96,503	149,747	(160,356)	84,527
Provision for income taxes	(9,351)	18,105	67,375	—	76,129

Income (loss) from continuing operations	7,984	78,398	82,372	(160,356)	8,398
Loss from discontinued operations, net of income taxes	(115)	(153)	(261)	—	(529)

Net income (loss)	$7,869	$78,245	$82,111	$(160,356)	$7,869

Condensed consolidating statement of operations for the fiscal year ended December 31, 2008:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net product and service sales	$536,273	$67,016	$2,786,329	$(108,761)	$3,280,857
Sales agency fee income	—	—	35,020	—	35,020

	536,273	67,016	2,821,349	(108,761)	3,315,877
Cost of sales	359,893	34,837	1,703,312	(107,960)	1,990,082

Gross profit	176,380	32,179	1,118,037	(801)	1,325,795
Selling, general and administrative expenses	169,489	12,796	885,447	—	1,067,732
Research and development expenses	36,153	—	30,924	—	67,077
Restructuring expense	11,536	624	45,131	—	57,291

Operating profit (loss)	(40,798)	18,759	156,535	(801)	133,695
Other (income) expense:
Interest expense	113,950	56	71,441	(80,047)	105,400
Interest income	(44,949)	(35,778)	(7,000)	80,047	(7,680)
Other (income) expense, net	(82,371)	395	3,383	84,264	5,671

Income (loss) before taxes	(27,428)	54,086	88,711	(85,065)	30,304
Provision for income taxes	(4,278)	14,110	47,699	—	57,531

Income (loss) from continuing operations	(23,150)	39,976	41,012	(85,065)	(27,227)
Income (loss) from discontinued operations, net of income taxes	11,388	(6)	4,083	—	15,465

Net income (loss)	$(11,762)	$39,970	$45,095	$(85,065)	$(11,762)

Condensed consolidating statement of operations for the fiscal year ended December 28, 2007:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net product and service sales	$557,392	$75,856	$2,415,869	$(99,305)	$2,949,812
Sales agency fee income	4,252	28	87,648	—	91,928

	561,644	75,884	2,503,517	(99,305)	3,041,740
Cost of sales	360,533	40,631	1,462,681	(99,621)	1,764,224

Gross profit	201,111	35,253	1,040,836	316	1,277,516
Selling, general and administrative expenses	269,612	15,306	832,784	—	1,117,702
Research and development expenses	36,841	—	28,698	—	65,539
Restructuring expense	2,614	—	24,551	—	27,165

Operating profit (loss)	(107,956)	19,947	154,803	316	67,110
Other (income) expense:
Interest expense	121,725	79	78,917	(94,119)	106,602
Interest income	(41,556)	(46,984)	(15,622)	94,119	(10,043)
Other (income) expense, net	(60,877)	(644)	1,326	59,408	(787)

Income before taxes	(127,248)	67,496	90,182	(59,092)	(28,662)
Provision for income taxes	(35,076)	17,853	83,069	—	65,846

Income (loss) from continuing operations	(92,172)	49,643	7,113	(59,092)	(94,508)
Income from discontinued operations, net of income taxes	5,541	556	1,780	—	7,877

Net income (loss)	$(86,631)	$50,199	$8,893	$(59,092)	$(86,631)

Condensed consolidating balance sheet at December 31, 2009:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Assets
Current assets:
Cash and cash equivalents	$84,163	$229	$165,048	$—	$249,440
Restricted cash	39,654	—	—	—	39,654
Accounts receivable	6,468	602	571,593	—	578,663
Intercompany receivables	—	458,234	—	(458,234)	—
Due from parent	92,247	—	—	—	92,247
Inventories	44,347	180	211,580	(118)	255,989
Other current assets	18,107	77	189,805	(7,448)	200,541
Current assets of discontinued operations	60	—	—	—	60

Total current assets	285,046	459,322	1,138,026	(465,800)	1,416,594
Property, plant and equipment, net	80,727	307	340,652	(6,041)	415,645
Capitalized software, net	50,851	—	2,447	—	53,298
Goodwill and other intangibles, net	86,443	107,362	1,280,668	—	1,474,473
Intercompany advances	62,585	27,097	—	(89,682)	—
Other assets	52,799	1	95,635	(126)	148,309
Investments in subsidiaries	1,627,878	60,117	—	(1,687,995)	—
Noncurrent assets of discontinued operations	3,919	—	—	—	3,919

Total assets	$2,250,248	$654,206	$2,857,428	$(2,249,644)	$3,512,238

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$—	$27,661	$—	$27,661
Current portion of long-term debt	4,500	—	5,311	—	9,811
Accounts payable	89,357	357	325,882	682	416,278
Intercompany payables	322,987	—	135,247	(458,234)	—
Accrued expenses	124,943	4,695	296,080	44,319	470,037
Current liabilities of discontinued operations	6,174	—	—	—	6,174

Total current liabilities	547,961	5,052	790,181	(413,233)	929,961
Intercompany note payable	—	—	122,243	(122,243)	—
Long-term borrowings	837,792	—	515,839	—	1,353,631
Other liabilities	155,170	23,023	361,458	(20,330)	519,321
Noncurrent liabilities of discontinued operations	4,522	—	—	—	4,522

Total liabilities	1,545,445	28,075	1,789,721	(555,806)	2,807,435
Stockholders’ equity	704,803	626,131	1,067,707	(1,693,838)	704,803

Total liabilities and equity	$2,250,248	$654,206	$2,857,428	$(2,249,644)	$3,512,238

Condensed consolidating balance sheet at December 31, 2008:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Assets
Current assets:
Cash and cash equivalents	$32,260	$418	$75,140	$—	$107,818
Restricted cash	49,463	—	—	—	49,463
Accounts receivable	4,021	1,479	565,154	—	570,654
Intercompany receivables	—	447,713	—	(447,713)	—
Due from parent	436	—	—	—	436
Inventories	40,577	2,625	212,257	(129)	255,330
Other current assets	25,003	63	155,864	(15,754)	165,176
Current assets of discontinued operations	1,746	—	—	—	1,746

Total current assets	153,506	452,298	1,008,415	(463,596)	1,150,623
Property, plant and equipment, net	80,841	554	336,399	(5,772)	412,022
Capitalized software, net	40,765	—	3,099	—	43,864
Goodwill and other intangibles, net	88,838	107,429	1,244,009	—	1,440,276
Intercompany advances	346,519	249,039	28,626	(624,184)	—
Other assets	104,420	1	40,453	(148)	144,726
Investments in subsidiaries	1,714,392	11,003	—	(1,725,395)	—
Noncurrent assets of discontinued operations	5,681	—	—	—	5,681

Total assets	$2,534,962	$820,324	$2,661,001	$(2,819,095)	$3,197,192

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$—	$26,448	$—	$26,448
Current portion of long-term debt	8,750	—	11,055	—	19,805
Accounts payable	74,630	334	312,499	64	387,527
Intercompany payables	324,053	—	123,660	(447,713)	—
Accrued expenses	140,344	8,571	321,078	(15,165)	454,828
Current liabilities of discontinued operations	3,746	—	—	—	3,746

Total current liabilities	551,523	8,905	794,740	(462,814)	892,354
Intercompany note payable	36,637	—	588,533	(625,170)	—
Long-term borrowings	1,035,573	—	—	—	1,035,573
Other liabilities	190,536	24,889	333,295	(148)	548,572
Noncurrent liabilities of discontinued operations	6,197	—	—	—	6,197

Total liabilities	1,820,466	33,794	1,716,568	(1,088,132)	2,482,696
Stockholders’ equity	714,496	786,530	944,433	(1,730,963)	714,496

Total liabilities and equity	$2,534,962	$820,324	$2,661,001	$(2,819,095)	$3,197,192

Condensed consolidating statement of cash flows for the fiscal year ended December 31, 2009:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$(2,807)	$88,749	$191,060	$(154,235)	$122,767
Cash flows from investing activities:
Capital expenditures, net	(39,338)	133	(46,524)	(349)	(86,078)
Acquisitions of businesses	69,626	(49,114)	(30,126)	7,877	(1,737)
Proceeds from divestitures	(738)	(239)	(371)	—	(1,348)

Net cash provided by (used in) investing activities	29,550	(49,220)	(77,021)	7,528	(89,163)
Cash flows from financing activities:
Proceeds from (repayments of) short-term borrowings, net	—	—	(1,804)	—	(1,804)
Proceeds from long-term borrowings	842,180	—	521,150	—	1,363,330
Repayments of long-term borrowings	(1,044,323)	—	(11,054)	—	(1,055,377)
Intercompany financing	285,204	206,501	(491,705)	—	—
Proceeds from (repayments of) additional paid in capital	95,497	(87,193)	90,042	(98,346)	—
Payment of debt issuance costs	(31,907)	—	(39,683)	—	(71,590)
Dividends paid	(131,832)	(174,320)	(71,099)	245,053	(132,198)

Net cash provided by (used in) financing activities	14,819	(55,012)	(4,153)	146,707	102,361
Effect of exchange rate changes on cash and cash equivalents	10,340	15,294	(19,977)	—	5,657

Change in cash and cash equivalents	51,902	(189)	89,909	—	141,622
Beginning balance	32,260	418	75,140	—	107,818

Ending balance	$84,162	$229	$165,049	$—	$249,440

Condensed consolidating statement of cash flows for the fiscal year ended December 31, 2008:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$(31,690)	$15,228	$140,538	$(74,879)	$49,197
Cash flows from investing activities:
Capital expenditures, net	(39,334)	(240)	(78,589)	—	(118,163)
Acquisitions of businesses	(4,504)	13,781	(44,114)	27,253	(7,584)
Proceeds from divestitures	121,338	(192)	6,418	—	127,564

Net cash provided by (used in) investing activities	77,500	13,349	(116,285)	27,253	1,817
Cash flows from financing activities:
Proceeds from (repayments of) short-term borrowings, net	—	—	10,985	—	10,985
Proceeds from long-term borrowings	—	—	—	—	—
Repayments of long-term borrowings	(8,750)	—	(5,070)	—	(13,820)
Intercompany financing	25,800	38,803	(64,603)	—	—
Proceeds from (repayments of) additional paid in capital	(12,973)	(19,381)	55,283	(22,929)	—
Payment of debt issuance costs	—	—	(123)	—	(123)
Dividends paid	(43,353)	(33,678)	(36,876)	70,555	(43,352)

Net cash provided by (used in) financing activities	(39,276)	(14,256)	(40,404)	47,626	(46,310)
Effect of exchange rate changes on cash and cash equivalents	(19,289)	(14,467)	39,799	—	6,043

Change in cash and cash equivalents	(12,755)	(146)	23,648	—	10,747
Beginning balance	45,015	564	51,492	—	97,071

Ending balance	$32,260	$418	$75,140	$—	$107,818

Condensed consolidating statement of cash flows for the fiscal year ended December 28, 2007:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$(17,489)	$(25)	$101,621	$(50,811)	$33,296
Cash flows from investing activities:
Capital expenditures, net	(10,917)	(29,334)	(59,825)	—	(100,076)
Acquisitions of businesses	(11,491)	(1,769)	(363)	9,542	(4,081)
Proceeds from divestitures	3,141	(1,346)	—	—	1,795

Net cash provided by (used in) investing activities	(19,267)	(32,449)	(60,188)	9,542	(102,362)
Cash flows from financing activities:
Proceeds from (repayments of) short-term borrowings, net	—	—	(20,702)	—	(20,702)
Proceeds from long-term borrowings	—	—	—	—	—
Repayments of long-term borrowings	(8,750)	—	(4,266)	—	(13,016)
Intercompany financing	(106,225)	202,545	(96,325)	5	—
Proceeds from (repayments of) additional paid in capital	91,423	(67,263)	85,341	(109,501)	—
Payment of debt issuance costs	(500)	—	—	—	(500)
Dividends paid	(21,676)	(139,040)	(11,803)	150,765	(21,754)

Net cash provided by (used in) financing activities	(45,728)	(3,758)	(47,755)	41,269	(55,972)
Effect of exchange rate changes on cash and cash equivalents	43,898	36,315	(66,417)	—	13,796

Change in cash and cash equivalents	(38,586)	83	(72,739)	—	(111,242)
Beginning balance	83,601	481	124,231	—	208,313

Ending balance	$45,015	$564	$51,492	$—	$97,071

(29) Quarterly Financial Data (unaudited)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	April 3, 2009	March 28, 2008	July 3, 2009	June 27, 2008	October 2, 2009	September 26, 2008	December 31, 2009	December 31, 2008
Net sales [1]	$704,612	$779,837	$792,554	$887,074	$815,437	$856,500	$798,278	$792,466
Gross profit [1]	269,347	319,413	325,929	364,979	352,422	342,740	334,250	298,663
Net income (loss) [2]	(16,628)	(10,492)	18,752	12,365	40,393	23,196	(34,648)	(36,831)

[1]	Amounts include results from continuing operations.
[2]	During the third quarter of fiscal year 2008, the Company divested of DuBois (see Note 6) resulting in an after tax gain of approximately $10,696.

(30) Subsequent Event

Effective January 11, 2010, the Venezuelan government devalued its currency (bolivar) and moved to a two tier exchange structure. The official exchange rate moved from 2.15 to 2.60 for essential goods and 4.30 for non-essential goods and services. The Company’s goods meet the non-essential classification. This change does not impact the Company’s 2009 financial results.

Beginning with fiscal year 2010, the Company will account for its Venezuelan subsidiary as hyperinflationary and will use the exchange rate at which it expects to be able to remit dividends to translate its earnings and month end balance sheet. This exchange rate is currently 4.30, the official rate currently applied to non-essential goods and services. In association with the conversion, the Company is expected to record a pretax loss of $3,000 to $4,000 during the first quarter of 2010.

As of December 31, 2009, the Company had approximately $7,200 of net monetary assets in Venezuela, which will generate income or expense for the change in value associated with exchange rate movements versus the U.S. dollar.

$400,000,000

Diversey, Inc.

8.25% Senior Notes due 2019

PROSPECTUS

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

Delaware

Delaware General Corporation Law

The Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such person for costs actually and reasonably incurred by him in connection with that action’s defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that the indemnity is proper.

The Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the Delaware General Corporation Law.

Under the Delaware General Corporation Law, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

(1)	by a majority vote of the directors who are not parties to the action, suit or proceeding;

(2)	by a committee of directors designated by a majority vote of directors who are not parties to the action, suit or proceeding, even if less than a quorum;

(3)	if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion; or

(4)	by the stockholders.

Diversey, Inc.

The certificate of incorporation of Diversey, Inc. contains no provisions concerning the indemnification of directors and officers. Diversey’s bylaws provide that the corporation will indemnify each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses; provided, however, that the corporation will indemnify any such person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors of Diversey.

Integrated Sanitation Management, Inc.

The certificate of incorporation of Integrated Sanitation Management, Inc. provides that the corporation will indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the corporation or of another corporation or enterprise at the request of the corporation to the full extent permitted by the laws of the State of Delaware. The bylaws of Integrated Sanitation Management provide that the corporation will indemnify each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses reasonably incurred or suffered by that person; provided, however, that the corporation will indemnify any such person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors of the corporation.

JDI CEE Holdings, Inc.

The certificate of incorporation of JDI CEE Holdings, Inc. provides that the corporation will indemnify each person who is, was or has agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the board of directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by the Delaware General Corporation Law or any other applicable laws. In addition, the bylaws of JDI CEE Holdings, Inc. permit the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or an officer of the corporation, or is or was serving at the request of the corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Further, the bylaws permit the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or an officer of the corporation, or is or was serving at the request of the corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or the other court shall deem proper.

Notwithstanding the above, the bylaws of JDI CEE Holdings, Inc. provide, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding was authorized in advance, or consented to, by the board of directors of JDI CEE Holdings, Inc. Finally, to the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection with that action, suit or proceeding.

Diversey Puerto Rico, Inc.

The indemnification provisions concerning directors and officers in the certificate of incorporation and bylaws of Diversey Puerto Rico, Inc. are identical to those provisions in the certificate of incorporation and bylaws of JDI CEE Holdings, Inc. as described above.

Diversey Shareholdings, Inc.

The indemnification provisions concerning directors and officers in the certificate of incorporation and bylaws of Diversey Shareholdings, Inc. are identical to those provisions in the certificate of incorporation and bylaws of JDI CEE Holdings, Inc. as described above.

Diversey USA Shareholdings, Inc.

The indemnification provisions concerning directors and officers in the certificate of incorporation and bylaws of Diversey USA Shareholdings, Inc. are identical to those provisions in the certificate of incorporation and bylaws of JDI CEE Holdings, Inc. as described above.

Professional Shareholdings, Inc.

The certificate of incorporation of Professional Shareholdings, Inc. contains no provisions concerning the indemnification of directors and officers. Professional Shareholdings’ bylaws provide that the corporation will indemnify each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses actually and reasonably incurred by that person in connection with the proceeding; provided, however, that the corporation will indemnify any such person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors of the corporation.

The Butcher Company

The certificate of incorporation of The Butcher Company contains no provisions concerning the indemnification of directors and officers. The Butcher Company’s bylaws provide that the corporation will indemnify any director or officer against any liabilities, and will advance any reasonable expenses, incurred by him in any proceeding to which he is a party because he is or was a director or officer of the corporation.

Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to any standards and restrictions, if any, set forth in a limited liability company’s operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Auto-C, LLC

The operating agreement of Auto-C, LLC provides that the company will indemnify its member, the affiliates of the member and the officers of the company (each an “Indemnified Person”) against any and all losses, claims, damages, expenses, and liabilities that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation, or termination of the company, or the Indemnified Person’s acting as a member under the operating agreement, or the authorized actions of the Indemnified Person in connection with the conduct of the affairs of the company, including, indemnification against negligence, gross negligence, or breach of duty; provided, however, that an Indemnified Person shall not be entitled to indemnification if and to the extent that the liability results from:

(1)	any act or omission of the Indemnified Person that involves actual fraud or willful misconduct; or

(2)	any transaction from which the Indemnified Person derived improper personal benefit.

Nevada

Nevada General Corporation Law

Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the paragraphs above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

JDI Holdings, Inc.

The articles of incorporation of JDI Holdings, Inc. contain no provisions concerning the indemnification of directors and officers. The bylaws of JDI Holdings, Inc. provide that the rights of directors and officers of the corporation to indemnification against liabilities, and to advancement or reimbursement of reasonable expenses, incurred in a proceeding to the extent that any director or officer was a party to the proceeding because he is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall extend to the fullest extent permitted by Nevada General Corporation Law and other applicable laws as in effect from time to time.

JWP Investments, Inc.

The articles of incorporation of JWP Investments, Inc. contain no provisions concerning the indemnification of directors and officers. The bylaws of JWP Investments permit the corporation, to the full extent permitted by Nevada General Corporation Law, to indemnify its directors and officers against any and all liabilities, and to advance any and all reasonable expenses, incurred by the directors or officers in any proceeding to which any director or officer is a party by reason of the fact that he is or was a director or officer of the corporation.

Ohio

Ohio General Corporation Law

The Ohio General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Under the Ohio General Corporation Law, a corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent, the court in which the action or suit was brought determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, trustee, officer, employee, member, manager or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the paragraphs above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

DuBois International, Inc.

The certificate of incorporation and regulations of DuBois International, Inc. contain no provisions concerning the indemnification of directors and officers.

Wisconsin

Wisconsin Limited Liability Companies Act

Section 183.0403 of the Wisconsin Limited Liability Companies Act provides that a limited liability company must indemnify or pay the expenses and liabilities of each member or manager incurred with respect to a proceeding if that member or manager was a party to the proceeding in the capacity of a member or manager. A limited liability company’s operating agreement may also alter or provide additional rights to indemnification. Notwithstanding the above, a limited liability company may only indemnify a member or manager for liabilities if the limited liability company determines that those liabilities did not result from the member’s or manager’s breach or failure to perform its duties as required by Wisconsin law or the limited liability company’s operating agreement.

JD Polymer, LLC

Neither the articles of organization nor the memorandum of organization and operating agreement of JD Polymer, LLC contain provisions concerning the indemnification of its members or officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Exhibit Description
2.1	Investment and Recapitalization Agreement with Form of Stockholders Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., CDR Jaguar Investor Company, LLC, SNW Co., Inc. and Commercial Markets Holdco, Inc. (incorporated by reference to Exhibit 2.1 to Diversey, Inc.’s Form 8-K filed with the SEC on October 14, 2009 (the “October 14, 2009 Form 8-K”))

3.1	Certificate of Incorporation of Diversey, Inc. (incorporated by reference as Exhibit 3.1 to the Registration Statement on Form S-4 of Diversey, Inc. filed with the SEC on July 31, 2002 (Reg. No. 333-97427) (the “2002 Form S-4”))

3.2	Certificate of Amendment of the Certificate of Incorporation of Diversey, Inc. (incorporated by reference as Exhibit 3.2 to Diversey, Inc.’s Form 8-K filed with the SEC on March 2, 2010)

3.3	Bylaws of Diversey, Inc. (incorporated by reference as Exhibit 3.20 to the 2002 Form S-4)

3.4	Certificate of Formation of Auto-C, LLC (incorporated by reference as Exhibit 3.2 to the 2002 Form S-4)

3.5	Amended and Restated Operating Agreement of Auto-C, LLC (incorporated by reference as Exhibit 3.21 to the 2002 Form S-4)

3.6	Certificate of Incorporation of Integrated Sanitation Management, Inc. (incorporated by reference as Exhibit 3.7 to the 2002 Form S-4)

3.7	Amended and Restated Bylaws of Integrated Sanitation Management, Inc.*

3.8	Certificate of Incorporation of JDI CEE Holdings, Inc.*

3.9	Amended and Restated Bylaws of JDI CEE Holdings, Inc.*

3.10	Certificate of Incorporation of Diversey Puerto Rico, Inc. (incorporated by reference as Exhibit 3.10 to the 2002 Form S-4)

Exhibit Number	Exhibit Description
3.11	Certificate of Amendment of the Certificate of Incorporation of Diversey Puerto Rico, Inc.*

3.12	Amended and Restated Bylaws of Diversey Puerto Rico, Inc.*

3.13	Certificate of Incorporation of Diversey Shareholdings, Inc. (incorporated by reference as Exhibit 3.11 to the 2002 Form S-4)

3.14	Certificate of Amendment of the Certificate of Incorporation of Diversey Shareholdings, Inc.*

3.15	Amended and Restated Bylaws of Diversey Shareholdings, Inc.*

3.16	Certificate of Incorporation of Diversey USA Shareholdings, Inc. (incorporated by reference as Exhibit 3.14 to the 2002 Form S-4)

3.17	Certificate of Amendment of the Certificate of Incorporation of Diversey USA Shareholdings, Inc.*

3.18	Amended and Restated Bylaws of Diversey USA Shareholdings, Inc.*

3.19	Certificate of Incorporation of Professional Shareholdings, Inc. (incorporated by reference as Exhibit 3.17 to the 2002 Form S-4)

3.20	Amended and Restated Bylaws of Professional Shareholdings, Inc.*

3.21	Certificate of Incorporation of The Butcher Company (incorporated by reference as Exhibit 3.3 to the 2002 Form S-4)

3.22	Bylaws of The Butcher Company (incorporated by reference as Exhibit 3.22 to the 2002 Form S-4)

3.23	Certificate of Incorporation of JDI Holdings, Inc.*

3.24	Bylaws of JDI Holdings, Inc.*

3.25	Articles of Incorporation of DuBois International, Inc. (incorporated by reference as Exhibit 3.6 to the 2002 Form S-4)

3.26	Regulations of DuBois International, Inc. (incorporated by reference as Exhibit 3.25 to the 2002 Form S-4)

3.27	Articles of Organization of JD Polymer, LLC*

3.28	Memorandum of Organization and Operating Agreement of JD Polymer, LLC*

3.29	Articles of Incorporation of JWP Investments, Inc. (incorporated by reference as Exhibit 3.15 to the 2002 Form S-4)

3.30	Bylaws of JWP Investments, Inc. (incorporated by reference as Exhibit 3.33 to the 2002 Form S-4)

4.1	Indenture, dated as of November 24, 2009, among JohnsonDiversey, Inc., the subsidiary guarantors from time to time party thereto and Wilmington Trust FSB, as trustee, relating to the 8.25% senior notes due 2019 of the Company (incorporated by reference as Exhibit 4.3 to Diversey, Inc.’s Form 8-K filed with the SEC on December 1, 2009 (the “December 1, 2009 Form 8-K”))

Exhibit Number	Exhibit Description

4.2	Exchange and Registration Rights Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., the Guarantors named therein and the purchasers party thereto (incorporated by reference as Exhibit 4.4 to the December 1, 2009 Form 8-K)

5.1	Opinion of Jones Day**

5.2	Opinion of Kolesar & Leatham, Chtd.**

5.3	Opinion of Reinhart Boerner Van Deuren s.c.**

10.1	Redemption Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., JohnsonDiversey, Inc., Commercial Markets Holdco, Inc., Unilever, N.V., Marga B.V. and Conopco, Inc. (incorporated by reference to Exhibit 10.1 to the October 14, 2009 Form 8-K)

10.2	Amendment No. 1 to the Redemption Agreement, dated November 20, 2009 (incorporated by reference to Exhibit 10.1 to Diversey, Inc.’s Form 8-K filed with the SEC on November 25, 2009)

10.3	Stockholders Agreement, dated as of November 24, 2009, among JohnsonDiversey Holdings, Inc., Commercial Markets Holdco, Inc., SNW Co., Inc., the CD&R Investor Parties and any stockholder of Diversey Holdings, Inc. who becomes a party thereto (incorporated by reference as Exhibit 10.1 to the December 1, 2009 Form 8-K)

10.4	Indemnification Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc., the CD&R Investor Parties, Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R and Clayton Dubilier & Rice, Inc. (incorporated by reference as Exhibit 10.2 to the December 1, 2009 Form 8-K)

10.5	Indemnification Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Diversey Holdings, Inc. and Commercial Markets Holdco, Inc. (incorporated by reference as Exhibit 10.3 to the December 1, 2009 Form 8-K)

10.6	Consulting Agreement, dated November 24, 2009, among JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc. and Clayton Dubilier & Rice, Inc. (incorporated by reference as Exhibit 10.4 to the December 1, 2009 Form 8-K)

10.7	Credit Agreement, dated as of November 24, 2009, among, inter alia, JohnsonDiversey, Inc., as a borrower, JohnsonDiversey Holdings, Inc., the lenders and issuers party thereto, as lenders, Citibank, N.A., as administrative agent, and the other parties thereto (incorporated by reference as Exhibit 10.8 to the December 1, 2009 Form 8-K)

10.8	Guaranty, dated as of November 24, 2009, made by JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc. and certain of their U.S. subsidiaries in favor of the Guarantied Parties (as defined therein) (incorporated by reference as Exhibit 10.9 to the December 1, 2009 Form 8-K)

10.9	Guaranty, dated as of November 24, 2009, made by certain subsidiaries of JohnsonDiversey, Inc. organized outside of the United States in favor of the Guarantied Parties (as defined therein) (incorporated by reference as Exhibit 10.10 to the December 1, 2009 Form 8-K)

10.10	Pledge and Security Agreement, dated as of November 24, 2009, by the Grantors (as defined therein) in favor of the Principal Agent (as defined therein) (incorporated by reference as Exhibit 10.11 to the December 1, 2009 Form 8-K)

10.11	Asset and Equity Interest Purchase Agreement, dated May 1, 2006, by and among JD Polymer, LLC, JohnsonDiversey Holdings II B.V. and BASF Aktiengesellschaft (incorporated by reference as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Diversey, Inc. filed with the SEC on May 11, 2006 (the “May 11, 2006 Form 10-Q”))

Exhibit Number	Exhibit Description

10.12	First Amendment to Asset and Equity Interest Purchase Agreement, dated as of June 30, 2006, by and among JD Polymer, LLC, JohnsonDiversey Holdings II B.V. and BASF Aktiengesellschaft (incorporated by reference to Exhibit 99.1 to Diversey, Inc.’s Form 8-K filed with the SEC on July 7, 2006)

10.13	Purchase Agreement among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of November 20, 2001 (incorporated by reference as Exhibit 10.1 to the 2002 Form S-4)***

10.14	First Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of February 11, 2002 (incorporated by reference as Exhibit 10.2 to the 2002 Form S-4)

10.15	Second Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of April 5, 2002 (incorporated by reference as Exhibit 10.3 to the 2002 Form S-4)

10.16	Third Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of May 3, 2002 (incorporated by reference as Exhibit 10.4 to the 2002 Form S-4)***

10.17	Umbrella Agreement in Respect of Professional Products among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc. dated as of October 11, 2007 (incorporated by reference as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Diversey, Inc. filed with the SEC on November 8, 2007 (the “November 8, 2007 Form 10-Q”))***

10.18	Form of Amended and Restated Master Sales Agency Agreement among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc (incorporated by reference as Exhibit 10.2 to the November 8, 2007 Form 10-Q)***

10.19	Form of Master Sub-License Agreement in Respect of Professional Products among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc (incorporated by reference as Exhibit 10.3 to the November 8, 2007 Form 10-Q)***

10.20	Amendment No. 1 to Umbrella Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Unilever and Unilever PLC (incorporated by reference as Exhibit 10.5 to the December 1, 2009 Form 8-K)

10.21	Amendment No. 1 to Master Sales Agency Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Unilever and Unilever PLC (incorporated by reference as Exhibit 10.6 to the December 1, 2009 Form 8-K)

10.22	Amendment No. 1 to Master Sub-License Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Unilever and Unilever PLC (incorporated by reference as Exhibit 10.7 to the December 1, 2009 Form 8-K)

10.23	Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., dated as of May 3, 2002, with respect to, among other things, the housemarks (incorporated by reference as Exhibit 10.9 to the 2002 Form S-4)***

10.24	Omnibus Amendment of Leases among S.C. Johnson & Son, Inc., JD Polymer, LLC (formerly known as JohnsonPolymer, Inc.) and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), dated November 20, 2001 (incorporated by reference as Exhibit 10.12 to the 2002 Form S-4)

Exhibit Number	Exhibit Description

10.25	Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Building 65, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference as Exhibit 10.13 to the 2002 Form S-4)***

10.26	Real Estate and Equipment Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Buildings 59 and 63, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference as Exhibit 10.15 to the 2002 Form S-4)***

10.27	Lease Agreement between S.C. Johnson & Son, Inc. and JD Polymer, LLC (formerly known as Johnson Polymer, Inc.) for Waxdale Buildings 52, 53, 54, 66, 66A, 71 & 72, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference as Exhibit 10.16 to the 2002
Form S-4)***
10.28	Lease Amendment, Assignment and Assumption Agreement dated as of May 1, 2006 by and among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. and JD Polymer, LLC (incorporated by reference as Exhibit 10.1 to the May 11, 2006 Form 10-Q)

10.29	Lease Assignment and Assumption Agreement dated as of May 1, 2006 by and among S.C. Johnson & Son, Inc., Diversey, Inc. and JD Polymer, LLC (incorporated by reference as Exhibit 10.1 to the May 11, 2006 Form 10-Q)

10.30	Amended and Restated Lease Agreement between S.C. Johnson & Son, Inc. and Diversey, Inc., dated as of November 24, 2009 (Waxdale Lease) (incorporated by reference as Exhibit 10.30 to the Annual Report on Form 10-K of Diversey, Inc. filed with the SEC on March 18, 2010 (the “March 18, 2010 Form 10-K”))***

10.31	Amended and Restated Agreement between S.C. Johnson & Son, Inc. and Diversey, Inc., dated as of November 24, 2009 (Brand License Agreement) (incorporated by reference as Exhibit 10.31 to the March 18, 2010 Form 10-K)***

10.32	Amended and Restated Supply Agreement between Diversey, Inc. and S.C. Johnson & Son, Inc., dated as of November 24, 2009 (S.C. Johnson & Son, Inc. as manufacturer) (incorporated by reference as Exhibit 10.32 to the March 18, 2010 Form 10-K)***

10.33	Receivables Sale Agreement dated as of December 10, 2008 between JohnsonDiversey Canada, Inc., as Originator and JWPR Corporation, as Buyer (incorporated by reference as Exhibit 10.18 to the Annual Report on Form 10-K of Diversey, Inc. filed with the SEC on March 27, 2009 (the “March 27, 2009 Form 10-K”))

10.34	Amended and Restated Receivables Sale Agreement dated as of December 10, 2008 between JohnsonDiversey Canada, Inc., as Originator and JWPR Corporation, as Buyer (incorporated by reference as Exhibit 10.19 to the March 27, 2009 Form 10-K)

10.35	Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, the Commercial Paper Conduits From Time To Time Party Hereto, as Conduits, Certain Financial Institutions Party Hereto, and The Bank Of Nova Scotia, as a Managing Agent and as the Agent (incorporated by reference as Exhibit 10.20 to the March 27, 2009 Form 10-K)

10.36	Amendment No. 1 to Third Amended and Restated Receivables Purchase Agreement dated July 15, 2009, entered into among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as the sole Conduit, and The Bank of Nova Scotia, as agent and as the sole Financial Institution (in such capacity, the “Financial Institution” and together with the Conduit, the “Purchasers”), agreed and acknowledged by JohnsonDiversey, Inc. (incorporated by reference as Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed with the SEC on August 13, 2009 (the “August 13, 2009 10-Q”))

Exhibit Number	Exhibit Description

10.37	Amendment No. 2, dated as of August 17, 2009, to the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as sole Conduit and The Bank of Nova Scotia as Agent and the sole Financial Institution (incorporated by reference as Exhibit 10.37 to the March 27, 2009 Form 10-K)

10.38	Omnibus Consent and Amendment No. 3, dated as of November 24, 2009, to the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as sole Conduit and The Bank of Nova Scotia as Agent and the sole Financial Institution (incorporated by reference as Exhibit 10.38 to the March 18, 2010 Form 10-K)

10.39	Amendment No. 4, dated as of December 4, 2009, to the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as sole Conduit and The Bank of Nova Scotia as Agent and the sole Financial Institution (incorporated by reference as Exhibit 10.39 to the March 18, 2010 Form 10-K)

10.40	Deed of Assignment dated July 15, 2009, entered into between JWPR Corporation and JohnsonDiversey UK Limited, agreed and acknowledged by Liberty Street Funding LLC and The Bank of Nova Scotia (incorporated by reference as Exhibit 10.2 to the August 13, 2009 Form 10-Q)

10.41	Deed of Release and Assignment of Trust Property dated July 15, 2009, entered into among JWPR Corporation as buyer, The Bank of Nova Scotia as agent, and JohnsonDiversey UK Limited as Company (incorporated by reference as Exhibit 10.5 to the August 13, 2009 Form 10-Q)

10.42	Receivables Purchase Agreement, dated September 8, 2009, among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers (incorporated by reference to Exhibit 10.1 to Diversey, Inc.’s Form 8-K filed with the SEC on September 10, 2009 (the “September 10, 2009 Form 8-K”))

10.43	Post Closing Agreement, dated September 8, 2009, to the Receivables Purchase Agreement dated September 8, 2009 among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers (incorporated by reference as Exhibit 10.43 to the March 18, 2010 Form 10-K)

10.44	First Amendment, dated November 12, 2009, to the Receivables Purchase Agreement dated September 8, 2009 among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers (incorporated by reference as Exhibit 10.44 to the March 18, 2010 Form 10-K)

10.45	Omnibus Amendment, dated as of November 24, 2009, to the (i) Receivables Purchase Agreement, dated as of September 8, 2009, (as amended by the Post Closing Agreement dated September 8, 2009, and the First Amendment to Receivables Purchase Agreement dated November 12, 2009), (ii) the Sale Agreements, each dated September 8, 2009, (iii) the Performance Guaranty, dated September 8, 2009 and (iv) the Intercreditor Agreement, dated September 8, 2009, by and among JDER Limited, as the seller, JohnsonDiversey UK Limited, as an originator and a servicer, JohnsonDiversey France S.A.S., as an originator and a servicer, JohnsonDiversey España S.L., as an originator and a servicer, Hannover Funding Company LLC, as the purchaser, Norddeutsche Landesbank Girozentrale, as agent, and acknowledged and agreed to by JohnsonDiversey, Inc., as performance guarantor, Citicorp USA, INC., as original senior credit agent under the Intercreditor Agreement and Citibank, N.A., as administrative agent under the Intercreditor Agreement (incorporated by reference as Exhibit 10.45 to the March 18, 2010 Form 10-K)

Exhibit Number	Exhibit Description

10.46	Receivables Sale Agreement, dated September 8, 2009, between JDER Limited, as assignee, and JohnsonDiversey UK Limited, as originator (incorporated by reference to Exhibit 10.2 to the September 10, 2009 Form 8-K)

10.47	French Receivables Sale Agreement, dated September 8, 2009, between JDER Limited, as assignee, and JohnsonDiversey France S.A.S., as the French originator (incorporated by reference to Exhibit 10.3 to the September 10, 2009 Form 8-K)

10.48	Spanish Sale Agreement, dated September 8, 2009, among JohnsonDiversey España S.L., as Spanish originator, JDER Limited and Norddeutsche Landesbank Girozentrale, as agent (incorporated by reference to Exhibit 10.4 to the September 10, 2009 Form 8-K)

10.49	Performance Guaranty Agreement, dated September 8, 2009, by JohnsonDiversey, Inc., as guarantor, in favor of Norddeutsche Landesbank Girozentrale, as agent (incorporated by reference to Exhibit 10.5 to the September 10, 2009 Form 8-K)

10.50	Stock Purchase Agreement by and among JWP Investments, Inc., Sorex Holdings, Ltd. and Whitmire Holdings Inc. dated as of June 9, 2004 (incorporated by reference as Exhibit 2.1 to the Current Report on Form 8-K of the Company filed with the SEC on June 25, 2004)

10.51	Commercial Markets Holdco, Inc. Second Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference as Exhibit 10.31 to Amendment No. 2 of the Registration Statement on Form S-4 of Diversey, Inc. filed with the SEC on November 21, 2002 (File No. 333-97247))****

10.52	Form of Stock Option Agreement under Commercial Markets Holdco, Inc. Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference as Exhibit 10.32 to the 2002 Form S-4)****

10.53	Amended and Restated Performance Bonus Opportunity Plan for Key Executives and Officers (incorporated by reference as Exhibit 10.54 to the Annual Report on Form 10-K of Diversey, Inc. filed with the SEC on March 22, 2007 (the “March 22, 2007 Form 10-K”))****

10.54	Long-Term Cash Incentive Plan, Effective as of January 1, 2006 (incorporated by reference as Exhibit 10.56 to the March 22, 2007 Form 10-K)****

10.55	Profit Sharing Plan, effective as of January 1, 2007 (incorporated by reference as Exhibit 10.57 to the March 22, 2007 Form 10-K)****

10.56	Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and S. Curtis Johnson III, dated December 6, 2001 (incorporated by reference as Exhibit 10.30 to the 2002 Form S-4)****

10.57	Level I Employment Agreement between JohnsonDiversey, Inc. and Edward F. Lonergan, dated September 15, 2008 (incorporated by reference to Exhibit 10.1 to Diversey, Inc.’s Form 8-K filed with the SEC on September 18, 2008 (the “September 18, 2008 Form 8-K”))****

10.58	Level I Employment Agreement between JohnsonDiversey, Inc. and Scott D. Russell, dated September 15, 2008 (incorporated by reference to Exhibit 10.3 to the September 18, 2008 Form 8-K)****

10.59	Level I Employment Agreement between JohnsonDiversey, Inc. and Pedro Chidichimo, dated September 15, 2008 (incorporated by reference to Exhibit 10.4 to the September 18, 2008 Form 8-K)****

10.60	Level I Employment Agreement between JohnsonDiversey, Inc and Norman Clubb, dated January 4, 2010 (incorporated by reference as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on January 7, 2010) ****

10.61	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and David S. Andersen, dated November 8, 1999 (incorporated by reference as Exhibit 10.36 to the 2002 Form S-4)****

Exhibit Number	Exhibit Description

10.62	Form of Level I Employment Agreement provided to certain executive officers of JohnsonDiversey, Inc. (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of the Company filed with the SEC on November 6, 2008 (the “November 6, 2008 Form 10-Q”))****

10.63	Form of Level II Employment Agreement provided to certain officers of JohnsonDiversey, Inc. (incorporated by reference to Exhibit 10.7 to the November 6, 2008 Form 10-Q)****

10.64	Form of Level III Employment Agreement provided to certain officers of JohnsonDiversey, Inc. (incorporated by reference to Exhibit 10.8 to the November 6, 2008 Form 10-Q)****

10.65	Separation and Release Agreements between JohnsonDiversey, Inc. and Thomas Gartland, dated April 1, 2008, and April 30, 2008, respectively (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed with the SEC on May 8, 2008)****

10.66	Separation and Release Agreements between JohnsonDiversey, Inc. and Edward J. Kennedy, both dated November 17, 2008 (incorporated by reference as Exhibit 10.36 to the March 27, 2009 Form 10-K)****

10.67	Separation and Release Agreements between the Company and Joseph F. Smorada, the former Executive Vice President and Chief Financial Officer of the Company and Holdings (incorporated by reference as Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on January 19, 2010)****

10.68	Retirement Agreement between JohnsonDiversey, Inc. and JoAnne Brandes, dated as of January 25, 2007 (incorporated by reference as Exhibit 10.47 to the March 22, 2007 Form 10-K)****

10.69	Stock Incentive Plan and ancillary forms and agreements of Diversey Holdings, Inc., dated as of January 11, 2010 (incorporated by reference as Exhibit 10.69 to the March 18, 2010 Form 10-K)

10.70	Director Stock Incentive Plan and ancillary forms and agreements of Diversey Holdings, Inc., dated as of February 18, 2010 (incorporated by reference as Exhibit 10.70 to the March 18, 2010 Form 10-K)

12.1	Statement Regarding Computation of Ratios*

21.1	Subsidiaries of Diversey, Inc.*

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)

23.3	Consent of Kolesar & Leatham, Chtd. (included as part of its opinion filed as Exhibit 5.2 hereto)

23.4	Consent of Reinhart Boerner Van Deuren s.c. (included as part of its opinion filed as Exhibit 5.3 hereto)

24.1	Powers of Attorney*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust FSB, on Form T-1*

99.1	Form of Letter of Transmittal**

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner*

*	Previously filed.
**	Filed herewith.
***	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the SEC.
****	Management contract or compensatory plan.

(b) Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts

Diversey, Inc.

(Dollars in Thousands)

	Balance at Beginning of Year	Charges to Costs and Expenses	Charges to Other Accounts (1)	Deductions (2)	Balance at End of Year
Allowance for Doubtful Accounts
Fiscal Year Ended December 31, 2009	$20,487	$8,684	$1,788	$(10,314)	$20,645
Fiscal Year Ended December 31, 2008	25,646	7,388	(4,570)	(7,977)	20,487
Fiscal Year Ended December 28, 2007	30,648	4,642	3,123	(12,767)	25,646

Tax Valuation Allowance
Fiscal Year Ended December 31, 2009	273,630	42,846	13,898	(71,010)	259,364
Fiscal Year Ended December 31, 2008	250,043	40,153	15,741	(32,307)	273,630
Fiscal Year Ended December 28, 2007	204,668	70,020	(7,027)	(17,618)	250,043

(1)	Includes the effects of changes in currency translation and business acquisitions.
(2)	Represents amounts written off from the allowance for doubtful accounts, net of recoveries, or the release of tax valuation allowances in jurisdictions where a change in facts and circumstances lead to the usage or a change in judgment relating to the usage of net operating loss or tax credit carryforwards.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Diversey, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

DIVERSEY, INC.

By:	/s/ Norman Clubb
Name:	Norman Clubb
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Edward F. Lonergan Edward F. Lonergan	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Norman Clubb Norman Clubb	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ P. Todd Herndon P. Todd Herndon	Vice President and Corporate Controller (Principal Accounting Officer)

* S. Curtis Johnson III	Director and Chairman

* James G. Berges	Director

* Todd C. Brown	Director

* Robert M. Howe	Director

* George K. Jaquette	Director

* Helen P. Johnson-Leipold	Director

* Philip W. Knisely	Director

* Richard C. Levin	Director

Signature	Title

* Clifton D. Louis	Director

* Richard J. Schnall	Director

*By:	/s/ Norman Clubb
Norman Clubb Attorney-in-Fact

Auto-C, LLC

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

AUTO-C, LLC

By:	*
Name:	David S. Andersen
Title:	Vice President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature		Title

* David S. Andersen		Vice President (Principal Executive Officer)

* Jeffrey M. Haufschild		Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)

DIVERSEY, INC.		Member

By:	/s/ Scott D. Russell
Scott D. Russell
Senior Vice President, General Counsel and Secretary

*By:	/s/ Scott D. Russell
Scott D. Russell
Attorney-in-Fact

Integrated Sanitation Management, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

INTEGRATED SANITATION MANAGEMENT, INC.

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Scott D. Russell Scott D. Russell	President and Director (Principal Executive Officer)

* Andrew J. Warren	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Vice President, Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell
Attorney-in-Fact

JDI CEE Holdings, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

JDI CEE HOLDINGS, INC.

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Scott D. Russell Scott D. Russell	President and Director (Principal Executive Officer)

* Andrew J. Warren	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Secretary and Director

* Lori P. Marin	Director

*By:	/s/ Scott D. Russell
Scott D. Russell
Attorney-in-Fact

Diversey Puerto Rico, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

DIVERSEY PUERTO RICO, INC.

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Scott D. Russell Scott D. Russell	President and Director (Principal Executive Officer)

* Andrew J. Warren	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

Diversey Shareholdings, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

DIVERSEY SHAREHOLDINGS, INC.

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Scott D. Russell Scott D. Russell	President and Director (Principal Executive Officer)

* Andrew J. Warren	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell
Attorney-in-Fact

Diversey USA Shareholdings, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

DIVERSEY USA SHAREHOLDINGS, INC.

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Scott D. Russell Scott D. Russell	President and Director (Principal Executive Officer)

* Andrew J. Warren	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

Professional Shareholdings, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

PROFESSIONAL SHAREHOLDINGS, INC.

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Scott D. Russell Scott D. Russell	President and Director (Principal Executive Officer)

* Andrew J. Warren	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Vice President, Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

The Butcher Company

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

THE BUTCHER COMPANY

By:	*
Name:	P. Todd Herndon
Title:	President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

* P. Todd Herndon	President (Principal Executive Officer)

* Lori P. Marin	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Scott D. Russell Scott D. Russell	Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

JDI Holdings, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

JDI HOLDINGS, INC.

By:	*
Name:	William A Uelmen
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

* William A. Uelmen	President and Director (Principal Executive Officer)

* Jeffrey M. Haufschild	Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Andrew J. Warren	Vice President, Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

DuBois International, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

DUBOIS INTERNATIONAL, INC.

By:	*
Name:	Norman Clubb
Title:	President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

* Norman Clubb	President (Principal Executive Officer)

* Lori P. Marin	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* David C. Quast	Secretary and Director

* Andrew J. Warren	Assistant Secretary and Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

JD Polymer, LLC

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

JD POLYMER, LLC

By:	/s/ Scott D. Russell
Name:	Scott D. Russell
Title:	President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature		Title

/s/ Scott D. Russell Scott D. Russell		President (Principal Executive Officer)

* Lori P. Marin		Treasurer (Principal Financial Officer and Principal Accounting Officer)

DIVERSEY, INC.		Member

By:	/s/ Scott D. Russell
Scott D. Russell Senior Vice President, General Counsel and Secretary

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

JWP Investments, Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturtevant, State of Wisconsin, on May 5, 2010.

JWP INVESTMENTS, INC.

By:	*
Name:	William A. Uelmen
Title:	President and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed on May 5, 2010 by the following persons in the capacities indicated.

Signature	Title

* William A. Uelmen	President and Director (Principal Executive Officer)

* Jeffrey M. Haufschild	Treasurer (Principal Financial Officer)

* Ivan S. Farris	Accounting Officer (Principal Accounting Officer)

* David C. Quast	Vice President, Secretary and Director

* David R. Schultz	Vice President and Director

*By:	/s/ Scott D. Russell
Scott D. Russell Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Investment and Recapitalization Agreement with Form of Stockholders Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., CDR Jaguar Investor Company, LLC, SNW Co., Inc. and Commercial Markets Holdco, Inc. (incorporated by reference to Exhibit 2.1 to Diversey, Inc.’s Form 8-K filed with the SEC on October 14, 2009 (the “October 14, 2009 Form 8-K”))

3.1	Certificate of Incorporation of Diversey, Inc. (incorporated by reference as Exhibit 3.1 to the Registration Statement on Form S-4 of Diversey, Inc. filed with the SEC on July 31, 2002 (Reg. No. 333-97427) (the “2002 Form S-4”))

3.2	Certificate of Amendment of the Certificate of Incorporation of Diversey, Inc. (incorporated by reference as Exhibit 3.2 to Diversey, Inc.’s Form 8-K filed with the SEC on March 2, 2010)

3.3	Bylaws of Diversey, Inc. (incorporated by reference as Exhibit 3.20 to the 2002 Form S-4)

3.4	Certificate of Formation of Auto-C, LLC (incorporated by reference as Exhibit 3.2 to the 2002 Form S-4)

3.5	Amended and Restated Operating Agreement of Auto-C, LLC (incorporated by reference as Exhibit 3.21 to the 2002 Form S-4)

3.6	Certificate of Incorporation of Integrated Sanitation Management, Inc. (incorporated by reference as Exhibit 3.7 to the 2002 Form S-4)

3.7	Amended and Restated Bylaws of Integrated Sanitation Management, Inc.*

3.8	Certificate of Incorporation of JDI CEE Holdings, Inc.*

3.9	Amended and Restated Bylaws of JDI CEE Holdings, Inc.*

3.10	Certificate of Incorporation of Diversey Puerto Rico, Inc. (incorporated by reference as Exhibit 3.10 to the 2002 Form S-4)

3.11	Certificate of Amendment of the Certificate of Incorporation of Diversey Puerto Rico, Inc.*

3.12	Amended and Restated Bylaws of Diversey Puerto Rico, Inc.*

3.13	Certificate of Incorporation of Diversey Shareholdings, Inc. (incorporated by reference as Exhibit 3.11 to the 2002 Form S-4)

3.14	Certificate of Amendment of the Certificate of Incorporation of Diversey Shareholdings, Inc.*

3.15	Amended and Restated Bylaws of Diversey Shareholdings, Inc.*

3.16	Certificate of Incorporation of Diversey USA Shareholdings, Inc. (incorporated by reference as Exhibit 3.14 to the 2002 Form S-4)

3.17	Certificate of Amendment of the Certificate of Incorporation of Diversey USA Shareholdings, Inc.*

3.18	Amended and Restated Bylaws of Diversey USA Shareholdings, Inc.*

3.19	Certificate of Incorporation of Professional Shareholdings, Inc. (incorporated by reference as Exhibit 3.17 to the 2002 Form S-4)

3.20	Amended and Restated Bylaws of Professional Shareholdings, Inc.*

3.21	Certificate of Incorporation of The Butcher Company (incorporated by reference as Exhibit 3.3 to the 2002 Form S-4)

3.22	Bylaws of The Butcher Company (incorporated by reference as Exhibit 3.22 to the 2002 Form S-4)

3.23	Certificate of Incorporation of JDI Holdings, Inc.*

3.24	Bylaws of JDI Holdings, Inc.*

3.25	Articles of Incorporation of DuBois International, Inc. (incorporated by reference as Exhibit 3.6 to the 2002 Form S-4)

3.26	Regulations of DuBois International, Inc. (incorporated by reference as Exhibit 3.25 to the 2002 Form S-4)

3.27	Articles of Organization of JD Polymer, LLC*

3.28	Memorandum of Organization and Operating Agreement of JD Polymer, LLC*

Exhibit Number	Exhibit Description

3.29	Articles of Incorporation of JWP Investments, Inc. (incorporated by reference as Exhibit 3.15 to the 2002 Form S-4)

3.30	Bylaws of JWP Investments, Inc. (incorporated by reference as Exhibit 3.33 to the 2002 Form S-4)

4.1	Indenture, dated as of November 24, 2009, among JohnsonDiversey, Inc., the subsidiary guarantors from time to time party thereto and Wilmington Trust FSB, as trustee, relating to the 8.25% senior notes due 2019 of the Company (incorporated by reference as Exhibit 4.3 to Diversey, Inc.’s Form 8-K filed with the SEC on December 1, 2009 (the “December 1, 2009 Form 8-K”))

4.2	Exchange and Registration Rights Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., the Guarantors named therein and the purchasers party thereto (incorporated by reference as Exhibit 4.4 to the December 1, 2009 Form 8-K)

5.1	Opinion of Jones Day**

5.2	Opinion of Kolesar & Leatham, Chtd.**

5.3	Opinion of Reinhart Boerner Van Deuren s.c.**

10.1	Redemption Agreement, dated as of October 7, 2009, by and among JohnsonDiversey Holdings, Inc., JohnsonDiversey, Inc., Commercial Markets Holdco, Inc., Unilever, N.V., Marga B.V. and Conopco, Inc. (incorporated by reference to Exhibit 10.1 to the October 14, 2009 Form 8-K)

10.2	Amendment No. 1 to the Redemption Agreement, dated November 20, 2009 (incorporated by reference to Exhibit 10.1 to Diversey, Inc.’s Form 8-K filed with the SEC on November 25, 2009)

10.3	Stockholders Agreement, dated as of November 24, 2009, among JohnsonDiversey Holdings, Inc., Commercial Markets Holdco, Inc., SNW Co., Inc., the CD&R Investor Parties and any stockholder of Diversey Holdings, Inc. who becomes a party thereto (incorporated by reference as Exhibit 10.1 to the December 1, 2009 Form 8-K)

10.4	Indemnification Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc., the CD&R Investor Parties, Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R and Clayton Dubilier & Rice, Inc. (incorporated by reference as Exhibit 10.2 to the December 1, 2009 Form 8-K)

10.5	Indemnification Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Diversey Holdings, Inc. and Commercial Markets Holdco, Inc. (incorporated by reference as Exhibit 10.3 to the December 1, 2009 Form 8-K)

10.6	Consulting Agreement, dated November 24, 2009, among JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc. and Clayton Dubilier & Rice, Inc. (incorporated by reference as Exhibit 10.4 to the December 1, 2009 Form 8-K)

10.7	Credit Agreement, dated as of November 24, 2009, among, inter alia, JohnsonDiversey, Inc., as a borrower, JohnsonDiversey Holdings, Inc., the lenders and issuers party thereto, as lenders, Citibank, N.A., as administrative agent, and the other parties thereto (incorporated by reference as Exhibit 10.8 to the December 1, 2009 Form 8-K)

10.8	Guaranty, dated as of November 24, 2009, made by JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc. and certain of their U.S. subsidiaries in favor of the Guarantied Parties (as defined therein) (incorporated by reference as Exhibit 10.9 to the December 1, 2009 Form 8-K)

10.9	Guaranty, dated as of November 24, 2009, made by certain subsidiaries of JohnsonDiversey, Inc. organized outside of the United States in favor of the Guarantied Parties (as defined therein) (incorporated by reference as Exhibit 10.10 to the December 1, 2009 Form 8-K)

10.10	Pledge and Security Agreement, dated as of November 24, 2009, by the Grantors (as defined therein) in favor of the Principal Agent (as defined therein) (incorporated by reference as Exhibit 10.11 to the December 1, 2009 Form 8-K)

10.11	Asset and Equity Interest Purchase Agreement, dated May 1, 2006, by and among JD Polymer, LLC, JohnsonDiversey Holdings II B.V. and BASF Aktiengesellschaft (incorporated by reference as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Diversey, Inc. filed with the SEC on May 11, 2006 (the “May 11, 2006 Form 10-Q”))

10.12	First Amendment to Asset and Equity Interest Purchase Agreement, dated as of June 30, 2006, by and among JD Polymer, LLC, JohnsonDiversey Holdings II B.V. and BASF Aktiengesellschaft (incorporated by reference to Exhibit 99.1 to Diversey, Inc.’s Form 8-K filed with the SEC on July 7, 2006)

Exhibit Number	Exhibit Description

10.13	Purchase Agreement among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of November 20, 2001 (incorporated by reference as Exhibit 10.1 to the 2002 Form S-4)***

10.14	First Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of February 11, 2002 (incorporated by reference as Exhibit 10.2 to the 2002 Form S-4)

10.15	Second Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of April 5, 2002 (incorporated by reference as Exhibit 10.3 to the 2002 Form S-4)

10.16	Third Amendment to the Purchase Agreement by and among JohnsonDiversey Holdings, Inc. (formerly known as Johnson Professional Holdings, Inc.), JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and Conopco, Inc., dated as of May 3, 2002 (incorporated by reference as Exhibit 10.4 to the 2002 Form S-4)***

10.17	Umbrella Agreement in Respect of Professional Products among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc. dated as of October 11, 2007 (incorporated by reference as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Diversey, Inc. filed with the SEC on November 8, 2007 (the “November 8, 2007 Form 10-Q”))***

10.18	Form of Amended and Restated Master Sales Agency Agreement among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc (incorporated by reference as Exhibit 10.2 to the November 8, 2007 Form 10-Q)***

10.19	Form of Master Sub-License Agreement in Respect of Professional Products among Unilever N.V., Unilever PLC and JohnsonDiversey, Inc (incorporated by reference as Exhibit 10.3 to the November 8, 2007 Form 10-Q)***

10.20	Amendment No. 1 to Umbrella Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Unilever and Unilever PLC (incorporated by reference as Exhibit 10.5 to the December 1, 2009 Form 8-K)

10.21	Amendment No. 1 to Master Sales Agency Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Unilever and Unilever PLC (incorporated by reference as Exhibit 10.6 to the December 1, 2009 Form 8-K)

10.22	Amendment No. 1 to Master Sub-License Agreement, dated as of November 24, 2009, among JohnsonDiversey, Inc., Unilever and Unilever PLC (incorporated by reference as Exhibit 10.7 to the December 1, 2009 Form 8-K)

10.23	Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc., dated as of May 3, 2002, with respect to, among other things, the housemarks (incorporated by reference as Exhibit 10.9 to the 2002 Form S-4)***

10.24	Omnibus Amendment of Leases among S.C. Johnson & Son, Inc., JD Polymer, LLC (formerly known as JohnsonPolymer, Inc.) and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), dated November 20, 2001 (incorporated by reference as Exhibit 10.12 to the 2002 Form S-4)

10.25	Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Building 65, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference as Exhibit 10.13 to the 2002 Form S-4)***

10.26	Real Estate and Equipment Lease Agreement between S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) for Waxdale Buildings 59 and 63, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference as Exhibit 10.15 to the 2002 Form S-4)***

10.27	Lease Agreement between S.C. Johnson & Son, Inc. and JD Polymer, LLC (formerly known as Johnson Polymer, Inc.) for Waxdale Buildings 52, 53, 54, 66, 66A, 71 & 72, 8311 16th Street, Mt. Pleasant, Wisconsin, dated July 3, 1999 (incorporated by reference as Exhibit 10.16 to the 2002
Form S-4)***

10.28	Lease Amendment, Assignment and Assumption Agreement dated as of May 1, 2006 by and among S.C. Johnson & Son, Inc., JohnsonDiversey, Inc. and JD Polymer, LLC (incorporated by reference as Exhibit 10.1 to the May 11, 2006 Form 10-Q)

10.29	Lease Assignment and Assumption Agreement dated as of May 1, 2006 by and among S.C. Johnson & Son, Inc., Diversey, Inc. and JD Polymer, LLC (incorporated by reference as Exhibit 10.1 to the May 11, 2006 Form 10-Q)

10.30	Amended and Restated Lease Agreement between S.C. Johnson & Son, Inc. and Diversey, Inc., dated as of November 24, 2009 (Waxdale Lease) (incorporated by reference as Exhibit 10.30 to the Annual Report on Form 10-K of Diversey, Inc. filed with the SEC on March 18, 2010 (the “March 18, 2010 Form 10-K”))***

Exhibit Number	Exhibit Description

10.31	Amended and Restated Agreement between S.C. Johnson & Son, Inc. and Diversey, Inc., dated as of November 24, 2009 (Brand License Agreement) (incorporated by reference as Exhibit 10.31 to the March 18, 2010 Form 10-K)***

10.32	Amended and Restated Supply Agreement between Diversey, Inc. and S.C. Johnson & Son, Inc., dated as of November 24, 2009 (S.C. Johnson & Son, Inc. as manufacturer) (incorporated by reference as Exhibit 10.32 to the March 18, 2010 Form 10-K)***

10.33	Receivables Sale Agreement dated as of December 10, 2008 between JohnsonDiversey Canada, Inc., as Originator and JWPR Corporation, as Buyer (incorporated by reference as Exhibit 10.18 to the Annual Report on Form 10-K of Diversey, Inc. filed with the SEC on March 27, 2009 (the “March 27, 2009 Form 10-K”))

10.34	Amended and Restated Receivables Sale Agreement dated as of December 10, 2008 between JohnsonDiversey Canada, Inc., as Originator and JWPR Corporation, as Buyer (incorporated by reference as Exhibit 10.19 to the March 27, 2009 Form 10-K)

10.35	Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, the Commercial Paper Conduits From Time To Time Party Hereto, as Conduits, Certain Financial Institutions Party Hereto, and The Bank Of Nova Scotia, as a Managing Agent and as the Agent (incorporated by reference as Exhibit 10.20 to the March 27, 2009 Form 10-K)

10.36	Amendment No. 1 to Third Amended and Restated Receivables Purchase Agreement dated July 15, 2009, entered into among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as the sole Conduit, and The Bank of Nova Scotia, as agent and as the sole Financial Institution (in such capacity, the “Financial Institution” and together with the Conduit, the “Purchasers”), agreed and acknowledged by JohnsonDiversey, Inc. (incorporated by reference as Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed with the SEC on August 13, 2009 (the “August 13, 2009 10-Q”))

10.37	Amendment No. 2, dated as of August 17, 2009, to the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as sole Conduit and The Bank of Nova Scotia as Agent and the sole Financial Institution (incorporated by reference as Exhibit 10.37 to the March 27, 2009 Form 10-K)

10.38	Omnibus Consent and Amendment No. 3, dated as of November 24, 2009, to the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as sole Conduit and The Bank of Nova Scotia as Agent and the sole Financial Institution (incorporated by reference as Exhibit 10.38 to the March 18, 2010 Form 10-K)

10.39	Amendment No. 4, dated as of December 4, 2009, to the Third Amended and Restated Receivables Purchase Agreement dated as of December 10, 2008 among JWPR Corporation, as Seller and Servicer, Liberty Street Funding LLC, as sole Conduit and The Bank of Nova Scotia as Agent and the sole Financial Institution (incorporated by reference as Exhibit 10.39 to the March 18, 2010 Form 10-K)

10.40	Deed of Assignment dated July 15, 2009, entered into between JWPR Corporation and JohnsonDiversey UK Limited, agreed and acknowledged by Liberty Street Funding LLC and The Bank of Nova Scotia (incorporated by reference as Exhibit 10.2 to the August 13, 2009 Form 10-Q)

10.41	Deed of Release and Assignment of Trust Property dated July 15, 2009, entered into among JWPR Corporation as buyer, The Bank of Nova Scotia as agent, and JohnsonDiversey UK Limited as Company (incorporated by reference as Exhibit 10.5 to the August 13, 2009 Form 10-Q)

10.42	Receivables Purchase Agreement, dated September 8, 2009, among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers (incorporated by reference to Exhibit 10.1 to Diversey, Inc.’s Form 8-K filed with the SEC on September 10, 2009 (the “September 10, 2009 Form 8-K”))

10.43	Post Closing Agreement, dated September 8, 2009, to the Receivables Purchase Agreement dated September 8, 2009 among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers (incorporated by reference as Exhibit 10.43 to the March 18, 2010 Form 10-K)

Exhibit Number	Exhibit Description

10.44	First Amendment, dated November 12, 2009, to the Receivables Purchase Agreement dated September 8, 2009 among JDER Limited, as seller, Hannover Funding Company LLC, as purchaser, Norddeutsche Landesbank Girozentrale, as agent, and JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S. and JohnsonDiversey España S.L., as originators and as servicers (incorporated by reference as Exhibit 10.44 to the March 18, 2010 Form 10-K)

10.45	Omnibus Amendment, dated as of November 24, 2009, to the (i) Receivables Purchase Agreement, dated as of September 8, 2009, (as amended by the Post Closing Agreement dated September 8, 2009, and the First Amendment to Receivables Purchase Agreement dated November 12, 2009), (ii) the Sale Agreements, each dated September 8, 2009, (iii) the Performance Guaranty, dated September 8, 2009 and (iv) the Intercreditor Agreement, dated September 8, 2009, by and among JDER Limited, as the seller, JohnsonDiversey UK Limited, as an originator and a servicer, JohnsonDiversey France S.A.S., as an originator and a servicer, JohnsonDiversey España S.L., as an originator and a servicer, Hannover Funding Company LLC, as the purchaser, Norddeutsche Landesbank Girozentrale, as agent, and acknowledged and agreed to by JohnsonDiversey, Inc., as performance guarantor, Citicorp USA, INC., as original senior credit agent under the Intercreditor Agreement and Citibank, N.A., as administrative agent under the Intercreditor Agreement (incorporated by reference as Exhibit 10.45 to the March 18, 2010 Form 10-K)

10.46	Receivables Sale Agreement, dated September 8, 2009, between JDER Limited, as assignee, and JohnsonDiversey UK Limited, as originator (incorporated by reference to Exhibit 10.2 to the September 10, 2009 Form 8-K)

10.47	French Receivables Sale Agreement, dated September 8, 2009, between JDER Limited, as assignee, and JohnsonDiversey France S.A.S., as the French originator (incorporated by reference to Exhibit 10.3 to the September 10, 2009 Form 8-K)

10.48	Spanish Sale Agreement, dated September 8, 2009, among JohnsonDiversey España S.L., as Spanish originator, JDER Limited and Norddeutsche Landesbank Girozentrale, as agent (incorporated by reference to Exhibit 10.4 to the September 10, 2009 Form 8-K)

10.49	Performance Guaranty Agreement, dated September 8, 2009, by JohnsonDiversey, Inc., as guarantor, in favor of Norddeutsche Landesbank Girozentrale, as agent (incorporated by reference to Exhibit 10.5 to the September 10, 2009 Form 8-K)

10.50	Stock Purchase Agreement by and among JWP Investments, Inc., Sorex Holdings, Ltd. and Whitmire Holdings Inc. dated as of June 9, 2004 (incorporated by reference as Exhibit 2.1 to the Current Report on Form 8-K of the Company filed with the SEC on June 25, 2004)

10.51	Commercial Markets Holdco, Inc. Second Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference as Exhibit 10.31 to Amendment No. 2 of the Registration Statement on Form S-4 of Diversey, Inc. filed with the SEC on November 21, 2002 (File No. 333-97247))****

10.52	Form of Stock Option Agreement under Commercial Markets Holdco, Inc. Amended and Restated Long-Term Equity Incentive Plan (incorporated by reference as Exhibit 10.32 to the 2002 Form S-4)****

10.53	Amended and Restated Performance Bonus Opportunity Plan for Key Executives and Officers (incorporated by reference as Exhibit 10.54 to the Annual Report on Form 10-K of Diversey, Inc. filed with the SEC on March 22, 2007 (the “March 22, 2007 Form 10-K”))****

10.54	Long-Term Cash Incentive Plan, Effective as of January 1, 2006 (incorporated by reference as Exhibit 10.56 to the March 22, 2007 Form 10-K)****

10.55	Profit Sharing Plan, effective as of January 1, 2007 (incorporated by reference as Exhibit 10.57 to the March 22, 2007 Form 10-K)****

10.56	Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and S. Curtis Johnson III, dated December 6, 2001 (incorporated by reference as Exhibit 10.30 to the 2002 Form S-4)****

10.57	Level I Employment Agreement between JohnsonDiversey, Inc. and Edward F. Lonergan, dated September 15, 2008 (incorporated by reference to Exhibit 10.1 to Diversey, Inc.’s Form 8-K filed with the SEC on September 18, 2008 (the “September 18, 2008 Form 8-K”))****

10.58	Level I Employment Agreement between JohnsonDiversey, Inc. and Scott D. Russell, dated September 15, 2008 (incorporated by reference to Exhibit 10.3 to the September 18, 2008 Form 8-K)****

10.59	Level I Employment Agreement between JohnsonDiversey, Inc. and Pedro Chidichimo, dated September 15, 2008 (incorporated by reference to Exhibit 10.4 to the September 18, 2008 Form 8-K)****

Exhibit Number	Exhibit Description

10.60	Level I Employment Agreement between JohnsonDiversey, Inc and Norman Clubb, dated January 4, 2010 (incorporated by reference as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on January 7, 2010) ****

10.61	Employment Agreement between JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.) and David S. Andersen, dated November 8, 1999 (incorporated by reference as Exhibit 10.36 to the 2002 Form S-4)****

10.62	Form of Level I Employment Agreement provided to certain executive officers of JohnsonDiversey, Inc. (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of the Company filed with the SEC on November 6, 2008 (the “November 6, 2008 Form 10-Q”))****

10.63	Form of Level II Employment Agreement provided to certain officers of JohnsonDiversey, Inc. (incorporated by reference to Exhibit 10.7 to the November 6, 2008 Form 10-Q)****

10.64	Form of Level III Employment Agreement provided to certain officers of JohnsonDiversey, Inc. (incorporated by reference to Exhibit 10.8 to the November 6, 2008 Form 10-Q)****

10.65	Separation and Release Agreements between JohnsonDiversey, Inc. and Thomas Gartland, dated April 1, 2008, and April 30, 2008, respectively (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed with the SEC on May 8, 2008)****

10.66	Separation and Release Agreements between JohnsonDiversey, Inc. and Edward J. Kennedy, both dated November 17, 2008 (incorporated by reference as Exhibit 10.36 to the March 27, 2009 Form 10-K)****

10.67	Separation and Release Agreements between the Company and Joseph F. Smorada, the former Executive Vice President and Chief Financial Officer of the Company and Holdings (incorporated by reference as Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on January 19, 2010)****

10.68	Retirement Agreement between JohnsonDiversey, Inc. and JoAnne Brandes, dated as of January 25, 2007 (incorporated by reference as Exhibit 10.47 to the March 22, 2007 Form 10-K)****

10.69	Stock Incentive Plan and ancillary forms and agreements of Diversey Holdings, Inc., dated as of January 11, 2010 (incorporated by reference as Exhibit 10.69 to the March 18, 2010 Form 10-K)

10.70	Director Stock Incentive Plan and ancillary forms and agreements of Diversey Holdings, Inc., dated as of February 18, 2010 (incorporated by reference as Exhibit 10.70 to the March 18, 2010 Form 10-K)

12.1	Statement Regarding Computation of Ratios*

21.1	Subsidiaries of Diversey, Inc.*

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Jones Day (included as part of its opinion filed as Exhibit 5.1 hereto)

23.3	Consent of Kolesar & Leatham, Chtd. (included as part of its opinion filed as Exhibit 5.2 hereto)

23.4	Consent of Reinhart Boerner Van Deuren s.c. (included as part of its opinion filed as Exhibit 5.3 hereto)

24.1	Powers of Attorney*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust FSB, on Form T-1*

99.1	Form of Letter of Transmittal**

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner*

*	Previously filed.
**	Filed herewith.
***	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the SEC.
****	Management contract or compensatory plan.